                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549

                                                    FORM U-3A-2
                                                  File No. 69-344

                                           Statement by Holding Company
                                       Claiming Exemption Under Rule U-3A-2
                                            from the Provisions of the
                                    Public Utility Holding Company Act of 1935

                                       To Be Filed Annually Prior to March 1

                                               EDISON INTERNATIONAL
                                                 (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1.  NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER
THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY
HOLDS AN INTEREST.

                                                  HOLDING COMPANY
                                                  ---------------

00     EDISON INTERNATIONAL is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770.  It
       was organized principally to acquire and hold securities of other corporations for investment purposes.
       Edison International has the following subsidiaries:

                                               UTILITY SUBSIDIARIES
                                               --------------------

01     SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770.  SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern
       California, excluding the City of Los Angeles and certain other cities.  Unless otherwise indicated, its subsidiaries have the same principal place of business as Southern California Edison Company:

02        CALIFORNIA ELECTRIC POWER COMPANY (inactive).

02        CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02        EDISON ESI is a California corporation engaged in the business of marketing services, products, information, and copyrighted materials to third parties on behalf of SCE.

02        Edison Material Supply is a Delaware limited liability company that provides procurement, inventory and warehousing services.

02        MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03            The Bear Creek Uranium Company is an inactive California partnership between Mono Power Company
              (50%) and Union Pacific Resources (50%) that has been engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02        SCE CAPITAL COMPANY (inactive Delaware corporation).

02        SCE Funding LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02        SCE Trust I is a Delaware business trust organized to act as a financing vehicle.

02        SCE Trust II is a Delaware business trust organized to act as a financing vehicle.

02        SCE UK Services Ltd. is a United Kingdom private limited company having its registered office at
          Lansdowne House, Berkeley Square, London, England W1X 5DH, which provides auditing services for affiliated companies.

02        SOUTHERN STATES REALTY is a California corporation engaged in holding real estate assets for SCE.

                                              NONUTILITY SUBSIDIARIES
                                              -----------------------

01     EDISON DRIVES ELECTRIC is a California corporation having its principal place of business at 2244 Walnut
       Grove Avenue, Rosemead, California 91770, which is engaged in administering a vehicle lease program for
       Edison International employees.

01     EDISON ENERGY (inactive)

01     EDISON INSURANCE SERVICES, INC., is a Hawaii corporation having its principal executive office at 1099
       Alakea Street, 22nd Floor, Honolulu, Hawaii 96813, which provides domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

01     EDISON INTERNATIONAL POWER (inactive)

01     EDISON VENTURES is a California corporation having its principal place of business at 2244 Walnut Grove
       Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries.  The subsidiaries of Edison Ventures are as follows:

02        EDISON TRANSENERGY is a California corporation having its principal place of business at 2244 Walnut
          Grove Avenue, Rosemead, California 91770, which is engaged in pipeline development activities to transport crude oil.

01     EIX Trust I is a Delaware business trust that acts as a financing vehicle.

01     EIX Trust II is a Delaware business trust that acts as a financing vehicle.

01     EIX Trust III is a Delaware business trust organized to act as a financing vehicle.

01     THE MISSION GROUP is a California corporation having its principal place of business at 2244 Walnut Grove
       Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of nonutility companies.  The subsidiaries of The Mission Group are as follows:

02        EDISON ENTERPRISES is a California corporation having its principal place of business at 2244 Walnut
          Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries.  The subsidiaries of Edison Enterprises are as follows:

03            EDISON SOURCE is a California corporation having its principal place of business at 18101 Von
              Karman Avenue, Suite 1700, Irvine, California 92612-1046, which owns the stock of its subsidiaries.  The majority of the assets of Edison Source were sold to its former management in
              October 2001.

04               Edison Source Norvik Company is a Canadian company having its principal place of business at
                 1959 Upper Water Street, Suite 800, Halifax, NS B3J 2X2.  It is engaged in the business of providing rapid battery charging technology for the electric fork lift market.

04               G.H.V. REFRIGERATION, INC. is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.

03            EDISON SELECT was a California corporation that had its principal place of business at 955 Overland
              Court, San Dimas, California 91773.  It was engaged in the business of providing consumer products and services.  This entity and its subsidiaries were sold to Tyco International Ltd./ADT Security
              Services, Inc. in August 2001.

04               EDISON HOME PROTECTION COMPANY (Inactive)

04               SELECT HOME WARRANTY COMPANY (Inactive)

04               EDISON SECURITY CORP. [formerly Westec Residential Security, Inc.] was a Delaware corporation that had its principal place of business at 955 Overland Court, San Dimas, California 91773.  It
                 was engaged in the business of providing home security services.

04               VALLEY BURGLAR & FIRE ALARM CO., INC. was a California corporation that had its principal place of business at 955 Overland Court, San Dimas, California 91773.  It was engaged in the business of providing home security services.

03            EDISON UTILITY SERVICES was a California corporation that had it principal place of business at 955
              Overland Court, San Dimas, California 91773.  It was engaged in the business of providing services including billing and transmission and distribution outsourcing.  This entity was sold to SRM-ENCO
              LLC in January 2001.

02        EDISON ENVIRONMENTAL SERVICES is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.

02        EDISON O&M SERVICES is a California corporation having its principal place of business at 1321 South
          State College Boulevard, Fullerton, California 92831, that provides generation operation and maintenance services.

02        EDISON TECHNOLOGY SOLUTIONS ("ETS") is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.  The subsidiaries of Edison
          Technology Solutions are as follows:

03            EDISON EV is an inactive California corporation having its principal place of business at 2244
              Walnut Grove Avenue, Rosemead, California 91770.

03            FACILICHEM, INC., is a California corporation having its principal place of business at 333
              Ravenswood Avenue, Menlo Park, California 94025, which was organized to engage in the research, development and commercialization of liquid membrane technologies for application in specific industrial and chemical processes.  ETS has a 10% ownership interest with an option to increase that interest to 16.66%

02        EDISON CAPITAL is a California corporation having its principal place of business at 18101 Von Karman
          Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged in the business of leveraged-leasing transactions and other project financings, either directly or through subsidiaries.  Edison Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries.  The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.

03     BURLINGTON APARTMENTS, INC.
03     Edison Capital Europe Limited (UK corporation)
       Address:  Lansdowne House, Berkeley Square, London, England W1X 5DH
03     EDISON CAPITAL VENTURES
03     EDISON FUNDING COMPANY
       [directly owns 0.08% of Edison Funding Omicron Incorporated; see listing under Edison Housing
       Consolidation Company)
04        EDISON CAPITAL HOUSING INVESTMENTS
          [directly owns 0.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
          [directly owns 35.52% of Edison Funding Omicron Incorporated; see listing under Edison Housing
          Consolidation Co.]
05            1st Time Homebuyer Opportunities LP (Chester County Homes) 99%
05            1732 Champa LP (Buerger Brothers Lofts) 99%
05            18303 Kittridge Associates LP 99%
05            210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
05            2400 Locust Associates LP (Locust on the Park) 99%
05            3790 Wisconsin Street Partners LP (Wisconsin III) 99.9%
05            Argyle Redevelopment Partnership, Ltd. (Colorado partnership) 99%

05            Auburn Manor L.L.C. 50%
05            Bartlett Hill Associates LP 99%
05            CCS/Bellingham LP (Washington Grocery Building) 99%
05            Cincinnati Ravenwood Apartments LP 99%
05            Conejo Valley Community Housing Associates (Community House Apartments) 99%
05            EAST COAST CAPITAL, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
05            EC ASSET SERVICES, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
05            EC PROPERTIES, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
06               Corporations for Affordable Housing LP 1%GP
07                  Arbor Lane Associates Phase II LP (Timberwood) 99%
07                  Arroyo Vista Associates LP 99%
07                  Artloft Associates LP 35.6%
07                  Caleb Affordable Housing Associates LP (Ledges/Pinebrook) 99%
07                  The Carlin LP 99%
07                  Diamond Phase III Venture LP 99%
07                  Fairmont Hotel Urban Renewal Associates LP 99%
07                  Mackenzie Park Associates LP 99%
07                  Parkside Associates LP (Parkside Garden) 99%
07                  Pines Housing LP 99%
07                  Pines Housing II, LP 99%
07                  Smyrna Gardens Associates LP 99%
07                  Tioga Gardens LP 99%
07                  Walden Pond, LP (Hamlet) 99%
06               Corporations for Affordable Housing LP II 1%GP
07                  2601 North Broad Street Associates LP (Station House) 99%
07                  Artloft Associates LP 53.39%
07                  Brookline Housing Associates LLC (Bridgewater) 99%
07                  EDA LP (Eagle's Nest) 99%
07                  Edgewood Manor Associates II LP 99%
07                  Gateway Housing LP (Gateway Townhomes) 99%
07                  Homestead Village Associates LP 99%
07                  Junction City Apartments LP (Green Park) 99%
07                  Liberty House Associates LP 99%
07                  Maple Ridge Development Associates LP 99%
07                  Parsonage Cottage Senior Residence LP 99%
07                  Rittenhouse School LP 99%
07                  Silver City Housing LP 99%
07                  South 55th Street, LP 99%
07                  W. M. Housing Associates LP (Williamsport Manor) 99%
07                  Winnsboro Apartments LP (Deer Wood) 99%
05            EC PROPERTIES III, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
06               Corporations for Affordable Housing LP III 1%GP
07                  Piedmont Housing Associates 99%
07                  Pines Housing III 99%
07                  Salem Lafayette Urban Renewal Associates, LP 99%
07                  Spring Valley Commons LP 99%
07                  Stevenson Housing Associates (Park Vista) 99%
05            EC-SLP, INC. (Massachusetts corporation)
              Address:  240 Commercial Street, Boston, MA 02109-1336
05            ECHI-A COMPANY
05            ECHI-B COMPANY
05            ECHI Wyvernwood, Inc.
05            ECH/HFC GP Partnership No. 1 34.9%GP
06               Edison Capital Housing Partners VII LP 19.4%GP
07                  C-Court LP (Cawelti Court) 99%
07                  Cottonwood Affordable Housing LP 99%

07                  Fifth and Wilshire Apartments LP 99%
07                  Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
07                  Huff Avenue Associates LP 99%
07                  Mountain View Townhomes Associates LP 99%
07                  Oak Forest Associates LP 99%
07                  Paradise Road Partners LP (Gateway Village) 99%
07                  Woodland Arms Apartments, Ltd. 99%
05            ECH/HFC GP Partnership No. 2 56.7%GP
06               Edison Capital Housing Partners VIII LP 18.54%GP
07                  Catalonia Associates LP 99%
07                  Ohlone Housing Associates LP 99%
05            ECHP INVESTMENT COMPANY
06               ECHP LLC
07                  Edison Capital Housing Partners XVI LP 0.01%GP
08                      Bouquet Canyon Seniors LP 99%
08                      Diamond Creek Apartments LP 99.9%
08                      Eugene Hotel LP 99.9%
08                      Hilltop Farms LP 99.9%
08                      KDF Park Glenn LP (Park Glenn) 99%
08                      KDF Park Glenn Seniors LP (Park Glenn II) 99.9%
08                      King Road Associates LP 99.9%
08                      LL Housing LP (Maryland partnership) (Laurel Lakes) 99%
08                      Red Lake LP #1 99%
08                      San Martin de Porres LP 99.9%
08                      Southern Hotel LP 99.9%
08                      Terra Cotta Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVII LP 0.01%GP
08                      Antelope Associates LP 99%
08                      Baker Park Associates LP 99%
08                      Fremont Building LP (Crescent Arms) 99%
08                      Hercules Senior Housing Associates 99.9%
08                      La Terraza Associates LP (Carlsbad Villas at Camino Real) 99%
08                      Parkview Apartments Associates LP (Parkview/Sunburst) 99.9%
08                      Quebec Arms Apartments LP 99.9%
08                      Sky Parkway Housing Associates LP 99%
08                      Sunset Creek Partners LP 99%
08                      University Manor Apartments LP 99.9%
08                      Vista Verde Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVIII LP 0.01%GP
08                      Aaron Michael Associates LP 99.9%
08                      Bracher Associates LP 99%
08                      Florin Woods Associates LP 99%
08                      Lovejoy Station LP 99.9%
08                      OL Hope LP (Olympic Hope) 99.9%
08                      Palmer Heights, LLC 99
08                      Pinmore Associates LP 99%
08                      SD Regency Centre LP 99.9%
07                  Edison Capital Housing Partners XIX LP 0.01%GP
08                      Cochrane Village Apartments LP 99%
08                      CCS/Mount Vernon Housing LP (La Venture) 99%
08                      Ontario Senior Housing LP (Ontario Plaza) 99%
08                      Pecan Court Associates LP 99.9%
08                      Pellettieri Homes Urban Renewal Associates, LP 99%
08                      Rincon De Los Esteros Associates LP 99%
08                      KDF Santa Paula LP (Santa Paula) 99%
08                      Schoolhouse Court Housing Associates LP 99.9%
08                      Virginia Lane LP 99.9%
08                      Winfield Hill Associates LP 99%
05            EDISON CAPITAL AFFORDABLE HOUSING 97 V
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VI

05            EDISON CAPITAL AFFORDABLE HOUSING 97 VII
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VIII
05            EDISON CAPITAL AFFORDABLE HOUSING 99A COMPANY
05            Edison Capital Affordable Housing 99A G.P. 27.69%GP
06               Edison Capital Housing Partners IX LP 13.5533%GP
07                  1010 SVN Associates LP 99.9%
07                  2814 Fifth Street Associates LP (Land Park Woods) 99%
07                  Alma Place Associates LP 99%
07                  Knolls Community Associates LP 99.9%
07                  Monterra Village Associates LP 99%
07                  Pacific Terrace Associates LP 99.9%
07                  PVA LP (Park Victoria) 99%
07                  Sherman Glen, L.L.C. 99%
07                  Strobridge Housing Associates LP 99%
07                  Trolley Terrace Townhomes LP 99.9%
07                  Walnut Avenue Partnership LP 99%
05            EDISON CAPITAL AFFORDABLE HOUSING 99B COMPANY 99.99%
05            Edison Capital Affordable Housing 99B G.P. 99.99%GP
06               Edison Capital Housing Partners X LP 19.3952%GP
07                  Beacon Manor Associates LP 99.9%
07                  Boulder Creek Apartments LP 99.9%
07                  Burlington Senior Housing LLC 99.9%
07                  CCS/Renton Housing LP (Renton) 99.9%
07                  Coolidge Station Apartments L.L.C. 99%
07                  Lark Ellen LP 99%
07                  Mercy Housing California IX LP (Sycamore) 99.9%
07                  Morgan Hill Ranch Housing LP 99%
07                  Pacifica Community Associates LP (Villa Pacifica) 99.9%
07                  Persimmon Associates LP 99%
07                  Providence-Brown Street Housing LP (Brown Street) 99.9%
07                  San Juan Commons 1996 LP 99.9%
07                  Timber Sound, Ltd. 99%
07                  Timber Sound II, Ltd. 99%
07                  Trinity Park Apartments LP 99.9%
07                  Venbury Trail LP 99.9%
06               Edison Capital Housing Partners XI LP 18.62486%GP
07                  1475 167th Avenue Associates LP (Bermuda Gardens) 99.9%
07                  Auburn Manor Apartments LP 99.9%
07                  Barnsdall Court LP (Villa Mariposa) 99%
07                  Borregas Court LP 99%
07                  Bryson Family Apartments LP 99.9%
07                  Carson Housing LP 98%
07                  Casa Rampart LP (Rampart Apartments) 98.9%
07                  Davis MHA Twin Pines Community Associates LP (Northstar Apartments) 99%
07                  Eastwood Homes LP 99%
07                  Electra Arms Senior Associates LP 99%
07                  Grace Housing LP 99%
07                  Stony Point Apartment Investors LP (Panas Place) 99.9%
07                  Wall Street Palmer House LP 99%
07                  Wilmington Housing Associates LP (New Harbor Vista) 99.9%
06               Edison Capital Housing Partners XII LP 13.73759%GP
07                  Cedarshores Limited Dividend Housing Association LP 98.99%
07                  Heritage Partners LP 99%
07                  Osage Terrace LP 99.89%
07                  West Oaks Apartments LP 99.9%
07                  Yale Street LP 99.9%
06               Edison Capital Housing Partners XIII LP 17.03513%GP
07                  Alhambra Apartments LP 99.9%
07                  Chamber Apartments LP 99%
07                  Park Land Senior Apartments Investors LP (Banducci) 99.9%

07                  President John Adams Manor Apartments LP 99.9%
07                  Riverwalk Apartments, Ltd. (Colorado) 99%
07                  Rosecreek Senior Living LP 99.9%
07                  Twin Ponds Apartments LP 99.9%
07                  Woodleaf Village LP 98.99%
07                  Women's Westlake LP (Dorothy Day) 99%
06               Edison Capital Housing Partners XIV LP 7.61%GP
07                  Apollo Development Associates LP (Apollo Hotel) 99.9%
07                  Carson Terrace LP 99.9%
07                  Don Avante Association II LP (Village Avante) 99.9%
07                  Preservation Properties I 99.9%
07                  Preservation Properties II 99.9%
07                  Preservation Properties III 99.9%
07                  Preservation Properties IV 99.9%
07                  Preservation Properties V 99.9%
07                  Rowland Heights Preservation LP 99.9%
07                  Springdale Preservation LP (Springdale West) 99.9%
06               Edison Capital Housing Partners XV LP 9.567%GP
07                  708 Pico LP (Wavecrest Apartments) 99.9%
07                  Benton Green LP 99.9%
07                  Don Avante Association I LP (Don de Dios) 99.9%
07                  Emmanuel Grant Company LLC (Capitol Heights) 99.9%
07                  Highland Village Partners LP 99.9%
07                  I.G. Partners LP (Islands Gardens) 99.9%
07                  Karen Partners LP 99.9%
07                  Lilac Estates LP 99.9%
07                  Mountainlands Housing Partners LP (Holiday Village Apartments) 99.9%
07                  NAHF Brockton LP (Southfield Gardens) 99.9%
07                  Northern Senior Housing LP (St. Johnsbury) 99.9%
07                  Park Place 1998, LLC 99.9%
07                  Park Williams Partners LP 99.9%
07                  Patriots Pointe at Colonial Hills LP 99.9%
07                  PlumTree Preservation LP 99.9%
07                  Poinsettia Housing Associates 99.9%
07                  Project Home I LLC 99.99%
07                  Saratoga Vacaville LP (Saratoga Senior) 99.9%
07                  Serena Sunbow LP (Villa Serena) 99.9%
07                  St. Regis Park LP (Pear Tree) 99.9%
07                  Vista Sonoma Senior Living LP 99.9%
07                  Westfair LLC (Cedar Ridge) 99.9%
07                  Windrush Apartments of Statesville LP 99.9%
07                  Wingate LLC (Regency Park) 99.9%
05            Edison Capital Contributions VI Partners 91.77%GP
06               ECH Investor Partners VI-A LP 15.39%GP
07                  Edison Capital Housing Partners VI LP 61.82%GP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%

08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
06               ECH Investor Partners VI-B LP 100%GP
07                  Edison Capital Housing Partners VI LP 37.18%GP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING DELAWARE, INC.
06               B.A.I. Edison Ravenwood LP (Ravenwood) 90%GP
07                  Cincinnati Ravenwood Apartments LP 0.1%GP
05            Edison Capital Housing Partners V LP 100%GP
06               AMCAL Santa Barbara Fund XXXVI LP (Positano) 99%
06               Bodega Hills Investors LP 99%
06               Mercy Housing California IV LP (Vista Grande) 99%
06               Park Place Terrace LP 99%
06               River Walk Apartments Homes LP 99%
06               San Diego Golden Villa Partners LP (Golden Villa) 99%
06               Santa Alicia Gardens Townhomes LP (The Gardens) 99%
06               St. Hedwig's Gardens LP 99%
06               Sunshine Terrace LP 99%
06               Union Meadows Associates LLC 99%
05            EDISON CAPITAL HOUSING FLORIDA
05            EDISON CAPITAL HOUSING MANAGEMENT
05            EDISON CAPITAL HOUSING NEW JERSEY
              [owns 6.16% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON CAPITAL HOUSING NEW YORK
06               WPA/Edison LLC (Pier A) 99%
05            EDISON CAPITAL HOUSING PENNSYLVANIA
              [owns 5.26% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP)
              55.52% [also owned 0.08% by Edison Funding Company and 44.40% by Edison Housing Consolidation Co.]
06               EDISON FUNDING OLIVE COURT 100%
07                  Olive Court Housing Associates LP 0.6%
05            EDISON HOUSING NORTH CAROLINA
06               Edison Capital Contributions VI Partners 4.03%
07                  ECH Investor Partners VI-A LP 15.39%GP
08                      Edison Capital Housing Partners VI LP 61.82%GP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%

09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 100%GP
08                      Edison Capital Housing Partners VI LP 37.18%GP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EDISON HOUSING OREGON, INC.
05            EDISON HOUSING SOUTH CAROLINA
06               Edison Capital Contributions VI Partners 4.20%
07                  ECH Investor Partners VI-A LP 15.39%GP
08                      Edison Capital Housing Partners VI LP 61.82%GP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 100%GP
08                      Edison Capital Housing Partners VI LP 37.18%GP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%

09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EHI DEVELOPMENT COMPANY
05            EHI DEVELOPMENT FUND
05            Florence Apartments LLC 99%
05            Harry Clark Jr. Residential Center LLC 99%
05            Hotel Elkhart L.L.C. (The Cornerstone) 99%
05            Josephinum Associates LP, The (Washington partnership) 99%
05            Kennedy Lofts Associates LP (Massachusetts partnership) 99%
05            LL Housing L.L.C. 24.5%
05            Madison/Mollison LP (Park Mollison) 99%
05            Maplewood Housing Associates LP 99.9%
05            MH I LP 1%GP
06               California Park Apartments LP 99%
05            MH II LP 1%GP
06               5363 Dent Avenue Associates LP 99%
05            MH III LP 1%GP
06               DeRose Housing Associates LP 99%
05            MH IV LP 1%GP
06               MPT Apartments LP (MacArthur Park) 99%
05            MH V LP 1%GP
06               Centennial Place LP 99%
05            MHICAL 94 COMPANY
              [owns 19.32% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MHICAL 94 LP (Delaware partnership) 1%GP
06               Mayacamas Village Associates LP 99%
06               West Capital Courtyard LP 99%
05            MHICAL 95 LP (Delaware partnership) 1%GP
06               Abby Associates LP (Windmere) 99%
06               Colina Vista LP 99%
06               Mercy Housing California VI LP (205 Jones) 99%
05            MHICAL 96 LP (Delaware partnership) 1%GP
06               Greenway Village Associates LP 99%
06               Kennedy Court Partners LP 99%
06               Klamath Associates LP 99%
06               Westgate Townhomes Associates LP 99%
05            MHICAL 95 COMPANY
06               ECH/HFC GP Partnership No. 2 43.3%
07                  Edison Capital Housing Partners VIII LP 18.54%GP
08                      Catalonia Associates LP 99%
08                      Ohlone Housing Associates LP 99%
06               EDISON HOUSING CONSOLIDATION CO. (formerly Edison Housing Georgia) 29.90%
07                  EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron
                    GP) 44.40% [also owned 0.08% by Edison Funding Company and 55.52% by Edison Capital Housing
                    Investments]
08                      16th and Church Street Associates LP 99%
08                      1856 Wells Court Partners, LP (Wells Court) 99%
08                      AE Associates LP (Avenida Espana) 99%
08                      Agape Housing LP 99%
08                      Anglo Edison Ravenwood L.L.C. 99%
08                      Brantwood II Associates LP 99%
08                      Brooks School Associates LP 99%
08                      Bryn Mawr - Belle Shore LP (The) 99%

08                      Bush Hotel LP 99%
08                      Centertown Associates LP (Ravenwood) 99%
08                      Centro Partners LP (El Centro) 99%
08                      Coyote Springs Apartments Associates LP 99%
08                      Cypress Cove Associates 99%
08                      Del Carlo Court Associates LP 99%
08                      Delta Plaza Apartments LP 99%
08                      EAH Larkspur Creekside Associates LP 99%
08                      East Cotati Avenue Partners LP 99%
08                      EDISON FUNDING OLIVE COURT 100%
09                         Olive Court Housing Associates LP 0.6%
08                      Edmundson Associates LP (Willows) 99%
08                      El Barrio Academy Urban Renewal Associates, LP (Academy Street) 99%
08                      Elizabeth West and East LP 99%
08                      Farm (The) Associates LP 99%
08                      Gilroy Redwood Associates LP (Redwoods) 99%
08                      Ginzton Associates LP 99%
08                      Grossman Apartments Investors LP 99%
08                      Heather Glen Associates LP 99%
08                      HMB-Atlanta I LP (Spring Branch) 99%
08                      Holy Family Associates LP 99%
08                      Lackawana Housing Associates LLC (Goodwill Neighborhood Residences) 99%
08                      Maplewood School Apartments LP 99%
08                      Mar Associates LP (Frank Mar) 99%
08                      McFarland Press Associates LP 99%
08                      Mercantile Housing LLC (Mercantile Square) 99%
08                      Merrill Road Associates LP 99%
08                      MH I LP 99%
09                         California Park Apartments LP 99%
08                      MHICAL 94 LP (Delaware partnership) 99%LP
09                         Mayacamas Village Associates LP 99%
09                         West Capital Courtyard LP 99%
08                      MHICAL 95 LP (Delaware partnership) 99%LP
09                         Abby Associates LP (Windmere) 99%
09                         Colina Vista LP 99%
09                         Mercy Housing California VI LP (205 Jones) 99%
08                      MHICAL 96 LP (Delaware partnership) 99%LP
09                         Greenway Village Associates LP 99%
09                         Kennedy Court Partners LP 99%
09                         Klamath Associates LP 99%
09                         Westgate Townhomes Associates LP 99%
08                      Mid-Peninsula Century Village Associates LP (Century Village) 99%
08                      Mission Capp LP 99%
08                      Mission Housing Partnership 1996 LP (Delaware partnership) 99%LP
08                      Neary Lagoon Partners LP 99%
08                      North Park Village LLC 99%
08                      Oceanside Gardens LP 99%
08                      Omaha Amber Ridge LP (Amber Ridge) 99%
08                      Open Door Associates LP (West Valley) 99%
08                      Palmer House LP 99%
08                      Richmond City Center Associates LP 99%
08                      Riverside/Liebrandt Partners LP (La Playa) 99%
08                      Roebling Village Inn Urban Renewal LP 99%
08                      Rosebloom Associates LP (Oakshade) 99%
08                      San Pablo Senior Housing Associates LP 99%
08                      San Pedro Gardens Associates LP 99%
08                      Santa Paulan Senior Apartments Associates LP (The Paulan) 99%
08                      South Beach Housing Associates LP (Steamboat) 99%
08                      South Winery Associates LP (The Winery Apartments) 99%
08                      Stoney Creek Associates LP 99%

08                      Studebaker Building LP 99%
08                      Sultana Acres Associates LP 99%
08                      Thomson Rental Housing, LP (Washington Place) 99%
08                      Tuscany Associates LP (Tuscany Villa) 99%
08                      Villa Maria Housing LP 99%
08                      Washington Creek Associates LP 99%
08                      Westport Village Homes Associates LP 99%
08                      Wheeler Manor Associates LP 99%
08                      YWCA Villa Nueva Partners LP 99%
05            MHICAL 96 COMPANY
              [owns 8.96% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               ECH/HFC GP Partnership No. 1 50.4%
07                  Edison Capital Housing Partners VII LP 19.4%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 36.47%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
05            MHICAL 97 COMPANY
06               ECH/HFC GP Partnership No. 1 14.7%
07                  Edison Capital Housing Partners VII LP 19.4%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 33.05%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%

06               MHICAL 97 LP 99%LP
07                  Garnet Housing Associates LP 99%
05            MHICAL 97 LP 1%GP
06               Garnet Housing Associates LP 99%
05            MHIFED 94 COMPANY
05            MHIFED 94 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Berry Avenue Associates LP 99%
06               Carlton Way Apartments LP 99%
06               CDR Senior Housing Associates (Casa del Rio) 99%
06               Corona Ely/Ranch Associates LP 99%
06               Fairview Village Associates LP 99%
06               Fell Street Housing Associates LP 99%
06               Hope West Apartments LP 99%
06               Morrone Gardens Associates LP 99%
06               Pajaro Court Associates LP 99%
06               Tierra Linda Associates LP 99%
06               Tlaquepaque Housing Associates LP 99%
05            MHIFED 95 COMPANY
05            MHIFED 95 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               1101 Howard Street Associates LP 99%
06               Avalon Courtyard LP (Carson Senior Housing) 99%
06               Hollywood El Centro LP 99%
06               La Brea/Franklin LP 99%
06               Larkin Pine LP 99%
06               Mercy Housing California III LP (3rd and Reed) 99%
06               Pinole Grove Associates LP 99%
06               Second Street Center LP (Santa Monica) 99%
06               Solinas Village Partners LP 99%
06               Three Oaks Housing LP 99%
05            MHIFED 96 COMPANY
05            MHIFED 96 LP (Delaware partnership) 5%GP; 95%LP to Cargill
06               Lavell Village Associates LP 99%
06               North Town Housing Partners LP (Villa del Norte Village) 99%
06               Poco Way Associates LP 99%
06               Seasons Affordable Senior Housing LP 99%
05            MHIFED 96A COMPANY
05            MHIFED 96A LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Good Samaritan Associates LP 99%
06               Metro Senior Associates LP 99%
06               Oxnard Housing Associates LP 99%
06               Reseda Village LP 99%
06               Round Walk Village Apartments LP 99%
06               Santa Alicia Family Housing Associates 99%
06               Vine Street Court LP 99%
06               Vine Street Court LP II 99%
05            MHIFED 97 COMPANY
06               MHIFED 97 LP 99%LP
05            MHIFED 97 LP 1%GP
05            Mid-Peninsula Sharmon Palms Associates LP (Sharmon Palms) 99%
05            MISSION HOUSING ALPHA
06               Lee Park Investors LP (Pennsylvania partnership) 99%
06               Quebec Arms Apartments LP 0.05% GP
06               University Manor Apartment LP 0.05% GP
05            MISSION HOUSING BETA
              [owns 2.58% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING DELTA
              [owns 1.07% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MH II LP 99%
07                  5363 Dent Avenue Associates LP 99%

06               MH III LP 99%
07                  DeRose Housing Associates LP 99%
06               MH IV LP 99%
07                  MPT Apartments LP (MacArthur Park) 99%
06               MH V LP 99%
07                  Centennial Place LP 99%
05            MISSION HOUSING DENVER
              [owns 5.67% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING EPSILON
              [owns 0.54% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               Edison Capital Affordable Housing 99A G.P. 2.78%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
05            MISSION HOUSING GAMMA
              [owns 1.73% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING HOLDINGS
              [owns 13.10% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            Mission Housing Partnership 1996 LP (Delaware partnership) 1%GP
05            MISSION HOUSING THETA
06               MISSION FUNDING THETA
                 [owns 0.01% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
07                  Cedarshores Limited Dividend Housing Association LP 0.01%
07                  Edison Capital Affordable Housing 99A G.P. 0.01%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
07                  Edison Capital Affordable Housing 99B G.P. 0.01%
08                      Edison Capital Housing Partners X LP 19.3952%GP
09                         Beacon Manor Associates LP 99.9%
09                         Boulder Creek Apartments LP 99.9%
09                         Burlington Senior Housing LLC 99.9%
09                         CCS/Renton Housing LP (Renton) 99.9%
09                         Coolidge Station Apartments L.L.C. 99%
09                         Lark Ellen LP 99%
09                         Mercy Housing California IX LP (Sycamore) 99.9%
09                         Morgan Hill Ranch Housing LP 99%
09                         Pacifica Community Associates LP (Villa Pacifica) 99.9%
09                         Persimmon Associates LP 99%
09                         Providence-Brown Street Housing LP (Brown Street) 99.9%
09                         San Juan Commons 1996 LP 99.9%

09                         Timber Sound, Ltd. 99%
09                         Timber Sound II, Ltd. 99%
09                         Trinity Park Apartments LP 99.9%
09                         Venbury Trail LP 99.9%
07                  Oakdale Terrace Leased Housing Associates LP 0.01%
07                  Westfield Condominium Investment LP 0.01%
07                  Woodleaf Village LP 0.01%
06               Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07                  1028 Howard Street Associates LP 99%
07                  Forest Winds Associates LP 99%
07                  Glen Eden Associates LP (A Street) 99%
07                  Gray's Meadows Investors LP 99%
07                  Prince Bozzuto LP (Fairground Commons) (Maryland partnership) 99%
07                  Rancho Park Associates LP 99%
07                  Rustic Gardens Associates LP 99%
07                  Sea Ranch Apartments LP 99%
07                  Springdale Kresson Associates LP (Jewish Federation) (New Jersey partnership) 99%
05            MISSION HOUSING ZETA
              [owns 5.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION SA COMPANY
05            National Boston Lofts Associates LLLP (Boston Lofts) 99%
05            Oakdale Terrace Leased Housing Associates LP 98.99%
05            Olive Court Apartments LP 98.9%
05            Pacific Vista Las Flores LP (Vista Las Flores) 99.9%
05            Pilot Grove LP (Massachusetts partnership) 99%
05            Pinewood on Wisconsin Apartments 99%
05            Post Office Plaza LP (Ohio partnership) 99%
05            Tabor Grand LP (Colorado partnership) 99%
05            WGA INVESTORS COMPANY [dead project]
05            West Valley Hart LP (Hart and Alabama) 99.9%
05            Westfield Condominium Investment LP 98.99%
05            White Mountain Apache LP 99%
04        EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP) 0.08%
          [also owned 55.52% by Edison Capital Housing Investments and 44.40% by Edison Housing Consolidation Co.]
05            EDISON FUNDING OLIVE COURT 100%
06               Olive Court Housing Associates LP 0.6%
04        EDISON INTEGRATED ENERGY SERVICES
04        MISSION FIRST ASSET INVESTMENT
04        MISSION FUNDING BETA
04        MISSION FUNDING EPSILON
05            Edison Capital (Bermuda) Investments, Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
06               Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  Trinidad and Tobago Methanol Company Limited (equity) 1.0%
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Emerging Europe Infrastructure Fund LP 18.05%
07                  AIG Emerging Europe Infrastructure Management LP 23.6%GP
05            Edison Capital International (Bermuda) Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda

06               Edison Capital International Transmission (Bermuda) Ltd. (Bermuda corporation) 100%
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
08                      Andes Energy XII Ltd. 100%
09                         Paz Holdings Ltd. 43.22%
10                            Compania Adminstradora de Empresas Bolivia S.A. (Cade) 12.55% (Bolivian service company)
                              Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La
                              Paz, Bolivia
10                            Electricidad de La Paz S.A. (Electropaz) (equity) 10% (Bolivian foreign utility company) [See 4.EC01]
                              Address:  Avenida Illimani l973, Casilla 10511, La Paz, Bolivia
10                            Empresa de Luz y Fuerza Electrica de Oruro S.A. (Elfeo) 12.55% (Bolivian foreign utility company) [See 4.EC02]
                              Address:  Junin No. 710, Casilla No. 53, Oruro, Bolivia
10                            Empresa de Servicios Edeser S.A. (Edeser) 12.55% (Bolivian
                              service company)
                              Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
07                  AIG Emerging Europe Infrastructure Fund LP 18.05%
07                  AIG Emerging Europe Infrastructure Management LP 23.6%GP
06               Olmeca Cable Investments Ltd. (Mandeville Mexico, S.A.) 21.7%
06               Paz Holdings Ltd. 30.42%
07                  Compania Adminstradora de Empresas Bolivia S.A. (Cade) 12.55% (Bolivian service company)
                    Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La Paz,
                    Bolivia
07                  Electricidad de La Paz S.A. (Electropaz) (equity) 10% (Bolivian foreign utility company) [See
                    4.EC01]
                    Address:  Avenida Illimani l973, Casilla 10511, La Paz, Bolivia
07                  Empresa de Luz y Fuerza Electrica de Oruro S.A. (Elfeo) 12.55% (Bolivian foreign utility company) [See 4.EC02]
                    Address:  Calle Junin No. 71, Casilla No. 53, Oruro, Bolivia
07                  Empresa de Servicios Edeser S.A. (Edeser) 12.55% (Bolivian service company)
                    Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
05            Edison Capital Latin American Investments Holding Company (Delaware corporation)
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
07                  AIG Emerging Europe Infrastructure Fund LP 18.05%
07                  AIG Emerging Europe Infrastructure Management LP 23.6%GP
05            Edison Capital (Netherlands) Holdings B.V.
              Address:  Aert van Nesstraat 45, 3012 CA Rotterdam, The Netherlands
06               Edison Capital (Netherlands) Investments B.V.
                 Address:  Aert van Nesstraat 45, 3012 CA Rotterdam, The Netherlands
05            MISSION FUNDING ALPHA
06               MISSION FUNDING MU
07                  EPZ Mission Funding Mu Trust (equity interest in foreign utility company) [See 4.EC03]
                    Address:  c/o Wilmington Trust Company, Rodney Square North, 111 North Market Square,
                    Wilmington, Delaware 19890-0004
05            MISSION FUNDING DELTA
06               MISSION FUNDING NU
07                  EPZ Mission Funding Nu Trust (equity interest in foreign utility company) [See 4.EC04]
                    Address:  c/o Wilmington Trust Company, Rodney Square North, 111 North Market Square,
                    Wilmington, Delaware 19890-0004

05            Mission Investments, Inc. (U.S. Virgin Islands corp.)
              Address:  ABN Trustcompany, Guardian Building, Havensight, 2nd Floor, St. Thomas, U.S. Virgin
              Islands
05            Mission (Bermuda) Investments, Ltd. (Bermuda corp.)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
04        MISSION FUNDING GAMMA
04        MISSION FUNDING KAPPA
05            ABB Funding Partners, LP 14.27%
04        MISSION FUNDING ZETA
05            Huntington LP (New York partnership) 50%
05            Lakota Ridge LLC 75% [See 4.EC05]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Shaokatan Hills LLC 75% [See 4.EC06]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Woodstock Hills LLC 75% [See 4.EC07]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
04        MISSION IOWA WIND COMPANY
05            Storm Lake Power Partners I LLC (99%) [See 4.EC08]
              Address:  13000 Jameson Road, Tehachapi, CA 93561
03     EDISON MORTGAGE COMPANY
03     MISSION BARTLETT HILL COMPANY
03     MISSION INTERNATIONAL CAPITAL, INC.
03     RENEWABLE ENERGY CAPITAL COMPANY

02        MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von
          Karman Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments.  The subsidiaries and partnerships of Mission Land Company are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of
          California, and have the same principal place of business as Mission Land Company.

03     ASSOCIATED SOUTHERN INVESTMENT COMPANY
03     CALABASAS PALATINO, INC. (Inactive)
03     Carol Stream Developers G.P. (Illinois partnership) 60%GP
03     Centrelake Partners, LP (limited partnership) 98%GP
03     IRWINDALE LAND COMPANY (Inactive)
03     MISSION AIRPORT PARK DEVELOPMENT CO.
04        Carol Stream Developers G.P. (Illinois partnership) 40%GP
04        Centrelake Partners, LP (limited partnership) 2%LP
04        Mission Vacaville LP (limited partnership) 1%GP
03     MISSION INDUSTRIAL CONSTRUCTORS, INC. (Inactive)
03     Mission-Oceangate 75%GP
03     MISSION/ONTARIO, INC. (Inactive)
03     MISSION SOUTH BAY COMPANY (Inactive)
04        Mission-Oceangate 25%GP
03     MISSION TEXAS PROPERTY HOLDINGS, INC. (Inactive)
03     Mission Vacaville LP (limited partnership) 99%LP

02        MISSION POWER ENGINEERING COMPANY is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.  The subsidiary of Mission Power
          Engineering Company is listed below.

03     ASSOCIATED SOUTHERN ENGINEERING COMPANY (Inactive)

02        MISSION ENERGY HOLDING COMPANY is a Delaware corporation having its principal place of business at 1321
          South State College Boulevard, Fullerton, California 92831.  Mission Energy Holding Company owns the stock of Edison Mission Energy and also acts as a financing vehicle.

03     EDISON MISSION ENERGY is a Delaware corporation having its principal place of business at 18101 Von Karman
       Avenue, Suite 1700, Irvine, California 92612-1046.  Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning, leasing and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978.  Edison Mission
       Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators or foreign utility companies under the Energy Policy Act of 1992.  In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments.  The subsidiaries and partnerships of Edison Mission Energy are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

EDISON MISSION ENERGY DOMESTIC COMPANIES:
04     AGUILA ENERGY COMPANY (LP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) 49.5% of 53%
04     ANACAPA ENERGY COMPANY (GP)
05        Salinas River Cogeneration Company 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     ARROWHEAD ENERGY COMPANY (Inactive)
04     BALBOA ENERGY COMPANY (GP)
05        Smithtown Cogeneration, LP (Delaware partnership) 50%; 100% w/ Kingspark
04     BLUE RIDGE ENERGY COMPANY (GP)
05        Bretton Woods Cogeneration, LP (Delaware limited partnership) 50%; 100% w/ Bretton Woods
04     BRETTON WOODS ENERGY COMPANY (GP and LP)
05        Bretton Woods Cogeneration, LP (Delaware LP) 50%; 100% w/ Blue Ridge
04     CAMINO ENERGY COMPANY (GP)
05        Watson Cogeneration Company (general partnership) 49%
05        CPC Cogeneration LLC (Delaware LLC) 49%
04     CAPISTRANO COGENERATION COMPANY (GP)
05        James River Cogeneration Company (North Carolina partnership) 50%
04     CENTERPORT ENERGY COMPANY (GP and LP)
05        Riverhead Cogeneration I, LP (Delaware partnership) 50%; 100% w/ Ridgecrest
04     CHESAPEAKE BAY ENERGY COMPANY (GP)
05        Delaware Clean Energy Project (Delaware general partnership) 50%
04     CHESTER ENERGY COMPANY (no partners; option Chesapeake,VA)
04     CLAYVILLE ENERGY COMPANY
05        Oconee Energy, LP (Delaware LP) 50%; 100% w/Coronado
04     COLONIAL ENERGY COMPANY (Inactive)
04     CORONADO ENERGY COMPANY
05        Oconee Energy, LP (Delaware LP) 50%; 100% w/Clayville
04     CRESCENT VALLEY ENERGY COMPANY (Inactive)
04     DEL MAR ENERGY COMPANY (GP)
05        Mid-Set Cogeneration Company 50%
          Address:  13705 Shalae Road, Fellows, CA 93224
04     DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation) (Inactive)
04     DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (Inactive)
04     DEVEREAUX ENERGY COMPANY (LP)
04     EASTERN SIERRA ENERGY COMPANY (GP and LP)
       [This entity and its subsidiary were sold on 09/20/2001]
05        Saguaro Power Company, LP 50%
          Address:  8000 W. Lake Mead Drive, Henderson, NV 89001
04     EAST MAINE ENERGY COMPANY (Inactive)
04     EDISON ALABAMA GENERATING COMPANY

04     EDISON MISSION DEVELOPMENT, INC. (Delaware corporation) 100%
04     EDISON MISSION ENERGY FUEL
05        EDISON MISSION ENERGY OIL & GAS
06            Four Star Oil & Gas Company 37.196%
              Address:  200 Westchester Avenue, White Plains, NY 10650
05        EDISON MISSION ENERGY PETROLEUM
05        POCONO FUELS COMPANY (Inactive)
05        SOUTHERN SIERRA GAS COMPANY
06            TM Star Fuel Company (general partnership) 50%
04     EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
04     Edison Mission Energy Interface Ltd. (British Columbia company)
       Address:  2 Sheppard Ave. E. #200, North York, Ontario, Canada
05        The Mission Interface Partnership (Province of Ontario G.P.) 50%
04     EDISON MISSION ENERGY SERVICES, INC. [formerly Edison Mission
       Energy Fuel Services, Inc.] [PowerGen project]
04     EDISON MISSION FUEL RESOURCES, INC. [Com Ed Project
04     EDISON MISSION FUEL TRANSPORTATION, INC. [Com Ed Project]
04     EDISON MISSION MARKETING & TRADING, INC. [Com Ed Project]
04     EDISON MISSION HOLDINGS CO. (formerly EME Homer City Holdings Co.)
05        CHESTNUT RIDGE ENERGY COMPANY 100%
06            EME HOMER CITY GENERATION LP (Pennsylvania) 99%LP [See 4.EME05]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
05        EDISON MISSION FINANCE CO. 100%
05        HOMER CITY PROPERTY HOLDINGS, INC. 100%
05        MISSION ENERGY WESTSIDE, INC. 100%
06            EME HOMER CITY GENERATION LP (Pennsylvania) 1%GP [See 4.EME05]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
04     EDISON MISSION OPERATION & MAINTENANCE, INC.
05        Mission Operations de Mexico, S.A. de C.V. (Inactive) 99%
          Address:  Bosques de Ciruelos No. 304 2 Piso, Colonia Bosques de las Lomas, 11700 Mexico Distrito
          Federal
04     EDISON MISSION PROJECT CO. (formerly EME UK International, Inc.) (Delaware corporation) 100% [holds 100%
       of the issued and outstanding Class D shares of MEC International B.V. (0.01%)--see INTERNATIONAL section]
04     EL DORADO ENERGY COMPANY (GP)
04     EME CP HOLDINGS CO.
05        Bretton Woods Funding I, L.L.C.
05        CP Power Sales Five, L.L.C.
05        CP Power Sales Thirteen, L.L.C.
05        CP Power Sales Fourteen, L.L.C.
05        CP Power Sales Fifteen, L.L.C.
05        CP Power Sales Seventeen, L.L.C.
05        CP Power Sales Eighteen, L.L.C.
05        CP Power Sales Nineteen, L.L.C.
05        CP Power Sales Twenty, L.L.C.
05        Sunapee Funding I, L.L.C.
04     EME EASTERN HOLDINGS CO.
05        Athens Funding, L.L.C.
05        Citizens Power Holdings One, LLC
06            CL Power Sales One, L.L.C. 25%
06            CL Power Sales Two, L.L.C. 25%
06            CL Power Sales Six, L.L.C. 25%
06            CL Power Sales Seven, L.L.C. 25%
06            CL Power Sales Eight, L.L.C. 25%
06            CL Power Sales Nine, L.L.C. 25%
06            CL Power Sales Ten, L.L.C. 25%
05        CP Power Sales Twelve, L.L.C.
04     EMP, INC. (Oregon corporation) (GP and LP) (Inactive)

04     FOUR COUNTIES GAS COMPANY (Inactive)
04     GLOBAL POWER INVESTORS, INC.
04     HANOVER ENERGY COMPANY
05        CHICKAHOMINY RIVER ENERGY CORPORATION (Virginia corporation) (GP and LP)
06            Commonwealth Atlantic LP (Delaware partnership) 50% [See 4.EME02]
              Address:  2837 South Military Highway, Chesapeake, VA 23323-0286
04     HOLTSVILLE ENERGY COMPANY (GP and LP)
05        Brookhaven Cogeneration, LP (Delaware partnership) 50%; 100% w/ Madera
04     INDIAN BAY ENERGY COMPANY (GP and LP)
05        Riverhead Cogeneration III, LP (Delaware partnership) 50%; 100% w/ Santa Ana
04     JEFFERSON ENERGY COMPANY (GP and LP) (Inactive)
04     KINGS CANYON ENERGY COMPANY (Inactive)
04     KINGSPARK ENERGY COMPANY (GP and LP)
05        Smithtown Cogeneration, LP (Delaware partnership) 50%; 100% w/ Balboa
04     LAGUNA ENERGY COMPANY (Inactive) (former interest in Ambit)
04     LA JOLLA ENERGY COMPANY (Inactive) (used for Belridge)
04     LAKEVIEW ENERGY COMPANY
05        Georgia Peaker, LP (Delaware LP) 50%; 100% w/ Silver Springs
04     LEHIGH RIVER ENERGY COMPANY (Inactive)
04     LONGVIEW COGENERATION COMPANY (held for Weyerhauser)
04     MADERA ENERGY COMPANY (GP)
05        Brookhaven Cogeneration, LP (Delaware partnership) 50%; 100% w/ Holtsville
04     MADISON ENERGY COMPANY (LP)
05        Gordonsville Energy, LP (Delaware partnership) 49%; 50% w/ Rapidan [See 4.EME03]
          Address:  115 Red Hill Road, Gordonsville, VA 22942
04     Majestic Energy Limited (UK private limited company)
       Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        EME Royale (New Zealand private limited company)
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Edison Mission Energy Taupo Limited (New Zealand company) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
04     MIDWEST GENERATION EME, LLC (Delaware LLC) 100%
       Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
05        COLLINS HOLDINGS EME, LLC
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
05        EDISON MISSION MIDWEST HOLDINGS CO. 100%
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
06            EDISON MISSION ENERGY FUEL SERVICES, LLC
              Address:  One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            EDISON MISSION OVERSEAS CO. (Com Ed project) 100%
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
07               Edison Mission Overseas Ltd. (Com Ed project) 100%
                 Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
06            MIDWEST GENERATION, LLC (Com Ed project) 100% [See 4.EME06]
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
              Crawford Station, 3501 South Pulaski Road, Chicago, IL 60608
              Collins Station, 4200 East Pine Bluff Road, Morris, IL 60623
              Fisk Station, 1111 West Cermak Road, Chicago, IL 60608
              Joliet Station, 1800 Channahon Road, Joliet, IL 60436
              Powerton Station, 13082 East Manito Road, Pekin, IL 61554
              Waukegon Station, 10 Greenwood Avenue, Waukegan, IL 60087
              Will County Station, 529 East Romeo Road, Romeoville, IL 60441
04     MIDWEST PEAKER HOLDINGS, INC. (Delaware corporation) 100%
04     Mission Capital, LP (Delaware LP) 3%; MIPS partnership

04     MISSION DEL CIELO, INC. 100%
05        Mission Del Sol, LLC (Delaware LLC) 100%
06            SUNRISE POWER COMPANY, LLC 50% [EWG] [See 4.EME25]
              Address:  12857 Sunrise Power Road, Fellows, CA 93224
07               Mission De Las Estrellas LLC 100%
04     MISSION/EAGLE ENERGY COMPANY (Inactive)
04     MISSION ENERGY CONSTRUCTION SERVICES, INC.
04     MISSION ENERGY GENERATION, INC. (Inactive)
04     MISSION ENERGY HOLDINGS, INC.
05        Mission Capital, LP (Delaware LP) 97%; MIPS partnership
04     MISSION ENERGY HOLDINGS INTERNATIONAL, INC. [holds 100% of the issued and outstanding Class A shares of
       MEC International B.V. (99.97%)--see INTERNATIONAL section]
05        EME Investments, LLC (Delaware LLC) 100% [Contact Energy Acq.]
05        EME SOUTHWEST POWER CORPORATION (Delaware corporation) 100% [holds 100% of the issued and outstanding
          Class C shares of MEC International B.V. (0.01%)--see INTERNATIONAL section]
05        EME UK International LLC (Delaware LLC) 100% [holds 100% of the issued and outstanding Class B stock of
          MEC International B.V. (0.01%)--see INTERNATIONAL section]
04     MISSION ENERGY INDONESIA (Inactive)
04     MISSION ENERGY MEXICO (Inactive) formerly the branch office in Mexico (no partnership)
04     MISSION ENERGY NEW YORK, INC. (GP and LP)
05        Brooklyn Navy Yard Cogeneration Partners, LP (Delaware partnership) 50% [See 4.EME01]
          Address:  Flushing Avenue, Cumberland Street, Building 41, Brooklyn, NY 11205
04     MISSION ENERGY WALES COMPANY
05        Mission Hydro Limited Partnership 30%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            EME Generation Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Loyvic Pty Ltd. (Australia company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Energy Capital Partnership (Australia partnership) 1%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Enerloy Pty Ltd. (Australia company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
07               EME Victoria Generation Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Energy Capital Partnership (Australia partnership 98%
09                      Enerloy Pty Ltd. (Australia company) 100%
08                  Mission Energy Development Australia Pty Ltd. 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Gippsland Power Pty Ltd 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 49% [See 4.EME11]
                           Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
07               Energy Capital Partnership (Australia partnership) 1%LP
08                  Enerloy Pty Ltd. (Australia company) 100%
07               First Hydro Holdings Company (Australia partnership) 99%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  First Hydro Company 99% [See 4.EME15]
                    Address:  Bala House, St. David's Park, Ewloe, Dlwyd, Wales CH5 3XJ
08                  First Hydro Finance plc 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England

09                      First Hydro Company 1% [See 4.EME15]
                        Address:  Bala House, St. David's Park, Ewloe, Dlwyd, Wales CH5 3XJ
04     Mission Operations de Mexico, S.A. de C.V. (Inactive) 1%
       Address:  Bosques de Ciruelos No. 304 2 Piso, Colonia Bosques de las Lomas, 11700 Mexico Distrito Federal
04     MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP)
05        Triple Cycle Partnership (Texas G.P.) 50%
04     NORTH JACKSON ENERGY COMPANY (Inactive)
04     NORTHERN SIERRA ENERGY COMPANY (GP)
05        Sobel Cogeneration Company (general partnership) 50%
04     ORTEGA ENERGY COMPANY
04     PANTHER TIMBER COMPANY (GP)
05        American Kiln Partners, LP (Delaware limited partnership) 2%
04     PARADISE ENERGY COMPANY (Inactive)
04     PLEASANT VALLEY ENERGY COMPANY (GP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 0.5%; 50% w/ Aguila
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware Limited Partnership) 0.5% of 53%
04     PRINCE GEORGE ENERGY COMPANY (LP)
       [This entity and its subsidiaries were sold on 06/29/2001]
05        Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 24.75%
05        Hopewell Cogeneration Inc. (Delaware corporation) 25%
06            Hopewell Cogeneration Limited Partnership (Delaware limited partnership) 1%
04     QUARTZ PEAK ENERGY COMPANY (LP)
          [Quartz Peak sold partnership interests in Nevada Sun-Peak on 12/05/2001]
05        Nevada Sun-Peak LP (Nevada partnership) 50% [See 4.EME07]
          Address:  200 South Virginia Street, Reno, NV 89501
04     RAPIDAN ENERGY COMPANY (GP)
05        Gordonsville Energy, LP (Delaware partnership) 1%; 50% w/ Madison [See 4.EME03]
          Address:  115 Red Hill Road, Gordonsville, VA 22942
04     REEVES BAY ENERGY COMPANY (GP and LP)
05        North Shore Energy LP (Delaware partnership) 50%; 100% w/ Santa Clara
06            Northville Energy Corporation (New York corp.) 100%
04     RIDGECREST ENERGY COMPANY (GP)
05        Riverhead Cogeneration I, LP (Delaware partnership) 50%; 100% w/ Centerport
04     RIO ESCONDIDO ENERGY COMPANY
04     RIVERPORT ENERGY COMPANY (GP and LP)
05        Riverhead Cogeneration II, LP (Delaware partnership) 50%; 100% w/ San Pedro
04     SAN GABRIEL ENERGY COMPANY (Inactive)
04     SAN JOAQUIN ENERGY COMPANY (GP)
05        Midway-Sunset Cogeneration Company, LP 50%
          Address:  3466 West Crocker Springs Road, Fellows, CA 93224
04     SAN JUAN ENERGY COMPANY (GP)
05        March Point Cogeneration Company 50%
04     SAN PEDRO ENERGY COMPANY (GP)
05        Riverhead Cogeneration II, LP (Delaware partnership) 50%; 100% w/ Riverport
04     SANTA ANA ENERGY COMPANY (GP)
05        Riverhead Cogeneration III, LP (Delaware partnership) 50%; 100% w/ Indian Bay
04     SANTA CLARA ENERGY COMPANY (GP)
05        North Shore Energy, LP (Delaware partnership) 50%; 100% w/ Reeves Bay
06            Northville Energy Corporation (New York corporation) 100%
04     SILVERADO ENERGY COMPANY (GP)
05        Coalinga Cogeneration Company 50%
          Address:  32812 West Gate Road, Bakersfield, CA 93210
04     SILVER SPRINGS ENERGY COMPANY
05        Georgia Peaker, LP (Delaware limited partnership) 50%; 100% w/ Lakeview
04     SONOMA GEOTHERMAL COMPANY (Inactive)

04     SOUTH COAST ENERGY COMPANY (GP)
05        Harbor Cogeneration Company 30% [See 4.EME04]
          Address:  420 Henry Ford Avenue, Wilmington, CA 93210
04     SOUTHERN SIERRA ENERGY COMPANY (GP)
05        Kern River Cogeneration Company (general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308
04     THOROFARE ENERGY COMPANY (Inactive)
04     VIEJO ENERGY COMPANY (GP)
05        Sargent Canyon Cogeneration Company 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     VISTA ENERGY COMPANY (New Jersey corporation) (Inactive)
04     WESTERN SIERRA ENERGY COMPANY (GP)
05        Sycamore Cogeneration Company (general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308

EDISON MISSION ENERGY INTERNATIONAL COMPANIES [all foreign corporation names bold]:
05        MEC International B.V. (Netherlands corporation) (Holding Company 99.99% owned by Mission Energy
          Holdings International, Inc., a California corp. (owns 100% of Class A Shares) and 0.01% by EME UK
          International LLC, a Delaware LLC (owns 100% of Class B shares)
          Address: Apollolaan 15, 1077 AB Amsterdam, The Netherlands
06            Adelaide Ventures Ltd. (Cayman Island company) 100%
              Address:  Walker House, Mary Street, P.O. Box 265GT, George Town, Grand Cayman, Cayman Islands
06            Beheer-en Beleggingsmaatschappij Jydeno B.V. 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Vindoor Investments (Mauritius) Limited 10%
                 Address:  BAI Building, 5th Floor, Pope Hennessey Street, Port Luis, Mauritius
08                  Coaltrade Services International Pte Ltd 100%
                    Address:  10 Anson Road, #18-12, International Plaza, Singapore 079903
06            Edison Mission Advantage B.V. 100%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission LYB PEDS Pty Ltd (formerly Edison Mission De Laide Pty Ltd. (Australian company)
                 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Edison Mission Energy Asia Pte Ltd. (Singapore private
              company limited by shares) 100% (EME's Regional Asia Pacific Headquarters)
              Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               Edison Mission Energy Asia Pacific Pte Ltd. (Singapore corporation) 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               Edison Mission Energy Fuel Company Pte Ltd. (Singapore corporation) 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               Edison Mission Operation & Maintenance Services Pte Ltd 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 99%
                 Address:  Jl. Gen. A Yani No. 54 Probolinggo, East Java, Indonesia
06            Edison Mission Energy International B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            Edison Mission Energy Services B.V. (Netherlands co.) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            Edison Mission Millennium B.V. (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               EME Caliraya B.V. (formerly Beheer-en Beleggingsmaatschappij Trepo B.V. 75%
                 Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands

08                  CBK Power Company Ltd. (Philippine LP) 49%
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines [See 4.EME23]
07               EME Kayalaan B.V. (formerly Beheer-en Beleggingsmaatschappij Hagra B.V. 100%
                 Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
08                  CBK Power Company Ltd. (Philippine LP) 1%
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines [See 4.EME23]
06            Edison Mission Operation & Maintenance Services B.V. (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission Operation & Maintenance (Thailand) Company Limited 100%
                 Address:  7th Fl. Bubhajit Bldg., 20 North Sathorn Road, Kwaeng Silom, Khet Bangrak, Bangkok
07               EME Philippines Services Corporation [formerly EME Philippines OandM Corporation (Philippines
                 co.) 100%
                 Address:  Unit 1105, Tower One, Ayala Triangle, Ayala Avenue, Makati City, Philippines
07               Kalayaan Power Management Corporation 50% [EWG] [See 4.EME24]
                 Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                 Philippines
06            Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) 100%
              Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
07               Italian Vento Power Corporation 4 S.r.l. (joint venture) 50% [See 4.EME21]
                 Address:  Via Circumvallazione, 54/h, 83100 Avellino, Italy
06            EME Atlantic Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Ascot Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Buckingham Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Precision B.V. (Netherlands company) (formerly Beheer-en-Beleggingsmaatschappij Pylamo
                        B.V.) 100% [Contact Energy Project, 2nd Stage]
                        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
10                         Mission Energy Universal Holdings [formerly EME Universal Holdings (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH
                           England
11                            Contact Energy Limited (New Zealand company) (equity) 0.624% [See 4.EME10]
                              Address:  Level 1, Harbor City Tower, 29 Brandon Street, Box 10-742, Wellington,
                              New Zealand
11                            Mission Contact Finance Limited (New Zealand company) 100%
                              Address:  Bell Gully, IBM Centre, 171 Featherston Street, Wellington, New Zealand
11                            Mission Energy Five Star (New Zealand company) 100%
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
11                            Mission Energy Pacific Holdings [formerly EME Pacific Holdings (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
12                               Contact Energy Limited (New Zealand company) (equity) 50.598%
                                 [See 4.EME09]
06            EME Tri Gen B.V. 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Tri Energy Company Limited (Thai limited liability company) (Tri Energy Project) (equity) 25%
                 [See 4.EME13]
                 Address:  Grand, Amarin Tower, 16th Floor, New Petchburi Road, Ratchathewi, Bangkok 10320
                 Thailand

06            EME Victoria B.V. 100% (Inactive)
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            First Hydro Renewables Limited, a UK company 100%
              Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
07               Celtic Offshore Wind Limited 96%
                 Address:  The Long Barn, Waen Farm, Nercwys Road, Mold, Flintshire, CH7 4ED, Wales
07               First Hydro Renewables (COWL) Limited 100%
                 Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
06            Global Generation B.V. 100%
              Address: Apollolaan 15, 1077 AB Amsterdam, The Netherlands
07               Caresale Services Limited (UK LLC) 49%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison First Power Holdings II (UK LLC) 100% [PowerGen project]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison First Power Holdings I (UK LLC) 100% [PowerGen project]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Caresale Services Limited (UK LLC) 51%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Edison Mission Marketing and Services Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Finance UK Limited (UK LLC) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      South Australian Holdings Ltd. 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Edison Mission Retail Pty Ltd. (Australian co.) 100%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
10                         Edison Mission Utilities Pty. Ltd. (Australian company) 100%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
10                         EME International Dragon Limited (UK) 100%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Edison Mission Ausone Pty Ltd. (Australian co.) 100%
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
11                            EME Adelaide Energy Ltd. (UK company) 100%
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            EME Monet Ltd. (UK company) 100%
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
12                               Edison Mission Vendesi Pty Ltd. (Australian company) 100%
                                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                                 3205 Victoria, Australia
08                  Energy Generation Finance PLC (UK) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Maplekey Holdings Limited (UK LLC) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Maplekey UK Finance Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Maplekey UK Limited (UK LLC) 100%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Edison First Power Limited (Guernsey LLC) 100% [See 4.EME16]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
                              [sold interests in Fiddler's Ferry and Ferrybridge on 12/21/2001]
07               Redbill Contracts Limited (UK LLC) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Hydro Energy B.V. (Netherlands LLC) 10%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands

07               Iberica de Energias, S.L. (Spain corporation) 96.65% [See 4.EME17]
                 Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32% [See 4.EME18]
                    Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
09                      Monasterio de Rueda, S.L. (Spain) 100%
                        Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
06            Iberian Hy-Power Amsterdam B.V. (Netherlands LLC) 100%
              Address:  Strawinskylaan 1725, Amsterdam, NOORD-HOLL 1077 XX
07               EME Desarrello Espana S.L. 100%
                 Address:  Paseo de Gracia 18, 4o. Piso, 08007, Barcelona, Spain
07               Hydro Energy B.V. (Netherlands company) 90%
08                  Iberica de Energias, S.L. (Spain corporation) 96.65% [See 4.EME17]
09                      Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32%
                        [See 4.EME18]
10                         Monasterio de Rueda, S.L. (Spain) 100%
07               Iberica de Energias, S.L. (Spain corporation) 3.35% [See 4.EME17]
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32%
                    [See 4.EME18]
09                      Monasterio de Rueda, S.L. (Spain) 100%
06            Latrobe Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and
                 MEVALP 1%)
08                  Latrobe Power Partnership (Australian partnership) 99%
09                      Loy Yang B Joint Venture 51% [See 4.EME11]
                        Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
06            Latrobe Valley B.V. [formerly Beheer-en Beleggingsmaatschappij Botara B.V.] (LYB Peakers Project)
              100%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Valley Power Pty Ltd. (proprietary limited Australia company; LYB Peakers Project)
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Loy Yang Holdings Pty Ltd (Australia corporation) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Edison Mission Energy Holdings Pty Ltd (Australian corporation) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Edison Mission Energy Australia Ltd. (Australian public company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Latrobe Power Partnership (Australian partnership) 1%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 51% [See 4.EME11]
08                  Edison Mission Energy Australia Pilbara Power Ltd. (Australia company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Kwinana Pty Ltd. (Australia) 100% (Operator of Kwinana
                    Project)
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Loy Yang Pty Ltd. (Australian corporation) 100%
                    Address:  P.O. Box 1792, Traralgon, Victoria 3844, Australia

08                  Mission Energy Holdings Superannuation Fund Pty Ltd. (retirement fund required by Australia law) 100%
08                  Mission Energy (Kwinana) Pty Ltd. (Australia) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Kwinana Power Partnership (Australian G.P.) 1%
                        Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
10                         Perth Power Partnership 70% (Kwinana Project) [See 4.EME10]
                           Address:  James Court, Kwinana Beach 6167, Western Australia
07               Latrobe Power Pty. Ltd. (Australian corporation) 1%
08                  Mission Victoria Partnership (Australian partnership) 52.31%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME11]
07               Mission Energy Ventures Australia Pty. Ltd. (Australian company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 1%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME11]
07               Traralgon Power Pty. Ltd. (Australian corporation) 1%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 46.69%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME11]
06            MEC Esenyurt B.V. (Netherlands company) (Doga Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish corp.) (Project company) 80% [See 4.EME22]
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation) (Heat company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation) (OandM company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
06            MEC IES B.V. (Netherlands company) (ISAB Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               ISAB Energy Services s.r.l. 49% (services co ISAB Project)
                 Address:  Ex S.S. 114km 146, 96100 Priolo G (SR), Sicily, Italy
06            MEC India B.V. (Netherlands company) (Jojobera Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission Energy Power (Mauritius corporation) (Branch office in India)
                 Address:  Louis Leconte Street, Curepipe, Mauritius
06            MEC Indo Coal B.V. (Netherlands co.) (Adaro Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               P. T. Adaro Indonesia (equity) 8.17%
                 Address:  Suite 704, World Trade Centre, Jl. Jend. Sudirman Kav. 31, Jakarta 12920 Indonesia
06            MEC Indonesia B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               PT. Paiton Energy (Indonesia company) (equity) (Paiton Project) 40% [See 4.EME12]
                 Address:  Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC International Holdings B.V. (Netherlands corporation) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission Energy International B.V. (Netherlands company) 1%
07               MEC Esenyurt B.V. (Netherlands co.) (Doga Project) 1%
08                  Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish corp.) (Project company) 80% [See 4.EME22]

08                  Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation) (Heat company) 80%
08                  Doga Isletme ve Bakim Ticaret L.S. (Turkish corporation) (OandM company) 80%
07               MEC IES B.V. (Netherlands company) (ISAB Project) 1%
08                  ISAB Energy Services s.r.l. 49%
07               MEC India B.V. (Netherlands company) 1%
08                  Edison Mission Energy Power (Mauritius corporation)
07               MEC Indo Coal B.V. (Netherlands co.) (Adaro Project) 1%
08                  P. T. Adaro Indonesia (equity) 8.17%
07               MEC Indonesia B.V. (Netherlands company) 1%
08                  PT. Paiton Energy (Indonesia company) (equity) (Paiton Project) 40% [See 4.EME12]
07               MEC Laguna Power B.V. (Netherlands company) (Thailand Project) 1%
08                  Gulf Power Generation Co. Ltd. (Bangkok corp.) 40%
07               MEC Perth B.V. (Netherlands company) (Kwinana Project) 1%
08                  Kwinana Power Partnership (Australian G.P.) 99%
09                      Perth Power Partnership 70% (Kwinana Project) [See 4.EME10]
07               MEC Priolo B.V. (Netherlands company) (ISAB Project) 1%
08                  ISAB Energy, s.r.l. (Italian J.V. company) (equity) 1% of 49% (quota, not shares)
                    [See 4.EME20]
07               MEC San Pascual B.V. (Netherlands company) 1%
08                  San Pascual Cogeneration Company International B.V. 50%
09                      San Pascual Cogeneration Company (Philippines) Ltd. (San Pascual Project) (equity) 1%GP and 74%LP
08                  Morningstar Holdings B.V. (formerly Beheer-en Beleggingsmaatschappij Vestra B.V.) 50%
07               MEC Sidi Krir B.V. (Netherlands company) 1%
07               MEC Sumatra B.V. (Netherlands company) 1%
07               MEC Wales B.V. (Netherlands Company) 1%
08                  Mission Hydro Limited Partnership (UK LP)
09                      EME Generation Holdings Limited (UK Co.) 100%
10                         Loyvic Pty Ltd. (Australia company) 100%
11                            Energy Capital Partnership (Australia partnership) 1%
12                               Enerloy Pty Ltd. (Australia co.) 100%
10                         EME Victoria Generation Limited (UK co.) 100%
11                            Energy Capital Partnership (Australia partnership 98%
12                               Enerloy Pty Ltd. (Australia company) 100%
11                            Mission Energy Development Australia Pty Ltd.
12                               Gippsland Power Pty Ltd 100%
13                                   Loy Yang B Joint Venture 49% [See 4.EME11]
10                         Energy Capital Partnership (Australia partnership) 1%LP
11                            Enerloy Pty Ltd. (Australia company) 100%
10                         First Hydro Holdings Company (Australia partnership) 99%
11                            First Hydro Company 99% [See 4.EME15]
11                            First Hydro Finance plc 100%
12                               First Hydro Company 1% [See 4.EME15]
07               Mission Energy Italia s.r.l. 10% (Office in Italy)
                 Address:  via Mar della Cina, 304, 00144 Rome, Italy
07               P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 1%
                 Address:  Jl. Raya Surabaya Situbondo Km 141, P.O. Box
                 78, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC Laguna Power B.V. (Netherlands co) (Malaya Proj) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
                 Address:  888/101 Mahatun Plaza Tower, 10th Floor, Ploenchit, Lumphini, Patumwan, Bangkok 10330
06            MEC Perth B.V. (Netherlands co.) (Kwinana Project) 99%
07               Kwinana Power Partnership (Australian G.P.) 99%
                 Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000

08                  Perth Power Partnership 70% (Kwinana Project) [See 4.EME10]
                    Address:  James Court, Kwinana Beach 6167, Western Australia
06            MEC Priolo B.V. (Netherlands co.) (ISAB Project) 99%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               ISAB Energy, s.r.l. (Italian J.V. company) (equity) 99% of 49% (quota, not shares)
                 [See 4.EME20]
                 Address:  Corso Gelone No. 103, Siracusa, Sicily, Italy
06            MEC San Pascual B.V. (Netherlands company) 99%
              Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
07               San Pascual Cogeneration Company International B.V. 50%
                 Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
08                  San Pascual Cogeneration Company (Philippines) Ltd (San Pascual Project) (equity) 1%GP and
                    74%LP
                    Address:  Unit 1610/1611, Tower One, Ayala Triangle, Ayala Ave, 1200 Makati City, Metro
                    Manila, Philippines
07               Morningstar Holdings B.V. (formerly Beheer-en Beleggingsmaatschappij Vestra B.V.) 50%
                 Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
06            MEC Sidi Krir B.V. (Netherlands company) 99%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            MEC Sumatra B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            MEC Wales B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Mission Hydro Limited Partnership 69%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Generation Holdings Limited (UK company) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Loyvic Pty Ltd. (Australia company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Energy Capital Partnership (Australia partnership) 1%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Enerloy Pty Ltd. (Australia company) 100%
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
09                      EME Victoria Generation Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Energy Capital Partnership (Australia partnership 98%
11                            Enerloy Pty Ltd. (Australia company) 100%
10                         Mission Energy Development Australia Pty Ltd. 100%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Gippsland Power Pty Ltd 100%
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
12                               Loy Yang B Joint Venture 49% [See 4.EME11]
                                 Address: Bartons Lane, Loy Yang, Victoria, Australia 3844
09                      Energy Capital Partnership (Australia partnership) 1%LP
10                         Enerloy Pty Ltd. (Australia company) 100%
09                      First Hydro Holdings Company (Australia partnership) 99%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         First Hydro Company 99% [See 4.EME15]
                           Address:  Bala House, St. David's Park, Ewloe, Dlwyd, Wales CH5 3XJ
10                         First Hydro Finance plc 100%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England

11                            First Hydro Company 1% [See 4.EME15]
                              Address:  Bala House, St. David's Park, Ewloe, Dlwyd, Wales CH5 3XJ
06            Mission Energy Company (UK) Limited (United Kingdom private limited company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Derwent Cogeneration Limited (United Kingdom private limited liability company) (equity) 33%
                 [See 4.EME14]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Energy Limited (UK private limited company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Services Limited (UK private limited company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Mission Hydro (UK) Limited 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  First Hydro Holdings Company 1%
09                      First Hydro Company 99% [See 4.EME15]
09                      First Hydro Finance plc 100%
10                         First Hydro Company 1% [See 4.EME15]
08                  Mission Hydro Limited Partnership 1%GP
09                      EME Generation Holdings Limited (UK co.) 100%
10                         Loyvic Pty Ltd. (Australia company) 100%
11                            Energy Capital Partnership (Australia partnership) 1%
12                               Enerloy Pty Ltd. (Australia co.) 100%
10                         EME Victoria Generation Limited (UK co.) 100%
11                            Energy Capital Partnership (Australia partnership 98%
12                               Enerloy Pty Ltd. (Australia co.) 100%
11                            Mission Energy Development Australia Pty Ltd.
12                               Gippsland Power Pty Ltd 100%
13                                   Loy Yang B Joint Venture 49% [See 4.EME11]
10                         Energy Capital Partnership (Australia partnership) 1%LP
11                            Enerloy Pty Ltd. (Australia company) 100%
10                         First Hydro Holdings Company (Australia partnership) 99%
11                            First Hydro Company 99% [See 4.EME15]
11                            First Hydro Finance plc 99%
12                               First Hydro Company 1% [See 4.EME15]
07               Pride Hold Limited (United Kingdom corp.) 99%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Lakeland Power Ltd. (United Kingdom private limited liability company) 100%
                    [See 4.EME19]
                    Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ
08                  Lakeland Power Development Company (UK corp.) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Rapid Energy Limited
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Mission Energy Italia s.r.l. 90% Rep Office in Italy
              Address: Villa Brasini, Via Flaminia 497, 00191 Rome Italy
06            Mission NZ Operations B.V. 100% (Inactive)
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            Pride Hold Limited (United Kingdom corporation) 1%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Lakeland Power Development Company (UK corp.) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Lakeland Power Ltd. (United Kingdom private limited liability company) 100% [See 4.EME19]
                 Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ

06            EcoElectrica S.a.r.l. (Luxemburg)
              Address:  12-16, Avenue Monterey, L-2163 Luxembourg
07               EME del Caribe Holding GmbH (Austria)
                 Address:  4020 Linz, Landstrasse 12, Austria
08                  EME del Caribe (Cayman Islands)
                    Address:  First Floor, Caledonian House, Mary St, George Town, Grand Cayman, Cayman Islands
09                      EcoElectrica Holdings, Ltd. (Cayman Islands) 50%
                        Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
10                         EcoElectrica Ltd. (Cayman Islands) 100%
                           Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
11                            EcoElectrica LP (Bermuda partnership) (equity) 1% [See 4.EME08]
                              Address:  Plaza Scotiabank, 273 Ponce de Leon Avenue, Suite 902, Hato Rey, Puerto
                              Rico 00918
10                         EcoElectrica LP (Bermuda partnership) (equity) 99% [See 4.EME08]
                           Address:  Plaza Scotiabank, Suite 902, Avenida Ponce de Leon 273, Hato Rey, Puerto
                           Rico 00918
06            Southwestern Generation B.V. 100%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
06            Traralgon Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and
                 MEVALP 1%)
08                  Latrobe Power Partnership (Australian partnership) 99%
09                      Loy Yang B Joint Venture 51% [See 4.EME11]

2.  A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED
FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION,
TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING
PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION
FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE
ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF
SUCH STATE.

Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of
1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas.
None of Claimant's subsidiaries, other than SCE, is a public utility company.  SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

SCE owns and operates one diesel-fueled generating plant, 36 hydroelectric plants (plus two fishwater generators shown in the detail below) and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating
Station.  These plants are located in Central and Southern California.  Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island.  SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear Generating Station, located near Phoenix, Arizona, and an undivided 48% interest in Units 4 and 5 of the Four Corners Project, a coal-fueled steam electric generating plant in New Mexico, all of which are operated by other utilities.  SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark
County, Nevada.  Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

SCE's transmission facilities consist of approximately 7,225.3 circuit miles of 33kV, 55kV, 66kV, 115kV and 161kV lines, 3,523.6 circuit miles of 220kV lines, and 1235.9 circuit miles of 500kV lines consisting of 998.4 miles in
California, 125.4 miles in Nevada and 112.1 miles in Arizona.  SCE's distribution facilities consist of approximately 60,739.1 overhead circuit miles and 33,973.9 underground circuit miles, and 563 distribution substations, all of which are located in California.

3.  THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY
PUBLIC UTILITY COMPANIES:

(a)  NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS
DISTRIBUTED AT RETAIL.

Claimant:  None.
SCE:
(1)  78,453,624,000 kwh of electric energy sold at retail.
(2)  $7,393,728,255 of total revenues from such sales.

(b)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE
STATE IN WHICH EACH COMPANY IS ORGANIZED.

Claimant:  None.
SCE:  None.

(c)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE
STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  57,980,000 kwh of electric energy sold at wholesale outside of California or at the state line.
(2)  $24,997,373 of total revenues from such sales.

(d)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN
WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  1,692,768,170 kwh of electric energy purchased at wholesale outside of California or at the state line.
(2)  $191,257,254 of total expenses from such purchases.

4.  THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS
DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

(a)  NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY
COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT
RETAIL OF NATURAL OR MANUFACTURED GAS.

(b)  NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION
OF THE INTEREST HELD.

(c)  TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY
DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY
CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR
INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN
UTILITY COMPANY.

(d)  CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

(e)  IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A
SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH
AGREEMENT(S).

                                                  EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A. [FUCO]

(a)  Electricidad de la Paz S.A. ("Electropaz"), Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia.

Electropaz's facilities consists of substations and distribution lines serving approximately 290,000 retail customers in La Paz and El Alto, Boliva.  Electropaz does not own generation or transmission facilities.

(b)  Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding Epsilon; Mission
Funding Epsilon through its wholly owned subsidiary, Edison Capital International (Bermuda) Ltd. owns a 14%
interest in Electropaz.  Iberdrola II Investimentos Ltda is the majority owner of Electropaz; Banco Santander
Central Hispanoamericano S.A. owns a 10% interest; and Paz Holdings Ltd. owns a 32.9% interest. The voting securities of Paz Holdings Ltd, 30.42%, are held by Edison Capital International (Bermuda) Ltd., with 43.22% held by Andes Energy XII Ltd. and 26.36% held by GE Capital Services Structured Finance Group, Inc.  Andes Energy XII
is wholly-owned by AIG-GE Capital Latin American Infrastructure Fund L.P. in which Edison Capital Latin American
Investments (Bermuda) Ltd. holds an indirect 7.89% interest.  Edison Capital Latin American Investments (Bermuda)
Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd., in the amount of $7.0 million.

(d)  Capitalization or total equity for the period ending December 31, 2000 = $48,625,985
Net income after taxes for 2000 = $7,000,150

(e)  There are no service, sales or construction contracts between Electropaz and any system company.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A. [FUCO]

(a)  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo"), Calle Junin No. 71, Casilla 53, Oruro, Boliva.

Elfeo's facilities used for the generation, transmission, or distribution of electric energy for sale consist primarily of substations and distribution lines serving approximately 40,600 retail customers in the cities of
Oruro and Huaruni.  Elfeo does not own generation or transmission facilities.

(b)  Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding Epsilon; Mission
Funding Epsilon through its wholly owned subsidiary, Edison Capital International (Bermuda) Ltd. owns a 14%
interest in Elfeo. Iberdrola II Investimentos Ltda. is the majority owner of Elfeo with 60.52% interest, and Paz
Holdings Ltd. owns a 32.9% interest. The voting securities of Paz Holdings Ltd., 30.42%, are held by Edison
Capital International (Bermuda) Ltd., with 43.22% held by Andes Energy XII Ltd. and 26.36% held by GE Capital
Services Structured Finance Group, Inc.  Andes Energy XII is wholly-owned by AIG-GE Capital Latin American
Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect
7.89% interest.  Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd, in the amount of $0.4 million.

(d)  Capitalization or total equity for the period ending December 31, 2000 = $5,131,180
Net income after taxes for 2000 = $419,420

(e)  There are no service, sales or construction contracts between Elfeo and any system company.

4.EC03  EPZ MISSION FUNDING MU TRUST [FUCO]

(a)  EPZ Mission Funding MU Trust ("EPZMFMT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission
Funding Alpha, which owns 100% of Mission Funding Mu.  EPZMFMT is a business trust created under the laws of the
State of Delaware.  Mission Funding Mu is the 100% beneficial owner of the beneficial interest in EPZMFMT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000.  Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding
Alpha.

(d)  Capitalization or total equity for the period ending December 31, 2001 = $24,296,678
Net income after taxes for 2001 = $947,380

(e)  There are no contracts between EPZ and any system company.

4.EC04  EPZ MISSION FUNDING NU TRUST [FUCO]

(a)  EPZ Mission Funding Nu Trust ("EPZMFNT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission
Funding Delta, which owns 100% of Mission Funding Nu.  EPZMFNT is a business trust created under the laws of the
State of Delaware.  Mission Funding Nu is the 100% beneficial owner of the beneficial interest in EPZMFNT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000.  Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission
Housing Investments.

(d)  Capitalization or total equity for the period ending December 31, 2001 = $51,917,594
Net income after taxes for 2001 = $2,074,581

(e)  There are no contracts between EPZ and any system company.

4.EC05  LAKOTA RIDGE LLC [EWG]

(a)  Lakota Ridge, L.L.C. ("Lakota"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Lakota is an 11.25 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 15 Micon M1800 750 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Funding Zeta, owns a 75% interest in Lakota and Heller Financial, Inc. owns a 24.9% interest.  Northern
Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,667,030.

(d)  Capitalization or total equity for the period ending December 31, 2000 = $5,160,817
Net loss after taxes for 2000 = ($654,980)

(e)  There are no service, sales or construction contracts between Lakota and any system company.

4.EC06  SHAOKATAN HILLS LLC [EWG]

(a)  Shaokatan Hills L.L.C. ("Shaokatan"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Shaokatan is a 11.9 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 18 Vestas V-44 660 kW wind turbines atop tubular type towers.

(b)  Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Funding Zeta, owns a 75% interest in Shaokatan and Heller Financial, Inc. owns a 24.9% interest.
Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Funding Zeta, made a capital contribution of $5,161,500.

(d)  Capitalization or total equity for the period ending December 31, 2000 = $5,887,814
Net loss after taxes for 2000 = ($651,808)

(e)  There are no service, sales or construction contracts between Shaokatan and any system company.

4.EC07  WOODSTOCK HILLS LLC [EWG]

(a)  Woodstock Hills L.L.C. ("Woodstock"), c/o DanMar and Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Woodstock is a 10.2 megawatt windpowered electric generation facility (the "Facility") located on the Buffalo
Ridge in Southwestern Minnesota, consisting of 17 Vestas V-44 600 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Funding Zeta, owns a 75% interest in Woodstock and Heller Financial, Inc. owns a 24.9% interest.
Woodstock owns a 0.1% interest and is the manager of the Facility.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Funding Zeta, made a capital contribution of $4,200,000.

(d)  Capitalization or total equity for the period ending December 31, 2000 = $5,091,609
Net loss after taxes for 2000 = ($371,953)

(e)  There are no service, sales or construction contracts between Woodstock and any system company.

4.EC08  STORM LAKE PARTNERS I LLC [EWG]

(a)  Storm Lake Power Partners I LLC ("Storm Lake"), 13000 Jameson Road, Tehachapi, CA 93561.

Storm Lake is a 112.5 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in northwestern Iowa, consisting of 150 Zond, Z-50 750 kW wind turbines atop lattice towers.

(b)  Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Iowa Wind Company, owns a 99% interest in Storm Lake and Enron Storm Lake I LLC owns 1.0% interest and operates the Facility.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Iowa Wind Company, made a capital contribution of $92,500,000.

(d)  Capitalization or total equity for the period ending December 31, 2000 = $83,073,000
Net loss after taxes for 2000 = ($5,273,000)

(e)  There are no service, sales or construction contracts between Storm Lake and any system company.

                                               EDISON MISSION ENERGY

4.EME01  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

(a)  Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY"), Flushing Avenue, Cumberland Street, Building 41,
Brooklyn, NY 11205

BNY's facilities consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial
Park in Brooklyn, New York.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration Partners,
L.P., the exempt wholesale generator.

(c)  Capital contributions made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., were in the amount of $12,758,043.  BNY completed a $407 million permanent non-recourse financing for the project
(the "Financing").  Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with certain construction litigation between BNY (and its partners) and PMNC, as contractor for BNY.  Said indemnification has been assigned for the benefit of the senior lenders of the
Financing.  Mission Energy New York, Inc., entered into a Construction Loan Note (approximately $94 million) in favor of BNY to fund a portion of the project.

(d)  Capitalization or total equity = ($40,785,925)
Net loss after taxes for 2001 = ($13,670,155)

(e)  Other than with respect to the Edison Mission Energy indemnity and the Construction Loan Note as listed in
Item (c) above, there are no contracts between BNY and any system company.

4.EME02  COMMONWEALTH ATLANTIC L.P. [EWG]

(a)  Commonwealth Atlantic Limited Partnership ("CALP"), 2837 South Military Highway, Chesapeake, VA 23323-0286

CALP is a 340 MW natural gas and distillate oil fired peaking power generation facility (the "Facility") selling power to Virginia Power.  The Facility went into operation on June 4, 1992.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Hanover Energy Company owns Chickahominy River Energy Corp. which owns a 1% general partnership interest and a 49% limited partnership interest in CALP, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Chickahominy River Energy
Corp. in the amount of $14,020,000.

(d)  Capitalization or total equity = $12,097,386
Net income after taxes for 2001 = $1,764,467

(e)  There are no contracts between CALP and any system company.

4.EME03  GORDONSVILLE ENERGY, L.P. [EWG]

(a)  Gordonsville Energy, L.P. ("GELP"), 115 Red Hill Road, Gordonsville, VA 22942

GELP is a gas-fired cogeneration facility with an anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months.  The electricity generated by the facility is sold to
Virginia Electric & Power Company under two 30-year Power Purchase Agreements.  The steam generated by the facility is sold to Rapidan Service Authority.  This facility is located one mile southwest of Gordonsville,
Virginia, in Louisa County.  GELP went into operation on June 1, 1994.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Madison Energy Company ("Madison") owns a 49% limited partnership interest in GELP and, through its wholly owned subsidiary Rapidan Energy Company ("Rapidan"), owns a 1% general partnership interest in
GELP, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiaries Madison in the amount of
$25,237,450 and Rapidan in the amount of $515,050, providing a total amount of $25,752,500.  As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company
("Jefferson"), a wholly owned subsidiary of Edison Mission Energy which sold its interest to Northern Hydro
Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission
Energy guarantee the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.

(d)  Capitalization or total equity = $33,053,217
Net income after taxes for 2001 = $3,869,626

(e)  Edison Mission Operation & Maintenance, Inc. ("EMOM") operates this facility.  EMOM received $709,318 in compensation as operator in 2001.

4.EME04  HARBOR COGENERATION COMPANY [EWG]

(a)  Harbor Cogeneration Company ("Harbor"), 420 Henry Ford Avenue, Wilmington, CA  93210

Harbor, a California general partnership, was organized on March 12, 1987, and owns and operates an 80 MW cogeneration facility located in the Wilmington Oil Field in California near the City of Long Beach.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
South Coast Energy Company, which owns 30% general partnership interests in Harbor, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary South Coast Energy Company in the amount of $3,577,468.

(d)  Capitalization or total equity = $32,553,825
Net income after taxes for 2001 = $2,088,248

(e)  Edison Mission Marketing & Trading Inc. ("EMMT"), a wholly owned subsidiary of Edison Mission Energy, provides services to Harbor, including marketing, trading and selling of Energy (as defined in the Energy Sales and Fuel Sales Agreement dated as of June 14, 1999, between Harbor Cogeneration Company and EMMT (the
"Agreement") and Ancillary Services (as defined in the Agreement) to third parties.  As of December 31, 2001,
EMMT has received $0 in exchange for services provided to Harbor pursuant to the Agreement.

4.EME05  EME HOMER CITY GENERATION L.P. [EWG]

(a)  EME Homer City Generation L.P. ("Homer City"), 1750 Power Plant Road, Homer City, PA  15748-8009

Homer City operates a 1,884 MW coal-fired generating station located in Indiana County, approximately 45 miles northeast of Pittsburgh, Pennsylvania.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Edison Mission Holdings Co.; Edison Mission Holdings Co., through its wholly owned subsidiary Mission Energy
Westside, Inc., owns a 1% general partnership interest in Homer City and through its wholly owned subsidiary
Chestnut Ridge Energy Company, owns a 99% limited partnership interest in Homer City, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Holdings Co.
in the amount of $1,363,948,000.

Guarantees:

Pursuant to a Guaranty dated as of August 1, 1998 (the "EME Guaranty"), EME guaranteed all of the obligations under the Asset Purchase Agreement pursuant to which it agreed to acquire Homer City.  On March 18, 1999, Edison
Mission Holdings Co., a wholly owned subsidiary of EME ("EM Holdings"), closed a $1.1 billion financing and EME closed a $700 million financing the proceeds of which, together with approximately $300 million of cash, were used to finance the acquisition pursuant to the terms of the Asset Purchase Agreement.  The EM Holdings financing is structured on a limited recourse basis, in which the lenders look primarily to the cash revenues of Homer City to repay the debt.  In connection with the EM Holdings financing and the issuance of $830 million senior secured bonds by EM Holdings in May 1999, EME entered into a Credit Support Guarantee under which EME agreed to guarantee the payment and performance of the obligations of EM Holdings to the bond holders, banks and other secured parties which financed the acquisition of Homer City in an aggregate amount not to exceed approximately $42 million.  In addition, to satisfy the requirements under the EM Holdings financing to have a Debt Service Reserve
Requirement in an amount equal to six months' debt service projected to be due following the payment of a distribution, EME entered into a Debt Service Reserve Guarantee in which EME agreed to guarantee the payment and performance of the obligations of EM Holdings in the amount of approximately $35 million.  As of April 2, 2001, the Debt Service Reserve Guarantee by EME was replaced by a Letter of Credit in the amount of $35,350,600 for the account of EM Holdings.  As of March 18, 2001, EME provided a guarantee of EM Holdings' debt service obligations in the amount of $9 million to the lenders involved in the bank financing (the "EM Holdings Guarantee").

On December 7, 2001, Homer City was sold to and leased back from eight special purpose vehicles.  Under this arrangement, the $830 million senior secured bonds were assumed by the eight special purpose vehicles.  These bonds will be serviced by a portion of the lease rental payments to be paid by Homer City L.P. to the new owners of Homer City.  In connection with the sale-leaseback, the Credit Support Guarantee, which was due to expire on
December 31, 2001, and the EM Holdings Guarantee, were terminated.

Pursuant to eight Special Tax Indemnity Agreements executed in connection with the sale-leaseback, each dated as of December 7, 2001, with Homer City L.P. and General Electric Capital Corporation ("GECC"), EME agreed to indemnify GECC against certain tax losses which might arise either (i) as a result of the existence of certain provisions in the Operative Documents relating to the leveraged lease financing, or (ii) as a result of certain actions by Homer City L.P. during the term of the lease.

(d)  Capitalization or total equity = $698,755,000
Net income after taxes for 2001 = $74,418,000

(e)  Edison Mission Energy Services, Inc. (formerly Edison Mission Energy Fuel Services, Inc.) provides services to Homer City relating to arranging for the supply of fuel to the facility pursuant to the Fuel Services
Agreement (the "Agreement") between Edison Mission Energy Services, Inc. and Homer City.  As of December 31,
2000, Edison Mission Energy Services, Inc. has received payment in the amount of $286,947 for services provided pursuant to the Agreement.

Edison Mission Financial Marketing & Trading Co.("EMFM&T"), now Edison Mission Marketing & Trading, Inc. as
EMFM&T merged into Edison Mission Marketing & Trading, Inc. ("EMMT") on June 28, 2000, a wholly owned subsidiary of Edison Mission Energy, has entered into an NOx Allowance Sales Agreement with Homer City, wherein EMMT is to purchase from and/or sell to Homer City, NOx Allowances available to Homer City and as required for the use in the operation and maintenance of the Homer City facility.  As of December 31, 2000, Homer City paid $11,498,696 to EMMT for NOx Allowances.

EMMT, a wholly owned subsidiary of Edison Mission Energy entered into an Energy Sales Agreement with Homer City, wherein EMMT shall purchase Energy from Homer City (defined as electric energy, expressed in megawatt hours or capacity, of the character commonly known as three-phase, sixty hertz electric energy that is delivered at the nominal voltage of the delivery point).  As of December 31, 2001, Homer City paid $938,325 to EMMT for energy provided pursuant to the Agreement.

4.EME06  MIDWEST GENERATION, LLC. [EWG]

(a)  Midwest Generation, LLC ("Midwest"), One Financial Place, 440 South LaSalle Street, Suite 3410, Chicago, IL
60605

Midwest owns and/or leases and operates 9,539 MW of generating capacity ("Facilities") acquired from Commonwealth
Edison Company and sells electric energy at wholesale.  Facilities consist of:

(a.1)  Six coal-fired plants located in Illinois totaling 5,646 MW:
542 MW Crawford plant in Chicago
327 MW Fisk plant in Chicago
789 MW Waukegan plant in Waukegan
1358 MW Joliet plant in Joliet
1092 MW Will County plant in Lockport
1538 MW Powerton plant in Pekins

(a.2)  2,698 MW dual-fueled Collins Station in Morris, Illinois

(a.3)  71 dual-fueled peaking units, totaling 1,195 MW, located at the Crawford, Fisk, Waukegan, Calumet, Joliet,
Bloom, Electric Junction, Sabrooke, and Lombard Stations.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Midwest Generation EME, LLC; Midwest Generation EME, LLC owns 100% of Edison Mission Midwest Holdings Co.
("Holdings") which owns 100% of Midwest, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Holdings in the amount of
$2,500,000,100.

Guarantees:
On March 22, 1999, EME entered into an Asset Sale Agreement to acquire 100% of the fossil-fuel generating assets of Commonwealth Edison Co. ("Com Ed") totaling 9,722 MW for a purchase price of $4,813,121,000.  This agreement was assigned to Midwest Generation, LLC, a wholly owned subsidiary of EME, on December 15, 1999, at the closing of the transaction.  Midwest Generation, LLC operates the plants, which are all located in Illinois.  Pursuant to the Asset Sale Agreement, EME agreed to unconditionally and irrevocably guarantee to ComEd and all of its successors and assigns, the due and punctual performance by any assignee of all covenants, agreements, terms, conditions, undertakings, indemnities and other obligations to be performed and observed by such assignee under the related agreements, including the transition power purchase agreements.
Pursuant to the Agency Agreement, dated as of December 15, 1999, between Commonwealth Edison Company, Edison
               ----------------------------------------------------------------------------------------------
Mission Midwest Holdings Co. and Edison Mission Energy, relating to Coal Purchase Contract and Railcar Lease
-------------------------------------------------------------------------------------------------------------
Agreement, EME and its affiliates receive the benefits of and are responsible for the liabilities under the
---------
agreements listed below (the "Unassigned Agreements") to which Commonwealth Edison Company is a party.
Commonwealth Edison Company acts as EME's agent with respect to the Unassigned Agreements and EME is responsible for 78% of Commonwealth Edison Company's costs in managing the Unassigned Agreements.  The Unassigned Agreements
include:

(a)      Amended and Restated Coal Purchase Contract between Commonwealth Edison Company and Decker Coal Company dated January 1, 1993, as further amended by Amendment No. 1 in 1993; Amendment No. 2 on June 16, 1994;
         Amendment No. 3 on May 1, 1995; Amendment No.4 on January 1, 1996; Amendment No. 5 on February 1, 1997;
         Amendment No. 6 on January 1, 1997; and Amendment No. 7 on February 1, 1999.

(b)      Railcar Lease Agreement dated July 15, 1993 between Commonwealth Edison Company and Society National
         Bank and related documents.

Synthetic Lease
---------------

On June 10, 2000, Midwest Generation, LLC, ("Midwest Generation") completed an approximate $300 million synthetic lease transaction of the "on-site" and "off-site" peaking units acquired from Commonwealth Edison Company in
December, 1999.  Together, the on-site peakers and off-site peakers transferred by Midwest Generation consist of
70 combustion turbines and related equipment.  The proceeds from the transaction ($300 million) were loaned by
Midwest Generation to EME, and in exchange EME issued Midwest Generation an intercompany note in the same amount.  Simultaneously, the `lessor trust' leased the peaking units to Midwest Generation, as Lessee, for an approximate five-year term.  EME, as guarantor, agreed to unconditionally guaranty Midwest Generation's obligations under the Synthetic Lease except for Midwest Generation's environmental obligations.

Leveraged Lease
---------------

On August 24, 2000, Midwest Generation entered into a sale-leaseback transaction with respect to the Powerton and
Joliet power facilities to third party lessors for an aggregate purchase price of $1.367 billion.  Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation will make semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001.  Recourse to Midwest Generation under the leases is limited to amounts which would otherwise be distributable to Edison Mission Midwest Holdings Co.  EME guaranteed the payments under a Guarantee dated August 24, 2000. If a lessor intends to sell its interest in the
Powerton or Joliet power facility, Midwest Generation has a

first right of refusal to acquire the interest at fair market value. The lessor debt of $1.147 billion was obtained from the issuance by Midwest Generation of Pass-Through Certificates, Series A, with a term of approximately nine years and a fixed interest rate of 8.30% and Pass-Through Certificates, Series B, with a term of approximately sixteen years and a fixed interest rate of 8.56%.

Pursuant to four Tax Indemnity Agreements, each dated as of August 17, 2000, EME agreed to indemnify the lessors against certain tax losses which might arise as a result of certain actions by Midwest during the term of the lease.

 (d)  Capitalization or total equity = $2,469,137,000
Net income after taxes for 2001 = $13,485,000

(e)

Services Agreements
-------------------

Administrative services such as payroll, employee benefits programs and information technology, all performed by
Edison International or Edison Mission Energy, are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates, including Midwest.  Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor, including operating revenues, operating expenses, total assets and number of employees.  In addition, Midwest sometimes directly requests services of Edison International or Edison
Mission Energy, and those services are performed for Midwest's benefit.  Labor and expenses of these directly requested services are specifically identified and billed at cost.  Midwest made reimbursements for the costs of these programs and other services, which amounted to $127.4 million for the year ended December 31, 2001.

Support Services Agreement
--------------------------

Midwest entered into an agreement with Midwest Generation EME, LLC to provide support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities.  Under the terms of the agreement, Midwest reimburses Midwest Generation EME, LLC for actual costs incurred by functional area in providing support services, or in the case of specific tasks Midwest requests, the amount negotiated for the task.  Actual costs billable under this agreement for the year ended December 31, 2001, were $7.0 million.

Energy Purchase and Sales Agreement
-----------------------------------

Midwest entered into an agreement with EMMT for the purchase and sale of energy. Under the terms of the agreement, EMMT pays Midwest for the actual price of energy contracted with third parties, less
$.02/megawatt-hour.  The amount paid or payable to EMMT under this agreement for the year ended December 31,
2001, was $0.9 million.

Services Agreement (Natural Gas)
--------------------------------

Midwest entered into an agreement with EMMT to provide services related to purchasing, transportation and storage of natural gas.  Under the terms of the agreement, Midwest pays EMMT a service fee of $0.02 for each MMBtu of natural gas delivered to Midwest, plus the actual cost of the gas.  The amount billable under this agreement for the year ended December 31, 2001, was $0.9 million.

Fuel Services Agreement
-----------------------

Midwest entered into an agreement with Edison Mission Energy Services, Inc. to provide fuel and transportation services related to coal and fuel oil.  Under the terms of the agreement, Midwest pays Edison Mission Energy
Services, Inc. a service fee of $0.06 for each ton of coal delivered to Midwest and $0.05 for each barrel of fuel oil delivered to Midwest, plus the actual cost of the commodities.  The amount billable under this agreement for the year ended December 31, 2001, was $1.3 million.

4.EME07  NEVADA SUN-PEAK LIMITED PARTNERSHIP [EWG]

EDISON MISSION ENERGY SOLD ITS INTERESTS IN THIS EWG ON DECEMBER 5, 2001.

(a)  Nevada Sun-Peak Limited Partnership ("Nevada Sun-Peak"), 200 South Virginia Street, Reno, NV 89501

Nevada Sun-Peak owns a three unit, natural gas and oil fired combustion turbine generation facility designed to produce a net output of approximately 210 MW.  The combustion turbines (General Electric PG 7111-EA-CTGs) are capable of operating on either natural gas or No. 2 distillate fuel oil.  The transmission facilities associated with the plant are owned by Nevada Power Company.  The facility is located near Las Vegas, Nevada.  Commercial operation began on June 8, 1991.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Quartz Peak Energy Company, which owns 50% of Nevada Sun-Peak, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Quartz Peak Energy Company in the amount of $8,125,500.

(d)  Capitalization or total equity = $0
Net income after taxes for 2001 = $1,264,271

(e)  There are no contracts between Nevada Sun-Peak and any system company.

4.EME08  ECOELECTRICA LP [FUCO]

(a)  EcoElectrica L.P. ("EcoElectric"), a Bermuda limited partnership ("EcoElectrica") Plaza Scotiabank, Suite
902, Avenida Ponce de Leon 273, Hato Rey, Puerto Rico 00918

EcoElectrica owns and operates a liquefied natural gas marine unloading facility, two 1,000,000-barrel LNG storage tanks, LNG vaporization equipment, an approximately 461 MW cogeneration power plant facility with two natural gas turbines and one steam turbine, and a desalination plant, located in Penuelas, Puerto Rico.
EcoElectrica also owns and operates: a 2.3 mile, 230 kV transmission line connecting the power plant substation to an existing Puerto Rico Electric Power Authority ("PREPA") substation, a 1.2 mile, 24 inch diameter natural gas accumulator pipeline, a 3.5 mile, 10 inch diameter pipeline to supply liquefied petroleum gas ("LPG") to the facility, and a 1.1 mile, 6 to 8 inch diameter pipeline connecting the natural gas accumulator and PREPA's Costa
Sur Power Plant.  EcoElectrica became operational in March 2000.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of EcoElectrica S.a.r.l; EcoElectrica S.a.r.l. owns 100% of EME del Caribe Holding GmbH; EME del
Caribe Holding GmbH owns 100% of EME del Caribe; EME del Caribe owns 50% of EcoElectrica Holdings, Ltd.;
EcoElectrica Holdings, Ltd. owns 100% of EcoElectrica Ltd. and 99%LP of EcoElectrica; EcoElectrica Ltd. owns 1%GP of EcoElectrica, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EcoElectrica S.a.r.l. in the amount of $256,376,254.

The following is a listing of the various obligations of Edison Mission Energy with respect to EcoElectrica:

EcoElectrica entered into an Option to Purchase Agreement with Union Carbide Caribe Inc. ("UCCI") under which
EcoElectrica agreed to indemnify UCCI with respect to certain post-closing activities (property damage or personal injury) and environmental contamination on the plant site.  This indemnity obligation was guaranteed by
Enron Power Corp. and Kenetech Energy Systems Inc., ("KES") pursuant to a Guaranty dated November 25, 1997 (the
"UCCI Guaranty").

Edison Mission Energy was required to execute a Guarantee Assumption Agreement under which Edison Mission Energy agreed to assume all of the obligations of KES under the UCCI Guaranty.

 (d)  Capitalization or total equity = $30,241,500
Net income after taxes for 2001 = $13,285,216

(e)  Assignment and Assumption Agreement:  On October 31, 1997, KES Bermuda, Inc. and EcoElectrica entered into that certain Administrative Services Agreement pursuant to which KES Bermuda, Inc. receives a fee, plus expense reimbursement in return for providing advisory services to EcoElectrica.  As of December 23, 1998, KES Bermuda,
Inc. assigned its rights, title and interests under said agreement to EME del Caribe.  As of December 31, 2001,
EME del Caribe has received $2,374,856 for providing services to EcoElectrica.

4.EME09  CONTACT ENERGY LIMITED [FUCO]

(a)  Contact Energy Limited ("Contact"), Level 1, Harbour City Tower, 29 Brandon Street, Box 10-742, Wellington,
New Zealand

In March 1999, Edison Mission Energy Taupo Ltd.("EME Taupo"), an indirect, wholly owned subsidiary of Edison
Mission Energy entered into agreements with the government of New Zealand to acquire 40% of Contact.  Contact owns and operates hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand with a total generating capacity of 2,449 MW.  Contact also supplies gas and electricity to customers in New Zealand and has a minority interest in a power project in Australia.  The acquisition was conditioned on the New Zealand government completing an initial public offering of the remaining 60% of Contact, which occurred in mid-May 1999.

In December 2000, EME Taupo transferred its 40% interest in Contact to EME Pacific Holdings ("Pacific"), an indirect, wholly owned subsidiary of Edison Mission Energy as part of a global restructuring of Edison Mission
Energy's investment in Contact (the "Transfer").  In connection with the Transfer, Edison Mission Energy entered into a further Deed of Covenant in favor of the institutional subscriber of $160 million of the preferred stock issued by EME Taupo in May 1999.  This further Deed of Covenant requires Edison Mission Energy to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New
Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer.  The amount of any compensation that may become payable by Edison Mission Energy under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.  Also in December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by Pacific.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of EME Atlantic Holdings Limited, which owns 100% of EME Ascot Limited, which owns 100% of EME
Buckingham

Limited, which owns 100% of EME Precision B.V., which owns 100% of Mission Energy Universal Holdings [formerly
EME Universal Holdings], which now owns 0.624% of Contact and 100% of Mission Energy Pacific Holdings [formerly
EME Pacific Holdings], which now owns 50.598% of Contact, the foreign utility company.  EME, through its subsidiaries, now owns 51.2% of Contact (excluding the shares held by Contact as treasury stock).

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Project
Company, in the amount of $466,966,613.

In December 2000, EME Taupo transferred its 40% interest in Contact to EME Pacific Holdings, an indirect, wholly-owned subsidiary of Edison Mission Energy as part of a global restructuring of Edison Mission Energy's investment in Contact (the "Transfer").  In connection with the Transfer, Edison Mission Energy entered into a further Deed of Covenant in favor of the institutional subscriber of $160 million of the preferred stock issued by EME Taupo in May 1999.  This further Deed of Covenant requires Edison Mission Energy to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New
Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer.  The amount of any compensation that may become payable by Edison Mission Energy under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.  Also in December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by Pacific.

The preferred stock was redeemed on July 2, 2001.  There are no further obligations under the Deeds of Covenant except to the extent that they relate to dividends already paid.  EME continues to be liable for the low risk of any change in taxation treatment of imputation credits attached to dividends already paid.

As noted above, the preferred stock has been redeemed and no further dividends are to be paid with respect to the preferred stock.  The Deed of Covenant continues for the benefit of the institutional subscriber protecting it against the possibility that the binding ruling ceases to apply in respect of dividends already paid.  EME has obtained a legal opinion that confirms the "low risk" of any change to this taxation treatment.

The acquisition of further shares by Pacific and the funding required for the redemption of the EME Taupo preferred stock was obtained through a refinancing with CSFB and other financial institutions and through a new issue of preferred stock by Pacific. Pacific borrowed the US$ equivalent of N.Z.$135,000,000 to settle the purchase of approximately 7.64% of Contact shares (excluding the shares held by Contact as treasury stock).  This borrowing was repaid with the proceeds of preferred stock issued to the public in New Zealand by a sister company to Pacific, Mission Contact Finance Limited.

The redemption of the NZ$400 million preferred stock was funded by the issue of preferred stock through Mission
Contact Finance Limited and also by borrowings from CSFB for the US dollar equivalent of NZ$386,523,000.

EME has no obligations to any of the lenders or any other third parties in respect of these financing arrangements.

 (d)  Capitalization or total equity = $343,500,683
Net income after taxes for 2001 = $20,031,750

(e)  There are no service, sales or construction agreements between Contact and any system company.

4.EME10  PERTH POWER PARTNERSHIP [FUCO] - SUCCESSOR OF INTEREST TO KWINANA POWER PARTNERSHIP ("KPP")

(a)  Perth Power Partnership ("PPP") (formerly Kwinana Power Partnership), James Court, Kwinana Beach 6167,
Western Australia.

PPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a
116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum
Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with PPP's wholesale purchaser, Western Power Corporation.  KPP commenced operation in December 1996.  On August 11, 2000, KPP sold 30% of the facilities and obligations related to the facilities to SembCorp Energy (Kwinana) Pte Ltd. (SembCorp).  KPP and SembCorp simultaneously formed PPP, a partnership to directly own the facilities.  SembCorp owns a 30% partnership interest in PPP, and KPP owns a 70%
partnership interest.  The partners of KPP continue to be MEC Perth B.V. (99%) and Mission Energy (Kwinana) Pty
Ltd. (1%).

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI directly owns 99% of MEC Perth B.V. and through its wholly owned subsidiary MEC International Holdings B.V.
indirectly owns the remaining 1% of MEC Perth B.V.; MEC Perth B.V. owns 99% of KPP, which owns 70% of PPP, the foreign utility company.  MECI also directly owns 100% of Loy Yang Holdings Pty Ltd, which owns 100% of Edison
Mission Energy Holdings Pty Ltd, which owns 100% of Mission Energy (Kwinana) Pty Ltd, which owns the remaining 1%
of KPP, which owns 70% of PPP, the foreign utility company.

(c)  The only outstanding guarantee by Edison Mission Energy or a subsidiary in relation to PPP is the Guarantee and Indemnity dated March 21, 1995, between KPP and Edison Mission Operation & Maintenance, Inc. ("MOMI
Guarantee") (assigned to PPP on August 11, 2000). The MOMI Guarantee is given to Edison Mission Operation &
Maintenance, Inc. to guarantee the operations of Edison Mission Operations (Kwinana) Pty Ltd under the Kwinana
Operation and Maintenance Agreement dated March 21, 1995.

(d)  Capitalization or total equity = $20,138,855
Net income after taxes for 2001 = $4,514,239

(e)  The Administrative Support Agreement dated March 21, 1995, between Edison Mission Energy Holdings Pty Ltd and KPP (assigned to PPP pursuant to Assumption Deed dated August 8, 2000).  Under the Administrative Support
Agreement, Edison Mission Energy Holdings Pty Ltd agrees to provide personnel and administrative support, (e.g., accounting, banking and tax, business promotion) to KPP to assist KPP in fulfilling its obligations under the
Syndicated Project Facility Agreement dated March 21, 1995.

The Operation and Maintenance Agreement ("OMA") between Mission Operations (Kwinana) Pty Limited and KPP dated
March 21, 1995 (amended and restated pursuant to Deed of Amendment and Restatement dated August 7, 2000, and assigned to PPP on August 11, 2000.)  The OMA appoints an indirect, wholly owned subsidiary of MECI, Edison
Mission Operation & Maintenance Kwinana Pty Ltd ("EMOK") to operate and maintain the Kwinana cogeneration plant and equipment.  EMOK received $310,248 in compensation as operator in 2001.

Under the Professional and Administrative Services Agreement ("PASA") between EMOK and Edison Mission Energy
Holdings Pty Ltd. ("EMEH") dated March 17, 1995, EMEH agrees to provide professional and administrative services
(e.g., accounting, banking and tax, business promotion) and staff to EMOK to assist EMOK in fulfilling its obligations under the OMA.  EMEH received $0 in compensation under the PASA in 2001.

Under the Technical Support Agreement ("TSA") between Edison Mission Operation and Maintenance, Inc ("EMOMI") and
Edison Mission Operation & Maintenance Pty Ltd dated March 17, 1995, EMOMI provides technical support, (i.e., personnel and knowledge) to EMOK to enable EMOK to comply with its obligations under the OMA.  EMOMI received $0 in compensation under the TSA in 2001.

4.EME11  LOY YANG B JOINT VENTURE [FUCO]

(a)  Loy Yang B Joint Venture ("LYBJV"), Bartons Lane, Loy Yang, Victoria, Australia 3844

LYBJV owns two coal-fired generating units with generator nameplate ratings of 500,000 kW each, located in the
Latrobe Valley in the State of Victoria, Australia (the "Project").  Unit 1 began commercial operation on
September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI, through wholly owned subsidiaries of Edison Mission Energy, collectively owns 100% of the interests in Loy
Yang B Joint Venture, the foreign utility company, as explained below.

The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns a 51% interest.  LPP is 1% owned by
Edison Mission Energy Australia Ltd. (the managing general partner) and 99% owned by Mission Victoria Partnership
(a general partner).

Edison Mission Energy Australia Ltd. is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by
Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner).  Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V.
and 1% by Loy Yang Holdings Pty Ltd.  Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang
Holdings Pty Ltd, which is owned as described above.  Gippsland Power Pty Ltd. owns the remaining 49% in LYBJV.
Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria
Generation Ltd., which is 100% owned by EME Generation Holdings Ltd., which is 100% owned by Mission Hydro
Limited Partnership, which is 69% owned by MEC Wales BV, 30% owned by Mission Energy Wales Company and 1% owned by Mission Hydro (UK) Limited.  All three partners to Mission Hydro Limited Partnership are 100% directly or indirectly owned by Edison Mission Energy.

(c)  In May 1997, Edison Mission Energy, through its indirect and direct subsidiaries, closed financing (the
"Financing") for the purchase of the remaining 49% of LYBJV.  The Financing was structured on a non-recourse basis.

Advance Opinion Undertaking - In the Advance Opinion Undertaking, EME is obligated to Chase Securities (as
---------------------------
Security Agent under the Project Facility) to cause to make available to the Project funds in an amount sufficient to pay income or capital gains taxes on assessments under the Australian income tax laws which materially and adversely affect (a) the Project, (b) the operating cash flow of the Project or (c) the ability to meet obligations to pay interest or repay principal or other amounts under the Project Facility (which result from an assessment which directly conflicts with certain tax assumptions expressed in the Advance Opinion from the Australian Tax Office).

LPP's and Gippsland's capital contribution = $78,412,225

(d)  LPP's and Gippsland's Equity = $77,744,929
LPP's and Gippsland's Net Income after taxes for 2001 = $11,676,764

(e)  An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy
Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract.  The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy
Holdings Pty Ltd.  As operator, Edison Mission Operation &

Maintenance Loy Yang Pty Ltd. performs the following services:  management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

4.EME12  PT. PAITON ENERGY [FUCO]

(a)  PT. Paiton Energy ("Paiton"), Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java,
Indonesia

Paiton's facilities consist of two coal-fired electric generating units in Paiton, Indonesia, on the northeast
Java coast, both of which achieved commercial operation during 1999.  Each unit has a nominal net design capacity of 605 MW and is comprised of a boiler and steam turbine generator with ancillary facilities.  The two units share a control room.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International Holdings
B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 40% of PT. Paiton Energy, the foreign utility company.

(c)  Capital contribution made by Edison Mission Energy through its subsidiary MEC Indonesia B.V. was in the amount of $125,694,200.  Edison Mission Energy and its wholly owned affiliates, MEC Indonesia B.V., MEC
International B.V., and MEC International Holdings B.V. ("Mission Affiliates") have undertaken the following obligations:

The project is financed by multiple credit facilities (the "Credit Facilities"), of varying terms and tenor, provided by the Export-Import Bank of the United States, the Japan Bank for International Cooperation, Overseas
Private Investment Corporation and commercial banks.  The project also contains financing indirectly provided by the proceeds of $180,000,000 of bonds issued in reliance upon Rule 144A.

The following is a listing of the various obligations of EME with respect to the Paiton Project:

         Guarantees Related to Equity Infusion.  EME and its wholly-owned affiliates (MEC International, B.V.,
         --------------------------------------
MEC International Holdings, B.V. and MEC Indonesia (the "Mission Affiliates")) have undertaken the following obligations:

         Equity Support Guarantee.  EME and the Mission Affiliates have guaranteed payment of 47.06% of PE's
         -------------------------
         obligations to contribute base equity, overrun equity and contingent overrun equity to the Paiton
         Project.  EME and the Mission Affiliates' obligations are $320,008,000 for base equity (as of
         December 31, 1999 these obligations had been fully funded), $82,355,000 for overrun equity (as of
         September 30, 2000, this amount had been fully funded), and $58,825,000 for contingent overrun equity
         (as of December 31, 2001, $5,283,667.58 remains outstanding).  The total EME/Mission Affiliates'
         commitment is $461,188,000.  On February 2, 2001, the outstanding amount for contingent overrun equity was reduced by an equity contribution made by EME in the amount of $22,907,876.  This contribution arose as a result of Edison International's credit downgrade and discharged EME's guarantee of an initial
         38.24% of PE's equity obligations pursuant to EME's Equity Support Agreement.

         (a)      Overrun Equity.  Overrun Equity in the amount of $82,355,000 (EME/Mission Affiliates' portion)
                  ---------------
                  is for costs incurred by the Paiton Project that were not included in the project budget and not otherwise covered by third parties such as insurers or the construction contractor.

         (b)      Contingent Overrun Equity.  Contingent Overrun Equity in the amount of $58,825,000 (EME/Mission
                  --------------------------
                  Affiliates' portion) will be utilized on the same basis as Overrun Equity once the Overrun
                  Equity has been fully utilized.

         (c)      BHP Loans.  EME has agreed to lend 47.06% of the equity amount required to be contributed by
                  ----------
                  P.T. Batu Hitam Perkasa, an Indonesian limited liability company, and 15% shareholder in PE
                  (the "BHP Loans").  The BHP Loans are to be repaid out of PE dividends, carry an interest rate of Libor plus 2.25%, a term of 20 years.  The BHP Loan obligation is included in EME's Equity
                  Support Agreement commitment and accounts for $21,459,360 of that obligation.  This obligation has been fully funded.

(d)  Capitalization or total equity = $96,532,808
Net loss after taxes for 2001 = ($26,745,676)

(e)  Edison Mission Energy Asia Pte Ltd., a wholly owned subsidiary of MEC International B.V., has entered into an Operation and Maintenance Agreement with Paiton to provide operation and maintenance services.  The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance
Indonesia ("PTEMO&M"), another indirect subsidiary of Edison Mission Energy.  PTEMO&M has received $5,637,831 in fees from Paiton in 2001.

4.EME13  TRI ENERGY COMPANY LIMITED [FUCO]

(a)  Tri Energy Company Limited ("Tri Energy"), 16th Floor, Grand Amarin Tower, New Petchburi Road, Ratchathewi,
Bangkok 10320 Thailand

Tri Energy's facilities consist of a 700 MW gas turbine combined cycle facility located in Ratchaburi Province, west of Bangkok, Thailand, and interconnection equipment necessary to connect the facility with the company's wholesale purchaser, the Electricity Generating Authority of Thailand.  Tri Energy became operational on June 30,
2000.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of EME Tri Gen B.V., which owns 25% of Tri Energy Company Limited, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EME Tri Gen B.V. in the amount of $23,289,420.

(d)  Capitalization or total equity = $17,720,353
Net income after taxes for 2001 = $1,571,000

(e)  Edison Mission Energy Asia Pacific Pte Ltd. ("EME Asia") and Tri Energy have entered into an Onshore Service
Agreement and an Offshore Service Agreement.  Under the Onshore Service agreement, EME Asia is to provide managerial, professional and technical services within Thailand to Tri Energy for a fixed annual fee of 6,000,000
Baht [US Dollars].  Under the Offshore Service agreement, EME Asia is to provide managerial, professional and technical services outside of Thailand on an hourly fee basis.  As of December 31, 2001, EME Asia has received payment of $0.

4.EME14  DERWENT COGENERATION LIMITED [FUCO]

(a)  Derwent Cogeneration Limited ("Derwent"), Lansdowne House, Berkeley Square, London W1X 5DH England

The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent, the foreign utility company.

(c)  Total capital contribution = $2,468,719

(d)  Capitalization or total equity = $1,766,582
Net income after taxes for 2001 = $2,013,435

(e)  Mission Energy Services Limited ("MESL") provided construction management services to Derwent throughout the construction phase of the project and is now the operator of the facility.  MESL is to receive a fee of
$3,266,808 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.  MESL received $2,946,617 in fees in 2001.

4.EME15  FIRST HYDRO COMPANY [FUCO]

(a)  First Hydro Company ("FHC"), Bala House, St. David's Park, Ewloe, Clwyd, Wales CH5 3XJ

The principal assets of FHC are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088 MW.  These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy, which through its subsidiaries (i)
wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns
100% of EME Generation Holdings, Ltd., which in turn owns 99% of First Hydro Holdings Company, which owns 100% of
First Hydro Finance plc, which owns 1% of FHC; (ii) wholly owned Mission Energy Holdings International, Inc.
directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of
MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI;
Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison
Mission Project Co.; MECI owns 100% of Mission Energy Company (UK) Limited, which owns 100% of Mission Hydro (UK)
Limited, which in turn directly owns 1% of First Hydro Holdings Company and indirectly owns the remaining 99% of
First Hydro Holdings Company through its 1%GP interest in Mission Hydro Limited Partnership, First Hydro Holdings
Company owns 100% of First Hydro Finance plc, which in turn owns 1% of FHC; and (iii) the wholly owned subsidiary
Mission Energy Holdings International, Inc. owns 99.97% of MEC International B.V. (see above for remaining
0.03%), which directly owns 99% of MEC Wales B.V. and through its wholly owned subsidiary MEC International
Holdings B.V. indirectly owns the remaining 1% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro
Limited Partnership, which in turn owns 100% of EME Generation Holdings, Ltd., which owns 99% of First Hydro
Holdings Company, which owns 100% of First Hydro Finance plc, which owns 100% of FHC the foreign utility company.

(c)  First Hydro Finance plc ("FHF"), an indirect subsidiary of Edison Mission Energy, purchased all of the outstanding shares of FHC for $1.0 billion plus $45.7 million as consideration for the working capital of FHC at the date of acquisition.  This acquisition was funded through a combination of (i) a $621.4 million credit facility with Barclays Bank Plc, (ii) a $350 million capital contribution from Edison International, and (iii)

$50.4 from Edison Mission Energy's working capital.  FHF obtained the financing for First Hydro Holdings Company, a wholly owned indirect subsidiary of Edison Mission Energy.  To support the financing for FHF, Edison Mission
Energy has issued a letter of credit from its $400 million corporate revolving credit.

Revenue Support Letter of Credit - The Letter of Credit was issued by Bank of America in the amount of 12 million pounds sterling (U.S. $19.4 million) in favor of FHF and assigned to Prudential Trustee Company Limited as security trustee.  The Revenue Support Letter of Credit must be opened for the initial five years of financing with a bank having a short-term rating of at least A-1/P-1.  The Revenue Support Letter of Credit may be drawn down to make up any shortfalls in interest payments owing and to cure any default arising from interest coverage ratios dropping below 1.05 to 1.0 for the applicable reference periods.  The Revenue Support Letter of Credit
Obligation expires in December 2001.

(d)  Capitalization or total equity = $202,843,456
Net income after taxes for 2001 = $40,855,033

(e)  There are no contracts between FHC and any system company.

4.EME16  EDISON FIRST POWER LIMITED  [FUCO]

EDISON MISSION ENERGY SOLD ITS INTERESTS IN THIS FUCO ON DECEMBER 21, 2001.

(a)  Edison First Power Limited ("EFPL"), Lansdowne House, Berkeley Square, London W1X 5DH England

EFPL acquired Ferrybridge, a coal-fired electric generating plant with a generating capacity of approximately
2,000 MW located in West Yorkshire  and Fiddler's Ferry, a coal fired electric generating plant with a generating capacity of approximately 2,000 MW located in Warrington.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100 of
Mission Energy Holdings International Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of Global Generation B.V., which owns 100% of Edison First Power Holdings I, which owns 100%
Maplekey Holdings Limited, which owns 100% of Maplekey UK Finance Limited, which owns 100% of Maplekey UK
Limited, which owns 100% of EFPL, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Global Generation, B.V., in the amount of $1,046,456,340.

Guarantees:
On April 30, 1999, EFPL executed two Sale and Lease Agreements with PowerGen UK plc, an English corporation
("PowerGen") for the acquisition of each of Ferrybridge and Fiddler's Ferry.  The acquisition and financing of
Ferrybridge and Fiddler's Ferry were completed on July 19, 1999, for approximately $2 billion.

The following is a listing of the various obligations undertaken by Edison Mission Energy with respect to the acquisition and financing of Ferrybridge and Fiddler's Ferry:

(c.1)  Purchase Price Adjustment Guarantee - Edison Mission Energy has guaranteed to PowerGen the payment of
$16,879,000 for each of Ferrybridge and Fiddler's Ferry as an adjustment to the purchase price in the event that the Environmental Authority of Her Majesty's Government in the United Kingdom (the "Environmental Authority")
allows for an increase in emissions from Ferrybridge and Fiddler's Ferry.  The Environmental Authority issued its determination regarding emissions in January 2000.  As a result there is no upward adjustment to the purchase price, this obligation will cease and EME will have no further obligation hereunder.

(c.2)  Coal and Capex Facility Guarantee - Edison Mission Energy has guaranteed to Barclays Bank PLC the obligations of EME Finance UK Limited ("EME Finance"), an indirect wholly-owned subsidiary of Edison Mission
Energy, under that certain Coal and Capex Facility Agreement (the "Facility Agreement") dated as of July 19,
1999, and entered into in connection with the financing of Ferrybridge and Fiddler's Ferry, pursuant to which
Barclays Bank PLC issued at the request of EME Finance two letters of credit:

(c.3.1)  Capex Letter of Credit - A five-year letter of credit in the amount of $142,038,217 was posted to meet the obligations of EFPL in relation to capital costs associated with construction costs arising from proposed modifications to Ferrybridge and Fiddler's Ferry and may be drawn upon where funds in the revenue account of EFPL are insufficient to pay such costs; and

(c.3.2)  Coal Letter of Credit - A fifty-four (54) month letter of credit in the amount of $86,764,331 was posted to meet the obligations of EFPL under certain coal supply agreements and may be drawn upon to fund amounts which become due and payable from time to time under such agreements.

(c.4)  Debt Service Reserve Letter of Credit - Edison Mission Energy caused to be posted by Bank of America a
Letter of Credit denominated in Pounds Sterling equal to $85,395,600 under Edison Mission Energy's corporate revolving line of credit with Bank of America, to serve as a debt service reserve account which may be drawn upon by the trustee for the bondholders in the event EFPL fails to make debt service payments under the Guaranteed
Secured Variable Rate Bonds due 2019 (the "Bonds"). The Bonds are non-recourse to Edison Mission Energy.

(d)  Capitalization or total equity = $1,046,456,340
Net loss after taxes for 2001 = ($1,242,284,824)

(e)  EFPL and Edison Mission Marketing and Services Limited ("EMMS") have entered into an Agency Agreement wherein EMMS shall provide Agency Services (as defined in Schedule 1 to the Agency Agreement) to EFPL.  As of
December 31, 2001, EMMS has charged EFPL $5,963,593 for services provided to EFPL under the Agency Agreement.

EFPL and EMMS have entered into a Services Agreement wherein EMMS provides certain office functions and management expertise (as outlined in Schedule 1 of the Services Agreement) to EFPL.  As of December 31, 2001,
EMMS has charged EFPL $1,902,251 for services provided to EFPL under the Services Agreement.

4.EME17  IBERICA DE ENERGIAS, S.A. [FUCO]

(a)  Iberica de Energias, S.A. ("Iberica"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 48.55 MW:
Quintana:  1.48MW facility in Herrera de Valdecana, Palencia
La Flecha:  2.66MW facility in Arroyo Encomienda, Valladolid
Toro:  4.50MW facility in Toro, Zamora
Tudela:  1.48MW facility in Tudela de Duero, Valladolid
Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
Bocos:  1.60MW facility in Bocos de Duero, Valladolid
Monasterio:  1.60MW facility in Quintanilla de Arriba, Valladolid
Logrono:  3.68MW facility in Logrono, La Rioja
Mendavia:  5.60MW facility in Mendavia, Navarra
La Ribera:  4.40MW facility in Pradejon, La Rioja
Gelsa:  7.20MW facility in Gelsa, Zaragoza
Alos: 4.80MW facility in Alos de Balaguer, Lerida
Castellas:  2.25MW facility in Valls de Aguilar, Lerida
Sossis:  3.3MW facility in Pyrenees (Lerida)
Olvera:  2.4MW facility in south of Spain (Jaen)

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power Amsterdam
B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias, the foreign utility company, and Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Iberian Hy-Power Amsterdam
B.V. was $21,992,654.  In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from
Energies, S.A., the hydroelectric development subsidiary of Vivendi (formerly Compagne Generale des Eaux).
Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V.  Compagne Generale des Eaux is a French water utility company.  EH is a Spanish holding company which will develop water right concessions, but has no operating facilities.  During 1996, the five facilities previously owned by Compania Mediterranea de Energias,
S.A., were merged into Iberica.  Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy
Espana, S.A.  During 1997, EH, Hidroelectrica de Sossis S.A. and Hidroelectrica de Olvera S.A. were merged into
Iberica.

In connection with the acquisition of EH, Vivendi provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing.  Consideration to
Vivendi for the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of an existing loan with deferred payments to Vivendi beginning in 1999 and ending in 2003.  Edison Mission Energy has provided a guarantee for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments).  The guarantee by Edison Mission Energy provides for no rights of acceleration by Vivendi under any circumstances.  At December 31, 2000, the present value of the deferred payments will amount to $24.8 million ($30.3 million face value discounted at 11.5%).

(d)  Capitalization or total equity = $34,261,679
Net income after taxes for 2001 = $3,712,398

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2001, EMESA has paid Iberica $437,724 for services rendered under this management fee arrangement.

4.EME18  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

(a)  Electrometalurgica del Ebro, S.A. ("EMESA"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza.  The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 13 MW, respectively.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power Amsterdam
B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 96.65% of Iberica de Energias and
Iberian Hy-Power Amsterdam B.V. owns the remaining 3.35%; Iberica de Energias owns 91.32% of EMESA, the foreign utility company.

(c)  The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $63,266.

(d)  Capitalization or total equity = $5,599,061
Net income after taxes for 2001 = $61,394

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2001, EMESA has paid Iberica $437,724 for services rendered under this management fee arrangement.

4.EME19  LAKELAND POWER LTD. [FUCO]

(a)  Lakeland Power Ltd. ("Lakeland"), Roosecote Power Station, Barrow-in-Furness, Cumbria, England LA13 OPQ

Lakeland's facilities consist of a 220 MW gas-fired combined cycle electricity generation plant.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 1% of Pride Hold Limited and 100% of Mission Energy Company (UK) Limited; Mission Energy Company (UK)
Limited owns 99% of Pride Hold Limited.  Pride Hold Limited owns 100% of Lakeland Power Ltd., the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Pride Hold Limited was
$6,021,299.

(d)  Capitalization or total equity = $30,748,265
Net income after taxes for 2001 = $25,110,327

(e)  There are no contracts between Lakeland and any system company.

4.EME20  ISAB ENERGY, s.r.l. [FUCO]

(a)  ISAB Energy, s.r.l. ("ISAB"), Corso Gelone No. 103, Siracusa, Sicily, Italy

ISAB's facilities consist of a 512 MW integrated gasification and combined cycle power plant, located in Priolo
Gargallo, 8 kilometers from Siracusa, Sicily.  ISAB became operational in April 2000.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI directly owns 99% of MEC Priolo B.V. and through its wholly owned subsidiary MEC International Holdings B.V.
indirectly owns the remaining 1% of MEC Priolo B.V.; MEC Priolo B.V. owns 49% of ISAB, the foreign utility company.

(c)  In connection with the refinancing of ISAB in June 2000, (i) the partners agreed to reduce the equity and subordinated debt required from 25% of project costs to 10%, and (ii) Edison Mission Energy guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s

obligation to inject into ISAB equity and subordinated debt totaling $45,133,150.   In connection with the
financing of ISAB, Edison Mission Operation & Maintenance, Inc. ("EMOMI") pursuant to a guarantee (the "EMOMI
Guarantee") has guaranteed (for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services' financial obligations (as the operator) to ISAB under the Operation and Maintenance
Agreement for the operation and maintenance of the power plant.  The maximum payable by EMOMI under the EMOMI
Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year).  Deasphalter O&M (capped at base or mobilization fee - less than $1 million per year).

(d)  Capitalization or total equity = $8,223,702
Net income after taxes for 2001 = $6,844,824

(e)  ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management).  Under this agreement, EMEL has received compensation in the amount of $0 for 2001.

Mission Energy Italia s.r.l. ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997
(amended October 1, 2000), wherein MEI seconds certain of its employees to ISAB to assist in areas related to
ISAB's business (i.e., project control and general management).  Under this Secondment Agreement, MEI has received $330,596 for the year ended December 31, 2001.

EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997 (amended October 1, 2000), wherein EMEL provides activities to ISAB in the areas which include the following:  financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts.  During 2001, EMEL has received $169,072 under this Sponsor Support Agreement.

4.EME21  ITALIAN VENTO POWER CORPORATION 4 S.R.L. [FUCO]

(a)  Italian Vento Power Corporation 4 S.r.l. ("IVPC"), Via Circumvallazione, 54/h, 83100 Avellino, Italy

IVPC is developing 280.7 MW of wind-generated capacity in rural Italy in eleven projects, consisting of clusters of 660 kW and 600kW turbines and associated equipment in the following comunes (townships): (1) 47 turbines totaling 30 MW in Andretta and Bisaccia; (2) 60 turbines totaling 39.6 MW in Lacedonia and Monteverde; (3) 41 turbines totaling 27.06 MW in Monacilioni, Pielracatella, and Sant Elia; (4) 60 turbines totaling 39.6 MW in
Forenza and Maschito; (5) 25 turbines totaling 15 MW in Volturara and Motta Moniecorvino; (6) 30 turbines totaling 18 MW in Roselo; (7) 47 turbines totaling 30.3 MW in Celle San Vito, Greci and Montaguto; (8) 30
turbines totaling 19.8 MW in Panni; (9) 45 turbines totaling 29.7 MW in Bortigiadas, Aggius and Vidalba; (10) 34 turbines totaling 22.44 MW in Avigliano; and (11) 14 turbines totaling 9.24 MW in Roseto.  The projects include transmission lines connecting the generating facilities to the grid, ranging in length from less than 100 meters to a maximum of 9 kilometers. IVPC is also constructing, but will not own, substations associated with the projects.  IVPC also owns and is currently operating a 2.4 MW project in Rocca San Felice consisting of four 600
kW turbines and associated equipment.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D

shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.  MECI owns 100% of Edison Mission
Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) ("EMWP"), which owns 50% of IVPC, the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through Edison Mission Wind Power was $53,565,839.

Under the terms of the Intercreditor Agreement dated March 3, 2000, to which EMWP is a party, any Junior Debt, which is widely defined as, essentially, any liability owed by IVPC to EMWP, is subordinated to the obligations of IVPC to the banks party thereto, in a manner in which any amount received or otherwise receivable by EMWP from
IVPC may be applied against IVPC's debts to such banks, save for certain excepted payments specified therein, referred to as Permitted Distributions.

Under the terms of the Project Finance Facilities Syndicated Credit Agreement dated September 7, 2000, to which
IVPC, but not EMWP, is a party, there are restrictions imposed upon IVPC on amounts that IVPC may distribute or otherwise pay to EMWP and in certain circumstances amounts otherwise so distributable or payable may be applied against the amounts outstanding under that agreement from IVPC to the banks lending thereunder.

EMWP has also pledged its shares to the lenders under the Facilities Agreement referred to above and other financial institutions as security for IVPC's obligations.

(c.1)  (a) on March 3, 2000, EMWP and IVPC entered into a "Subordinated Loan Agreement" according to which EMWP has undertaken to finance IVPC by way of subordinated loans in the amounts set forth therein; and (b) according to the "Development Permits for Stages A and B" letter dated March 15, 2000, MECI has undertaken toward UPC
International Partnership CV II, inter alia, the obligation to procure that EMWP extends a loan to IVPC for up to
50% of the equity contribution required to be contributed to IVPC with respect to such Stage under the Senior
Loan, in the event that any Permit for Stages A and B has not been issued.

(d)  Capitalization or total equity = $33,143,960
Net income after taxes for 2001 = $3,109,096

(e)  There are no services contracts between IVPC and any system company.

4.EME22  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]

(a)  Doga Enerji Uretim Sanayi ve Ticaret L.S. ("Doga"), Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt,
Istanbul, Turkey

Doga's facility used for the generation, transmission, or distribution of electric energy for sale consists of a
180 MW combined cycle turbine cogeneration plant in Istanbul, Turkey.  Doga became operational in May 1999.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 99% of MEC Esenyurt B.V. and through its wholly owned subsidiary MEC International Holdings B.V.
indirectly owns the remaining 1% of MEC Esenyurt B.V.; MEC Esenyurt B.V. owns 80% of Doga, the foreign utility company.

(c)  In connection with the financing of Doga, Edison Mission Operation & Maintenance, Inc. ("EMOMI"), pursuant to a guarantee ("EMOMI Guarantee"), has guaranteed (for the benefit of Doga and the Banks) the financial obligations of Doga Isletme ve Bakim Ticaret L.S. (as operator) to Doga under the Operation and

Maintenance Agreement for the operation and maintenance of the power plant. The maximum amount payable by EMOMI under the EMOMI Guarantee is capped at the base fee paid in any given year (no more than $1 million per year.)

The capital contribution made by Edison Mission Energy through MEC Esenyurt B.V. was $34,849,343.

(d)  Capitalization or total equity = $51,451,546
Net income after taxes for 2001 = $6,615,420

(e)  There are no contracts between Doga and any system company.

4.EME23  CBK POWER COMPANY LTD.  [FUCO]

(a)  CBK Power Company Limited, a Philippine limited partnership ("CBK"), 1701 One Magnificent Mile Building, San
Miguel Avenue, Ortigas Center, Pasig City, Philippines

Upon completion of all rehabilitation and upgrading (of 3 hydroelectric power plants known as Caliraya, Botocan, and Kalayaan I and related civil structures located in the province of Laguna, Republic of the Philippines) and construction of a new 348.6 MW, two-unit hydroelectric power plant and a new spillway), the new and upgraded CBK
Complex will have a reliable power output of 728 MW.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of Edison Mission  Millennium B.V. which owns 100% of EME Kalayaan B.V. and EME Caliraya B.V.; EME
Kalayaan B.V. owns 1% GP of CBK and EME Caliraya B.V. owns 49% LP of CBK.

(c)  Capital invest as of December 31, 2001
      Payment to IMPSA under General Engineering services = $20 million
      Equity contribution = $10,437,275
      Equity Guarantee - Under the Capital Contribution Guarantee, EME guarantees its equity contribution obligation of $56 million (now $46 million).  In the event  EME should be down graded below investment grade, EME would be required to provide a letter of credit to back up the uncontributed portion.

(d)  Capitalization or total equity = $29,908,482
Net income after taxes for 2001 = $0

(e)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is US$ 4.5165 million.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is US$ 3.3835 million.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME24  KALAYAAN POWER MANAGEMENT CORPORATION (FUCO)

(a)  Kalayaan Power Management Corporation, a Philippines Corporation, NPC Compound, Kalayaan, Province of
Laguna, Philippines

Kalayaan Power Management Corporation ("Kalayaan PMC"), Kalayaan PMC is to provide operation and services for CBK
Power Company Limited ("CBK") which is rehabilitating and upgrading four hydroelectric power plant projects in the province of Laguna, Republic of the Philippines. Under the terms of a management and technical services contract between CBK and this project.  When this project is completed, the total installed capacity of these four hydroelectric facilities will increase from 367.8 MW to approximately 728 MW, as follows:  (1) the Kalayaan
I facility, a pumped storage facility with two turbine pump units will be upgraded such that both will be 168 MW, for a total of 336 MW; (2) the Kalayaan II facility, another pumped storage facility, will be constructed to consist of two pump units of 174.3 MW each, for a total of 348.6 MW; (3) the Caliraya hydroelectric facility will be upgraded to divert water into two 11.3 MW units, for a total of 22.6 MW; and (4) the Botocan facility will be upgraded to divert water into two 10 MW units, for a total of 20 MW.  Each power plant will include auxiliary equipment and interconnecting transmission facilities.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares).  MECI owns 100% of Edison Mission Operation and Maintenance Services
B.V., which owns 50% of Kalayaan Power Management Corporation.

(c)  Capital invest as of December 31, 2001 = $103,043
Equity Guarantee - Under the Capital Contribution Guarantee, EME guarantees its equity contribution obligation of
$56 million (now $46 million).  In the event EME should be down graded below investment grade, EME would be required to provide a letter of credit to back up the uncontributed portion.

(d)  Capitalization or total equity = $476,522
Net income after taxes for 2001 = $280,912

(c)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is US$ 4.5165 million.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is US$ 3.3835 million.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME25  SUNRISE POWER COMPANY LLC (EWG)

(a)  Sunrise Power Company, LLC 50% [EWG], 12857 Sunrise Power Road, Fellows, CA 93224

Sunrise consists of a 320 MW simple-cycle peaking facility which became operational on June 27, 2001 ("Phase 1")
and Phase 2 which is to convert the peaking facility to a 560 MW combined-cycle operation is anticipated to become operational in 2003.

Edison Mission Energy purchased Sunrise Power Company, a Delaware corporation  through its subsidiary Mission Del
Sol LLC, a Delaware limited liability company on November 17, 2000.

Sunrise was originally to be developed as an enhanced oil recovery ("EOR") cogeneration project.  By the summer of 2000, Texaco Gasification and Power Holdings, Inc. ("Texaco") decided to abandon the project due to changes in the oil field cogen economics.  EME approached Texaco and suggested that the original EOR project be reconfigured and developed in two phases.  EME purchased the rights to the project, including two GE Fram 7FA gas turbines and other major equipment that had already been procured.  On May 29, 2001, Sunrise Power Company was converted to
Sunrise Power Company, LLC a Delaware limited liability company and Texaco exercised its option to buy back 50%
of Sunrise.

(b)    Edison International owns 100% of the Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission del Cielo, Inc.; Mission del Cielo, Inc. owns 100% of Mission del Sol LLC; Mission del Sol LLC owns 50%
of Sunrise Power Company LLC

(c)  Under the Sunrise partnership agreement, EME is obligated to provide 50% capital budget for the project.  As of December 31, 2001, EME has paid $88,205,179.

(d) Capitalization or total equity = $101,974,042
Net income after taxes for 2001 = $13,842,988

(e)  Edison Mission Operation & Maintenance, Inc. and Sunrise have entered into that certain Amended and Restated
Operation and Maintenance Agreement, dated as of June 25, 2001.  As of December 31, 2001, EMOM has received
$343,690 for providing O&M services to Sunrise.

EMMT, a wholly owned subsidiary of Edison Mission Energy entered into an Energy Services Agreement with Sunrise,
wherein EMMT provides fuel procurement and power management services to Sunrise.   As of December 31, 2001,
Sunrise paid $287,849 to EMMT for services rendered under this agreement.

                                                     EXHIBIT A

         A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE
CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR,
TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS
SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

         Consolidating statements of income and surplus for the year ended December 31, 2001, and consolidating balance sheets as of December 31, 2001, for the claimant and its subsidiary companies.

                                                     EXHIBIT B

         AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG
OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING
COMPANY SYSTEM.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2002.

                                                     EDISON INTERNATIONAL

                                                     By:  Kenneth S. Stewart
                                                          ------------------
                                                     Kenneth S. Stewart
                                                     Assistant General Counsel

Corporate Seal
Attest:

Bonita J. Smith
---------------
Bonita J. Smith
Assistant Secretary

NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE
ADDRESSED:
Kenneth S. Stewart                                          Assistant General Counsel
-------------------------------------------------------------------------------------
      (Name)                                                                       (Title)
2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
-----------------------------------------------------------------
                                            (Address)

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

MAIN SYSTEM - SCE OWNED

COAL:

Four Corners                                  San Juan, NM          4        07/01/1969                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                    5        07/01/1970                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                             TOTAL SCE                 785,376
                                                                                               ================

Mohave                                        Clark, NV             1        04/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                    2        10/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                             TOTAL SCE                 916,272
                                                                                               ================

                                              TOTAL COAL                                             1,701,648
                                                                                               ================

NUCLEAR:

San Onofre                                    San Diego             1        01/01/1968                      0
    Owned by Others - 20%                                                                                    0
                                                                                               ----------------
    Owned by SCE - 80%                                                                                       0

                                                                    2        08/08/1983              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                    3        04/01/1984              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                             TOTAL SCE               1,691,630
                                                                                               ================

Palo Verde                                    Maricopa, AZ          1        02/01/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                    2        09/19/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

                                                                    3        01/20/1988              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                             TOTAL SCE                 665,070
                                                                                               ================

                                              TOTAL NUCLEAR:                                         2,356,700
                                                                                               ================

HYDRO:

NORTHERN REGION HYDROELECTRIC PLANTS:

Big Creek #1                                  Fresno                1        11/08/1913                 19,800
                                                                    2        11/08/1913                 15,750
                                                                    3        07/12/1923                 21,600
                                                                    4        06/08/1925                 31,200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                88,350

Big Creek #2                                  Fresno                3        12/18/1913                 15,750
                                                                    4        01/11/1914                 15,750
                                                                    5        02/01/1921                 17,500
                                                                    6        03/31/1925                 17,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                66,500

Big Creek #2A                                 Fresno                1        08/06/1928                 55,000
                                                                    2        12/21/1928                 55,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               110,000

Big Creek #3                                  Fresno & Madera       1        10/03/1923                 34,000
                                                                    2        09/30/1923                 34,000
                                                                    3        10/05/1923                 34,000
                                                                    4        04/28/1948                 36,000
                                                                    5        02/24/1980                 36,450
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               174,450

Big Creek #4                                  Fresno & Madera       1        06/12/1951                 50,000
                                                                    2        07/02/1951                 50,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               100,000

Big Creek #4 Dam 7                            Fresno & Madera                                              350
(fishwater generator)

Big Creek #8                                  Fresno                1        08/16/1921                 30,000
                                                                    2        06/08/1929                 45,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                75,000

Mammoth Pool                                  Madera                1        03/28/1960                 95,000
                                                                    2        03/28/1960                 95,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               190,000

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
NORTHERN REGION HYDROELECTRIC PLANTS
(continued)

Mammoth Pool - Res.                           Madera                                                       937
(fishwater generator)

Portal                                        Fresno                1        12/22/1956                 10,800

John S. Eastwood                              Fresno                1        12/01/1987                199,800

                                              TOTAL NORTHERN REGION HYDRO
                                              PLANTS                                                 1,016,187
                                                                                               ================

EASTERN REGION HYDROELECTRIC PLANTS:

Fontana                                       San Bernardino        1        12/22/1917                  1,475
                                                                    2        12/22/1917                  1,475
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,950

Kaweah #1                                     Tulare                1        05/25/1929                  2,250

Kaweah #2                                     Tulare                2        09/13/1929                  1,800

Kaweah #3                                     Tulare                1        05/29/1913                  2,400
                                                                    2        05/29/1913                  2,400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,800

Kern River #1                                 Kern                  1        05/19/1907                  6,570
                                                                    2        06/07/1907                  6,570
                                                                    3        07/29/1907                  6,570
                                                                    4        06/27/1907                  6,570
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                26,280

Kern River #3                                 Kern                  1        05/13/1921                 20,500
                                                                    2        03/22/1921                 19,675
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                40,175

Kern River Borel                              Kern                  1        12/31/1904                  3,000
                                                                    2        12/31/1904                  3,000
                                                                    3        01/23/1932                  6,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                12,000

Lytle Creek                                   San Bernardino        1        10/23/1904                    250
                                                                    2        09/15/1904                    250
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   500

Ontario #1                                    Los Angeles           1        12/00/1902                    200
                                                                    2        12/00/1902                    200
                                                                    3        12/00/1902                    200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   600

Ontario #2                                    Los Angeles           1        06/13/1963                    320

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

San Gorgonio #1                               Riverside             1        12/05/1923                  1,500

San Gorgonio #2                               Riverside             1        12/17/1923                    938

Santa Ana #1                                  San Bernardino        1        02/14/1899                    800
                                                                    2        02/10/1899                    800
                                                                    3        01/09/1899                    800
                                                                    4        01/10/1899                    800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,200

Santa Ana #3                                  San Bernardino        1        11/16/1999                  3,100
[Santa Ana #2&#3 replaced by new Santa Ana #3 plant]

Sierra                                        Los Angeles           1        01/12/1922                    240
                                                                    2        02/16/1922                    240
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   480

Tule River                                    Tulare                1        09/14/1909                  1,260
                                                                    2        09/14/1909                  1,260
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,520

Mill Creek #1                                 San Bernardino        1        09/07/1893                    800

Mill Creek #2                                 San Bernardino        1        08/03/1904                    250

Mill Creek #3                                 San Bernardino        3        03/20/1903                  1,000
                                                                    4        01/23/1904                  1,000
                                                                    5        03/03/1904                  1,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Bishop Creek #2                               Inyo                  1        11/00/1908                  2,500
                                                                    2        11/00/1908                  2,500
                                                                    3        06/00/1911                  2,320
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,320

Bishop Creek #3                               Inyo                  1        06/12/1913                  2,750
                                                                    2        06/12/1913                  2,340
                                                                    3        06/12/1913                  2,750
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,840

Bishop Creek #4                               Inyo                  1        09/20/1905                  1,000
                                                                    2        09/20/1905                  1,000
                                                                    3        00/00/1906                  1,985
                                                                    4        10/01/1907                  1,985
                                                                    5        00/00/1909                  1,985
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,955

Bishop Creek #5                               Inyo                  1        05/30/1943                  2,000
                                                                    2        06/01/1919                  2,532
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,532

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

Bishop Creek #6                               Inyo                  1        03/12/1913                  1,600

Lundy                                         Mono                  1        12/09/1911                  1,500
                                                                    2        02/02/1912                  1,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Poole                                         Mono                  1        00/00/1924                 11,250

Rush Creek                                    Mono                  1        10/17/1916                  4,400
                                                                    2        12/11/1917                  4,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 8,400

                                              TOTAL EASTERN REGION HYDRO
                                              PLANTS                                                   159,360
                                                                                               ================

                                              TOTAL HYDRO PLANTS                                     1,175,547
                                                                                               ================

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM)
                                                                                                     5,233,895
                                                                                               ================

ISOLATED SYSTEMS:

Pebbly Beach (Diesel)                         Los Angeles           7        07/03/1958                  1,000
                                              (Catalina)            8        06/26/1963                  1,500
                                                                    10       07/25/1966                  1,125
                                                                    12       06/18/1976                  1,550
                                                                    14       10/24/1986                  1,400
                                                                    15       12/31/1995                  2,800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 9,375

Catalina Hydro                                Los Angeles           1        05/05/1983                     30
                                                                    2        07/24/1985                     22
                                                                    3        07/24/1985                     57
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   109

TOTAL SCE OWNED RESOURCES:                                                                               9,484
                                                                                               ================

TOTAL ISOLATED SYSTEMS RESOURCES
                                                                                                         9,484
                                                                                               ================

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

Attached hereto as Exhibit A are the following financial statements dated as of December 31, 2001, or for the year then ended:

                                                                                                     PAGES
Consolidating Balance Sheet and Consolidating Statements
of Income and Retained Earnings, unless otherwise noted:

-------------------------------Part 2------------------------------
Edison International and Subsidiaries                                                                86-97
Southern California Edison Company and Subsidiaries                                                 98-113
Southern California Edison Company and Subsidiaries
       Equity Investments                                                                              114
Edison Ventures and Subsidiaries                                                                   115-120
The Mission Group and Subsidiaries                                                                 121-132
Edison Enterprises and Subsidiaries                                                                133-138
Edison Source and Subsidiaries                                                                     139-144
Edison Select and Subsidiaries                                                                     145-153
Edison Technology Solutions and Subsidiaries                                                       154-159
Edison Technology Solutions and Subsidiaries
       Equity Investments                                                                              160
Mission Energy Holding Company and Subsidiaries                                                    161-166

-------------------------------Part 3------------------------------
Edison Capital and Subsidiaries
       Consolidating Balance Sheet (ASSETS)                                                        167-198

-------------------------------Part 4------------------------------
Edison Capital and Subsidiaries
       Consolidating Balance Sheet (LIABILITIES)                                                   199-230

-------------------------------Part 5------------------------------
Edison Capital and Subsidiaries
       Consolidating Statements of Income and Retained Earnings                                    231-262

-------------------------------Part 6a-----------------------------
Edison Capital and Subsidiaries
       Equity Investments in Real Estate Limited Partnerships (A-L)
       [Based on financial statements as of December 31, 2000]                                     263-294

-------------------------------Part 6b-----------------------------
Edison Capital and Subsidiaries
       Equity Investments in Real Estate Limited Partnerships (M-Z), Etc.
       [Based on financial statements as of December 31, 2000]                                     295-331

-------------------------------Part 7------------------------------
Mission Land Company and Subsidiaries                                                              332-346
Mission Power Engineering Company and Subsidiaries                                                 347-352

                                                                                                     PAGES
-------------------------------Part 8a-----------------------------
Edison Mission Energy and Subsidiaries
       Consolidating Balance Sheet                                                                 353-418

-------------------------------Part 8b------------------------------
Edison Mission Energy and Subsidiaries
       Consolidating Statements of Income and Retained Earnings                                    419-451
Edison Mission Energy and Subsidiaries
       Equity Investments                                                                          452-459

-------------------------------Part 9------------------------------
Edison Mission Energy Fuel and Subsidiaries                                                        460-468
Edison Mission Holdings Co. and Subsidiaries                                                       469-477
EME CP Holdings Co. and Subsidiaries                                                               478-492
EME Eastern Holdings Co. and Subsidiaries                                                          493-498
Hanover Energy Company and Subsidiaries                                                            499-504
Majestic Energy Limited and Subsidiaries                                                           505-510
Midwest Generation EME, LLC and Subsidiaries                                                       511-519
Mission Del Cielo, Inc. and Subsidiaries                                                           520-525
Mission Energy Holdings International, Inc. and Subsidiaries                                       526-534
Mission Energy Wales Company and Subsidiaries                                                      535-564

-------------------------------Part 10------------------------------
MEC International B.V. and Subsidiaries                                                            565-615
MECI, Edison Mission Energy Asia Pte Ltd and Subsidiaries                                          616-624
MECI, Edison Mission Millennium B.V. and Subsidiaries                                              625-633
MECI, Edison Mission Operation & Maintenance Services B.V. and Subsidiaries                        634-639
MECI, EME Atlantic Holdings Limited and Subsidiaries                                               640-648
MECI, EMEA, Mission Energy Universal Holdings and Subsidiaries                                     649-654
MECI, Global Generation B.V. and Subsidiaries                                                      655-660
MECI, GGBV, Edison First Power Holdings II and Subsidiaries                                        661-666

-------------------------------Part 11------------------------------
MECI, GGBV, EFPHII, Edison First Power Holdings I and Subsidiaries                                 667-675
MECI, GGBV, EFPHII, EFPHI, South Australian Holdings Ltd. and Subsidiaries                         676-681
MECI, GGBV, EFPHII, EFPHI, SAHL, EME International Dragon Limited                                  682-690
MECI, GGBV, EFPHII, EFPHI, Maplekey Holdings Limited and Subsidiaries                              691-696
MECI, Hydro Energy B.V. and Subsidiaries                                                           697-702
MECI, Iberian Hy-Power Amsterdam B.V. and Subsidiaries                                             703-714
MECI, Latrobe Power Pty Ltd and Subsidiaries                                                       715-720
MECI, Latrobe Valley B.V. and Subsidiaries                                                         721-726
MECI, Loy Yang Holdings Pty Ltd and Subsidiaries                                                   727-735
MECI, Loy Yang, Edison Mission Energy Holdings Pty Ltd and Subsidiaries                            736-750
MECI, Loy Yang, Latrobe Power Pty Ltd and Subsidiaries                                             751-756
MECI, Loy Yang, Mission Energy Ventures Australia Pty Ltd and Subsidiaries                         757-762
MECI, Loy Yang, Traralgon Power Pty. Ltd. and Subsidiaries                                         763-768

                                                                                                     PAGES
-------------------------------Part 12------------------------------
MECI, MEC Esenyurt B.V. and Subsidiaries                                                           769-774
MECI, MEC International Holdings B.V. and Subsidiaries                                             775-795
MECI, MECI Holdings, MEC Esenyurt B.V. and Subsidiaries                                            796-801
MECI, MECI Holdings, MEC Perth B.V. and Subsidiaries                                               802-807
MECI, MECI Holdings, MEC San Pascual B.V. and Subsidiaries                                         808-813
MECI, MECI Holdings, MEC Wales B.V. and Subsidiaries                                               814-819
MECI, MECI Holdings, MEC Wales, Mission Hydro Limited
       Partnership and Subsidiaries                                                                820-825
MECI, MECI Holdings, MEC Wales, MHLP, EME Generation
       Holdings Limited and Subsidiaries                                                           826-843
MECI, MEC Perth B.V. and Subsidiaries                                                              844-849
MECI, MEC San Pascual B.V. and Subsidiaries                                                        850-855

-------------------------------Part 13------------------------------
MECI, MEC Wales B.V. and Subsidiaries                                                              856-860
MECI, MEC Wales, Mission Hydro Limited Partnership and Subsidiaries                                861-867
MECI, MEC Wales, MHLP, EME Generation Holdings Limited and Subsidiaries                            868-884
MECI, Mission Energy Company (U.K.) Limited and Subsidiaries                                       885-896
MECI, MEC(UK), Mission Hydro (UK) Limited and Subsidiaries                                         897-903
MECI, MEC(UK), MH(UK), First Hydro Holdings Co. and Subsidiaries                                   904-909
MECI, MEC(UK), MH(UK), Mission Hydro Limited Partnership and Subsidiaries                          910-915
MECI, MEC(UK), MH(UK), MHLP, EME Generation Holdings Limited and Subsidiaries                      916-933
MECI, MEC(UK), Pride Hold Limited and Subsidiaries                                                 934-939
MECI, Pride Hold Limited and Subsidiaries                                                          940-945
MECI, EcoElectrica S.a.r.l. and Subsidiaries                                                       946-954
MECI, Traralgon Power Pty. Ltd. and Subsidiaries                                                   955-960
MEC International B.V. and Subsidiaries Equity Investments                                         961-962

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

EDISON CAPITAL
--------------

4.EC01  ELECTRICIDAD DE LA PAZ S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Electricidad de La Paz S.A.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Empresa de Luz y Fuerza Electrica de Oruro S.A.

4.EC03  EPZ MISSION FUNDING MU TRUST  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Alpha
06                        Mission Funding Mu
07                           EPZ Mission Funding Mu Trust

4.EC04  EPZ MISSION FUNDING NU TRUST  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Delta
06                        Mission Funding Nu
07                           EPZ Mission Funding Nu Trust

4.EC05  LAKOTA RIDGE LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Lakota Ridge LLC 75%

4.EC06  SHAOKATAN HILLS LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Shaokatan Hills LLC 75%

4.EC07  WOODSTOCK HILLS LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Woodstock Hills LLC 75%

4.EC08  STORM LAKE PARTNERS I LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Iowa Wind Company
05                    Storm Lake Partners I LLC 99%

EDISON MISSION ENERGY
---------------------

4.EME01  BROOKLYN NAVY YARD COGENERATION PARTNERS, LP  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy New York, Inc.
05                    Brooklyn Navy Yard Cogeneration Partners, LP (1% GP & 49%LP)

4.EME02  COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Hanover Energy Company
05                    Chickahominy River Energy Corp.
06                        Commonwealth Atlantic Limited Partnership (50%)

4.EME03  GORDONSVILLE ENERGY, LP  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Madison Energy Company
05                    Gordonsville Energy, LP (49%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Rapidan Energy Company
05                    Gordonsville Energy, LP (1%)

4.EME04  HARBOR COGENERATION COMPANY  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 South Coast Energy Company
05                    Harbor Cogeneration Company (30%GP)

4.EME05  EME HOMER CITY GENERATION L.P.  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Chestnut Ridge Energy Company
06                        EME Homer City Generation L.P. (99%LP)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Mission Energy Westside, Inc.
06                        EME Homer City Generation L.P. (1%GP)

4.EME06  MIDWEST GENERATION, LLC  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Midwest Generation EME, LLC
05                    Edison Mission Midwest Holdings Co.
06                        Midwest Generation, LLC

4.EME07  NEVADA SUN-PEAK LIMITED PARTNERSHIP  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Quartz Peak Energy Company
05                    Nevada Sun-Peak Limited Partnership (50%)

4.EME08  ECOELECTRICA L.P.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EcoElectrica S.a.r.l.
07                           EME del Caribe Holding GmbH
08                              EME del Caribe
09                                  EcoElectrica Holdings, Ltd. 50%
10                                     EcoElectrica Ltd.
11                                        Ecoelectrica LP (1%)
---
10                                     Ecoelectrica LP (99%)

4.EME09  CONTACT ENERGY LIMITED  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Atlantic Holdings Limited
07                           EME Ascot Limited
08                              EME Buckingham Limited
09                                  EME Precision B.V.
10                                     Mission Energy Universal Holdings
11                                        Mission Energy Pacific Holdings
12                                           Contact Energy Limited (50.598%)
---
10                                     Mission Energy Universal Holdings
11                                        Contact Energy Limited (0.624%)

4.EME10  PERTH POWER PARTNERSHIP  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Perth B.V. (99%)
07                           Kwinana Power Partnership (99%)
08                              Perth Power Partnership (70%)
---
06                        MEC International Holdings B.V.
07                           MEC Perth B.V. (1%)
08                              Kwinana Power Partnership (99%)
09                                  Perth Power Partnership (70%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Loy Yang Holdings Pty Ltd.
07                           Edison Mission Energy Holdings Pty Ltd.
08                              Mission Energy (Kwinana) Pty Ltd.
09                                  Kwinana Power Partnership (1%)
10                                     Perth Power Partnership (70%)

4.EME11  LOY YANG B JOINT VENTURE  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06A                       Latrobe Power Pty Ltd (99%)
07A                          Mission Victoria Partnership (52.31%)
08A                             Latrobe Power Partnership (99%)
09A                                 Loy Yang B Joint Venture (51%)
---
06B                       Loy Yang Holdings Pty Ltd
07B                          Edison Mission Energy Holdings Pty Ltd
08B                             Edison Mission Energy Australia Ltd
09B                                 Latrobe Power Partnership (1%)
10B                                    Loy Yang B Joint Venture (51%)
---
06C                       Loy Yang Holdings Pty Ltd
07C                          Latrobe Power Pty Ltd (1%)
08C                             Mission Victoria Partnership (52.31%)
09C                                 Latrobe Power Partnership (99%)
10C                                    Loy Yang B Joint Venture (51%)
---
06D                       Loy Yang Holdings Pty Ltd
07D                          Mission Energy Ventures Australia Pty Ltd
08D                             Mission Victoria Partnership (1%)
09D                                 Latrobe Power Partnership (99%)
10D                                    Loy Yang B Joint Venture (51%)
---
06E                       Loy Yang Holdings Pty Ltd
07E                          Traralgon Power Pty Ltd (1%)
08E                             Mission Victoria Partnership (46.69%)
09E                                 Latrobe Power Partnership (99%)
10E                                    Loy Yang B Joint Venture (51%)
---
06F                       Traralgon Power Pty Ltd (99%)
07F                          Mission Victoria Partnership (46.69%)
08F                             Latrobe Power Partnership (99%)
09F                                 Loy Yang B Joint Venture (51%)
---

06G                       Mission Energy Company (UK) Limited
07G                          Mission Hydro (UK) Ltd
08G                             Mission Hydro Limited Partnership (1%)
09G                                 EME Generation Holdings Ltd
10G                                    EME Victoria Generation Ltd
11G                                       Mission Energy Development Australia Pty Ltd
12G                                          Gippsland Power Pty Ltd
13G                                              Loy Yang B Joint Venture (49%)
---
06H                       MEC Wales B.V. (99%)
07H                          Mission Hydro Limited Partnership (69%)
08H                             EME Generation Holdings Ltd
09H                                 EME Victoria Generation Ltd
10H                                    Mission Energy Development Australia Pty Ltd
11H                                       Gippsland Power Pty Ltd
12H                                          Loy Yang B Joint Venture (49%)
---
06I                       MEC International Holdings B.V.
07I                          MEC Wales B.V. (1%)
08I                             Mission Hydro Limited Partnership (69%)
09I                                 EME Generation Holdings Ltd
10I                                    EME Victoria Generation Ltd
11I                                       Mission Energy Development Australia Pty Ltd
12I                                          Gippsland Power Pty Ltd
13I                                              Loy Yang B Joint Venture (49%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           EME Victoria Generation Ltd
08                              Mission Energy Development Australia Pty Ltd
09                                  Gippsland Power Pty Ltd
10                                     Loy Yang B Joint Venture (49%)

4.EME12  PT. PAITON ENERGY COMPANY  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Indonesia B.V. (99%)
07                           P. T. Paiton Energy Company (40%)
---
06                        MEC International Holdings B.V.
07                           MEC Indonesia B.V. (1%)
08                              P. T. Paiton Energy Company (40%)

4.EME13  TRI ENERGY COMPANY LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Tri Gen B.V.
07                           Tri Energy Company Limited (25%)

4.EME14  DERWENT COGENERATION LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Derwent Cogeneration Limited (33%)

4.EME15  FIRST HYDRO COMPANY  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06J                       Mission Energy Company (UK) Limited
07J                          Mission Hydro (UK) Ltd
08J                             Mission Hydro Limited Partnership (1%)
09J                                 EME Generation Holdings Ltd
10J                                    First Hydro Holdings Company (99%)
11J                                       First Hydro Company (99%)
---
06K                       Mission Energy Company (UK) Limited
07K                          Mission Hydro (UK) Ltd
08K                             Mission Hydro Limited Partnership (1%)
09K                                 EME Generation Holdings Ltd
10K                                    First Hydro Holdings Company (99%)
11K                                       First Hydro Finance plc
12K                                          First Hydro Company (1%)
---
06L                       MEC Wales B.V. (99%)
07L                          Mission Hydro Limited Partnership (69%)
08L                             EME Generation Holdings Ltd
09L                                 First Hydro Holdings Company (99%)
10L                                    First Hydro Company (99%)
---
06M                       MEC Wales B.V. (99%)
07M                          Mission Hydro Limited Partnership (69%)
08M                             EME Generation Holdings Ltd
09M                                 First Hydro Holdings Company (99%)
10M                                    First Hydro Finance plc
11M                                       First Hydro Company (1%)
---

06N                       MEC International Holdings B.V.
07N                          MEC Wales B.V. (1%)
08N                             Mission Hydro Limited Partnership (69%)
09N                                 EME Generation Holdings Ltd
10N                                    First Hydro Holdings Company (99%)
11N                                       First Hydro Company (99%)
---
06O                       MEC International Holdings B.V.
07O                          MEC Wales B.V. (1%)
08O                             Mission Hydro Limited Partnership (69%)
09O                                 EME Generation Holdings Ltd
10O                                    First Hydro Holdings Company (99%)
11O                                       First Hydro Finance plc
12O                                          First Hydro Company (1%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           First Hydro Holdings Company (99%)
---
08                              First Hydro Company (99%)
---
08                              First Hydro Finance plc
09                                  First Hydro Company (1%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Mission Hydro (UK) Ltd
08                              First Hydro Holdings Company (1%)
09                              First Hydro Company (99%)
---
09                                  First Hydro Finance plc
10                                     First Hydro Company (1%)

4.EME16  EDISON FIRST POWER LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                 MEC International B.V.
06                        Global Generation B.V.
07                        Edison First Power Holdings I
08                              Maplekey Holdings Limited
09                                  Maplekey UK Finance Limited
10                                     Maplekey UK Limited
11                                        Edison First Power Limited

4.EME17  IBERICA DE ENERGIAS, S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
---
07                        Iberica de Energias (3.35%)

4.EME18  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
09                                  Electrometalurgica del Ebro, S.A. (91.32%)
--
07                           Iberica de Energias, S.A. (3.35%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

4.EME19  LAKELAND POWER LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Pride Hold Limited (99%)
08                              Lakeland Power Limited
---

06                        Pride Hold Limited (1%)
07                           Lakeland Power Limited

4.EME20  ISAB ENERGY, s.r.l.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Priolo B.V. (99%)
07                           ISAB Energy, s.r.l. (49%)
---
06                        MEC International Holdings B.V.
07                           MEC Priolo B.V. (1%)
08                              ISAB Energy, s.r.l. (49%)

4.EME21  ITALIAN VENTO POWER CORPORATION 4 S.r.l.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Wind Power Italy B.V.
07                           Italian Vento Power Corporation 4 S.r.l. (50%)

4.EME22  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Esenyurt B.V. (99%)
07                           Doya Enerji Uretim Sanayi ve Ticaret L.S. (80%)
---
06                        MEC International Holdings B.V.
07                           MEC Esenyurt B.V. (1%)
08                              Doya Enerji Uretim Sanayi ve Ticaret Anonim Sirketi (80%)

4.EME23  CBK POWER COMPANY LTD.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Millennium B.V.
07                           EME Caliraya B.V. (75%)
08                              CBK Power Company Ltd. (49%)
---
07                           EME Kayalaan B.V.
08                              CBK Power Company Ltd. (1%)

4.EME24  KALAYAAN POWER MANAGEMENT CORPORATION  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Operation and Maintenance Services B.V.
07                           Kalayaan Power Management Corporation (50%)

4.EME25  SUNRISE POWER COMPANY LLC  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Del Cielo, Inc.
05                    Mission Del Sol, LLC
06                        Sunrise Power Company, LLC (50%)

*  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC
International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK
International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.

[INTENTIONALLY LEFT BLANK]

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Southern             The Mission Group    Edison Ventures
                                                              California Edison    Consolidated         Consolidated
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                 $3,414,313             $533,320
Receivables - net                                                     1,092,401            1,397,695                   $7
Accrued unbilled revenue                                                450,649
Fuel inventory                                                           13,823              110,124
Materials and supplies, at average cost                                 146,016               57,435
Accumulated deferred income taxes - net                                 445,227                                         3
Regulatory assets - net                                                  83,095
Trading and price risk management assets                                                      64,729
Prepayments and other current assets                                    144,733               85,005
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  5,790,317            2,248,308                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               158,992            6,252,969
Nuclear decommissioning trusts                                        2,275,403
Investments in partnerships
  and unconsolidated subsidiaries                                                          2,252,776
Investments in leveraged leases                                                            2,385,699
Other investments                                                       223,918                                     2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     2,658,313           10,891,444                2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                      13,567,641
  Generation                                                          1,729,431
Accumulated provision for depreciation
  and decommissioning                                                (7,969,358)
Construction work in progress                                           556,598
Nuclear fuel, at amortized cost                                         128,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                   8,013,260
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     633,042
Regulatory assets - net                                               5,528,224
Other deferred charges                                                  474,556            1,782,831
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                6,002,780            2,415,873
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                            250,571
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $22,464,670          $15,806,196               $2,416
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric             International
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $12,245                                   $31,434
Receivables - net                                                         9,320                  $35              103,528
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Regulatory assets - net
Trading and price risk management assets
Prepayments and other current assets                                                                                2,957
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     21,565                   35              137,919
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           1,631
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                               5,989,341
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                               5,990,972
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    8,908                                     3,552
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    8,908                                     3,552
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $30,473                  $35           $6,132,443
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EIX Trust I          EIX Trust II         EIX Trust III
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                       $34,609              $24,618
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Regulatory assets - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     34,609               24,618
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                         515,464              335,052
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       515,464              335,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $550,073             $359,670
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                      $3,991,372
Receivables - net                                                   ($1,403,479)           1,258,734
Accrued unbilled revenue                                                                     450,649
Fuel inventory                                                                               123,947
Materials and supplies, at average cost                                                      203,451
Accumulated deferred income taxes - net                                 805,481            1,250,711
Regulatory assets - net                                                                       83,095
Trading and price risk management assets                                                      64,729
Prepayments and other current assets                                                         232,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                   (597,998)           7,659,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  6,413,592
Nuclear decommissioning trusts                                                             2,275,403
Investments in partnerships
  and unconsolidated subsidiaries                                    (5,989,341)           2,252,776
Investments in leveraged leases                                        (850,516)           2,385,699
Other investments                                                                            226,324
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (6,839,857)          13,553,794
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                           13,567,641
  Generation                                                                               1,729,431
Accumulated provision for depreciation
  and decommissioning                                                                     (7,969,358)
Construction work in progress                                                                556,598
Nuclear fuel, at amortized cost                                                              128,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                        8,013,260
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     633,042
Regulatory assets - net                                                                    5,528,224
Other deferred charges                                                 (971,915)           1,297,932
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                 (971,915)           7,459,198
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                       (45,755)             204,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $8,455,525          $36,890,451
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Southern             The Mission Group    Edison Ventures
                                                              California Edison    Consolidated         Consolidated
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                      $2,126,840             $318,241
Long-term debt classified as due within one year                      2,996,300              352,607
Preferred stock to be redeemed within one year                          105,000
Accounts payable                                                      3,260,814              184,535                  $25
Accrued taxes                                                           834,835               17,587
Regulatory liabilities - net
Trading and price risk management liabilities                                                 23,681
Other current liabilities                                             1,645,321              465,654
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                            10,969,110            1,362,305                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,888,477            7,299,384
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               3,365,226            2,997,996
Accumulated deferred investment tax credits                             153,460               18,866
Customer advances and other deferred credits                            738,873              935,417
Power-purchase contracts                                                355,879
Accumulated provision for pension and benefits                          419,901               57,111
Other long-term liabilities                                             147,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          5,180,842            4,009,390
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                        71,058
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           381              344,092
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                   128,755
  Subject to mandatory redemption                                       150,700
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           150,000
Other preferred securities                                                                   103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              279,455              253,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          2,168,054              147,866
Additional paid-in capital                                              336,505            3,300,435                2,406
Accumulated other comprehensive income (loss)                           (22,194)            (306,502)
Retained earnings                                                       664,040             (675,782)                 (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,146,405            2,466,017                2,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $22,464,670          $15,806,196               $2,416
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric             International
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,410                  $83           $1,067,258
Accrued taxes                                                                                                  (1,315,561)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 8,694                                   329,924
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,104                   83               81,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  2,417,491
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (369)                                    4,128
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                                          414
Power-purchase contracts
Accumulated provision for pension and benefits                                                                     27,761
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (369)                                   32,303
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                    1,966,815
Additional paid-in capital                                                1,729
Accumulated other comprehensive income (loss)
Retained earnings                                                        19,008                  (48)           1,634,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        20,738                  (48)           3,601,028
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $30,473                  $35           $6,132,443
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EIX Trust I          EIX Trust II         EIX Trust III
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $16,576              $10,633
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                33,594               23,898
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                50,170               34,531
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      484,769              315,131
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              484,769              315,131
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             15,464               10,052
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                          (330)                 (44)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        15,134               10,008
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $550,073             $359,670
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                           $2,445,081
Long-term debt classified as due within one year                                           3,348,907
Preferred stock to be redeemed within one year                                               105,000
Accounts payable                                                    ($1,127,617)           3,413,717
Accrued taxes                                                           805,481              342,342
Regulatory liabilities - net
Trading and price risk management liabilities                                                 23,681
Other current liabilities                                              (320,405)           2,186,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (642,541)          11,865,408
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,823,643)          10,781,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                    6,366,981
Accumulated deferred investment tax credits                                                  172,326
Customer advances and other deferred credits                                               1,674,704
Power-purchase contracts                                                                     355,879
Accumulated provision for pension and benefits                                               504,773
Other long-term liabilities                                                                  147,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                               9,222,166
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                        71,058
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            344,473
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                        128,755
  Subject to mandatory redemption                                                            150,700
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           949,900
Other preferred securities                                                                   103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                 1,333,305
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                         (2,341,437)           1,966,815
Additional paid-in capital                                           (3,641,075)
Accumulated other comprehensive income (loss)                                               (328,696)
Retained earnings                                                        (6,829)           1,634,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    (5,989,341)           3,272,332
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($8,455,525)         $36,890,451
============================================================= ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Southern             The Mission Group    Edison Ventures
                                                                California Edison    Consolidated         Consolidated
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                       $8,125,815
Nonutility power generation                                                                 $2,967,856
Financial services and other                                                                   347,531
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 8,125,815            3,315,387
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      211,534              916,848
Purchased power                                                         3,770,379
Provisions for regulatory adjustment clauses - net                     (3,027,844)
Other operation and maintenance                                         1,771,055            1,243,850                   $4
Depreciation, decommissioning and amortization                            680,200              292,039
Property and other taxes                                                  111,740                1,750
Net gain on sale of utility plant                                          (8,625)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                3,508,439            2,454,487                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                 4,617,376              860,900                   (4)
Interest and dividend income                                              215,067               68,454
Other nonoperating income                                                  56,897               51,440
Interest expense - net of amounts capitalized                            (784,858)            (691,935)
Other nonoperating deductions                                             (38,492)             (61,894)
Dividends on preferred securities                                                              (22,157)
Dividends on utility preferred stock                                      (22,449)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                   4,043,541              204,695                   (4)
Income taxes (benefit)                                                  1,658,033               56,123                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                2,385,508              148,572                   (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                        (2,222,543)
Income taxes (benefit) on discontinued operations                                             (855,618)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                       2,385,508           (1,218,353)                  (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (1,721,599)             707,576                  (12)
Dividends declared on common stock                                                            (165,005)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $664,040            ($675,782)                ($15)
=============================================================== ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Catalina             Edison Insurance     Edison Drives
                                                                                     Services, Inc.       Electric
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                   $12,124
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         12,124
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     82                   $7
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            82                    7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         12,042
Interest and dividend income                                                                     1,283
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           13,325                   (7)
Income taxes (benefit)                                                                           5,015                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         8,310                   (5)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                8,310                   (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           10,698                  (43)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $19,008                 ($48)
=============================================================== ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EIX Trust I          EIX Trust II         EIX Trust III
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                              $41,374              $29,421
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities                                         (40,709)             (28,909)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         665                  512
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      665                  512
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             665                  512
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (691)                (340)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($330)                ($44)
=============================================================== ==================== ==================== ====================

Edison International and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison               Consolidating        Edison
                                                                International        Adjustments          International
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                               ($5,291)          $8,120,524
Nonutility power generation                                                                                       2,967,856
Financial services and other                                              $96,301             (108,406)             347,550
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    96,301             (113,697)          11,435,930
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                              1,128,382
Purchased power                                                                                                   3,770,379
Provisions for regulatory adjustment clauses - net                                                               (3,027,844)
Other operation and maintenance                                           127,737             (113,669)           3,029,066
Depreciation, decommissioning and amortization                                240                                   972,479
Property and other taxes                                                                                            113,500
Net gain on sale of utility plant                                                                2,180               (6,445)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  127,977             (111,489)           5,979,517
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (31,676)              (2,253)           5,456,385
Interest and dividend income                                                9,446              (82,867)             282,178
Other nonoperating income                                                                                           108,337
Interest expense - net of amounts capitalized                            (188,146)              82,867           (1,582,072)
Other nonoperating deductions                                              (3,333)               2,247             (101,472)
Dividends on preferred securities                                                                                   (91,889)
Dividends on utility preferred stock                                                                                (22,449)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (213,709)                                4,049,018
Income taxes (benefit)                                                    (72,021)                                1,647,147
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                 (141,688)                                2,401,871
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                                             (2,222,543)
Income taxes (benefit) on discontinued operations                                                                   855,618
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                        (141,688)                                1,034,946
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     599,143           $1,004,411              599,143
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                       $1,634,213                                $1,634,213
Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company              Corporation
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $1,807
Receivables - net                                                                                                   7,196
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                                52
Regulatory assets - net
Trading and price risk management assets
Prepayments and other current assets                                                                                4,823
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               13,878
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              15
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                      15
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                      $151,000                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       151,000                    2
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $151,000              $13,895
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Material      Mono Power Company   SCE Capital Company
                                                              Supply LLC           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $807
Receivables - net                                                       $28,549                                       $10
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                  67,685
Accumulated deferred income taxes - net
Regulatory assets - net
Trading and price risk management assets
Prepayments and other current assets                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     96,244                  807                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $96,244                 $807                  $10
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,443
Receivables - net                                                            20
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Regulatory assets - net
Trading and price risk management assets
Prepayments and other current assets                                     34,812
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     36,275
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                1,528,238
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,528,238
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,564,513
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              SCE UK Services      Southern States      Southern
                                                              Limited              Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $5           $3,410,311
Receivables - net                                                           $38                   20            1,160,343
Accrued unbilled revenue                                                                                          450,649
Fuel inventory                                                                                                     13,823
Materials and supplies, at average cost                                                                            92,650
Accumulated deferred income taxes - net                                                                           445,175
Regulatory assets - net
Trading and price risk management assets
Prepayments and other current assets                                                                              105,088
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         38                   25            5,778,793
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         69              158,908
Nuclear decommissioning trusts                                                                                  2,275,403
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 197,723
Investments in leveraged leases
Other investments                                                                                                 222,099
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 69            2,854,133
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                                                13,567,641
  Generation                                                                                                    1,729,431
Accumulated provision for depreciation
  and decommissioning                                                                                          (7,969,358)
Construction work in progress                                                                                     556,598
Nuclear fuel, at amortized cost                                                                                   128,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                                             8,013,260
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net                                                                                         5,528,224
Other deferred charges                                                                                            377,312
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                          5,905,536
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $38                  $94          $22,551,722
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                      $3,414,373
Receivables - net                                                     ($103,775)           1,092,401
Accrued unbilled revenue                                                                     450,649
Fuel inventory                                                                                13,823
Materials and supplies, at average cost                                 (14,319)             146,016
Accumulated deferred income taxes - net                                                      445,227
Regulatory assets - net                                                 (17,659)              83,095
Trading and price risk management assets
Prepayments and other current assets                                                         144,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                   (135,753)           5,790,317
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    158,992
Nuclear decommissioning trusts                                                             2,275,403
Investments in partnerships
  and unconsolidated subsidiaries                                      (195,904)
Investments in leveraged leases
Other investments                                                                            223,918
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                      (195,904)           2,658,313
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                           13,567,641
  Generation                                                                               1,729,431
Accumulated provision for depreciation
  and decommissioning                                                                     (7,969,358)
Construction work in progress                                                                556,598
Nuclear fuel, at amortized cost                                                              128,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                        8,013,260
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net                                                                    5,528,224
Other deferred charges                                               (1,581,996)             474,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                              ($1,581,996)           6,002,780
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                             $22,464,670
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company (Inactive)   Corporation
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                              $2,207               $2,835
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      2,207                2,835
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (48,486)               1,254
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 112,396                1,760
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  63,910                3,014
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                381
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      20
Additional paid-in capital                                                                    62,983                  100
Accumulated other comprehensive income (loss)
Retained earnings                                                                             21,499                7,946
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             84,502                8,046
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $151,000              $13,895
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Material      Mono Power Company   SCE Capital Company
                                                              Supply LLC           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $19,026                 $228               $2,095
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                27,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                46,119                  228                2,095
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  5                                        20
Additional paid-in capital                                               49,995                2,749                  100
Accumulated other comprehensive income (loss)
Retained earnings                                                           125               (2,170)              (2,205)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        50,125                  579               (2,085)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $96,244                 $807                  $10
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                       $246,300
Preferred stock to be redeemed within one year
Accounts payable                                                         31,202
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 1,304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               278,806
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,231,090
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               65,292
Accumulated other comprehensive income (loss)
Retained earnings                                                       (10,675)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        54,617
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,564,513
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              SCE UK Services      Southern States      Southern
                                                              Limited              Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                $2,126,840
Long-term debt classified as due within one year                                                                2,750,000
Preferred stock to be redeemed within one year                                                                    105,000
Accounts payable                                                                                                3,301,901
Accrued taxes                                                                                                     834,835
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   $14                                 1,647,883
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    14                                10,766,459
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  3,185,999
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          ($2)           3,412,460
Accumulated deferred investment tax credits                                                                       153,460
Customer advances and other deferred credits                                                       1              678,100
Power-purchase contracts                                                                                          355,879
Accumulated provision for pension and benefits                                                                    419,901
Other long-term liabilities                                                                                       153,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (1)           5,173,403
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                                             128,755
  Subject to mandatory redemption                                                                                 150,700
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                        279,455
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                    2,168,054
Additional paid-in capital                                                                                        336,505
Accumulated other comprehensive income (loss)                                (1)                                  (22,193)
Retained earnings                                                            25                   95              664,040
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            24                   95            3,146,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $38                  $94          $22,551,722
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                           $2,126,840
Long-term debt classified as due within one year                                           2,996,300
Preferred stock to be redeemed within one year                                               105,000
Accounts payable                                                       ($98,680)           3,260,814
Accrued taxes                                                                                834,835
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                               (30,973)           1,645,321
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (129,653)          10,969,110
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,528,612)           2,888,477
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                    3,365,226
Accumulated deferred investment tax credits                                                  153,460
Customer advances and other deferred credits                            (53,384)             738,873
Power-purchase contracts                                                                     355,879
Accumulated provision for pension and benefits                                               419,901
Other long-term liabilities                                              (6,100)             147,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            (59,484)           5,180,842
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                           381
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                        128,755
  Subject to mandatory redemption                                                            150,700
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   279,455
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                (45)           2,168,054
Additional paid-in capital                                             (181,219)             336,505
Accumulated other comprehensive income (loss)                                                (22,194)
Retained earnings                                                       (14,640)             664,040
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (195,904)           3,146,405
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($1,913,653)         $22,464,670
============================================================= ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                California           Conservation         Edison ESI
                                                                Electric Power       Financing
                                                                Company (Inactive)   Corporation
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                                    $27,004
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              27,004
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net                                                                    2,040
Other operation and maintenance                                                                    $65               22,458
Depreciation, decommissioning and amortization                                                                           36
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            65               24,534
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (65)               2,470
Interest and dividend income                                                                     7,832                  299
Other nonoperating income
Interest expense - net of amounts capitalized                                                      (22)
Other nonoperating deductions                                                                      (22)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            7,723                2,769
Income taxes (benefit)                                                                           3,135                1,110
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         4,588                1,659
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                4,588                1,659
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           16,911                6,287
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $21,499               $7,946
=============================================================== ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Material      Mono Power Company   SCE Capital Company
                                                                Supply LLC           (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                         $316,671                   $1
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   316,671                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           317,371                    3                   $4
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  317,371                    3                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (700)                  (2)                  (4)
Interest and dividend income                                                1,291
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         591                   (2)                  (4)
Income taxes (benefit)                                                          1                                        (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      590                   (2)                   2
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             590                   (2)                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (465)              (2,168)              (2,207)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $125              ($2,170)             ($2,205)
=============================================================== ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                SCE Funding LLC      SCE Trust I          SCE Trust II
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                         $105,372
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   105,372
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             4,197
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    4,197
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   101,175
Interest and dividend income                                                3,442
Other nonoperating income
Interest expense - net of amounts capitalized                            (105,604)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (987)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (987)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (987)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (9,688)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($10,675)
=============================================================== ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                SCE UK Services      Southern States      ENvestSCE
                                                                Limited              Realty
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $130                   $4
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       130                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net                                                                  ($2,666)
Other operation and maintenance                                               123                    1                  106
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      123                    1               (2,560)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         7                    3                2,560
Interest and dividend income                                                                                            162
Other nonoperating income
Interest expense - net of amounts capitalized                                                                          (162)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           7                    3                2,560
Income taxes (benefit)                                                                                                1,046
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        7                    3                1,514
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               7                    3               $1,514
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          18                   92
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $25                  $95
=============================================================== ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Pipeline      Edison Carrier       Southern
                                                                and Terminal         Solutions            California Edison
                                                                Company                                   Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                          $33,965              $24,535           $8,038,461
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    33,965               24,535            8,038,461
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        1,032                                   210,502
Purchased power                                                                                                   3,770,379
Provisions for regulatory adjustment clauses - net                          3,699                                (3,030,917)
Other operation and maintenance                                             9,261               19,076            1,717,534
Depreciation, decommissioning and amortization                              3,025                                   677,139
Property and other taxes                                                      140                    1              111,599
Net gain on sale of utility plant                                                                                    (8,625)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   17,157               19,077            3,447,611
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    16,808                5,458            4,590,850
Interest and dividend income                                                  213                                   203,141
Other nonoperating income                                                                                            56,897
Interest expense - net of amounts capitalized                                                                      (785,748)
Other nonoperating deductions                                                                                       (38,470)
Dividends on preferred securities
Dividends on utility preferred stock                                                                                (22,449)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      17,021                5,458            4,004,221
Income taxes (benefit)                                                      4,771                 (422)           1,648,398
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   12,250                5,880            2,355,823
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         $12,250               $5,880            2,355,823
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                            (1,721,599)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                    $634,224
=============================================================== ==================== ==================== ====================

Southern California Edison Company and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        Southern
                                                                Adjustments          California Edison
                                                                                     Company
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                        ($420,328)          $8,125,815
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  (420,328)           8,125,815
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           211,534
Purchased power                                                                              3,770,379
Provisions for regulatory adjustment clauses - net                                          (3,027,844)
Other operation and maintenance                                          (319,144)           1,771,055
Depreciation, decommissioning and amortization                                                 680,200
Property and other taxes                                                                       111,740
Net gain on sale of utility plant                                                               (8,625)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                 (319,144)           3,508,439
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                  (101,184)           4,617,376
Interest and dividend income                                               (1,313)             215,067
Other nonoperating income                                                                       56,897
Interest expense - net of amounts capitalized                             106,678             (784,858)
Other nonoperating deductions                                                                  (38,492)
Dividends on preferred securities
Dividends on utility preferred stock                                                           (22,449)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,181            4,043,541
Income taxes (benefit)                                                                       1,658,033
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                     2,385,508
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,181            2,385,508
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (8,780)          (1,721,599)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $15,176             $664,040
=============================================================== ==================== ==================== ====================

Southern California Edison Company and Subsidiaries
Equity Investments
December 31, 2001
(In thousands)

                                         Bear Creek Uranium
Name of Entity:                          Company (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To develop and operate an
                                         integrated uranium mining
                                         complex in Wyoming.

Ownership Interest(s):                   50% by Mono Power Company

Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                        Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                            $7
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                       3
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,416
============================================================= ==================== ==================== ====================

Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                            $7
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                       3
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,416
============================================================= ==================== ==================== ====================

Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                        Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $25
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    25
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                2,406
Accumulated other comprehensive income (loss)
Retained earnings                                                           (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,416
============================================================= ==================== ==================== ====================

Edison Ventures and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $25
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    25
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                2,406
Accumulated other comprehensive income (loss)
Retained earnings                                                           (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,416
============================================================= ==================== ==================== ====================

Edison Ventures and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                          Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $4
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (4)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (4)
Income taxes (benefit)                                                         (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (12)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($15)
=============================================================== ==================== ==================== ====================

Edison Ventures and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Ventures
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $4
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (4)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (4)
Income taxes (benefit)                                                         (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (12)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($15)
=============================================================== ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              The Mission Group    Edison Capital       Edison Enterprises
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $426             $147,453                 $170
Receivables - net                                                        10,237              753,444                2,533
Fuel inventory
Materials and supplies, at average cost                                                                               153
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         48                2,886                  201
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     10,711              903,783                3,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      4,142                  674
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        10,000              407,487                5,349
Investments in leveraged leases                                                            2,385,699
Other investments                                                     3,152,488
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     3,162,488            2,797,328                6,023
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         872                  435
Regulatory assets - net
Other deferred charges                                                  820,716               34,103                  947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  820,716               34,975                1,382
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                                  96,961
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $3,993,915           $3,736,086             $107,423
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison               Edison OandM         Edison Technology
                                                              Environmental        Services             Solutions
                                                              Services                                  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $2,579               $5,857
Receivables - net                                                                             46,808                1,242
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           1,330
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          50,717                7,099
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      6,848
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              6,848
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                         1,997                1,069
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,997                1,069
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $59,562               $8,168
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Land         Mission Power
                                                              Holding Company      Company              Engineering
                                                              Consolidated         Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $373,081               $3,754
Receivables - net                                                       578,786               15,038
Fuel inventory                                                          110,124
Materials and supplies, at average cost                                  57,282
Accumulated deferred income taxes - net
Trading and price risk management assets                                 64,729
Prepayments and other current assets                                     80,542                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  1,264,544               18,790
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             6,237,563                3,742
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,829,940
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     8,067,503                3,742
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                631,735
Regulatory assets - net
Other deferred charges                                                  935,276                3,798                   $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,567,011                3,798                    5
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                       153,610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $11,052,668              $26,330                   $5
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        The Mission Group
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        $533,320
Receivables - net                                                      ($10,393)           1,397,695
Fuel inventory                                                                               110,124
Materials and supplies, at average cost                                                       57,435
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      64,729
Prepayments and other current assets                                                          85,005
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (10,393)           2,248,308
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  6,252,969
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                          2,252,776
Investments in leveraged leases                                                            2,385,699
Other investments                                                    (3,152,488)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (3,152,488)          10,891,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     633,042
Regulatory assets - net
Other deferred charges                                                  (15,080)           1,782,831
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  (15,080)           2,415,873
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                            250,571
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($3,177,961)         $15,806,196
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              The Mission Group    Edison Capital       Edison Enterprises
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                             $150,000
Long-term debt classified as due within one year                                             162,312
Preferred stock to be redeemed within one year
Accounts payable                                                            $54               11,985                 $359
Accrued taxes                                                                                                          15
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   206               57,659                  222
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   260              381,956                  596
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               434,543
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,317            2,084,053
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                924               68,689
Power-purchase contracts
Accumulated provision for pension and benefits                                                14,254
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,241            2,166,996
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                             15,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            147,866
Additional paid-in capital                                            3,300,435               81,164              392,601
Accumulated other comprehensive income (loss)                                                 (3,892)                  17
Retained earnings                                                       543,113              675,319             (301,004)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,991,414              752,591               91,614
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $3,993,915           $3,736,086             $107,423
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison               Edison OandM         Edison Technology
                                                              Environmental        Services             Solutions
                                                              Services                                  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                              $3,160               $1,721
Accrued taxes                                                                                    121
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      5,836                  179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      9,117                1,900
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             1,266
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        1,266
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                    49,874                9,946
Accumulated other comprehensive income (loss)
Retained earnings                                                                                571               (4,944)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             50,445                5,002
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $59,562               $8,168
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Land         Mission Power
                                                              Holding Company      Company              Engineering
                                                              Consolidated         Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                        $168,241
Long-term debt classified as due within one year                        190,295
Preferred stock to be redeemed within one year
Accounts payable                                                        176,121               $1,529
Accrued taxes                                                            17,603                 (152)
Regulatory liabilities - net
Trading and price risk management liabilities                            23,681
Other current liabilities                                               400,485                  917                 $150
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               976,426                2,294                  150
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        6,864,841
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 917,730
Accumulated deferred investment tax credits                              18,866
Customer advances and other deferred credits                            864,733                1,071
Power-purchase contracts
Accumulated provision for pension and benefits                           39,331                3,526
Other long-term liabilities                                                                                         8,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          1,840,660                4,597                8,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                   55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       344,092
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      150,000
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              253,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             64,130                                     3,000
Additional paid-in capital                                            2,184,495               20,493
Accumulated other comprehensive income (loss)                          (302,627)
Retained earnings                                                    (1,229,144)              (1,054)             (11,854)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       716,854               19,439               (8,854)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $11,052,668              $26,330                   $5
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        The Mission Group
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                             $318,241
Long-term debt classified as due within one year                                             352,607
Preferred stock to be redeemed within one year
Accounts payable                                                       ($10,394)             184,535
Accrued taxes                                                                                 17,587
Regulatory liabilities - net
Trading and price risk management liabilities                                                 23,681
Other current liabilities                                                                    465,654
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,394)           1,362,305
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                             7,299,384
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (6,370)           2,997,996
Accumulated deferred investment tax credits                                                   18,866
Customer advances and other deferred credits                                                 935,417
Power-purchase contracts
Accumulated provision for pension and benefits                                                57,111
Other long-term liabilities                                              (8,709)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            (15,079)           4,009,390
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                        71,058
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            344,092
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           150,000
Other preferred securities                                                                   103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   253,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (67,130)             147,866
Additional paid-in capital                                           (2,738,573)           3,300,435
Accumulated other comprehensive income (loss)                                               (306,502)
Retained earnings                                                      (346,785)            (675,782)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    (3,152,488)           2,466,017
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($3,177,961)         $15,806,196
============================================================= ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                The Mission Group    Edison Capital       Edison Enterprises
                                                                                     Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                  $201,649               $5,041
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        201,649                5,041
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $534               48,836                4,905
Depreciation, decommissioning and amortization                                                  16,930                  655
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      534               65,766                5,560
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (534)             135,883                 (519)
Interest and dividend income                                                   16               19,152
Other nonoperating income                                                                      (30,604)
Interest expense - net of amounts capitalized                                                  (64,172)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (518)              60,259                 (519)
Income taxes (benefit)                                                       (392)             (23,754)                (202)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (126)              84,013                 (317)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                                               (210,315)
Income taxes (benefit) on discontinued operations                                                                   (77,660)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (126)              84,013             (132,972)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     475,868              591,306             (168,032)
Dividends declared on common stock                                         67,371
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $543,113             $675,319            ($301,004)
=============================================================== ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison               Edison OandM         Edison Technology
                                                                Environmental        Services             Solutions
                                                                Services                                  Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                   $68,343
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         68,343
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 65,723                  $21
Depreciation, decommissioning and amortization                                                   1,407
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        67,130                   21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          1,213                  (21)
Interest and dividend income                                                                     1,319                   24
Other nonoperating income                                                                       (1,525)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            1,007                    3
Income taxes (benefit)                                                                             436                   95
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           571                  (92)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  571                  (92)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                (4,852)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   $571              ($4,944)
=============================================================== ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Mission Land         Mission Power
                                                                Holding Company      Company              Engineering
                                                                Consolidated         Consolidated         Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $2,967,188
Financial services and other                                                                   $73,707
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 2,967,188               73,707
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      916,848
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         1,050,695               73,136
Depreciation, decommissioning and amortization                            272,938                  109
Property and other taxes                                                      512                1,238
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                2,240,993               74,483
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   726,195                 (776)
Interest and dividend income                                               47,757                  909
Other nonoperating income                                                  43,832                    1
Interest expense - net of amounts capitalized                            (629,695)
Other nonoperating deductions                                             (22,157)
Dividends on preferred securities                                         (22,271)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     143,661                  134
Income taxes (benefit)                                                     79,043                  891                   $6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   64,618                 (757)                  (6)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                   (2,012,228)
Income taxes (benefit) on discontinued operations                        (777,958)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                      (1,169,652)                (757)                  (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     401,396                 (292)             (11,848)
Dividends declared on common stock                                       (460,888)                  (5)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,229,144)             ($1,054)            ($11,854)
=============================================================== ==================== ==================== ====================

The Mission Group and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        The Mission Group
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $668           $2,967,856
Financial services and other                                               (1,209)             347,531
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      (541)           3,315,387
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           916,848
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                              1,243,850
Depreciation, decommissioning and amortization                                                 292,039
Property and other taxes                                                                         1,750
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                     2,454,487
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (541)             860,900
Interest and dividend income                                                 (723)              68,454
Other nonoperating income                                                                       11,704
Interest expense - net of amounts capitalized                               1,932             (691,935)
Other nonoperating deductions                                                                  (22,157)
Dividends on preferred securities                                                              (22,271)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         668              204,695
Income taxes (benefit)                                                                          56,123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      668              148,572
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                        (2,222,543)
Income taxes (benefit) on discontinued operations                                             (855,618)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             668           (1,218,353)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (575,970)             707,576
Dividends declared on common stock                                        228,517             (165,005)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($346,785)           ($675,782)
=============================================================== ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                                                        Sold 8/1/01
                                                              Edison Enterprises   Edison Source        Edison Select
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $170
Receivables - net                                                                              2,533
Fuel inventory
Materials and supplies, at average cost                                                          153
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             201
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           3,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        674
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $5,349
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,349                  674
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         435
Regulatory assets - net
Other deferred charges                                                                           504
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           939
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                        53,729
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $59,078               $4,670
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                               Sold Jan 2001
                                                              Edison Utility       Consolidating        Edison Enterprises
                                                              Services             Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $170
Receivables - net                                                                                                   2,533
Fuel inventory
Materials and supplies, at average cost                                                                               153
Accumulated deferred income taxes - net
Trading and risk management assets
Prepayments and other current assets                                                                                  201
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                3,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             674
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                   5,349
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                   6,023
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              435
Regulatory assets - net
Other deferred charges                                                                          $443                  947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           443                1,382
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                             43,232               96,961
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $43,675             $107,423
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                                                         Sold 8/1/01
                                                              Edison Enterprises   Edison Source        Edison Select
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $87                 $272
Accrued taxes                                                                                     15
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                        222
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    87                  509
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             (30,597)             (15,100)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            (30,597)             (15,100)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              390,502              105,642
Accumulated other comprehensive income (loss)                                                     17
Retained earnings                                                      (300,916)             (86,398)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        89,586               19,261
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $59,076               $4,670
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                               Sold Jan 2001
                                                              Edison Utility       Consolidating        Edison Enterprises
                                                              Services             Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     $359
Accrued taxes                                                                                                          15
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                                             222
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             596
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  $60,910               15,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  60,910               15,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                  (103,543)             392,601
Accumulated other comprehensive income (loss)                                                                          17
Retained earnings                                                                             86,310             (301,004)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            (17,233)              91,614
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $43,677             $107,423
============================================================= ==================== ==================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                                                          Sold 8/1/01
                                                                Edison Enterprises  Edison Source         Edison Select
                                                                                    Consolidated          Consolidated
--------------------------------------------------------------- ------------------- --------------------- --------------------
--------------------------------------------------------------- ------------------- --------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                ($317)             $5,041
--------------------------------------------------------------- ------------------- --------------------- --------------------
Total operating revenue                                                      (317)              5,041
--------------------------------------------------------------- ------------------- --------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 4,905
Depreciation, decommissioning and amortization                                                    655
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- ------------------- --------------------- --------------------
Total operating expenses                                                                        5,560
--------------------------------------------------------------- ------------------- --------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- ------------------- --------------------- --------------------

Income (loss) from continuing operations before taxes                        (317)               (519)
Income taxes (benefit)                                                                           (202)
--------------------------------------------------------------- ------------------- --------------------- --------------------

Income (loss) from continuing operations                                     (317)               (317)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                     (210,315)            (32,796)              ($7,290)
Income taxes (benefit) on discontinued operations                         (77,660)
--------------------------------------------------------------- ------------------- --------------------- --------------------
Net income (loss)                                                        (132,972)            (33,113)              ($7,290)
--------------------------------------------------------------- ------------------- --------------------- --------------------
Retained earnings - beginning of year                                    (167,944)            (53,285)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- ------------------- --------------------- --------------------

Retained earnings - end of year                                         ($300,916)           ($86,398)
=============================================================== =================== ===================== ====================

Edison Enterprises and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                   Sold Jan 2001
                                                                Edison Utility       Consolidating        Edison Enterprises
                                                                Services             Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                      $317               $5,041
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            317                5,041
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                       4,905
Depreciation, decommissioning and amortization                                                                          655
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                              5,560
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              317                 (519)
Income taxes (benefit)                                                                                                 (202)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           317                 (317)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                         ($10)              40,096             (210,315)
Income taxes (benefit) on discontinued operations                                                                   (77,660)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            ($10)              40,413             (132,972)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           53,197             (168,032)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $93,610            ($301,004)
=============================================================== ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                                                   (Liquidation
dividend
                                                                                                   Inactive    as   of
10/18/01)
                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $143                  $27
Receivables - net                                                         3,429                  155
Fuel inventory
Materials and supplies, at average cost                                      60                   93
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          6                  195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      3,638                  470
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   613                   61
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            10
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           623                   61
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    435
Regulatory assets - net
Other deferred charges                                                       68                  436
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      503                  436
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $4,764                 $967
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $170
Receivables - net                                                       ($1,051)               2,533
Fuel inventory
Materials and supplies, at average cost                                                          153
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             201
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (1,051)               3,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        674
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           (10)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           (10)                 674
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         435
Regulatory assets - net
Other deferred charges                                                                           504
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           939
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($1,051)              $4,670
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                                                       (Liquidation dividend
                                                                                                        Inactive as of 10/18/01)
                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $217               $1,116                 ($10)
Accrued taxes                                                                15
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   144                   78
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   376                1,194                  (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             (15,100)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            (15,100)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           10
Additional paid-in capital                                              105,642
Accumulated other comprehensive income (loss)                                                     17
Retained earnings                                                       (86,154)                (244)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        19,488                 (227)                 $10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $4,764                 $967
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,051)                $272
Accrued taxes                                                                                     15
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                        222
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,051)                 509
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  (15,100)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 (15,100)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                (10)
Additional paid-in capital                                                                   105,642
Accumulated other comprehensive income (loss)                                                     17
Retained earnings                                                                            (86,398)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (10)              19,261
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,061)              $4,670
============================================================= ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                                                         (Liquidation dividend
                                                                                                          Inactive as of 10/18/01)
                                                                Edison Source        Edison Source        G.H.V.
                                                                                     Norvik Company       Refrigeration, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $5,041               $2,451
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,041                2,451
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             4,725                2,631
Depreciation, decommissioning and amortization                                580                   75
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    5,305                2,706
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (264)                (255)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (264)                (255)
Income taxes (benefit)                                                        103                   99
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (161)                (156)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                      (30,370)                                  ($2,426)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (30,531)                (156)              (2,426)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      12,024                                   (65,309)
Dividends declared on common stock                                        (67,647)                 (88)             $67,735
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($86,154)               ($244)
=============================================================== ==================== ==================== ====================

Edison Source and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        Edison Source
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              ($2,451)              $5,041
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (2,451)               5,041
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            (2,451)               4,905
Depreciation, decommissioning and amortization                                                     655
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  ($2,451)               5,560
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                             (519)
Income taxes (benefit)                                                                            (202)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                          (317)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                           (32,796)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (33,113)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          (53,285)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               ($86,398)
=============================================================== ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Select        Edison Home          Select Home
                                                                                   Protection Company   Warranty Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Security      Valley Burglar and   Consolidating
                                                              Corp.                Fire Alarm Co.,      Adjustments
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                 Sold 8/1/01
                                                              Edison Select
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Select        Edison Home          Select Home
                                                                                   Protection Company   Warranty Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Security      Valley Burglar and   Consolidating
                                                              Corp.                Fire Alarm Co.,      Adjustments
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                 Sold 8/1/01
                                                              Edison Select
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Select        Edison Home          Select Home
                                                                                     Protection Company   Warranty Company
                                                                                     (Inactive)           (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                     ($18,597)                                   $2,191
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                        ($18,597)                                   $2,191
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Security      Valley Burglar and   Consolidating
                                                                Corp.                Fire Alarm Co.,      Adjustments
                                                                                     Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                       $9,130                 ($14)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          $9,130                 ($14)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Edison Select and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Select
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                      ($7,290)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         ($7,290)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions                                 Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $5,857
Receivables - net                                                         1,242
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      7,099
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    1,069
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,069
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $8,168
============================================================= ==================== ==================== ====================

Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions                                 Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,721
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,900
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,266
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,266
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                9,946
Accumulated other comprehensive income (loss)
Retained earnings                                                        (4,944)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         5,002
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $8,168
============================================================= ==================== ==================== ====================

Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Technology    Edison EV            Consolidating
                                                                Solutions                                 Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Edison Technology Solutions and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Technology
                                                                Solutions
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $21
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (21)
Interest and dividend income                                                   24
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           3
Income taxes (benefit)                                                         95
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (92)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (92)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (4,852)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($4,944)
=============================================================== ==================== ==================== ====================

Edison Technology Solutions and Subsidiaries
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Facilichem, Inc.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              Research, development and
                                         commercialization of
                                         liquid membrane
                                         technologies

Ownership Interest(s):                   10% by Edison Technology
                                         Solutions with option to
                                         increase interest to
                                         16.66%

Mission Energy Holding Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $372,139                 $942
Receivables - net                                                       549,474               29,315                  ($3)
Fuel inventory                                                          110,124
Materials and supplies, at average cost                                  57,282
Accumulated deferred income taxes - net
Trading and price risk management assets                                 64,729
Prepayments and other current assets                                     80,542
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  1,234,290               30,257                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             6,237,563
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,829,940
Investments in leveraged leases
Other investments                                                                          2,999,352           (2,999,352)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     8,067,503            2,999,352           (2,999,352)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                631,735
Regulatory assets - net
Other deferred charges                                                  642,887              292,389
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,274,622              292,389
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                       153,610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $10,730,025           $3,321,998          ($2,999,355)
============================================================= ==================== ==================== ====================

Mission Energy Holding Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $373,081
Receivables - net                                                       578,786
Fuel inventory                                                          110,124
Materials and supplies, at average cost                                  57,282
Accumulated deferred income taxes - net
Trading and price risk management assets                                 64,729
Prepayments and other current assets                                     80,542
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  1,264,544
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             6,237,563
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,829,940
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     8,067,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                631,735
Regulatory assets - net
Other deferred charges                                                  935,276
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,567,011
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                       153,610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $11,052,668
============================================================= ==================== ==================== ====================

Mission Energy Holding Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                        $168,241
Long-term debt classified as due within one year                        190,295
Preferred stock to be redeemed within one year
Accounts payable                                                        175,769                 $355                  ($3)
Accrued taxes                                                            17,603
Regulatory liabilities - net
Trading and price risk management liabilities                            22,381                1,300
Other current liabilities                                               335,357               65,128
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               909,646               66,783                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        5,749,460            1,115,381
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 917,434                  296
Accumulated deferred investment tax credits                              18,866
Customer advances and other deferred credits                            864,733
Power-purchase contracts
Accumulated provision for pension and benefits                           39,331
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          1,840,364                  296
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                   55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       344,092
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      150,000
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              253,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             64,130
Additional paid-in capital                                            2,631,326            2,552,521           (2,999,352)
Accumulated other comprehensive income (loss)                          (301,820)                (807)
Retained earnings                                                      (816,968)            (412,176)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,576,668            2,139,538           (2,999,352)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $10,730,025           $3,321,998          ($2,999,355)
============================================================= ==================== ==================== ====================

Mission Energy Holding Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                        $168,241
Long-term debt classified as due within one year                        190,295
Preferred stock to be redeemed within one year
Accounts payable                                                        176,121
Accrued taxes                                                            17,603
Regulatory liabilities - net
Trading and price risk management liabilities                            23,681
Other current liabilities                                               400,485
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               976,426
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        6,864,841
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 917,730
Accumulated deferred investment tax credits                              18,866
Customer advances and other deferred credits                            864,733
Power-purchase contracts
Accumulated provision for pension and benefits                           39,331
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          1,840,660
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                   55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       344,092
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      150,000
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              253,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             64,130
Additional paid-in capital                                            2,184,495
Accumulated other comprehensive income (loss)                          (302,627)
Retained earnings                                                    (1,229,144)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       716,854
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $11,052,668
============================================================= ==================== ==================== ====================

Mission Energy Holding Company and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Mission Energy       Consolidating
                                                                Energy Consolidated  Holding Company      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $2,967,188
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 2,967,188
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      916,848
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         1,050,593                 $102
Depreciation, decommissioning and amortization                            272,903                   35
Property and other taxes                                                      512
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                2,240,856                  137
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   726,332                 (137)
Interest and dividend income                                               42,732                5,025
Other nonoperating income                                                  43,832
Interest expense - net of amounts capitalized                            (547,493)             (82,202)
Other nonoperating deductions                                             (22,157)
Dividends on preferred securities                                         (22,271)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     220,975              (77,314)
Income taxes (benefit)                                                    107,569              (28,526)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  113,406              (48,788)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                   (1,234,270)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                      (1,120,864)             (48,788)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     401,396
Dividends declared on common stock                                        (97,500)            (363,388)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($816,968)           ($412,176)
=============================================================== ==================== ==================== ====================

Mission Energy Holding Company and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy
                                                                Holding Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                       $2,967,188
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 2,967,188
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      916,848
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         1,050,695
Depreciation, decommissioning and amortization                            272,938
Property and other taxes                                                      512
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                2,240,993
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   726,195
Interest and dividend income                                               47,757
Other nonoperating income                                                  43,832
Interest expense - net of amounts capitalized                            (629,695)
Other nonoperating deductions                                             (22,157)
Dividends on preferred securities                                         (22,271)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     143,661
Income taxes (benefit)                                                     79,043
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   64,618
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                   (1,234,270)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                      (1,169,652)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     401,396
Dividends declared on common stock                                       (460,888)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,229,144)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Burlington           Edison Capital       Edison Capital
                                                              Apartments, Inc.     Europe Limited       Ventures
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $172
Receivables - net                                                                                409
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   ($184)                                      $79
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (184)                 581                   79
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($184)                $581                  $79
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Funding       Edison Mortgage      Mission Bartlett
                                                              Company              Company              Hill Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $147,275
Receivables - net                                                       997,475
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                        ($166)
Trading and price risk management assets
Prepayments and other current assets                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  1,144,751                 (166)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 3,396
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       407,487
Investments in leveraged leases                                       2,385,699
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     2,796,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    872
Regulatory assets - net
Other deferred charges                                                   22,538
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   23,410
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $3,964,743                ($166)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission              Renewable Energy     Edison Capital
                                                              International        Capital Company
                                                              Capital, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $6
Receivables - net                                                                                 $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                            29,423
Trading and price risk management assets
Prepayments and other current assets                                                                                2,885
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               1               32,314
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             746
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 127,169
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 127,915
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                             11,565
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $1             $171,794
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison Capital
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        $147,453
Receivables - net                                                     ($273,593)             753,444
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           2,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                   (273,593)             903,783
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      4,142
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (127,169)             407,487
Investments in leveraged leases                                                            2,385,699
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                      (127,169)           2,797,328
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         872
Regulatory assets - net
Other deferred charges                                                                        34,103
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        34,975
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($400,762)          $3,736,086
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Integrated    Mission First
                                                              Housing              Energy Services      Asset Investment
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $215
Receivables - net                                                       259,278
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    259,494
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 3,396
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       408,399
Investments in leveraged leases                                              93
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       411,888
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    872
Regulatory assets - net
Other deferred charges                                                    7,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    7,929
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $679,311
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Beta                 Epsilon              Gamma
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $64,926
Receivables - net                                                      $155,962              171,826              $71,242
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    155,962              236,752               71,242
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            511,636
Investments in leveraged leases                                         598,653            1,072,464              287,677
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       598,653            1,584,100              287,677
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $754,615           $1,820,871             $358,919
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Iowa Wind
                                                              Kappa                Zeta                 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                       $76,493               $5,835              $34,291
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     76,493                5,835               34,291
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             30,583               84,892
Investments in leveraged leases                                         426,812
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       426,812               30,583               84,892
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $503,305              $36,418             $119,183
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Funding       Consolidating        Edison Funding
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $82,134                                  $147,275
Receivables - net                                                       222,753                ($205)             997,475
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    304,887                 (205)           1,144,751
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           3,396
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,375,009           (2,003,032)             407,487
Investments in leveraged leases                                                                                 2,385,699
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,375,009           (2,003,032)           2,796,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                              872
Regulatory assets - net
Other deferred charges                                                   15,462                                    22,538
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   15,462                                    23,410
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,695,358          ($2,003,237)          $3,964,743
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              East Coast           EC Asset Services,   EC Properties, Inc.
                                                              Capital, Inc.        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3                  $32
Receivables - net                                                             7                   (2)                $508
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         11                   30                  508
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $11                  $30                 $508
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EC Properties III,   EC-SLP, Inc.         ECHI-A Company
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3                  $24
Receivables - net                                                            66                   (5)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         69                   19
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $69                  $19
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              ECHI-B Company       ECHI Wyvernwood,     ECHP Investment
                                                                                   Inc.                 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 V                 97 VI                97 VII
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 VIII              99A Company          99B Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Delaware     Housing Florida      Housing Management
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                           $12                                      $685
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         12                                       685
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                            (1)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $11                                      $685
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing New Jersey   Housing New York     Housing
                                                                                                        Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                       ($1,214)                 $12              ($1,780)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (1,214)                  12               (1,780)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         3,709                4,570                4,036
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         3,709                4,570                4,036
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,495               $4,582               $2,256
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Housing       Edison Housing       Edison Housing
                                                              North Carolina       Oregon, Inc.         South Carolina
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                         ($355)                                      $75
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (355)                                       75
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         2,138                                       788
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,138                                       788
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,783                                      $863
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EHI Development      EHI Development      MHICAL 94 Company
                                                              Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                           ($3)               ($675)             ($4,392)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (3)                (675)              (4,392)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              4,662               (1,210)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              4,662               (1,210)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($3)              $3,987              ($5,602)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MHICAL 95 Company    Edison Housing       MHICAL 96 Company
                                                                                   Consolidation Co.
                                                                                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                       ($6,758)              $7,463              ($1,097)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (6,758)               7,463               (1,097)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,685)              14,587                2,446
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,685)              14,587                2,446
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($8,443)             $22,050               $1,349
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MHICAL 97 Company    MHIFED 94 Company    MHIFED 95 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $1
Receivables - net                                                        $4,012                ($384)              (2,137)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,012                 (384)              (2,136)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         1,620                    1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,620                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,632                ($383)             ($2,136)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                         ($326)               ($436)                 ($2)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (326)                (436)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($326)               ($436)                 ($2)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Alpha                Beta                 Delta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                          ($16)               ($674)              $2,499
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        (16)                (674)               2,499
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           303                  148               (1,668)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           303                  148               (1,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $287                ($526)                $831
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Denver               Epsilon              Gamma
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                         ($490)                ($86)               ($497)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (490)                 (86)                (497)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           484                  142                  335
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           484                  142                  335
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                ($6)                 $56                ($162)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Funding
                                                              Holdings             Theta                Theta [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                       ($2,928)                $916                  ($2)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (2,928)                 916                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         2,952                  198                   (7)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,952                  198                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                            21
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            21
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $24               $1,135                  ($9)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission SA Company
                                                              Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                       ($1,735)                ($36)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (1,735)                 (36)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         4,045
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         4,045
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,310                 ($36)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Funding       Edison Funding
                                                              Omicron Inc.         Olive Court [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $76
Receivables - net                                                      $172,818                   63
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    172,818                  140
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      3,396
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        87,495
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        87,495                3,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                           739
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           739
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $260,313               $4,275
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Consolidating        Edison Capital
                                                              Housing Investments  Adjustments          Housing
                                                                                                        Investments
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $75                                      $215
Receivables - net                                                        96,172                                   259,278
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     96,247                                   259,494
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           3,396
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       278,311                                   408,399
Investments in leveraged leases                                              93                                        93
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       278,404                                   411,888
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    872                                       872
Regulatory assets - net
Other deferred charges                                                    6,297                                     7,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    7,169                                     7,929
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $381,820                                  $679,311
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                              55                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $63,913
Receivables - net                                                         6,419
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     70,332
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         8,762
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         8,762
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $79,094
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        International        Latin American
                                                              (Bermuda) Ltd.       Transmission         Investments
                                                                                   (Bermuda) Ltd. [6]   Holding Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $604                                      $311
Receivables - net                                                          (519)                                   (2,916)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         85                                    (2,605)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        33,111                                   118,067
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        33,111                                   118,067
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                        8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        8
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $33,204                                  $115,462
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Mission Funding
                                                              (Netherlands)        (Netherlands)        Alpha
                                                              Holdings Company     Investments B.V.
                                                              B.V. 110             [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $57                   $4
Receivables - net                                                           (30)               2,048             $142,745
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         27                2,052              142,745
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         4,781
Investments in leveraged leases                                                                                   719,206
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         4,781                                   719,206
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $4,808               $2,052             $861,951
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Funding Mu   Mission Funding      Mission Funding Nu
                                                              [6]                  Delta                [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                        $2,249                 $114               $5,507
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      2,249                  114                5,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                          24,910                                    58,961
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        24,910                                    58,961
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $27,159                 $114              $64,468
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission              Mission (Bermuda)    Mission Funding
                                                              Investments, Inc.    Investments, Ltd.    Epsilon
                                                                                   28
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $12                  $25
Receivables - net                                                          (282)                (309)             $16,800
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (270)                (284)              16,800
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 346,915
Investments in leveraged leases                                                                                   269,387
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 616,302
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 11
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($270)               ($284)            $633,113
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Mission Funding
                                                              Adjustments          Epsilon
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $64,926
Receivables - net                                                                            171,826
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         236,752
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            511,636
Investments in leveraged leases                                                            1,072,464
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                          1,584,100
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            19
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                              $1,820,871
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Burlington           Edison Capital       Edison Capital
                                                              Apartments, Inc.     Europe Limited       Ventures
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $5                 $146                 $202
Accrued taxes                                                                                     50
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                         86
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5                  282                  202
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       4                  (11)                   1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     (11)                   1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                    (75)
Retained earnings                                                          (193)                 385                 (124)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (193)                 310                 (124)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($184)                $581                  $79
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Funding       Edison Mortgage      Mission Bartlett
                                                              Company              Company              Hill Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                        $150,000
Long-term debt classified as due within one year                        162,312
Preferred stock to be redeemed within one year
Accounts payable                                                       (159,863)               ($954)
Accrued taxes                                                           273,073
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                47,828
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               473,350                 (954)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          434,543
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               2,088,032                   11
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                            9,943
Other long-term liabilities                                              54,991
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          2,152,966                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            127,166
Additional paid-in capital
Accumulated other comprehensive income (loss)                            (3,817)
Retained earnings                                                       780,535                  777
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       903,884                  777
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $3,964,743                ($166)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission              Renewable Energy     Edison Capital
                                                              International        Capital Company
                                                              Capital, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $16                ($115)            $173,018
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                                           9,745
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    16                 (115)             182,763
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            (3,984)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                                      4,311
Other long-term liabilities                                                                                        13,698
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       14,025
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       3               81,164
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                           (16)                 113             (106,158)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          ($16)                 116              (24,994)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1             $171,794
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison Capital
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                             $150,000
Long-term debt classified as due within one year                                             162,312
Preferred stock to be redeemed within one year
Accounts payable                                                          ($470)              11,985
Accrued taxes                                                          (273,123)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     57,659
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (273,593)             381,956
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               434,543
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                    2,084,053
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                14,254
Other long-term liabilities                                                                   68,689
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                               2,166,996
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                           (127,169)              81,164
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                 (3,892)
Retained earnings                                                                            675,319
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (127,169)             752,591
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                            ($400,762)          $3,736,086
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Integrated    Mission First
                                                              Housing              Energy Services      Asset Investment
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $9,013                  $16             ($19,764)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                43,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                52,984                   16              (19,764)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            3,862
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  60,735
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                            9,943
Other long-term liabilities                                              21,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             91,903
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            319,013                                    19,764
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                       211,549                  (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       530,562                 ($16)             $19,764
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $679,311
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Beta                 Epsilon              Gamma
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $10,106            ($589,307)             ($1,786)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,106             (589,307)              (1,786)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 583,557              998,183              258,615
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            583,557              998,183              258,615
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            115,373            1,225,214               75,295
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                     (5)
Retained earnings                                                        45,579              186,786               26,795
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       160,952            1,411,995              102,090
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $754,615           $1,820,871             $358,919
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Iowa Wind
                                                              Kappa                Zeta                 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $188,854             ($50,247)            ($22,557)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               188,854              (50,247)             (22,557)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 131,364               30,748               37,186
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            131,364               30,748               37,186
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            115,508               40,365               92,500
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                        67,579               15,552               12,054
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       183,087               55,917              104,554
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $503,305              $36,418             $119,183
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Funding       Consolidating        Edison Funding
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                        $150,000                                  $150,000
Long-term debt classified as due within one year                        162,312                                   162,312
Preferred stock to be redeemed within one year
Accounts payable                                                        316,014                ($205)            (159,863)
Accrued taxes                                                           273,073                                   273,073
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 3,857                                    47,828
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               905,256                 (205)             473,350
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          430,681                                   434,543
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (12,356)                                2,088,032
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                                      9,943
Other long-term liabilities                                              33,766                                    54,991
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             21,410                                 2,152,966
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            127,166           (2,003,032)             127,166
Additional paid-in capital
Accumulated other comprehensive income (loss)                            (3,812)                                   (3,817)
Retained earnings                                                       214,657                                   780,535
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       338,011           (2,003,032)             903,884
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,695,358          ($2,003,237)          $3,964,743
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              East Coast           EC Asset Services,   EC Properties, Inc.
                                                              Capital, Inc.        Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($356)               ($613)               ($276)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (356)                (613)                (276)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      16                   17                   23
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 16                   17                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                242                   58                   31
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                           109                  568                  730
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           351                  626                  761
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $11                  $30                 $508
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EC Properties III,   EC-SLP, Inc.         ECHI-A Company
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($17)                 $34
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (17)                  34
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       6
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  6
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                            78                  (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            80                  (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $69                  $19
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              ECHIB Company        ECHI Wyvernwood,     ECHP Investment
                                                                                   Inc.                 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 V                 97 VI                97 VII
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 VIII              99A Company          99B Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Delaware     Housing Florida      Housing Management
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $22                  $13              ($4,488)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    22                   13               (4,488)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1                                      (382)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1                                      (382)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2                                     3,772
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                           (14)                 (13)               1,783
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (12)                ($13)               5,555
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $11                                      $685
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing New Jersey   Housing New York     Housing
                                                                                                        Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($6,401)                 $57              ($6,394)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,070
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (6,401)               3,127               (6,394)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (145)                                      189
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (145)                                      189
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              9,248                1,500                9,325
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                          (207)                 (45)                (864)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         9,041                1,455                8,461
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,495               $4,582               $2,256
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Housing       Edison Housing       Edison Housing
                                                              North Carolina       Oregon, Inc.         South Carolina
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,310)                 $12              ($1,688)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,310)                  12               (1,688)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     189                                       184
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                189                                       184
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,144                                     2,066
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                           760                  (12)                 301
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,904                 ($12)               2,367
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,783                                      $863
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EHI Development      EHI Development      MHICAL 94 Company
                                                              Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,091)               ($952)            ($45,788)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,091)                (952)             (45,788)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (1,534)                (443)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (1,534)                (443)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,001                5,000               30,581
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                            87                1,473               10,048
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,088                6,473               40,629
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($3)              $3,987              ($5,602)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MHICAL 95 Company    Edison Housing       MHICAL 96 Company
                                                                                   Consolidation Co.
                                                                                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($62,284)               ($445)            ($37,372)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (62,284)                (445)             (37,372)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (655)                                    1,484
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (655)                                    1,484
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             44,132               14,578               25,926
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                        10,364                7,917               11,311
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        54,496               22,495               37,237
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($8,443)             $22,050               $1,349
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MHICAL 97 Company    MHIFED 94 Company    MHIFED 95 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($7,340)            ($26,906)            ($18,369)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,340)             (26,906)             (18,369)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,419                  327                2,181
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,419                  327                2,181
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,906               20,040                8,662
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                         7,647                6,156                5,390
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        11,553               26,196               14,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,632                ($383)             ($2,136)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,485)            ($15,621)                  $7
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,485)             (15,621)                   7
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      88                  128
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 88                  128
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,127               13,766
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                           (56)               1,291                   (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,071               15,057                   (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($326)               ($436)                 ($2)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Alpha                Beta                 Delta
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($4,377)             ($7,538)            ($14,857)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (4,377)              (7,538)             (14,857)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,191                  145                  280
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,191                  145                  280
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,264                4,460               10,110
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                           209                2,407                5,298
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         3,473                6,867               15,408
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $287                ($526)                $831
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Denver               Epsilon              Gamma
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($10,590)             ($1,282)             ($5,287)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,590)              (1,282)              (5,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (94)                 (58)                 (34)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (94)                 (58)                 (34)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              7,925                1,161                3,340
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                         2,753                  235                1,819
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        10,678                1,396                5,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  ($6)                 $56                ($162)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Funding
                                                              Holdings             Theta                Theta [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($20,615)             ($1,316)                ($12)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (20,615)              (1,316)                 (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (462)                  (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (462)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             17,570                1,207                   27
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                         3,531                1,246                  (24)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        21,101                2,453                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $24               $1,135                  ($9)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Housing      Mission SA Company
                                                              Zeta
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($10,792)                ($21)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,792)                 (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (123)                  40
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (123)                  40
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             12,754                   54
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                           471                 (109)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        13,225                  (55)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,310                 ($36)
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Funding       Edison Funding
                                                              Omicron Inc.         Olive Court [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $122,610                  $53
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   330                  382
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               122,940                  435
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                 3,862
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  18,260                   (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             18,260                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             12,724
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                       106,389                  (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       119,113                  (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $260,313               $4,275
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Consolidating        Edison Capital
                                                              Housing Investments  Adjustments          Housing
                                                                                                        Investments
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $202,088                                    $9,013
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                50,132              ($9,943)              43,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               252,220               (9,943)              52,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                      3,862
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  38,500                                    60,735
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                 9,943                9,943
Other long-term liabilities                                              21,225                                    21,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             59,725               $9,943               91,903
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             47,308                                   319,013
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                        22,567                                   211,549
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        69,875                                   530,562
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $381,820                                  $679,311
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                                                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $79,582
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                79,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     126
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                126
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              6,723
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                        (7,337)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (614)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $79,094
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        International        Latin American
                                                              (Bermuda) Ltd.       Transmission         Investments
                                                                                   (Bermuda) Ltd. [6]   Holding Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,964                                  ($11,525)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,964                                   (11,525)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                27
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           27
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             29,384                                   124,425
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                         1,856                                     2,535
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        31,240                                   126,960
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $33,204                                  $115,462
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Capital       Edison Capital       Mission Funding
                                                              (Netherlands)        (Netherlands)        Alpha
                                                              Holdings Company     Investments B.V.
                                                              B.V.                 [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $205                                  ($23,154)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   205                                   (23,154)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (13)               ($156)             675,563
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (13)                (156)             675,563
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              4,781                4,781              157,652
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                     (5)
Retained earnings                                                          (165)              (2,568)              51,890
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         4,616                2,208              209,542
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $4,808               $2,052             $861,951
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Funding Mu   Mission Funding      Mission Funding Nu
                                                              [6]                  Delta                [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($12,101)            ($19,847)            ($26,235)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (12,101)             (19,847)             (26,235)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  14,964                   (4)              38,785
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             14,964                   (4)              38,785
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             14,750               13,880               33,188
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                         9,546                6,085               18,730
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        24,296               19,965               51,918
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $27,159                 $114              $64,468
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission              Mission (Bermuda)    Mission Funding
                                                              Investments, Inc.    Investments, Ltd.    Epsilon
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $605                ($692)           ($578,109)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   604                 (692)            (578,109)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (2,148)              (2,131)             273,170
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (2,148)              (2,131)             273,170
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 25                1,174              834,451
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                         1,248                1,365              103,601
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,273                2,539              938,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($270)               ($284)            $633,113
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Mission Funding
                                                              Adjustments          Epsilon
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                           ($589,307)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                   (589,307)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      998,183
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 998,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                               1,225,214
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                     (5)
Retained earnings                                                                            186,786
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                          1,411,995
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                $1,820,871
============================================================= ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Burlington           Edison Capital       Edison Capital
                                                                Apartments, Inc.     Europe Limited       Ventures
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $1               $1,875
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1                1,875
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                55                1,640
Depreciation, decommissioning and amortization                                                      78
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       55                1,718
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (54)                 157
Interest and dividend income                                                    4                    7
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (50)                 164
Income taxes (benefit)                                                        (20)                  96                   $2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (30)                  68                   (2)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (30)                  68                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (163)                 317                 (122)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($193)                $385                ($124)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Funding       Edison Mortgage      Mission Bartlett
                                                                Company              Company              Hill Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                             $201,398
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   201,398
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            23,990                   $3
Depreciation, decommissioning and amortization                             12,400
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   36,390                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   165,008                   (7)
Interest and dividend income                                               19,027
Other nonoperating income                                                 (30,604)
Interest expense - net of amounts capitalized                             (64,171)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      89,260                  (10)
Income taxes (benefit)                                                    (12,702)                 (11)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  101,962                    1
Income (loss) from discontinued operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         101,962                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     678,573                  776
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $780,535                 $777
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission              Renewable Energy     Edison Capital
                                                                International        Capital Company
                                                                Capital, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                           $412
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 412
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                                    25,182
Depreciation, decommissioning and amortization                                                                        4,452
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                                    29,634
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                                  (29,222)
Interest and dividend income                                                                                            121
Other nonoperating income
Interest expense - net of amounts capitalized                                                                            (1)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                                  (29,102)
Income taxes (benefit)                                                         (1)                  $1              (11,119)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)                  (1)             (17,983)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)                  (1)             (17,983)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (14)                 114              (88,175)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($16)                $113            ($106,158)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Consolidating        Edison Capital
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              ($2,037)            $201,649
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (2,037)             201,649
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            (2,037)              48,836
Depreciation, decommissioning and amortization                                                  16,930
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   (2,037)              65,766
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        135,883
Interest and dividend income                                                                    19,152
Other nonoperating income                                                                      (30,604)
Interest expense - net of amounts capitalized                                                  (64,172)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           60,259
Income taxes (benefit)                                                                         (23,754)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        84,013
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               84,013
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (658)             590,648
Dividends declared on common stock                                           $658                  658
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               $675,319
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Integrated    Mission First
                                                                Housing              Energy Services      Asset Investment
                                                                Investments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $54,212
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    54,212
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            20,064                   $3                   $2
Depreciation, decommissioning and amortization                              8,205
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   28,268                    3                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    25,944                   (3)                  (2)
Interest and dividend income                                                  561
Other nonoperating income                                                 (30,604)
Interest expense - net of amounts capitalized                                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (4,102)                  (3)                  (2)
Income taxes (benefit)                                                    (54,316)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   50,214                   (3)                  (2)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          50,214                   (3)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     161,335                  (13)                  $2
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $211,549                 ($16)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission Funding      Mission Funding      Mission Funding
                                                                Beta                 Epsilon              Gamma
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $23,419              $25,315              $16,708
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    23,419               25,315               16,708
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (463)                 217                    3
Depreciation, decommissioning and amortization                                                       3
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (463)                 220                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    23,882               25,095               16,705
Interest and dividend income                                                                    14,544
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (3,286)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      23,882               36,353               16,705
Income taxes (benefit)                                                      9,474               25,647                6,168
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        10,706               10,537
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          14,408               10,706               10,537
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      31,171              176,080               16,258
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $45,579             $186,786              $26,795
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission Funding      Mission Funding      Mission Iowa Wind
                                                                Kappa                Zeta                 Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $68,069                ($582)               ($838)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    68,069                 (582)                (838)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (694)                   3                    3
Depreciation, decommissioning and amortization                                                   1,016                  284
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (694)               1,019                  287
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    68,763               (1,601)              (1,125)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      68,763               (1,601)              (1,125)
Income taxes (benefit)                                                     27,190               (2,187)              (4,945)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   41,573                  586                3,820
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          41,573                  586                3,820
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      26,006               14,966                8,234
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $67,579              $15,552              $12,054
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 4]
Edison Funding Company Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Funding       Consolidating        Edison Funding
                                                                Company              Adjustments          Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $15,095                                  $201,398
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    15,095                                   201,398
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             4,853                                    23,990
Depreciation, decommissioning and amortization                              2,892                                    12,400
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,745                                    36,390
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     7,350                                   165,008
Interest and dividend income                                                3,922                                    19,027
Other nonoperating income                                                                                           (30,604)
Interest expense - net of amounts capitalized                             (60,882)                                  (64,171)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (49,610)                                   89,260
Income taxes (benefit)                                                    (19,733)                                  (12,702)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (29,877)                                  101,962
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (29,877)                                  101,962
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     244,534                                   678,573
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $214,657                                  $780,535
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                East Coast           EC Asset Services,   EC Properties, Inc.
                                                                Capital, Inc.        Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $83
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             83
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       $7                                        $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (7)                  83                   (1)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (7)                  83                   (1)
Income taxes (benefit)                                                         (3)                  30                 (140)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (4)                  53                  139
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (4)                  53                  139
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         113                  515                  591
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $109                 $568                 $730
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                EC Properties III,   EC-SLP, Inc.         ECHI-A Company
                                                                Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                   $1
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                  (1)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)                  (1)
Income taxes (benefit)                                                        (26)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       25                   (1)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              25                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          53                  (14)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $78                 ($15)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                ECHI-B Company       ECHI Wyvernwood,     ECHP Investment
                                                                                     Inc.                 Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                Affordable Housing   Affordable Housing   Affordable Housing
                                                                97 V                 97 VI                97 VII
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                Affordable Housing   Affordable Housing   Affordable Housing
                                                                97 VIII              99A Company          99B Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                Housing Delaware     Housing Florida      Housing Management
                                                                Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                        ($5,379)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              (5,379)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                    2
Depreciation, decommissioning and amortization                                                                          111
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    2                  113
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                  (2)              (5,492)
Interest and dividend income
Other nonoperating income                                                     (11)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (14)                  (2)              (5,492)
Income taxes (benefit)                                                         (6)                                     (798)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (8)                  (2)              (4,694)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (8)                  (2)              (4,694)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (6)                 (11)               6,477
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($14)                ($13)              $1,783
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Housing
                                                                Housing New Jersey   Housing New York     Pennsylvania
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                   $3
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    2                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                  (2)                  (3)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                  (2)                  (3)
Income taxes (benefit)                                                        608                    8                  519
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (611)                 (10)                (522)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (611)                 (10)                (522)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         404                  (35)                (342)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($207)                ($45)               ($864)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Housing       Edison Housing       Edison Housing
                                                                North Carolina       Oregon, Inc.         South Carolina
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                   $2
Depreciation, decommissioning and amortization                                 (5)                                       (6)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       (2)                   2                   (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         2                   (2)
Interest and dividend income
Other nonoperating income                                                     (14)                                      (17)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (12)                  (2)                 (13)
Income taxes (benefit)                                                        (47)                                      (49)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       35                   (2)                  36
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              35                   (2)                  36
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         725                  (10)                 265
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $760                 ($12)                $301
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                EHI Development      EHI Development      MHICAL 94 Company
                                                                Company              Fund
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $16
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             16
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                  185                   $2
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                  185                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (2)                (169)                  (2)
Interest and dividend income                                                                       448                   20
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (2)                 279                   18
Income taxes (benefit)                                                                             125                1,916
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)                 154               (1,898)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)                 154               (1,898)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          89                1,319               11,946
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $87               $1,473              $10,048
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                MHICAL 95 Company    Edison Housing       MHICAL 96 Company
                                                                                     Consolidation Co.
                                                                                     [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                   $2
Depreciation, decommissioning and amortization                                (33)                                     (366)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (30)                   2                 (364)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        30                   (2)                 364
Interest and dividend income
Other nonoperating income                                                     128                                      (348)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         158                   (2)                  16
Income taxes (benefit)                                                      2,871                                     2,330
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (2,713)                  (2)              (2,314)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (2,713)                  (2)              (2,314)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      13,077                7,919               13,625
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $10,364               $7,917              $11,311
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                MHICAL 97 Company    MHIFED 94 Company    MHIFED 95 Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $50                  $50
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             50                   50
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                  (42)                 (95)
Depreciation, decommissioning and amortization                                 91
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       93                  (42)                 (95)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (93)                  92                  145
Interest and dividend income
Other nonoperating income                                                    (963)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,056)                  92                  145
Income taxes (benefit)                                                       (933)                  37                   57
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (123)                  55                   88
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (123)                  55                   88
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       7,770                6,101                5,302
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $7,647               $6,156               $5,390
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          $1
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                  1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                  (1)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized                                                                             1
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    (2)
Income taxes (benefit)                                                         $1                   $1                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)                  (1)                  (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                  (1)                  (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (55)               1,292                   (6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($56)              $1,291                  ($9)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission Housing      Mission Housing      Mission Housing
                                                                Alpha                Beta                 Delta
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $3                   $3
Depreciation, decommissioning and amortization                                 17
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       20                    3                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (20)                  (3)                  (3)
Interest and dividend income
Other nonoperating income                                                     137                                    (2,085)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         117                   (3)              (2,088)
Income taxes (benefit)                                                         70                  255               (1,033)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       47                 (258)              (1,055)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              47                 (258)              (1,055)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         162                2,665                6,353
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $209               $2,407               $5,298
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission Housing      Mission Housing      Mission Housing
                                                                Denver               Epsilon              Gamma
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $3                  $13
Depreciation, decommissioning and amortization                                                       3
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    6                   13
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                  (6)                 (13)
Interest and dividend income
Other nonoperating income                                                                           22
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                  16                  (13)
Income taxes (benefit)                                                          5                   57                  167
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (8)                 (41)                (180)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (8)                 (41)                (180)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,761                  276                1,999
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,753                 $235               $1,819
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission Housing      Mission Housing      Mission Funding
                                                                Holdings             Theta                Theta [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $7
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                    3                   $3
Depreciation, decommissioning and amortization                                                    (159)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                 (156)                   3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (2)                 163                   (3)
Interest and dividend income
Other nonoperating income                                                                         (467)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (2)                (304)                  (3)
Income taxes (benefit)                                                      1,294                 (613)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,296)                 309                   (2)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,296)                 309                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,827                  937                  (22)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $3,531               $1,246                 ($24)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission Housing      Mission SA Company
                                                                Zeta
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                   $2
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (2)                  (2)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (2)                  (2)
Income taxes (benefit)                                                        561
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (563)                  (2)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (563)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,034                 (107)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $471                ($109)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Funding       Edison Funding
                                                                Omicron Inc.         Olive Court [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                 $614
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       614
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               170                  $29
Depreciation, decommissioning and amortization                              4,592
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    4,762                   29
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (4,148)                 (29)
Interest and dividend income                                                   30
Other nonoperating income                                                 (22,123)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (26,241)                 (29)
Income taxes (benefit)                                                    (62,180)                 (12)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   35,939                  (17)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          35,939                  (17)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      70,450                   (4)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $106,389                 ($21)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Edison Capital Housing Investments Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Consolidating        Edison Capital
                                                                Housing Investments  Adjustments          Housing
                                                                                                          Investments
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $49,224                                   $54,212
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    49,224                                    54,212
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            14,203                                    20,063
Depreciation, decommissioning and amortization                              3,465                                     8,205
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   17,668                                    28,268
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    31,556                                    25,944
Interest and dividend income                                                   55                                       561
Other nonoperating income                                                  (4,863)                                  (30,604)
Interest expense - net of amounts capitalized                                  (2)                                       (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      26,746                                    (4,102)
Income taxes (benefit)                                                        247                                   (54,316)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   26,499                                    50,214
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          26,499                                    50,214
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (3,932)                                  161,335
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $22,567                                  $211,549
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Capital LAI   Edison Capital
                                                                (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                                Investments, Ltd.                         Investments
                                                                                                          (Bermuda), Ltd. [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                             ($19,749)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   (19,749)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                13
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       13
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (19,762)
Interest and dividend income                                                5,185
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (14,577)
Income taxes (benefit)                                                     (5,903)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (8,674)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (8,674)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,337
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($7,337)
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                International        Inernational         Latin American
                                                                (Bermuda) Ltd.       Transmission         Investments
                                                                                     (Bermuda) Ltd.       Holding Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                  ($3)                                  ($5,674)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        (3)                                   (5,674)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                28                                         1
Depreciation, decommissioning and amortization                                  1
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       29                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (32)                                   (5,675)
Interest and dividend income                                                  731                                     2,900
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         699                                    (2,775)
Income taxes (benefit)                                                        235                                    (1,213)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      464                                    (1,562)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             464                                    (1,562)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,392                                     4,097
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,856                                    $2,535
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Edison Capital       Edison Capital       Mission Funding
                                                                (Netherlands)        (Netherlands)        Alpha
                                                                Holdings Company     Investments B.V.
                                                                B.V.                 [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                 ($17)             ($3,500)             $31,645
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       (17)              (3,500)              31,645
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                84                   56                    2
Depreciation, decommissioning and amortization                                                       1
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       84                   57                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (101)              (3,557)              31,643
Interest and dividend income                                                    1                2,478
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (3,286)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (100)              (4,365)              31,643
Income taxes (benefit)                                                         16               (1,754)              12,808
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (116)              (2,611)              18,835
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (116)              (2,611)              18,835
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (49)                  43               33,055
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($165)             ($2,568)             $51,890
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission Funding Mu   Mission Funding      Mission Funding Nu
                                                                [6]                  Delta                [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $1,597                                    $3,525
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,597                                     3,525
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 3                   $3                    3
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    3                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     1,594                   (3)               3,522
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,594                   (3)               3,522
Income taxes (benefit)                                                        647                   42                1,448
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      947                  (45)               2,074
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             947                  (45)               2,074
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       8,599                6,130               16,656
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $9,546               $6,085              $18,730
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Mission              Mission (Bermuda)    Mission Funding
                                                                Investments, Inc.    Investments, Ltd.    Epsilon
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $2,637               $4,136              $17,490
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     2,637                4,136               17,490
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 3                   16                6,777
Depreciation, decommissioning and amortization                                                                            1
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                   16                6,778
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,634                4,120               10,712
Interest and dividend income                                                                                          3,249
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,634                4,120               13,961
Income taxes (benefit)                                                        (13)                (149)              19,483
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,647                4,269               (5,522)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,647                4,269               (5,522)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,399)              (2,904)             109,123
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,248               $1,365             $103,601
=============================================================== ==================== ==================== ====================

Edison Capital and Subsidiaries [Tier 5]
Mission Funding Epsilon Consolidated
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2001
(In thousands)

                                                                Consolidating        Mission Funding
                                                                Adjustments          Epsilon
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              ($6,772)             $25,315
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (6,772)              25,315
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            (6,772)                 217
Depreciation, decommissioning and amortization                                                       3
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  ($6,772)                 220
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         25,095
Interest and dividend income                                                                    14,544
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (3,286)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           36,353
Income taxes (benefit)                                                                          25,647
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        10,706
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               10,706
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          176,080
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               $186,786
=============================================================== ==================== ==================== ====================

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          1st Time Homebuyer          1010 SVN Assoc LP           1028 Howard St Assoc LP
                                         Opportunities LP (Chester
                                         County Homes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,344                      $1,016                      $204

  Revenues                               $38                         $41                         $12

  Net Income (Loss)                      ($107)                      ($21)                       ($9)

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Mission Housing
                                         Housing Investments         Housing Partners IX LP      Investors Partnership

Name of Entity:                          1101 Howard St Assoc LP     1475 167th Ave Assoc LP     16th and Church St Assoc
                                                                     (Bermuda Gardens Apts)      LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $54                         $1,113                      $2,061

  Revenues                               $3                          $109                        $151

  Net Income (Loss)                      ($2)                        ($18)                       ($111)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners XI LP      Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          1732 Champa LP (Buerger     18303 Kittridge Assoc-39    1856 Wells Court Partners
                                         Brothers Lofts)             LP (Kittridge)              LP (Wells Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,757                      $1,707                      $2,698

  Revenues                               $650                        $257                        $388

  Net Income (Loss)                      ($67)                       ($15)                       ($34)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Investments         Housing Investments         Omicron Inc.

Name of Entity:                          210 Washington Ave Assoc    2400 Locust Assoc LP        2601 North Broad St Assoc
                                         (Renaissance Plaza)         (Locust on the Park)        LP (Station House)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,072                      $19,089                     $61

  Revenues                               $549                        $2,976                      $5

  Net Income (Loss)                      ($468)                      ($202)                      ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP
                                                                                                 II

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          2814 Fifth St Assoc LP      3790 Wisconsin Street       5363 Dent Ave Assoc LP
                                         (Land Park Woods)           Partners LP (Wisconsin
                                                                     III)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $813                        $0                          $1,039

  Revenues                               $53                         $0                          $202

  Net Income (Loss)                      ($24)                       $0                          $20

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MH II LP
                                         Housing Partners IX LP      Housing Investments

Name of Entity:                          708 Pico LP (Wavecrest      Aaron Michael Assoc LP      Abby Assoc LP (Windmere)
                                         Housing)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $366                        $1,359                      $4,753

  Revenues                               $2                          $0                          $317

  Net Income (Loss)                      ($6)                        $0                          ($80)

Ownership Interest(s):                   99.9% by Edison Capital     99.9% by Edison Capital     99.00% by MHICAL 95 LP
                                         Housing Partners XV LP      Housing Partners XVIII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Admiralty Heights Assoc     AE Assoc LP (Avenida        Affordable/Citrus Glenn
                                         II 1995 LP (Kent Manor)     Espana)                     Phase II, Ltd (Citrus
                                                                                                 Glenn Apts Phase II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $623                        $7,184                      $1,021

  Revenues                               $38                         $547                        $122

  Net Income (Loss)                      ($39)                       ($203)                      ($30)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Partners VI LP      Omicron Inc.                Housing Partners VI LP

Name of Entity:                          Agape Housing LP            Alhambra Apts LP            Alma Place Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $739                        $2,552                      $1,062

  Revenues                               $50                         $278                        $78

  Net Income (Loss)                      ($34)                       ($79)                       ($41)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XIII LP    Housing Partners IX LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Altamont Hotel Assoc LP     AMCAL Santa Barbara Fund    Anglo Edison Ravenwood LLC
                                                                     XXXVI LP (Positano)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,027                      $1,548                      $0

  Revenues                               $111                        $117                        $0

  Net Income (Loss)                      ($28)                       ($31)                       $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners VI LP      Housing Partners V LP       Omicron Inc.

Name of Entity:                          Antelope Assoc LP           Apollo Development Assoc    Arbor Lane Assoc Phase II
                                                                     LP (Apollo Hotel)           LP (Timberwood)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,303                     $551                        $12

  Revenues                               $915                        $41                         $1

  Net Income (Loss)                      ($249)                      ($20)                       $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Corporations
                                         Housing Partners XVII LP    Housing Partners XIV LP     for Affordable Housing LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Argyle Redevelopment        Arroyo Vista Assoc LP       Artloft Assoc LP
                                         Partnership LP (The
                                         Argyle)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,976                      $148                        $46

  Revenues                               $1,273                      $16                         $4

  Net Income (Loss)                      ($608)                      ($4)                        ($1)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      35.60% by Corporations
                                         Housing Investments         for Affordable Housing LP   for Affordable Housing LP

                                                                                                 53.39% by Corporations
                                                                                                 for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Auburn Manor Apts LP        Auburn Manor LLC            Avalon Courtyard LP
                                                                                                 (Carson Senior Housing)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,716                      $7                          $84

  Revenues                               $376                        $0                          $6

  Net Income (Loss)                      ($136)                      $0                          ($3)

Ownership Interest(s):                   99.90% by Edison Capital    50.00% by Edison Capital    99.00% by MHIFED 95 LP
                                         Housing Partners XI LP      Housing Investments

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          B.A.I. Edison Ravenwood     Baker Park Assoc LP         Barnsdall Court LP (Villa
                                         LP (Ravenwood)                                          Mariposa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10                         $14,025                     $1,057

  Revenues                               $0                          $797                        $0

  Net Income (Loss)                      ($2)                        ($244)                      $55

Ownership Interest(s):                   90.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Delaware, Inc.      Housing Partners XVII LP    Housing Partners XI LP

Name of Entity:                          Bartlett Hill Assoc LP      Beacon Manor Assoc LP       Benton Green LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,140                      $729                        $360

  Revenues                               $448                        $45                         $0

  Net Income (Loss)                      ($533)                      ($32)                       $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Investments         Housing Partners X LP       Housing Partners XV LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Berry Ave Assoc LP          Bodega Hills Investors LP   Borregas Court LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $75                         $547                        $2,078

  Revenues                               $4                          $32                         $258

  Net Income (Loss)                      ($2)                        ($12)                       ($82)

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners V LP       Housing Partners XI LP

Name of Entity:                          Boulder Creek Apartments    Bouquet Canyon Seniors LP   Bracher Assoc LP
                                         LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,667                      $20,935                     $6,719

  Revenues                               $350                        $1,794                      $469

  Net Income (Loss)                      ($248)                      ($926)                      ($166)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners X LP       Housing Partners XVI LP     Housing Partners XVIII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Bradley Manor Senior Apts   Brantwood II Assoc LP       Brookline Housing Assoc
                                         LP                                                      LLC (Bridgewater)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $523                        $2,146                      $99

  Revenues                               $66                         $79                         $11

  Net Income (Loss)                      ($24)                       ($49)                       ($4)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Corporations
                                         Housing Partners VI LP      Omicron Inc.                for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Brooks School Assoc LP      Bryn Mawr - Belle Shore     Bryson Family Apts LP
                                                                     LP (The)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,177                      $26,104                     $2,387

  Revenues                               $134                        $2,376                      $60

  Net Income (Loss)                      ($125)                      ($976)                      ($105)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.90% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XI LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Burlington Senior Housing   Bush Hotel LP               Caleb Affordable Housing
                                         LLC                                                     Assoc LP
                                                                                                 (Ledges/Pinebrook)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $627                        $10,900                     $80

  Revenues                               $58                         $634                        $12

  Net Income (Loss)                      ($30)                       ($23)                       ($2)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Corporations
                                         Housing Partners X LP       Omicron Inc.                for Affordable Housing LP

Name of Entity:                          California Park Apts LP     Carlin LP (The)             Carlton Way Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,100                      $148                        $38

  Revenues                               $446                        $14                         $2

  Net Income (Loss)                      ($158)                      ($5)                        ($1)

Ownership Interest(s):                   99.00% by MH I LP           99.00% by Corporations      99.00% by MHIFED 94 LP
                                                                     for Affordable Housing LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Carson Housing LP (Carson   Carson Terrace LP           Casa Rampart LP (Rampart
                                         Street)                                                 Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,856                      $490                        $870

  Revenues                               $0                          $0                          $45

  Net Income (Loss)                      ($88)                       $0                          ($39)

Ownership Interest(s):                   98.00% by Edison Capital    99.90% by Edison Capital    98.90% by Edison Capital
                                         Housing Partners XI LP      Housing Partners XIV LP     Housing Partners XI LP

Name of Entity:                          C-Court LP (Cawelti Court)  CCS/Bellingham LP           CCS/Mount Vernon Housing
                                                                     (Washington Grocery         LP (La Venture)
                                                                     Building)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $587                        $3,554                      $1,340

  Revenues                               $24                         $290                        $51

  Net Income (Loss)                      $6                          ($35)                       ($61)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Investments         Housing Partners XIX LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          CCS/Renton Housing LP       CDR Senior Housing Assoc    Catalonia Assoc LP
                                         (Renton)                    LP (Casa del Rio)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $614                        $65                         $1,892

  Revenues                               $32                         $4                          $101

  Net Income (Loss)                      ($27)                       ($2)                        ($49)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 94 LP      99.00% by Edison Capital
                                         Housing Partners X LP                                   Housing Partners VIII LP

Name of Entity:                          Cedarshores Limited         Centennial Place LP         Centertown Assoc LP
                                         Dividend Housing
                                         Association LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,221                      $8,091                      $6,085

  Revenues                               $115                        $548                        $430

  Net Income (Loss)                      ($64)                       ($311)                      ($223)

Ownership Interest(s):                   98.99% by Edison Capital    99.00% by MH V LP           99.00% by Edison Funding
                                         Housing Partners XII LP                                 Omicron Inc.

                                         0.01% by Mission Funding
                                         Theta

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Centro Partners LP (El      Cincinnati Ravenwood Apts   Chamber Apts LP (The
                                         Centro)                     LP (Ravenwood)              Chamber Bldg)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,683                      $5,163                      $1,395

  Revenues                               $186                        $938                        $0

  Net Income (Loss)                      ($568)                      ($220)                      ($44)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XIII LP

                                                                     1.00% by B.A.I. Edison
                                                                     Ravenwood LP (Ravenwood)

Name of Entity:                          Cochrane Village Apts LP    Colina Vista LP             Conejo Valley Community
                                                                                                 Housing Assoc (Community
                                                                                                 House Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,022                      $5,389                      $1,529

  Revenues                               $160                        $245                        $87

  Net Income (Loss)                      ($32)                       ($180)                      ($49)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 95 LP      99.00% by Edison Capital
                                         Housing Partners XIX LP                                 Housing Investments

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Coolidge Station Apts LLC   Corporations for            Corporations for
                                                                     Affordable Housing LP       Affordable Housing LP II
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $318                        $290                        $268

  Revenues                               $21                         $4                          $5

  Net Income (Loss)                      ($19)                       ($36)                       ($27)

Ownership Interest(s):                   99.00% by Edison Capital    1.00% by EC Properties,     1.00% by EC Properties,
                                         Housing Partners X LP       Inc.                        Inc.

Name of Entity:                          Corporations for            Corona Ely/Ranch Assoc LP   Cottonwood Affordable
                                         Affordable Housing LP III                               Housing LP (Verde Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $140                        $87                         $873

  Revenues                               $1                          $6                          $73

  Net Income (Loss)                      ($15)                       ($1)                        ($37)

Ownership Interest(s):                   1.00% by EC Properties      99.00% by MHIFED 94 LP      99.00% by Edison Capital
                                         III, Inc.                                               Housing Partners VII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Coyote Springs Apts Assoc   Cypress Cove Assoc          Davis MHA Twin Pines
                                         LP                                                      Community Assoc LP
                                                                                                 (Northstar Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,676                     $2,619                      $703

  Revenues                               $644                        $187                        $48

  Net Income (Loss)                      ($347)                      ($94)                       ($10)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.90% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XI LP

Name of Entity:                          Del Carlo Court Assoc LP    Delta Plaza Apts LP         DeRose Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,805                      $2,030                      $3,952

  Revenues                               $201                        $82                         $537

  Net Income (Loss)                      ($171)                      ($71)                       ($386)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by MH III LP
                                         Omicron Inc.                Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Diamond Creek Apts LP       Diamond Phase III Venture   Don Avante Assoc I LP
                                                                     LP                          (Don de Dios)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $32,217                     $2                          $682

  Revenues                               $0                          $2                          $0

  Net Income (Loss)                      ($948)                      ($1)                        ($23)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.90% by Edison Capital
                                         Housing Partners XVI LP     for Affordable Housing LP   Housing Partners XV LP

Name of Entity:                          Don Avante Assoc II LP      Double X Assoc 1995 LP      EAH Larkspur Creekside
                                         (Village Avante)            (Terrace Manor)             Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $12,530                     $622                        $2,387

  Revenues                               $0                          $43                         $246

  Net Income (Loss)                      ($527)                      ($27)                       ($129)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XIV LP     Housing Partners VI LP      Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          East Cotati Ave Partners    Eastwood Homes LP           ECH/HFC GP Partnership
                                         LP                                                      No. 1
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,130                      $1,956                      $15,892

  Revenues                               $359                        $90                         $7

  Net Income (Loss)                      ($105)                      ($114)                      ($363)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    34.90% by Edison Capital
                                         Omicron Inc.                Housing Partners XI LP      Housing Investments

                                                                                                 50.40% by MHICAL 96
                                                                                                 Company

                                                                                                 14.70% by MHICAL 97
                                                                                                 Company

Name of Entity:                          ECH/HFC GP Partnership      ECH Investor Partners       ECH Investor Partners
                                         No. 2                       VI-A LP                     VI-B LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,348                      $4,393                      $2,687

  Revenues                               $3                          $13                         $8

  Net Income (Loss)                      ($142)                      ($328)                      ($197)

Ownership Interest(s):                   56.70% by Edison Capital    15.39% by Edison Capital    100% by Edison Capital
                                         Housing Investments         Contributions VI Partners   Contributions VI Partners

                                         43.30% by MHICAL 95
                                         Company

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          ECHP LLC                    EDA LP (Eagle's Nest)       Edison Capital Affordable
                                                                                                 Housing 99A G.P.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $88                         $3,768

  Revenues                               $0                          $24                         $14

  Net Income (Loss)                      $0                          ($2)                        ($368)

Ownership Interest(s):                   99.99% by ECHP Investment   99.00% by Corporations      27.69% by Edison Capital
                                         Company                     for Affordable Housing LP   Housing Investments
                                                                     II
                                                                                                 36.47% by MHICAL 96
                                                                                                 Company
                                                                                                 33.05% by MHICAL 97
                                                                                                 Company
                                                                                                 2.78% by Mission Housing
                                                                                                 Epsilon
                                                                                                 0.01% by Mission Funding
                                                                                                 Theta

Name of Entity:                          Edison Capital Affordable   Edison Capital Housing      Edison Capital Housing
                                         Housing 99B G.P.            Partners V LP               Partners VI LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,020                      $5,151                      $424

  Revenues                               $33                         $9                          $1

  Net Income (Loss)                      ($850)                      ($281)                      ($34)

Ownership Interest(s):                   99.99% by Edison Capital    100% by Edison Capital      61.82% by ECH Investor
                                         Housing Investments         Housing Investments         Partners VIA LP

                                         0.01% by Mission Funding                                37.18% by ECH Investor
                                         Theta                                                   Partners VIB LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners VII LP             Partners VIII LP            Partners IX LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,522                      $2,572                      $5,735

  Revenues                               $7                          $3                          $14

  Net Income (Loss)                      ($397)                      ($155)                      ($368)

Ownership Interest(s):                   19.40% by ECH/HFC GP        18.54% by ECH/HFC GP        13.5533% by Edison
                                         Partnership No. 1           Partnership No. 2           Capital Affordable
                                                                                                 Housing 99A G.P.

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners X LP               Partners XI LP              Partners XII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $11,129                     $6,526                      $3,554

  Revenues                               $33                         $20                         $0

  Net Income (Loss)                      ($851)                      ($1,268)                    ($251)

Ownership Interest(s):                   19.3952% by Edison          18.62486% by Edison         13.73759% by Edison
                                         Capital Affordable          Capital Affordable          Capital Affordable
                                         Housing 99B GP              Housing 99B GP              Housing 99B GP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XIII LP            Partners XIV LP             Partners XV LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,189                      $1,393                      $4,272

  Revenues                               $8                          $1                          $4

  Net Income (Loss)                      ($523)                      ($21)                       ($121)

Ownership Interest(s):                   17.03513% by Edison         7.61% by Edison Capital     9.567% by Edison Capital
                                         Capital Affordable          Affordable Housing 99B GP   Affordable Housing 99B GP
                                         Housing 99B GP

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XVI LP             Partners XVII LP            Partners XVIII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $0

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   0.01% by ECHP LLC           0.01% by ECHP LLC           0.01% by ECHP LLC

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Edison Capital Housing      Edison Capital              Edgewood Manor Assoc II LP
                                         Partners XIX LP             Contributions VI Partners
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $6,236                      $52

  Revenues                               $0                          $21                         $4

  Net Income (Loss)                      $0                          ($525)                      ($2)

Ownership Interest(s):                   0.01% by ECHP LLC           91.77% by Edison Capital    99.00% by Corporations
                                                                     Housing Investments         for Affordable Housing LP
                                                                                                 II

                                                                     4.03% by Edison Housing
                                                                     North Carolina

                                                                     4.20% by Edison Housing
                                                                     South Carolina

Name of Entity:                          Edmundson Assoc LP (The     El Barrio Academy Urban     Electra Arms Senior Assoc
                                         Willows)                    Renewal Assoc LP (Academy   LP
                                                                     Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,960                      $4,656                      $2,626

  Revenues                               $165                        $180                        $93

  Net Income (Loss)                      ($149)                      ($213)                      ($41)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XI LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Elizabeth West and East LP  Emanuel Grant Company LLC   Eugene Hotel LP
                                                                     (Capitol Heights)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,778                      $1,702                      $2,552

  Revenues                               $153                        $0                          $0

  Net Income (Loss)                      ($129)                      ($105)                      $11

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.90% by Edison Capital
                                         Omicron Inc.                Housing Partners XV LP      Housing Partners XVI LP

Name of Entity:                          Fairmont Hotel Urban        Fairview Village Assoc LP   Farm (The) Assoc LP
                                         Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $61                         $6                          $5,253

  Revenues                               $3                          $0                          $337

  Net Income (Loss)                      ($4)                        $0                          ($225)

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 94 LP      99.00% by Edison Funding
                                         for Affordable Housing LP                               Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Fell St Housing Assoc LP    Fifth and Wilshire Apts LP  Flagstaff Affordable
                                                                                                 Housing II LP (Forest
                                                                                                 View Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $131                        $1,190                      $1,051

  Revenues                               $6                          $37                         $93

  Net Income (Loss)                      ($3)                        ($20)                       ($38)

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners VII LP     Housing Partners VII LP

Name of Entity:                          Florence Apts LLC           Florin Woods Assoc LP       Forest Winds Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,862                      $6,946                      $267

  Revenues                               $118                        $410                        $19

  Net Income (Loss)                      ($93)                       ($197)                      ($10)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Mission Housing
                                         Housing Investments         Housing Partners XVIII LP   Investors Partnership

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Fremont Building LP         Garnet Housing Assoc LP     Gateway Housing LP
                                         (Crescent Arms)             (Garnet Lane Apts)          (Gateway Plaza)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $18,773                     $2,218                      $83

  Revenues                               $632                        $143                        $12

  Net Income (Loss)                      ($619)                      ($89)                       ($1)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 97 LP      99.00% by Corporations
                                         Housing Partners XVII LP                                for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Gilroy Redwood Assoc LP     Ginzton Assoc LP            Glen Eden Assoc LP (A
                                         (Redwoods)                                              Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,765                      $3,757                      $350

  Revenues                               $192                        $951                        $14

  Net Income (Loss)                      ($102)                      ($100)                      ($12)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Mission Housing
                                         Omicron Inc.                Omicron Inc.                Investors Partnership

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Good Samaritan Assoc LP     Grace Housing LP (Grace     Gray's Meadows Investors
                                                                     Street)                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $49                         $2,543                      $252

  Revenues                               $2                          $0                          $19

  Net Income (Loss)                      ($1)                        ($148)                      ($10)

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.00% by Edison Capital    99.00% by Mission Housing
                                                                     Housing Partners XI LP      Investors Partnership

Name of Entity:                          Greenway Village Assoc LP   Grossman Apts Investors LP  Hamilton Place Apts LP
                                                                                                 (Larkin Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $35                         $1,039                      $1,288

  Revenues                               $2                          $106                        $136

  Net Income (Loss)                      ($1)                        ($30)                       ($59)

Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.00% by Edison Funding    99.00% by Edison Capital
                                                                     Omicron Inc.                Housing Partners VI LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Hamilton Place Senior       Harry Clark Jr.             Hearthstone Group 3 LP
                                         Living LP                   Residential Center LLC      (Evergreen Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,060                      $1,922                      $392

  Revenues                               $99                         $114                        $30

  Net Income (Loss)                      ($54)                       ($164)                      ($19)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VI LP      Housing Investments         Housing Partners VI LP

Name of Entity:                          Heather Glen Assoc LP       Hercules Senior Housing     Heritage Partners LP
                                                                     Assoc LP                    (Heritage Villas)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,688                      $9,317                      $2,120

  Revenues                               $372                        $438                        $0

  Net Income (Loss)                      ($174)                      ($369)                      ($55)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XVII LP    Housing Partners XII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Highland Village Partners   Hilltop Farms LP            HMB-Atlanta I LP (Spring
                                         LP                                                      Branch)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $448                        $3,136                      $5,053

  Revenues                               $0                          $0                          $874

  Net Income (Loss)                      $8                          ($90)                       ($27)

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XV LP      Housing Partners XVI LP     Omicron Inc.

Name of Entity:                          Hollywood El Centro LP      Holy Family Assoc LP        Homestead Village Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $110                        $9,576                      $57

  Revenues                               $6                          $535                        $6

  Net Income (Loss)                      ($3)                        ($267)                      ($2)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by Edison Funding    99.00% by Corporations
                                                                     Omicron Inc.                for Affordable Housing LP
                                                                                                 II

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Hope West Apts LP           Hotel Elkhart LLC (The      Huff Ave Assoc LP
                                                                     Cornerstone)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $27                         $4,078                      $1,929

  Revenues                               $1                          $622                        $152

  Net Income (Loss)                      ($1)                        ($117)                      ($38)

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Investments         Housing Partners VII LP

Name of Entity:                          I.G. Partners LP (Island    Josephinum Assoc LP (The)   Junction City Apts LP
                                         Gardens)                                                (Green Park)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,520                      $8,211                      $495

  Revenues                               $235                        $1,237                      $717

  Net Income (Loss)                      $14                         ($678)                      ($32)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XV LP      Housing Investments         for Affordable Housing LP
                                                                                                 II

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Karen Partners LP           KDF Malabar LP (Malabar     KDF Park Glenn LP (Park
                                                                     Apts)                       Glenn Apartments)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $172                        $1,720                      $9,712

  Revenues                               $0                          $230                        $1,349

  Net Income (Loss)                      $2                          ($26)                       ($147)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XV LP      Housing Partners VI LP      Housing Partners XVI LP

Name of Entity:                          KDF Park Glenn Seniors LP   KDF Santa Paula LP (Santa   Kennedy Court Partners LP
                                         (Park Glenn Senior Apts     Paula)
                                         II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,744                      $3,317                      $3,203

  Revenues                               $0                          $416                        $192

  Net Income (Loss)                      ($46)                       ($78)                       ($161)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by MHICAL 96 LP
                                         Housing Partners XVI LP     Housing Partners XIX LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Kennedy Lofts Assoc LP      King Road Assoc LP          Klamath Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $12,074                     $2,182                      $2,604

  Revenues                               $2,743                      $0                          $148

  Net Income (Loss)                      ($514)                      ($119)                      ($111)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MHICAL 96 LP
                                         Housing Investments         Housing Partners XVI LP

Name of Entity:                          Knolls Community Assoc LP   La Brea/Franklin LP         Lackawana Housing Assoc
                                         (The Knolls)                                            (Goodwill)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,164                      $56                         $3,757

  Revenues                               $49                         $3                          $147

  Net Income (Loss)                      ($49)                       ($4)                        ($100)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 95 LP      99.00% by Edison Funding
                                         Housing Partners IX LP                                  Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Lark Ellen LP               Larkin Pine LP              La Terraza Assoc LP
                                                                                                 (Villa Loma)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,590                      $74                         $25,086

  Revenues                               $161                        $3                          $2,083

  Net Income (Loss)                      ($104)                      ($2)                        ($971)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHIFED 95 LP      99.00% by Edison Capital
                                         Housing Partners X LP                                   Housing Partners XVII LP

Name of Entity:                          Lavell Village Assoc LP     LL Housing LP (Laurel       LL Housing LLC
                                                                     Lakes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $264                        $9,668                      $76

  Revenues                               $17                         $0                          $0

  Net Income (Loss)                      ($10)                       ($916)                      ($2)

Ownership Interest(s):                   99.00% by MHIFED 96 LP      99.00% by Edison Capital    24.50% by Edison Capital
                                                                     Housing Partners XVI LP     Housing Investments

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Lee Park Investors LP       Liberty House Assoc LP      Lilac Estates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $25,383                     $42                         $53

  Revenues                               $6,024                      $3                          $0

  Net Income (Loss)                      $157                        ($2)                        $0

Ownership Interest(s):                   99.00% by Mission Housing   99.00% by Corporations      99.90% by Edison Capital
                                         Alpha                       for Affordable Housing LP   Housing Partners XV LP
                                                                     II

Name of Entity:                          LINC-Bristol Assoc I, LP    Lovejoy Station LP
                                         (City Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,503                      $16,661

  Revenues                               $400                        $0

  Net Income (Loss)                      ($6)                        $20

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners VI LP      Housing Partners XVIII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Mackenzie Park Assoc LP     Madison/Mollison LP (Park   Maple Ridge Development
                                                                     Mollison)                   Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $16                         $6,193                      $22

  Revenues                               $1                          $960                        $3

  Net Income (Loss)                      $0                          ($250)                      $0

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Corporations
                                         for Affordable Housing LP   Housing Investments         for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Maplewood Housing           Maplewood School Apts LP    Mar Assoc LP (Frank Mar)
                                         Associates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,872                      $5,097                      $9,455

  Revenues                               $253                        $184                        $714

  Net Income (Loss)                      ($156)                      ($244)                      ($559)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Investments         Omicron Inc.                Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          MAS-WT LP (Washington       Mayacamas Village Assoc LP  McFarland Press Assoc LP
                                         Terrace)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,086                      $5,981                      $5,039

  Revenues                               $255                        $350                        $258

  Net Income (Loss)                      ($73)                       ($167)                      ($210)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 94 LP      99.00% by Edison Funding
                                         Housing Partners VI LP                                  Omicron Inc.

Name of Entity:                          Mercantile Housing LLC      Mercy Housing California    Mercy Housing California
                                         (Mercantile Square)         III LP (3rd and Reed)       IV LP (Vista Grande)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,951                     $64                         $699

  Revenues                               $766                        $4                          $40

  Net Income (Loss)                      ($412)                      ($2)                        ($13)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 95 LP      99.00% by Edison Capital
                                         Omicron Inc.                                            Housing Partners V LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Mercy Housing California    Mercy Housing California    Merrill Road Assoc LP
                                         VI LP (205 Jones)           IX LP (Sycamore)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,435                      $1,945                      $8,863

  Revenues                               $253                        $95                         $512

  Net Income (Loss)                      ($123)                      ($46)                       ($336)

Ownership Interest(s):                   99.00% by MHICAL 95 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners X LP       Omicron Inc.

Name of Entity:                          Metro Senior Assoc LP       MH I LP                     MH II LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $71                         $606                        $60

  Revenues                               $4                          $13                         $3

  Net Income (Loss)                      ($2)                        ($158)                      ($15)

Ownership Interest(s):                   99.00% by MHIFED 96A LP     1.00% by Edison Capital     1.00% by Edison Capital
                                                                     Housing Investments         Housing Investments

                                                                     99.00% by Edison Funding    99.00% by Mission Housing
                                                                     Omicron Inc.                Delta

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          MH III LP                   MH IV LP                    MH V LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $321                        $407                        $515

  Revenues                               $10                         $10                         $4

  Net Income (Loss)                      ($340)                      ($358)                      ($314)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Mission Housing   99.00% by Mission Housing   99.00% by Mission Housing
                                         Delta                       Delta                       Delta

Name of Entity:                          MHIFED 94 LP                MHICAL 94 LP                MHIFED 95 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $347                        $17,850                     $312

  Revenues                               $1                          $131                        $1

  Net Income (Loss)                      ($29)                       ($1,717)                    ($39)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                     99.00% by Edison Funding
                                                                     Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          MHICAL 95 LP                MHIFED 96 LP                MHIFED 96A LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $25,739                     $1,079                      $281

  Revenues                               $131                        $3                          $1

  Net Income (Loss)                      ($1,877)                    ($97)                       ($21)

Ownership Interest(s):                   1.00% by Edison Capital     5.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding
                                         Omicron Inc.

Name of Entity:                          MHICAL 96 LP                MHIFED 97 LP                MHICAL 97 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,606                      $0                          $427

  Revenues                               $25                         $0                          $1

  Net Income (Loss)                      ($889)                      $0                          ($89)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding    99.00% by MHIFED 97         99.00% by MHICAL 97
                                         Omicron Inc.                Company                     Company

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Mid-Peninsula Century       Mid-Peninsula Sharmon       Mission Capp LP
                                         Village Assoc LP (Century   Palms Assoc LP (Sharmon
                                         Village)                    Palms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,152                      $2,649                      $5,086

  Revenues                               $802                        $223                        $408

  Net Income (Loss)                      ($253)                      ($66)                       ($237)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Investments         Omicron Inc.

Name of Entity:                          Mission Housing Investors   Mission Housing             Monterra Village Assoc LP
                                         Partnership                 Partnership 1996 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,129                      $12,717                     $648

  Revenues                               $4                          $49                         $29

  Net Income (Loss)                      ($109)                      ($971)                      ($19)

Ownership Interest(s):                   5.00% by Mission Housing    1.00% by Edison Capital     99.00% by Edison Capital
                                         Theta                       Housing Investments         Housing Partners IX LP

                                                                     99.00% by Edison Funding
                                                                     Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Morgan Hill Ranch Housing   Morrone Gardens Assoc LP    Mountainlands Housing
                                         LP                                                      Partners LP (Holiday
                                                                                                 Village Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,140                      $70                         $750

  Revenues                               $133                        $7                          $0

  Net Income (Loss)                      ($59)                       ($2)                        ($7)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHIFED 94 LP      99.90% by Edison Capital
                                         Housing Partners X LP                                   Housing Partners XV LP

Name of Entity:                          Mountain View Townhomes     MPT Apts LP (MacArthur      NAHF Brockton LP
                                         Assoc LP                    Park)                       (Southfield Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $865                        $5,917                      $1,162

  Revenues                               $40                         $937                        $0

  Net Income (Loss)                      ($30)                       ($351)                      $1

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MH IV LP          99.90% by Edison Capital
                                         Housing Partners VII LP                                 Housing Partners XV LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          National Boston Lofts       Neary Lagoon Partners LP    Northern Senior Housing
                                         Assoc LLLP (Boston Lofts)                               LP (St. Johnsbury)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $17,821                     $9,274                      $1,720

  Revenues                               $2,303                      $512                        $3

  Net Income (Loss)                      ($46)                       ($332)                      $3

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.9% by Edison Capital
                                         Housing Investments         Omicron Inc.                Housing Partners XV LP

Name of Entity:                          North Park Village LLC      North Town Housing          Northwood Manor Assoc LP
                                                                     Partners LP (Villa del
                                                                     Norte Village)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,043                      $630                        $654

  Revenues                               $145                        $24                         $46

  Net Income (Loss)                      ($73)                       ($25)                       ($26)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 96 LP      99.00% by Edison Capital
                                         Omicron Inc.                                            Housing Partners VI LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Oak Forest Assoc LP         Oakdale Terrace Leased      Oceanside Gardens LP
                                                                     Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $545                        $1,597                      $1,727

  Revenues                               $22                         $184                        $89

  Net Income (Loss)                      ($17)                       ($91)                       ($57)

Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners VII LP     Housing Investments         Omicron Inc.

                                                                     0.01% by Mission Funding
                                                                     Theta

Name of Entity:                          Ohlone Housing Assoc LP     Olive Court Apts LP         OL Hope LP (Olympic Hope)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,491                      $2,557                      $7,934

  Revenues                               $213                        $440                        $0

  Net Income (Loss)                      ($85)                       ($200)                      $1

Ownership Interest(s):                   99.00% by Edison Capital    98.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners VIII LP    Housing Investments         Housing Partners XVIII LP

                                                                     0.60% by Edison Funding
                                                                     Olive Court

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Omaha Amber Ridge LP        Ontario Senior Housing LP   Open Door Assoc LP
                                         (Amber Ridge)               (Ontario Plaza)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,100                      $6,338                      $7,463

  Revenues                               $1,051                      $450                        $462

  Net Income (Loss)                      ($178)                      ($302)                      ($163)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Partners XIX LP     Omicron Inc.

Name of Entity:                          Osage Terrace LP            Oxnard Housing Assoc LP     Pacific Terrace Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $493                        $37                         $714

  Revenues                               $0                          $3                          $29

  Net Income (Loss)                      ($15)                       ($1)                        ($25)

Ownership Interest(s):                   99.89% by Edison Capital    99.00% by MHIFED 96A LP     99.90% by Edison Capital
                                         Housing Partners XII LP                                 Housing Partners IX LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Pacifica Community Assoc    Pacific Vista Las Flores    Pajaro Court Assoc LP
                                         LP (Villa Pacifica)         LP (Vista Las Flores)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,467                      $0                          $16

  Revenues                               $186                        $0                          $1

  Net Income (Loss)                      ($73)                       $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by MHIFED 94 LP
                                         Housing Partners X LP       Housing Investments

Name of Entity:                          Palmer Heights, LLC         Palmer House LP             Paradise Road Partners LP
                                                                                                 (Gateway Village)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1,586                      $859

  Revenues                               $0                          $198                        $47

  Net Income (Loss)                      $0                          ($41)                       ($19)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Partners XVIII LP   Omicron Inc.                Housing Partners VII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Park Land Senior Apts       Park Place Terrace LP       Park Place 1998, LLC
                                         Investors LP (Banducci)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $458                        $8,824                      $252

  Revenues                               $18                         $294                        $0

  Net Income (Loss)                      ($29)                       ($212)                      $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIII LP    Housing Partners V LP       Housing Partners XV LP

Name of Entity:                          Park Williams Partners LP   Parkside Assoc LP           Parkview Apts Assoc LP
                                                                     (Parkside Senior)           (Parkview/Sunburst)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $140                        $60                         $8,374

  Revenues                               $0                          $2                          $532

  Net Income (Loss)                      $20                         ($2)                        ($334)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.90% by Edison Capital
                                         Housing Partners XV LP      for Affordable Housing LP   Housing Partners XVII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Parsonage Cottage Senior    Patriots Pointe at          Pecan Court Assoc LP
                                         Residence LP                Colonial Hills LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $46                         $533                        $3,494

  Revenues                               $13                         $0                          $178

  Net Income (Loss)                      ($4)                        $0                          ($123)

Ownership Interest(s):                   99.00% by Corporations      99.9% by Edison Capital     99.90% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XV LP      Housing Partners XIX LP
                                         II

Name of Entity:                          Pellettieri Homes Urban     Persimmon Assoc LP          Piedmont Housing Assoc
                                         Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,096                      $923                        $134

  Revenues                               $355                        $86                         $20

  Net Income (Loss)                      ($233)                      ($42)                       ($4)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XIX LP     Housing Partners X LP       for Affordable Housing LP
                                                                                                 III

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Pilot Grove LP              Pines Housing LP            Pines Housing II LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,658                      $34                         $21

  Revenues                               $669                        $4                          $3

  Net Income (Loss)                      ($683)                      ($1)                        ($1)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Corporations
                                         Housing Investments         for Affordable Housing LP   for Affordable Housing LP

Name of Entity:                          Pines Housing III LP        Pinmore Assoc LP            Pinole Grove Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $24                         $6,342                      $54

  Revenues                               $3                          $438                        $4

  Net Income (Loss)                      ($1)                        ($157)                      ($1)

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by MHIFED 95 LP
                                         for Affordable Housing LP   Housing Partners XVIII LP
                                         III

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          PlumTree Preservation LP    Poco Way Assoc LP           Poinsettia Housing
                                                                                                 Associates
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $544                        $881                        $243

  Revenues                               $79                         $49                         $1

  Net Income (Loss)                      ($11)                       ($21)                       $102

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by MHIFED 96 LP      99.9% by Edison Capital
                                         Housing Partners XV LP                                  Housing Partners XV LP

Name of Entity:                          Post Office Plaza LP        Preservation Properties I   Preservation Properties
                                                                     LP                          II LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $36,463                     $272                        $259

  Revenues                               $9,114                      $43                         $55

  Net Income (Loss)                      $642                        ($7)                        $2

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Investments         Housing Partners XIV LP     Housing Partners XIV LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Preservation Properties     Preservation Properties     Preservation Properties V
                                         III LP                      IV LP                       LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $132                        $65                         $364

  Revenues                               $28                         $14                         $57

  Net Income (Loss)                      $2                          $1                          $10

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIV LP     Housing Partners XIV LP     Housing Partners XIV LP

Name of Entity:                          President John Adams        Prince Bozzuto LP           Project Home I LLC
                                         Manor Apts LP               (Fairground Commons)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,109                      $522                        $275

  Revenues                               $366                        $67                         $15

  Net Income (Loss)                      ($31)                       ($36)                       ($20)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Mission Housing   99.99% by Edison Capital
                                         Housing Partners XIII LP    Investors Partnership       Housing Partners XV LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Providence-Brown St         PVA LP (Park Victoria)      Quebec Arms Apartments LP
                                         Housing LP (Brown St)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $292                        $775                        $15,202

  Revenues                               $13                         $106                        $125

  Net Income (Loss)                      ($14)                       ($40)                       ($7)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.9% by Edison Capital
                                         Housing Partners X LP       Housing Partners IX LP      Housing Partners XVII LP

                                                                                                 0.05% by Mission Housing
                                                                                                 Alpha

Name of Entity:                          Rancho Park Assoc LP        Red Lake LP #1              Reseda Village LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $390                        $2,204                      $39

  Revenues                               $18                         $82                         $3

  Net Income (Loss)                      ($12)                       ($77)                       $0

Ownership Interest(s):                   99.00% by Mission Housing   99.00% by Edison Capital    99.00% by MHIFED 96A LP
                                         Investors Partnership       Housing Partners XVI LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Richmond City Center        Rincon De Los Esteros       Rittenhouse School LP
                                         Assoc LP                    Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,200                      $29,291                     $45

  Revenues                               $417                        $2,336                      $4

  Net Income (Loss)                      ($241)                      ($826)                      ($2)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Corporations
                                         Omicron Inc.                Housing Partners XIX LP     for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Riverside/ Liebrandt        River Walk Apts Homes LP    Riverwalk Apts, Ltd
                                         Partners LP (La Playa)                                  (Colorado)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,444                      $474                        $1,737

  Revenues                               $82                         $44                         $193

  Net Income (Loss)                      ($89)                       ($18)                       ($32)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners V LP       Housing Partners XIII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Roebling Village Inn        Rosebloom Assoc LP          Rosecreek Senior Living LP
                                         Urban Renewal LP            (Oakshade)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,910                      $2,685                      $1,145

  Revenues                               $59                         $192                        $65

  Net Income (Loss)                      ($47)                       ($82)                       ($112)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.90% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XIII LP

Name of Entity:                          Round Walk Village Apts LP  Rowland Heights             Rustic Gardens Assoc LP
                                                                     Preservation LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $132                        $707                        $154

  Revenues                               $9                          $44                         $6

  Net Income (Loss)                      ($5)                        ($49)                       ($5)

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.9% by Edison Capital     99.00% by Mission Housing
                                                                     Housing Partners XIV LP     Investors Partnership

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Salem Lafayette Urban       San Diego Golden Villa      San Juan Commons 1996 LP
                                         Renewal Assoc LP            Partners LP (Golden Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $97                         $472                        $573

  Revenues                               $8                          $26                         $40

  Net Income (Loss)                      ($2)                        ($15)                       ($42)

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.90% by Edison Capital
                                         for Affordable Housing LP   Housing Partners V LP       Housing Partners X LP
                                         III

Name of Entity:                          San Martin de Porres LP     San Pablo Senior Housing    San Pedro Gardens Assoc LP
                                                                     Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,960                      $3,558                      $2,566

  Revenues                               $0                          $341                        $127

  Net Income (Loss)                      $0                          ($165)                      ($128)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Partners XVI LP     Omicron Inc.                Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Santa Alicia Family         Santa Alicia Gardens        Santa Paulan Senior Apts
                                         Housing Assoc               Townhomes LP (Gardens       Assoc LP (The Paulan)
                                                                     Townhomes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $75                         $389                        $7,778

  Revenues                               $8                          $26                         $881

  Net Income (Loss)                      ($1)                        ($7)                        ($112)

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.00% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners V LP       Omicron Inc.

Name of Entity:                          Saratoga Vacaville LP       Schoolhouse Court Housing   SD Regency Centre LP
                                         (Saratoga Senior)           Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $744                        $2,702                      $6,383

  Revenues                               $0                          $127                        $0

  Net Income (Loss)                      ($49)                       ($145)                      ($75)

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XV LP      Housing Partners XIX LP     Housing Partners XVIII LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Sea Ranch Apts LP           Seasons Affordable Senior   Second St Center LP
                                                                     Housing LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $119                        $278                        $47

  Revenues                               $9                          $23                         $3

  Net Income (Loss)                      ($7)                        ($12)                       ($1)

Ownership Interest(s):                   99.00% by Mission Housing   99.00% by MHIFED 96 LP      99.00% by MHIFED 95 LP
                                         Investors Partnership

Name of Entity:                          Serena Sunbow LP (Villa     Sherman Glen, LLC           Silver City Housing LP
                                         Serena)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $788                        $61

  Revenues                               $0                          $93                         $12

  Net Income (Loss)                      ($44)                       ($31)                       ($2)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XV LP      Housing Partners IX LP      for Affordable Housing LP
                                                                                                 II

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Silver Lake Properties LP   Sky Parkway Housing Assoc   Smyrna Gardens Assoc LP
                                                                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $432                        $7,262                      $37

  Revenues                               $37                         $378                        $3

  Net Income (Loss)                      ($14)                       ($263)                      ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners VI LP      Housing Partners XVII LP    for Affordable Housing LP

Name of Entity:                          Solinas Village Partners    South 55th St LP            South Beach Housing Assoc
                                         LP                                                      LP (Steamboat Point)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $41                         $26                         $11,628

  Revenues                               $2                          $2                          $735

  Net Income (Loss)                      ($1)                        ($0)                        ($252)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by Corporations      99.00% by Edison Funding
                                                                     for Affordable Housing LP   Omicron Inc.
                                                                     II

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          South Winery Assoc LP       Southern Hotel LP           Springdale Kresson Assoc
                                         (The Winery Apts)                                       LP (Jewish Federation)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,025                      $4,104                      $390

  Revenues                               $1,020                      $0                          $26

  Net Income (Loss)                      ($478)                      $358                        ($23)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Mission Housing
                                         Omicron Inc.                Housing Partners XVI LP     Investors Partnership

Name of Entity:                          Springdale Preservation     Spring Valley Commons       Stevenson Housing Assoc
                                         LP (Springdale West)                                    (Park Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,939                      $86                         $65

  Revenues                               $223                        $5                          $5

  Net Income (Loss)                      ($119)                      ($2)                        ($4)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.00% by Corporations
                                         Housing Partners XIV LP     for Affordable Housing LP   for Affordable Housing LP
                                                                     III                         III

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          St. Hedwig's Gardens        St. Regis Park LP (Pear     Stoney Creek Assoc LP
                                                                     Tree)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $598                        $932                        $8,170

  Revenues                               $35                         $40                         $447

  Net Income (Loss)                      ($2)                        ($11)                       ($342)

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Edison Funding
                                         Housing Partners V LP       Housing Partners XV LP      Omicron Inc.

Name of Entity:                          Stony Point Apt Investors   Strobridge Housing Assoc    Studebaker Building LP
                                         LP (Panas Place)            LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,969                      $1,515                      $2,613

  Revenues                               $104                        $87                         $263

  Net Income (Loss)                      ($77)                       ($56)                       ($118)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XI LP      Housing Partners IX LP      Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Sultana Acres Assoc LP      Sunset Creek Partners LP    Sunshine Terrace LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,276                      $8,432                      $1,291

  Revenues                               $131                        $513                        $51

  Net Income (Loss)                      ($108)                      ($354)                      ($31)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XVII LP    Housing Partners V LP

Name of Entity:                          Tabor Grand LP              Terra Cotta Housing Assoc   Thomson Rental Housing LP
                                                                     LP                          (Washington Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,837                      $28,642                     $1,905

  Revenues                               $277                        $0                          $191

  Net Income (Loss)                      ($187)                      ($1,036)                    ($72)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Investments         Housing Partners XVI LP     Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Three Oaks Housing LP       Tierra Linda Assoc LP       Timber Sound, Ltd
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $42                         $28                         $1,015

  Revenues                               $3                          $1                          $105

  Net Income (Loss)                      ($5)                        ($1)                        ($32)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by MHIFED 94 LP      99.00% by Edison Capital
                                                                                                 Housing Partners X LP

Name of Entity:                          Timber Sound II, Ltd        Tioga Gardens LP            Tlaquepaque Housing Assoc
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,223                      $42                         $59

  Revenues                               $214                        $2                          $4

  Net Income (Loss)                      $0                          ($1)                        ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by MHIFED 94 LP
                                         Housing Partners X LP       for Affordable Housing LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Trinity Park Apts LP        Trolley Terrace Townhomes   Tuscany Assoc LP (Tuscany
                                                                     LP                          Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $499                        $378                        $3,593

  Revenues                               $27                         $14                         $226

  Net Income (Loss)                      ($26)                       ($20)                       ($153)

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners X LP       Housing Partners IX LP      Omicron Inc.

Name of Entity:                          Twin Ponds Apts LP          Union Meadows Apts          University Manor
                                                                                                 Apartments LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,734                      $778                        $5,767

  Revenues                               $179                        $38                         $96

  Net Income (Loss)                      ($78)                       ($42)                       ($3)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.9% by Edison Capital
                                         Housing Partners XIII LP    Housing Partners V LP       Housing Partners XVII LP

                                                                                                 0.05% by Mission Housing
                                                                                                 Alpha

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          University Park             Upland Senior Housing LP    Venbury Trail LP
                                         Properties LP               (Coy D. Estes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $572                        $1,299                      $1,032

  Revenues                               $28                         $117                        $129

  Net Income (Loss)                      ($40)                       ($52)                       ($40)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners VI LP      Housing Partners VI LP      Housing Partners X LP

Name of Entity:                          Villa Maria Housing         Vine St Court LP            Vine St Court LP II
                                         Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,529                      $33                         $9

  Revenues                               $155                        $2                          $1

  Net Income (Loss)                      $97                         ($1)                        ($0)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 96A LP     99.00% by MHIFED 96A LP
                                         Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Virginia Lane LP            Vista Properties LLC        Vista Sonoma Senior
                                                                     (Vista View)                Living LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,668                     $809                        $1,767

  Revenues                               $328                        $79                         $0

  Net Income (Loss)                      ($9)                        ($38)                       $31

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIX LP     Housing Partners VI LP      Housing Partners XV LP

Name of Entity:                          Vista Verde Housing         Vista Verde Townhomes II    W.M. Housing Assoc LP
                                         Associates LP (California)  LLC (Colorado)              (Williamsport Manor)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,181                      $453                        $58

  Revenues                               $0                          $20                         $8

  Net Income (Loss)                      $2                          ($18)                       ($0)

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XVII LP    Housing Partners VI LP      for Affordable Housing LP
                                                                                                 II

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Walden Pond Ltd LP          Wall Street Palmer House    Walnut Ave Partnership LP
                                         (Hamlet)                    LP (Palmer Hotel)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $204                        $835                        $662

  Revenues                               $21                         $79                         $47

  Net Income (Loss)                      ($4)                        ($6)                        ($14)

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XI LP      Housing Partners IX LP

Name of Entity:                          Washington Creek Assoc LP   West Capital Courtyard LP   Westfair LLC (Cedar Ridge)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,234                      $5,913                      $141

  Revenues                               $229                        $331                        $0

  Net Income (Loss)                      ($122)                      ($155)                      $16

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHICAL 94 LP      99.90% by Edison Capital
                                         Omicron Inc.                                            Housing Partners XV LP

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Westfield Condominium       Westgate Townhomes Assoc    West Oaks Apts LP
                                         Investment LP               LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,491                      $4,560                      $1,214

  Revenues                               $309                        $213                        $60

  Net Income (Loss)                      ($10)                       ($164)                      ($58)

Ownership Interest(s):                   98.99% by Edison Capital    99.00% by MHICAL 96 LP      99.90% by Edison Capital
                                         Housing Investments                                     Housing Partners XII LP

                                         0.01% by Mission Funding
                                         Theta

Name of Entity:                          Westport Village Homes      West Valley Hart LP (Hart   Wheeler Manor Assoc LP
                                         Assoc LP                    and Alabama)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,146                      $1,995                      $10,253

  Revenues                               $113                        $4                          $614

  Net Income (Loss)                      ($41)                       $21                         ($328)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Investments         Omicron Inc.

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          White Mountain Apache       Wilmington Housing Assoc    Windrush Apartments of
                                         Housing                     LP (New Harbor Vista)       Statesville LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,877                      $2,330                      $489

  Revenues                               $59                         $0                          $3

  Net Income (Loss)                      ($76)                       ($107)                      ($15)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.9% by Edison Capital
                                         Housing Investments         Housing Partners XI LP      Housing Partners XV LP

Name of Entity:                          Winfield Hill Assoc LP      Wingate LLC (Regency Park)  Winnsboro Apts LP (Deer
                                                                                                 Wood)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $17,521                     $313                        $37

  Revenues                               $1,118                      $0                          $3

  Net Income (Loss)                      ($534)                      ($40)                       ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Corporations
                                         Housing Partners XIX LP     Housing Partners XV LP      for Affordable Housing LP
                                                                                                 II

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Women's Westlake LP         Woodland Arms Apts, Ltd     Woodleaf Village LP
                                         (Dorothy Day)               (Willow Creek)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $775                        $1,660                      $875

  Revenues                               $42                         $202                        $46

  Net Income (Loss)                      ($17)                       ($119)                      ($46)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.89% by Edison Capital
                                         Housing Partners XIII LP    Housing Partners VII LP     Housing Partners XIII LP

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta

Name of Entity:                          WPA/Edison LLC (Pier A)     Yale Street LP              YWCA Villa Nueva Partners
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $856                        $7,389

  Revenues                               $0                          $43                         $348

  Net Income (Loss)                      $0                          ($35)                       ($213)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing New York            Housing Partners XII LP     Omicron Inc.

Edison Capital
Equity Investments
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          AIG Asian Infrastructure    AIG Emerging Europe         AIG Emerging Europe
                                         Fund II LP                  Infrastructure Fund LP      Infrastructure Management
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $53,678                     $8,544                      $158

  Revenues                               $1,668                      $18                         $2,638

  Net Income (Loss)                      ($7,192)                    ($1,541)                    ($26)

Ownership Interest(s):                   5.80% by Edison Capital     18.05% by Edison Capital    23.60% by Edison Capital
                                         Latin American              Latin American              Latin American
                                         Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.

Name of Entity:                          AIG-GE Capital Latin        Compania Adminstradora de   Electricidad de La Paz,
                                         American Infrastructure     Empresas Bolivia SA (Cade)  S.A. (Electropaz)
                                         Fund LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $48,518                     $832                        $10,299

  Revenues                               $539                        $596                        $2,615

  Net Income (Loss)                      ($992)                      $248                        $700

Ownership Interest(s):                   8.00% by Edison Capital     12.55% by Edison Capital    10% by Edison Capital
                                         Latin American              International (Bermuda)     International (Bermuda)
                                         Investments (Bermuda) Ltd.  Ltd.                        Ltd.

Edison Capital
Equity Investments
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Empresa de Servicios        Empresa de Luz y Fuerza     Huntington LP
                                         Edeser S.A. (Edesar)        Electrica de Oruro SA
                                                                     (Elfeo)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $437                        $1,653                      $100,660

  Revenues                               $582                        $471                        $14,112

  Net Income (Loss)                      $114                        $53                         $5,994

Ownership Interest(s):                   12.55% by Edison Capital    12.55% by Edison Capital    50.00% by Mission Funding
                                         International (Bermuda)     International (Bermuda)     Zeta
                                         Ltd.                        Ltd.

Name of Equity                           Lakota Ridge LLC            Olmeca Cable Investments    Shaokatan Hills LLC
                                                                     Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,781                     $17,907                     $12,356

  Revenues                               $688                        $18                         $836

  Net Income (Loss)                      ($491)                      ($434)                      ($489)

Ownership Interest(s):                   75.00% by Mission Funding   21.7% by Edison Capital     75.00% by Mission Funding
                                         Zeta                        International (Bermuda)     Zeta
                                                                     Ltd.

Edison Capital
Equity Investments
December 31, 2001 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Storm Lake Power Partners   Trinidad and Tobago         Woodstock Hills LLC
                                                                     Methanol Company Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $176,795                    $3,512                      $8,892

  Revenues                               $10,732                     $456                        $720

  Net Income (Loss)                      ($5,220)                    $412                        ($279)

Ownership Interest(s):                   99.00% by Mission Iowa      1.0% by Edison Capital      75.00% by Mission Funding
                                         Wind Company                LAI (Bermuda) Ltd.          Zeta

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $8                                       ($2)
Receivables - net                                                        15,871                                     1,853
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     15,879                                     1,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               (11,236)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                          (870)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       (12,106)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    3,632
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,632
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,405                                    $1,851
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (Inactive)   Park Development
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                            $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.                        Inc. (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $36
Receivables - net                                                                             33,893
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          33,929
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     23,336
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             23,336
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                           369
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           369
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $57,634
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (Inactive)   Property Holdings,   LP
                                                                                   Inc. (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $3
Receivables - net                                                                                                  25,651
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                 (156)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               25,498
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                          19,434
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  19,434
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                                  8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  8
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $44,940
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $3,709                                    $3,754
Receivables - net                                                       146,194            ($208,425)              15,038
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        154                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    150,057             (208,425)              18,790
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               (25,720)              (2,072)               3,742
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                        71,508              (70,638)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        45,788              (72,710)               3,742
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                     (211)                                    3,798
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                     (211)                                    3,798
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $195,634            ($281,135)             $26,330
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,729
Accrued taxes                                                                (1)                                      ($2)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,728                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 (46)                                   (3,871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (46)                                   (3,871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  1
Additional paid-in capital                                                1,240
Accumulated other comprehensive income (loss)                                                 $2,174
Retained earnings                                                         4,482              ($2,174)               5,724
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         5,723                                     5,724
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,405                                    $1,851
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (Inactive)   Park Development
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                            $2,041              ($6,794)              $3,681
Retained earnings                                                        (2,040)              $6,794              ($3,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.                        Inc. (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $634
Accrued taxes                                                                                   (120)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      5,906
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      6,420
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   26,752
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  26,752
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                                $1                                   ($8,187)
Retained earnings                                                           ($1)              24,462               $8,187
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             24,462
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $57,634
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (Inactive)   Property Holdings,   LP
                                                                                   Inc. (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     $860
Accrued taxes                                                                                                          44
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                                           1,442
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                           2,346
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                        13,315
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       13,315
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                              ($92)                $745
Retained earnings                                                           $92                ($745)              29,279
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                  29,279
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $44,940
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $68,499             ($70,193)              $1,529
Accrued taxes                                                               (73)                                     (152)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 2,323               (8,754)                 917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                70,749              (78,947)               2,294
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                            5,224               (1,698)               3,526
Other long-term liabilities                                              95,772             (130,851)               1,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            100,996             (132,549)               4,597
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  1                   (2)
Additional paid-in capital                                              (28,905)              48,158               20,493
Accumulated other comprehensive income (loss)                            (2,770)               9,201
Retained earnings                                                        55,563             (126,996)              (1,054)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        23,889              (69,639)              19,439
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $195,634            ($281,135)             $26,330
============================================================= ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Associated           Calabasas            Carol Stream
                                                                Southern             Palatino, Inc.       Developers G.P.
                                                                Investment Company   (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $12,819
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    12,819
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            11,424
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes                                                       (5)                                       $3
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   11,419                                         3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     1,400                                        (3)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,400                                        (3)
Income taxes (benefit)                                                        553
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      847                                        (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             847                                        (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       3,635              ($2,174)               5,727
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,482              ($2,174)              $5,724
=============================================================== ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Centrelake           Irwindale Land       Mission Airport
                                                                Partners LP          Company (Inactive)   Park Development
                                                                                                          Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             ($130)                                   $1,023
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (130)                                    1,023
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       130                                    (1,023)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         130                                    (1,023)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      130                                    (1,023)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             130                                    (1,023)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (2,170)              $6,794               (2,658)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($2,040)              $6,794              ($3,681)
=============================================================== ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                                Constructors, Inc.                        Inc. (Inactive)
                                                                (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                   $29,953
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         29,953
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 29,247                   $7
Depreciation, decommissioning and amortization                                                      80
Write-down of nonutility assets
Property and other taxes                                                                           701
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        30,028                    7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (75)                  (7)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (75)                  (7)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (75)                  (7)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (75)                  (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)              24,537                8,194
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)             $24,462               $8,187
=============================================================== ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission South Bay    Mission Texas        Mission Vacaville
                                                                Company (Inactive)   Property Holdings,   LP
                                                                                     Inc. (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                        $25,217
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              25,217
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  ($186)              25,620
Depreciation, decommissioning and amortization                                                                           29
Write-down of nonutility assets
Property and other taxes                                                                                                399
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                          (186)              26,048
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            186                 (831)
Interest and dividend income                                                                                              1
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              186                 (830)
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           186                 (831)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  186                 (831)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         $92                 (931)              30,110
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $92                ($745)             $29,279
=============================================================== ==================== ==================== ====================

Mission Land Company and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Land         Consolidating        Mission Land
                                                                Company              Adjustments          Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $5,717                   $1              $73,707
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,717                    1               73,707
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             7,199               (1,068)              73,136
Depreciation, decommissioning and amortization                                                                          109
Write-down of nonutility assets                                               140                                     1,238
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,339               (1,068)              74,483
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (1,622)               1,069                 (776)
Interest and dividend income                                                  909                   (1)                 909
Other nonoperating income                                                       1                                         1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (712)               1,068                  134
Income taxes (benefit)                                                        337                                       891
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,049)               1,068                 (757)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,049)               1,068                 (757)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      56,612             (128,064)                (297)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $55,563            ($126,996)             ($1,054)
=============================================================== ==================== ==================== ====================

Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering Company  Adjustments
                                                              Engineering
                                                              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                            $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             5
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $5
============================================================= ==================== ==================== ====================

Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                       $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        5
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $5
============================================================= ==================== ==================== ====================

Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering Company  Adjustments
                                                              Engineering
                                                              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                       $150
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        150
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                    8,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   8,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   3,000
Additional paid-in capital                                                   $3                                       ($3)
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($3)             (11,854)                  $3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             (8,854)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $5
============================================================= ==================== ==================== ====================

Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                  $150
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   150
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               8,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              8,709
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,000
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                       (11,854)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (8,854)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $5
============================================================= ==================== ==================== ====================

Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Associated           Mission Power        Consolidating
                                                                Southern             Engineering Company  Adjustments
                                                                Engineering
                                                                Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                                              $6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (6)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($3)             (11,848)                  $3
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($3)            ($11,854)                  $3
=============================================================== ==================== ==================== ====================

Mission Power Engineering Company and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Power
                                                                Engineering
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                         $6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (6)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (11,848)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($11,854)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               4
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             19,895
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             19,895
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $19,899
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company              Company              Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Camino Energy        Capistrano           Centerport Energy
                                                              Company              Cogeneration         Company
                                                                                   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                          $329                   $5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         41
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        370                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       166,629                5,794
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       166,629                5,794
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                      337
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      337
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $167,336               $5,799
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Chesapeake Bay       Chester Energy       Clayville Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Colonial Energy      Coronado Energy      Crescent Valley
                                                              Company (Inactive)   Company              Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Del Mar Energy       Delaware Energy      Desert Sunrise
                                                              Company              Conservers, Inc.     Energy Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Receivables - net                                                             1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        13,348
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        13,348
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $13,353
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Devereaux Energy     Eastern Sierra       East Maine Energy
                                                              Company              Energy Company       Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Alabama       Edison Mission       Edison Mission
                                                              Generating Company   Development, Inc.    Energy Fuel
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,793
Receivables - net                                                                              4,955
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           9,748
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $113,072
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 113,072
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                        74,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        74,475
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $84,223             $113,072
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Funding       Energy Interface     Energy Services,
                                                              Corp.                Ltd.                 Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                                    $406
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  406
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             586
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $355
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                355                  586
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                  $15,370
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   15,370
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $15,370                 $355                 $992
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Fuel Resources,      Fuel                 Marketing and
                                                              Inc.                 Transportation,      Trading, Inc.
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $38,006
Receivables - net                                                                                                  69,157
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           50,975
Prepayments and other current assets                                                                                1,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                              159,231
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           6,042
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                      45
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                   6,087
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                             27,867
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             27,867
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $193,185
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Holdings Co.         Operation and        Project Co.
                                                              Consolidated         Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $38,501                 $302
Receivables - net                                                           236                5,666
Fuel inventory                                                           24,752
Materials and supplies, at average cost                                  22,726
Accumulated deferred income taxes - net
Trading and price risk management assets                                     14
Prepayments and other current assets                                     39,457
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    125,686                5,968
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               416,579                    5
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $563,374
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       416,579                    5              563,374
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                  137,892                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  137,892                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $680,157               $6,025             $563,374
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              El Dorado Energy     EME CP Holdings      EME Eastern
                                                              Company              Co. Consolidated     Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $26
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  17,040
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  17,040
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $17,066
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EMP Inc. (Inactive)  Four Counties Gas    Global Power
                                                                                   Company (Inactive)   Investors, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Hanover Energy       Holtsville Energy    Indian Bay Energy
                                                              Company              Company              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $35
Receivables - net                                                           133
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        168
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         7,332
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         7,332
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,500
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Jefferson Energy     Kings Canyon         Kingspark Energy
                                                              Company (Inactive)   Energy Company       Company
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Laguna Energy        La Jolla Energy      Lakeview Energy
                                                              Company (Inactive)   Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Lehigh River         Longview             Madera Energy
                                                              Energy Company       Cogeneration         Company
                                                              (Inactive)           Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Madison Energy       Majestic Energy      Midwest Generation
                                                              Company              Limited              EME, LLC
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $153             $115,548
Receivables - net                                                                                                  71,547
Fuel inventory                                                                                                     80,042
Materials and supplies, at average cost                                                                            17,718
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                8,005
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             153              292,860
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       3,852,844
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $29,678
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        29,678                                 3,852,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                             16,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             16,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $29,678                 $153           $4,162,531
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Midwest Peaker       Mission Capital LP   Mission Del Cielo
                                                              Holdings, Inc.                            Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $360
Receivables - net                                                        $2,042                                       392
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      2,042                                       752
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 (59,901)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 (59,901)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                  255,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  255,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $257,042                                  ($59,149)
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission/Eagle        Mission Energy       Mission Energy
                                                              Energy Company       Construction         Generation, Inc.
                                                              (Inactive)           Services, Inc.       (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             $5,537
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              5,537
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $5,537
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings, Inc.       Holdings             Indonesia
                                                                                   International Inc.   (Inactive)
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        $161,501
Receivables - net                                                                            172,532
Fuel inventory                                                                                 5,331
Materials and supplies, at average cost                                                       16,839
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      52,488
Prepayments and other current assets                                                          13,798
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         422,489
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  3,237,542
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           ($1)           1,259,081
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            (1)           4,496,623
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     619,070
Regulatory assets - net
Other deferred charges                                                    5,042               63,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    5,042              682,141
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,041           $5,601,253
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Energy New   Mission Energy
                                                              Mexico (Inactive)    York, Inc.           Wales Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $33
Receivables - net                                                                                244
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             277
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             84,996             $221,039
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             84,996              221,039
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $85,273             $221,039
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Operations   Mission Triple       North Jackson
                                                              de Mexico, S.A. de   Cycle Systems        Energy Company
                                                              C.V.                 Company              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Northern Sierra      Ortega Energy        Panther Timber
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Paradise Energy      Pleasant Valley      Prince George
                                                              Company (Inactive)   Energy Company       Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 48
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 48
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $56
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Quartz Peak Energy   Rapidan Energy       Reeves Bay Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $178                  $27
Receivables - net                                                                                126
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        178                  153
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                658
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                658
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $178                 $811
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Ridgecrest Energy    Rio Escondido        Riverport Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Gabriel Energy   San Joaquin Energy   San Juan Energy
                                                              Company (Inactive)   Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                           $43                  $44                   $4
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                              21                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         43                   65                   22
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             76,748               29,228
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             76,748               29,228
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                           114
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           114
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $43              $76,927              $29,250
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Pedro Energy     Santa Ana Energy     Santa Clara Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Silverado Energy     Silver Springs       Sonoma Geothermal
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Receivables - net                                                             1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          8
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        17,993
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        17,993
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $18,003
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              South Coast Energy   Southern Sierra      Thorofare Energy
                                                              Company              Energy Company       Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $6
Receivables - net                                                          $369                   19
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                              22
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        369                   47
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        25,578               93,532
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        25,578               93,532
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                           189
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           189
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $25,947              $93,768
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Viejo Energy         Vista Energy         Western Sierra
                                                              Company              Company (Inactive)   Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1                                        $6
Receivables - net                                                                                                       9
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          3                                        17
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          4                                        32
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        20,301                                   119,503
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        20,301                                   119,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                                246
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                246
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $20,305                                  $119,781
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Consolidating        Edison Mission
                                                              Energy               Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $12,652                                  $372,139
Receivables - net                                                       230,694              ($9,480)             549,474
Fuel inventory                                                                                    (1)             110,124
Materials and supplies, at average cost                                                           (1)              57,282
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (38,748)              64,729
Prepayments and other current assets                                      2,279               15,774               80,542
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    245,625              (32,456)           1,234,290
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                33,266           (1,309,301)           6,237,563
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     6,098,192           (7,099,154)           1,829,940
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     6,131,458           (8,408,455)           8,067,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
   Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                          619,070
Regulatory assets - net
Other deferred charges                                                   41,325              171,355              655,552
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   41,325              171,355            1,274,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                                 153,610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $6,418,408          ($8,269,556)         $10,730,025
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($32,657)              $2,958
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (32,657)               2,958
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  33,642                1,989                 ($53)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             33,642                1,989                  (53)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                7,867               11,393                   41
Accumulated other comprehensive income (loss)
Retained earnings                                                        (8,852)               3,559                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($985)              14,952                  $53
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $19,899
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company              Company              Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     ($52)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             (52)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     ($4)                 ($5)                  52
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (4)                  (5)                 $52
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                   14                   14
Accumulated other comprehensive income (loss)
Retained earnings                                                           (10)                  (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $4                   $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Camino Energy        Capistrano           Centerport Energy
                                                              Company              Cogeneration         Company
                                                                                   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $90,299               $5,909                 ($44)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                90,299                5,909                  (44)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  20,517               13,050                   44
Accumulated deferred investment tax credits                               7,140                1,895
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             27,657               14,945                  $44
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               48,506
Accumulated other comprehensive income (loss)                                                   (104)
Retained earnings                                                           874              (14,951)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        49,380              (15,055)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $167,336               $5,799
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Chesapeake Bay       Chester Energy       Clayville Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                1,518                 $142                   $6
Accumulated other comprehensive income (loss)
Retained earnings                                                       ($1,518)               ($142)                 ($6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Colonial Energy      Coronado Energy      Crescent Valley
                                                              Company (Inactive)   Company              Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $41
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              41
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               (38)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          (38)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                   $4                   $6                  814
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($4)                 ($6)                (817)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Del Mar Energy       Delaware Energy      Desert Sunrise
                                                              Company              Conservers, Inc.     Energy Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,200
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,200
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,956                                       ($9)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,956                                        (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                7,142                   $2                    4
Accumulated other comprehensive income (loss)
Retained earnings                                                         2,055                  ($2)                   5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         9,197                                        $9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $13,353
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Devereaux Energy     Eastern Sierra       East Maine Energy
                                                              Company              Energy Company       Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,421
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   4,004
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              4,004
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                                             $8
Accumulated other comprehensive income (loss)
Retained earnings                                                        (6,425)                                      ($8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       ($6,425)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Alabama       Edison Mission       Edison Mission
                                                              Generating Company   Development, Inc.    Energy Fuel
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             $10,797             ($12,570)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     25,402                  645
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     36,199              (11,925)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (10,248)              16,297
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 (10,248)              16,297
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                    71,849               89,032
Accumulated other comprehensive income (loss)
Retained earnings                                                                            (13,577)              19,668
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             58,272              108,700
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $84,223             $113,072
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Funding       Energy Interface     Energy Services,
                                                              Corp.                Ltd.                 Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                        $44,460
Preferred stock to be redeemed within one year
Accounts payable                                                       (270,790)                 $48                 $403
Accrued taxes                                                                                      4
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 5,915
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (220,415)                  52                  403
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          235,785
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (3)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                       315                  712
Accumulated other comprehensive income (loss)                                                    (75)
Retained earnings                                                                                 63                 (120)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                303                  592
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $15,370                 $355                 $992
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Fuel Resources,      Fuel Transpor        Marketing and
                                                              Inc.                 tation, Inc.         Trading, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                  $76,052
Accrued taxes                                                                                                        (177)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                      46,875
Other current liabilities                                                                                           5,551
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                         128,301
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            (6,062)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         5,151
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                         (911)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                                         60,912
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                   4,883
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                  65,795
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $193,185
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Holdings Co.         Operation and        Project Co.
                                                              Consolidated         Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($75,215)            ($20,188)
Accrued taxes                                                             4,598
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                21,474                8,394
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (49,143)             (11,794)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  11,650               (2,102)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                              18,896
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             30,546               (2,102)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              626,542               13,946             $563,374
Accumulated other comprehensive income (loss)
Retained earnings                                                        72,212                5,975
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       698,754               19,921              563,374
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $680,157               $6,025             $563,374
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              El Dorado Energy     EME CP Holdings      EME Eastern
                                                              Company              Co. Consolidated     Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $272                 $947                 $417
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   272                  947                  417
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                        100
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,542)                 (44)                 (42)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (1,542)                 (44)                 (42)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                9,217                                    15,190
Accumulated other comprehensive income (loss)
Retained earnings                                                        (7,947)                (903)               1,401
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        $1,270                ($903)              16,591
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $17,066
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EMP, Inc.            Four Counties Gas    Global Power
                                                              (Inactive)           Company (Inactive)   Investors, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($8,230)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (8,230)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              8,800
Additional paid-in capital                                                  480                   $6
Accumulated other comprehensive income (loss)
Retained earnings                                                        (1,050)                 ($6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        $8,230
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Hanover Energy       Holtsville Energy    Indian Bay Energy
                                                              Company              Company              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $734                ($169)                ($38)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   734                 (169)                 (38)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,779                  169                   38
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,779                  169                  $38
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                3,398                  896
Accumulated other comprehensive income (loss)                            (1,813)
Retained earnings                                                          (598)               ($896)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           987
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,500
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Jefferson Energy     Kings Canyon         Kingspark Energy
                                                              Company (Inactive)   Energy Company       Company
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $24                                    $1,259
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    24                                     1,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (23)                                   (1,259)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (23)                                  ($1,259)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                        $6
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)                 ($6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Laguna Energy        La Jolla Energy      Lakeview Energy
                                                              Company (Inactive)   Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,002)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,002)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              372
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     687
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                687
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                1,695                   $6                   $6
Accumulated other comprehensive income (loss)
Retained earnings                                                        (1,752)                 ($6)                 ($6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          ($57)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Lehigh River         Longview             Madera Energy
                                                              Energy Company       Cogeneration         Company
                                                              (Inactive)           Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $5
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,674)                                      ($5)
Accumulated deferred investment tax credits                                   6
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (1,668)                                       (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               10,227                   $6                   14
Accumulated other comprehensive income (loss)
Retained earnings                                                        (8,564)                 ($6)                  (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        $1,663                                        $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Madison Energy       Majestic Energy      Midwest Generation
                                                              Company              Limited              EME, LLC
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,501               $1,548          ($1,769,576)
Accrued taxes                                                                                  2,056                   35
Regulatory liabilities - net
Trading and price risk management liabilities                                                                       8,401
Other current liabilities                                                                        107              141,954
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,501                3,711           (1,619,186)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  3,048,129
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,565                                    81,642
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       182,809
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,565                                   264,451
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 304,894
Additional paid-in capital                                               21,920                                 2,456,512
Accumulated other comprehensive income (loss)                            (1,568)                 393
Retained earnings                                                         2,260             (308,845)              12,625
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        22,612               (3,558)           2,469,137
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $29,678                 $153           $4,162,531
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Midwest Peaker       Mission Capital LP   Mission Del Cielo,
                                                              Holdings, Inc.                            Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $5,271            ($154,638)              $5,019
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                         (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 5,271             (154,639)               5,019
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (251)                                    1,063
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (251)                                    1,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           150,000
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   150,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      (1)                   2
Additional paid-in capital                                              249,033                4,641              (73,626)
Accumulated other comprehensive income (loss)
Retained earnings                                                         2,989                   (1)               8,393
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       252,022               $4,639              (65,231)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $257,042                                  ($59,149)
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission/Eagle        Mission Energy       Mission Energy
                                                              Energy Company       Construction         Generation, Inc.
                                                              (Inactive)           Services, Inc.       (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $15
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         15
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      $1                  693
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1                  693
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                    2                4,842
Accumulated other comprehensive income (loss)
Retained earnings                                                            (3)                 (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($1)               4,829
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $5,537
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings, Inc.       Holdings             Indonesia
                                                                                   International Inc.   (Inactive)
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $88,241
Long-term debt classified as due within one year                                              45,835
Preferred stock to be redeemed within one year
Accounts payable                                                          ($172)             143,999
Accrued taxes                                                                                 (9,616)
Regulatory liabilities - net
Trading and price risk management liabilities                                                  7,532
Other current liabilities                                                                     82,654
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (172)             358,645
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                             2,119,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     286              325,476
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  438,930
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                286              764,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                        55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            493,234
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                                            103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 133,131
Additional paid-in capital                                                6,267            3,375,090
Accumulated other comprehensive income (loss)                                               (300,385)
Retained earnings                                                        (1,340)          (1,501,920)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         4,927            1,705,916
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,041           $5,601,253
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Energy New   Mission Energy
                                                              Mexico (Inactive)    York, Inc.           Wales Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                            $112,873            ($121,641)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    112,873             (121,641)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      $5               28,452              241,531
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  5               28,452              241,531
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                1,138               27,502               69,272
Accumulated other comprehensive income (loss)
Retained earnings                                                        (1,143)             (83,554)              31,877
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($5)             (56,052)             101,149
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $85,273             $221,039
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Operations   Mission Triple       North Jackson
                                                              de Mexico, S.A. de   Cycle Systems        Energy Company
                                                              C.V.                 Company              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        ($175)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                    (175)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                       176                   $3
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 (1)                 ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                              $ 175
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Northern Sierra      Ortega Energy        Panther Timber
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             ($473)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                         (473)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                   $1                   $7                  473
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($1)                 ($7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                    $473
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Paradise Energy      Pleasant Valley      Prince George
                                                              Company (Inactive)   Energy Company       Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($3,923)             ($2,765)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,923)              (2,765)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   3,982                  975
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              3,982                  975
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                     3,229
Accumulated other comprehensive income (loss)
Retained earnings                                                           (59)              (1,383)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          ($59)               1,846
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $56
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Quartz Peak Energy   Rapidan Energy       Reeves Bay Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $197
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        197
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (1,167)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (1,167)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               $8,642                3,947                 $672
Accumulated other comprehensive income (loss)                                                    (16)
Retained earnings                                                        (8,464)              (2,150)               ($672)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           178                1,781
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $178                 $811
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Ridgecrest Energy    Rio Escondido        Riverport Energy
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                               ($113)                ($52)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                       (113)                 (52)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     ($5)                 116                   52
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (5)                 116                  $52
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                   14
Accumulated other comprehensive income (loss)
Retained earnings                                                            (9)                  (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $5                  ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Gabriel Energy   San Joaquin Energy   San Juan Energy
                                                              Company (Inactive)   Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($5,754)             $53,176               $2,408
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (5,754)              53,176                2,408
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (143)               8,988                4,559
Accumulated deferred investment tax credits                                                    2,453
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (143)              11,441                4,559
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                2,220               10,188                5,455
Accumulated other comprehensive income (loss)
Retained earnings                                                         3,720                2,122               16,828
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         5,940               12,310               22,283
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $43              $76,927              $29,250
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Pedro Energy     Santa Ana Energy     Santa Clara Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     ($5)                 ($4)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (5)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                   14                   13                   $7
Accumulated other comprehensive income (loss)
Retained earnings                                                            (9)                  (9)                 ($7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $5                   $4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Silverado Energy     Silver Springs       Sonoma Geothermal
                                                              Company              Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,986                                      $118
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,986                                       118
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,445                                      (319)
Accumulated deferred investment tax credits                                                                            22
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,445                                      (297)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               10,280                   $6                3,445
Accumulated other comprehensive income (loss)
Retained earnings                                                         4,292                  ($6)              (3,266)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        14,572                                      $179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $18,003
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              South Coast Energy   Southern Sierra      Thorofare Energy
                                                              Company              Energy Company       Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $5,677              $39,130                 ($23)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 5,677               39,130                  (23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,153                5,879                   26
Accumulated deferred investment tax credits                                 621                3,239
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,774                9,118                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                6,948               44,380
Accumulated other comprehensive income (loss)
Retained earnings                                                        11,548                1,140                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        18,496               45,520                  ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $25,947              $93,768
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Viejo Energy         Vista Energy         Western Sierra
                                                              Company              Company (Inactive)   Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,726              ($1,713)             $52,355
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                        666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,726               (1,047)              52,355
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,942                1,047               11,545
Accumulated deferred investment tax credits                                                                         3,492
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,942                1,047               15,037
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               11,700               $1,097               51,314
Accumulated other comprehensive income (loss)
Retained earnings                                                         3,937              ($1,097)               1,075
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        15,637                                    52,389
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $20,305                                  $119,781
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Consolidating        Edison Mission
                                                              Energy               Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $80,000                                  $168,241
Long-term debt classified as due within one year                        100,000                                   190,295
Preferred stock to be redeemed within one year
Accounts payable                                                      2,036,674              ($2,364)             175,769
Accrued taxes                                                            10,243               10,460               17,603
Regulatory liabilities - net
Trading and price risk management liabilities                            (1,839)             (38,588)              22,381
Other current liabilities                                                90,780              (48,184)             335,357
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             2,315,858              (78,676)             909,646
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,674,638           (1,328,821)           5,749,460
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  67,700               39,091              917,434
Accumulated deferred investment tax credits                                  (2)                                   18,866
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                           39,331                                    39,331
Other long-term liabilities                                              53,593              165,354              920,578
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            160,622              204,445            1,896,209
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                           (149,142)             344,092
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                                                                 103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                                                150,000
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                        253,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             64,131             (446,827)              64,130
Additional paid-in capital                                            2,638,828           (7,859,636)           2,631,326
Accumulated other comprehensive income (loss)                           107,983             (106,235)            (301,820)
Retained earnings                                                      (543,652)           1,495,336             (816,968)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     2,267,290           (6,917,362)           1,576,668
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $6,418,408          ($8,269,556)         $10,730,025
============================================================= ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                                Company              Company              Company
                                                                                                          (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $3,622
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          3,622
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     26
Depreciation, decommissioning and amortization                                                      68
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            94
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          3,528
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            3,528
Income taxes (benefit)                                                        $79                1,365
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (79)               2,163
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (79)               2,163
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (8,773)               1,396                  $12
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($8,852)              $3,559                  $12
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                                Company              Company              Energy Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        ($10)                 ($9)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($10)                 ($9)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Camino Energy        Capistrano           Centerport Energy
                                                                Company              Cogeneration         Company
                                                                                     Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $72,387               $7,930
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    72,387                7,930
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               232               23,972
Depreciation, decommissioning and amortization                                575                    6
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      807               23,978
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    71,580              (16,048)
Interest and dividend income                                               (1,457)
Other nonoperating income                                                     (45)
Interest expense - net of amounts capitalized                                (138)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      69,940              (16,048)
Income taxes (benefit)                                                     26,906                3,047
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   43,034              (19,095)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          43,034              (19,095)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (42,160)               4,144
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $874             ($14,951)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Chesapeake Bay       Chester Energy       Clayville Energy
                                                                Energy Company       Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($1,518)               ($142)                 ($6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,518)               ($142)                 ($6)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Colonial Energy      Coronado Energy      Crescent Valley
                                                                Company (Inactive)   Company              Energy Company
                                                                                                          (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($4)                 ($6)               ($817)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($4)                 ($6)               ($817)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Del Mar Energy       Delaware Energy      Desert Sunrise
                                                                Company              Conservers, Inc.     Energy Company
                                                                                     (Inactive)           (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $5,241
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,241
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                25
Depreciation, decommissioning and amortization                                 14
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     5,202
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       5,202
Income taxes (benefit)                                                      2,004
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,198
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,198
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,143)                 ($2)                  $5
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,055                  ($2)                  $5
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Devereaux Energy     Eastern Sierra       East Maine Energy
                                                                Company              Energy Company       Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $5,715
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          5,715
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    103
Depreciation, decommissioning and amortization                                                     153
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           256
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          5,459
Interest and dividend income
Other nonoperating income                                                                           97
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            5,556
Income taxes (benefit)                                                                          (1,932)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         7,488
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                7,488
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($6,425)               2,772                  ($8)
Dividends declared on common stock                                                            ($10,260)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($6,425)                                      ($8)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Alabama       Edison Mission       Edison Mission
                                                                Generating Company   Development, Inc.    Energy Fuel
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $87,942
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              87,942
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                $25,389
Depreciation, decommissioning and amortization                                                                        1,669
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        25,389                1,669
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        (25,389)              86,273
Interest and dividend income                                                                     2,627                  (29)
Other nonoperating income                                                                           (6)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (22,768)              86,244
Income taxes (benefit)                                                                          (9,191)              24,005
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (13,577)              62,239
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (13,577)              62,239
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                               (35,406)
Dividends declared on common stock                                                                                   (7,165)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               ($13,577)             $19,668
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Funding       Energy Interface     Energy Services,
                                                                Corp.                Ltd                  Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $16
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             16
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      4               $1,248
Depreciation, decommissioning and amortization                                                                          247
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             4                1,495
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             12               (1,495)
Interest and dividend income                                              $21,998                                         1
Other nonoperating income                                                                                             1,653
Interest expense - net of amounts capitalized                            ($21,998)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               12                  159
Income taxes (benefit)                                                                               5                   68
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             7                   91
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    7                   91
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               56                 (211)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    $63                ($120)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Fuel Resources,      Fuel Transpor        Marketing and
                                                                Inc.                 tation, Inc.         Trading, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $10,010
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              10,010
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      28,220
Depreciation, decommissioning and amortization                                                                        5,040
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                             33,260
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                             (23,250)
Interest and dividend income                                                                                          2,171
Other nonoperating income                                                                                              (201)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                               (21,280)
Income taxes (benefit)                                                                                               (9,221)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                            (12,059)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                   (12,059)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                16,942
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                      $4,883
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Holdings Co.         Operation and        Project Co.
                                                                Consolidated         Maintenance, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $494,098              $24,062
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   494,098               24,062
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      168,814
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            90,027               21,617
Depreciation, decommissioning and amortization                             48,660
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  307,501               21,617
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   186,597                2,445
Interest and dividend income                                                2,201                  284
Other nonoperating income                                                  14,721                  (42)
Interest expense - net of amounts capitalized                             (77,000)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     126,519                2,687
Income taxes (benefit)                                                     52,101                1,048
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   74,418                1,639
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          74,418                1,639
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      26,282                4,336
Dividends declared on common stock                                        (28,488)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $72,212               $5,975
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                El Dorado Energy     EME CP Holdings      EME Eastern
                                                                Company              Co. Consolidated     Holdings Co.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $2,348               $2,276
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          2,348                2,276
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          2,348                2,276
Interest and dividend income
Other nonoperating income                                                                                                (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            2,348                2,275
Income taxes (benefit)                                                                             903                  875
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         1,445                1,400
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                1,445                1,400
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($7,947)                                      445
Dividends declared on common stock                                                              (2,348)                (444)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($7,947)               ($903)              $1,401
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EMP, Inc.            Four Counties Gas    Global Power
                                                                (Inactive)           Company (Inactive)   Investors, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($1,050)                 ($6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,050)                 ($6)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Hanover Energy       Holtsville Energy    Indian Bay Energy
                                                                Company              Company              Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,989
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,989
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,487
Depreciation, decommissioning and amortization                                126
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,613
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       376
Interest and dividend income
Other nonoperating income                                                       2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         378
Income taxes (benefit)                                                        753
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (375)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (375)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         637                ($896)
Dividends declared on common stock                                           (860)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($598)               ($896)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Jefferson Energy     Kings Canyon         Kingspark Energy
                                                                Company (Inactive)   Energy Company       Company
                                                                                     (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 ($6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)                 ($6)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Laguna Energy        La Jolla Energy      Lakeview Energy
                                                                Company (Inactive)   Company (Inactive)   Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized                                ($15)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (15)
Income taxes (benefit)                                                         (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (9)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (9)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,743)                 ($6)                 ($6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,752)                 ($6)                 ($6)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Lehigh River         Longview             Madera Energy
                                                                Energy Company       Cogeneration         Company
                                                                                     Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                     ($1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)
Income taxes (benefit)                                                          4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (5)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (5)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (8,559)                 ($6)                 ($9)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($8,564)                 ($6)                 ($9)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Madison Energy       Majestic Energy      Midwest Generation
                                                                Company              Limited              EME, LLC
                                                                                     Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $3,856                  $82           $1,068,695
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     3,856                   82            1,068,695
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                365,638
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,183                  294              465,957
Depreciation, decommissioning and amortization                                132                 (476)             143,143
Property and other taxes                                                                                                  9
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,315                 (182)             974,747
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,541                  264               93,948
Interest and dividend income                                                                                        131,503
Other nonoperating income                                                                          799                 (875)
Interest expense - net of amounts capitalized                                                   (5,026)            (196,554)
Other nonoperating deductions                                                                   (2,781)
Dividends on preferred securities                                                                  (85)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,541               (6,829)              28,022
Income taxes (benefit)                                                      1,447                                    14,537
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,094               (6,829)              13,485
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,094               (6,829)              13,485
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,166             (280,554)                (863)
Dividends declared on common stock                                                             (21,462)                   3
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,260            ($308,845)             $12,625
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Midwest Peaker       Mission Capital LP   Mission Del Cielo,
                                                                Holdings, Inc.                            Inc. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $13,769
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              13,769
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                                           46
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              13,723
Interest and dividend income                                              $13,500              $13,953
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities                                                              (13,953)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      13,500                                    13,723
Income taxes (benefit)                                                      5,190                                     5,330
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    8,310                                     8,393
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           8,310                                     8,393
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (5,321)                  (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,989                  ($1)              $8,393
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission/Eagle        Mission Energy       Mission Energy
                                                                Energy Company       Construction         Generation, Inc.
                                                                (Inactive)           Services, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($3)                ($13)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($3)                ($13)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Mission Energy       Mission Energy
                                                                Holdings, Inc.       Holdings             Indonesia
                                                                                     International Inc.   (Inactive)
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $973,772
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        973,772
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           382,396
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                226,283
Depreciation, decommissioning and amortization                                                 104,041
Property and other taxes                                                                           188
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       712,908
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        260,864
Interest and dividend income                                                                    12,813
Other nonoperating income                                                                       26,011
Interest expense - net of amounts capitalized                                                 (217,919)
Other nonoperating deductions                                                                  (34,291)
Dividends on preferred securities                                           ($218)              (8,014)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (218)              39,464
Income taxes (benefit)                                                        (84)              44,944
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (134)              (5,480)
Loss from discontinued operations                                                           (1,921,401)
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations                                             (745,086)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (134)          (1,181,795)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,206)             552,155
Dividends declared on common stock                                                            (872,280)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,340)         ($1,501,920)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Mission Energy New   Mission Energy
                                                                Mexico (Inactive)    York, Inc.           Wales Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    ($1,094)             $12,189
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         (1,094)              12,189
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  1,173                   14
Depreciation, decommissioning and amortization                                                   1,271
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         2,444                   14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (3,538)              12,175
Interest and dividend income                                                                   (18,412)               4,723
Other nonoperating income                                                                          179                 (104)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (21,771)              16,794
Income taxes (benefit)                                                                          (8,216)               8,539
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (13,555)               8,255
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (13,555)               8,255
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($1,143)             (69,999)              23,622
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,143)            ($83,554)             $31,877
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Operations   Mission Triple       North Jackson
                                                                de Mexico, S.A. de   Cycle Systems        Energy Company
                                                                C.V.                 Company              (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($1)                 ($3)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($1)                 ($3)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Northern Sierra      Ortega Energy        Panther Timber
                                                                Energy Company       Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 ($7)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)                 ($7)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Paradise Energy      Pleasant Valley      Prince George
                                                                Company (Inactive)   Energy Company       Energy Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $767
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 767
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    ($5)
Depreciation, decommissioning and amortization                                                                          307
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            (5)                 307
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                              5                  460
Interest and dividend income
Other nonoperating income                                                                            2                   60
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                7                  520
Income taxes (benefit)                                                                               3               (4,289)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             4                4,809
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    4                4,809
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        ($59)              (1,387)               2,426
Dividends declared on common stock                                                                                  ($7,235)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($59)             ($1,383)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Quartz Peak Energy   Rapidan Energy       Reeves Bay Energy
                                                                Company              Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,331                  $79
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,331                   79
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               235                   24
Depreciation, decommissioning and amortization                                 46                    4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      281                   28
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     1,050                   51
Interest and dividend income                                                   52
Other nonoperating income                                                                           15
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,102                   66
Income taxes (benefit)                                                     (3,813)                  35
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,915                   31
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,915                   31
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (13,379)              (2,181)               ($672)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($8,464)             ($2,150)               ($672)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Ridgecrest Energy    Rio Escondido        Riverport Energy
                                                                Company              Energy Company       Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                        $7
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                7
Income taxes (benefit)                                                                               3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             4
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($9)                  (7)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($9)                 ($3)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                San Gabriel Energy   San Joaquin Energy   San Juan Energy
                                                                Company (Inactive)   Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $7,712              $27,633               $7,763
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     7,712               27,633                7,763
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    142                   75
Depreciation, decommissioning and amortization                                                      30                   90
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           172                  165
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     7,712               27,461                7,598
Interest and dividend income                                                                      (704)
Other nonoperating income                                                                           69
Interest expense - net of amounts capitalized                                                      (47)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       7,712               26,779                7,598
Income taxes (benefit)                                                      2,965               10,158                2,939
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,747               16,621                4,659
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,747               16,621                4,659
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,027)             (14,499)              12,169
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $3,720               $2,122              $16,828
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                San Pedro Energy     Santa Ana Energy     Santa Clara Energy
                                                                Company              Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($9)                 ($9)                 ($7)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($9)                 ($9)                 ($7)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Silverado Energy     Silver Springs       Sonoma Geothermal
                                                                Company              Energy Company       Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $2,880
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     2,880
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                25
Depreciation, decommissioning and amortization                                 50
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       75
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,805
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,805
Income taxes (benefit)                                                      1,084
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,721
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,721
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,571                  ($6)             ($3,266)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,292                  ($6)             ($3,266)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                South Coast Energy   Southern Sierra      Thorofare Energy
                                                                Company              Energy Company       Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $2,120              $58,230
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     2,120               58,230
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             7,000                  209
Depreciation, decommissioning and amortization                                  4                   58
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,004                  267
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (4,884)              57,963
Interest and dividend income                                                                       557
Other nonoperating income                                                      31                  (25)
Interest expense - net of amounts capitalized                                                      (77)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (4,853)              58,418
Income taxes (benefit)                                                        760               22,317
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (5,613)              36,101
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (5,613)              36,101
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      17,161              (34,961)                 ($3)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $11,548               $1,140                  ($3)
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Viejo Energy         Vista Energy         Western Sierra
                                                                Company              Company (Inactive)   Energy Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $3,879                                   $70,495
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     3,879                                    70,495
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                26                                       242
Depreciation, decommissioning and amortization                                 65                                        37
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       91                                       279
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     3,788                                    70,216
Interest and dividend income                                                                                          1,008
Other nonoperating income                                                                                               (33)
Interest expense - net of amounts capitalized                                                                          (101)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       3,788                                    71,090
Income taxes (benefit)                                                      1,465                                    27,230
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,323                                    43,860
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,323                                    43,860
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,614              ($1,097)             (42,785)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $3,937              ($1,097)              $1,075
=============================================================== ==================== ==================== ====================

Edison Mission Energy and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Consolidating        Edison Mission
                                                                Energy               Adjustments          Energy Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $8,229             ($12,834)          $2,967,189
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     8,229              (12,834)           2,967,189
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                916,848
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            82,453               72,662            1,050,342
Depreciation, decommissioning and amortization                             10,454              (42,958)             272,902
Property and other taxes                                                      569                                       766
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   93,476               29,704            2,240,858
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (85,247)             (42,538)             726,331
Interest and dividend income                                             (144,908)                 842               42,730
Other nonoperating income                                                  18,547              (17,023)              43,830
Interest expense - net of amounts capitalized                            (191,339)             162,723             (547,491)
Other nonoperating deductions                                                                   14,915              (22,157)
Dividends on preferred securities                                                                                   (22,270)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (402,947)             118,919              220,973
Income taxes (benefit)                                                   (140,891)              23,102              107,568
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                 (262,056)              95,817              113,405
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                           687,131           (1,234,270)
Income taxes (benefit) on discontinued operations                                              745,086
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                        (262,056)              37,862           (1,120,865)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      91,117              231,721              401,396
Dividends declared on common stock                                       (372,713)           1,225,753              (97,499)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($543,652)          $1,495,336            ($816,968)
=============================================================== ==================== ==================== ====================

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          American Bituminous Power   American Kiln Partners, LP  Bretton Woods
                                         Partners, LP                                            Cogeneration, LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $70,590

  Revenues                               $13,337

  Net Income (Loss)                      ($1,854)

Nature/Purpose of Business:              To own an 80MW              Currently inactive.         To own and operate power
                                         cogeneration facility in                                production facilities.
                                         Grant Town, WV.

Ownership Interest(s):                   49.5% by Aguila Energy      2% by Panther Timber        50% by Blue Ridge Energy
                                         Company                     Company                     Company

                                         0.5% by Pleasant Valley     49.5% of 53% by Aguila      50% by Bretton Woods
                                         Energy Co.                  Energy Company              Energy Company

                                                                     0.5% of 53% by Pleasant
                                                                     Valley Energy Company

Name of Entity:                          Brookhaven Cogeneration LP  Brooklyn Navy Yard          CL Power Sales One,
                                                                     Cogeneration Partners, LP   L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $230,913                    $17,946

  Revenues                                                           $87,048

  Net Income (Loss)                                                  ($13,670)                   $32

Nature/Purpose of Business:              To own and operate power    To own and operate a        To own and operate power
                                         production facilities.      286MW power production      production facilities.
                                                                     facility near the
                                                                     Brooklyn Bridge, NY.

Ownership Interest(s):                   50% by Holtsville Energy    50% by Mission Energy New   25% by Citizens Power
                                         Company                     York, Inc.                  Holdings One, LLC

                                         50% by Madera Energy
                                         Company

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          CL Power Sales Two,         CL Power Sales Six,         CL Power Sales Seven,
                                         L.L.C. [6]                  L.L.C. [6]                  L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $27,497                     $2,998                      $14,673

  Revenues

  Net Income (Loss)                      $156                        $27                         ($17)

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       25% by Citizens Power
                                         Holdings One, LLC           Holdings One, LLC           Holdings One, LLC

Name of Entity:                          CL Power Sales Eight,       CL Power Sales Nine,        CL Power Sales Ten,
                                         L.L.C. [6]                  L.L.C. [6]                  L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $48,828                     $4,379                      $17,243

  Revenues

  Net Income (Loss)                      $570                        $26                         $147

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       25% by Citizens Power
                                         Holdings One, LLC           Holdings One, LLC           Holdings One, LLC

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Coalinga Cogeneration       Commonwealth Atlantic LP    Delaware Clean Energy
                                         Company                                                 Project
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $22,417                     $52,576

  Revenues                               $17,646                     $12,419

  Net Income (Loss)                      $2,829                      $1,764

Nature/Purpose of Business:              To own and operate a 38MW   To own a 340MW power        To own and operate power
                                         cogeneration facility in    production facility in      production facilities.
                                         Fresno County, CA.          Chesapeake, VA.

Ownership Interest(s):                   50% by Silverado Energy     50% by Chickahominy River   50% by Chesapeake Bay
                                         Company                     Energy Corp.                Energy Company

Name of Entity:                          Four Star Oil and Gas       Georgia Peaker, LP          Gordonsville Energy, LP
                                         Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $147,668                                                $87,991

  Revenues                               $118,429                                                $19,086

  Net Income (Loss)                      $48,264                                                 $3,870

Nature/Purpose of Business:              To own an interest in       To own and operate power    To own and operate a
                                         common stock of domestic    production facilities.      240MW cogeneration
                                         oil and gas exploration                                 facility in Gordonsville,
                                         and production co.                                      VA.

Ownership Interest(s):                   37.196% by Edison Mission   50% by Lakeview Energy      49% by Madison Energy
                                         Energy Oil and Gas          Company                     Company

                                                                     50% by Silver Springs       1% by Rapidan Energy
                                                                     Energy Company              Company

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Harbor Cogeneration
                                         Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $20,120

  Revenues                               $5,244

  Net Income (Loss)                      $626

Nature/Purpose of Business:              To own and operate a 80MW
                                         cogeneration facility at
                                         Wilmington Oil Field in
                                         LA, CA.

Ownership Interest(s):                   30% by South Coast Energy
                                         Company

Name of Entity:                          James River Cogeneration    Kern River Cogeneration     March Point Cogeneration
                                         Company                     Company                     Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $31,868                     $108,951                    $56,642

  Revenues                               $27,397                     $153,572                    $42,797

  Net Income (Loss)                      $9,506                      $58,870                     $8,379

Nature/Purpose of Business:              To own and operate the      To own and operate a        To own and operate a
                                         110MW cogeneration          300MW Kern River (Omar      140MW cogeneration
                                         facility in Hopewell,       Hill) cogeneration          facility in Anacortes, WA.
                                         Chester County, VA.         facility at Texaco's Kern
                                                                     River Oil Field near
                                                                     Bakersfield, CA.

Ownership Interest(s):                   50% by Capistrano           50% by Southern Sierra      50% by San Juan Energy
                                         Cogeneration Company        Energy Company              Company

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Mid-Set Cogeneration        Midway-Sunset               Mission Interface
                                         Company                     Cogeneration Company        Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $14,704                     $106,937                    $367

  Revenues                               $19,128                     $126,304

  Net Income (Loss)                      $5,363                      $27,824                     $17

Nature/Purpose of Business:              To own and operate a 38MW   To own and operate a        To own and operate power
                                         cogeneration facility in    225MW cogeneration          production facilities.
                                         Kern Co., CA                facility near Taft in
                                                                     Kern County, CA.

Ownership Interest(s):                   50% by Del Mar Energy       50% by San Joaquin Energy   50% by Edison Mission
                                         Company                     Company                     Energy Interface, Ltd

Name of Entity:                                                      North Shore Energy, LP      Northville Energy
                                                                                                 Corporation
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:                                          To own and operate power    To own and operate power
                                                                     production facilities.      production facilities.

Ownership Interest(s):                                               50% by Reeves Bay Energy    100% by North Shore
                                                                     Company                     Energy LP

                                                                     50% by Santa Clara Energy
                                                                     Company

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Oconee Energy, LP           Riverhead Cogeneration I,   Riverhead Cogeneration
                                                                     LP                          II, LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   50% by Clayville Energy     50% by Centerport Energy    50% by Riverport Energy
                                         Company                     Company                     Company

                                         50% by Coronado Energy      50% by Ridgecrest Energy    50% by San Pedro Energy
                                         Company                     Company                     Company

Name of Entity:                          Riverhead Cogeneration      Sunrise Power Company, LLC  Salinas River
                                         III, LP                                                 Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $106,081                    $24,643

  Revenues                                                           $66,616                     $18,565

  Net Income (Loss)                                                  $13,843                     $3,556

Nature/Purpose of Business:              To own and operate power    To own and operate a        To own and operate a 38MW
                                         production facilities.      320MW power production      cogeneration facility in
                                                                     facility in Fellows, CA.    Monterey Co., CA.

Ownership Interest(s):                   50% by Indian Bay Energy    50% by Anacapa Energy       50% by Anacapa Energy
                                         Company                     Company                     Company

                                         50% by Santa Ana Energy
                                         Company

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Sargent Canyon              Smithtown Cogeneration, LP  Sobel Cogeneration Company
                                         Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $25,004

  Revenues                               $19,095

  Net Income (Loss)                      $3,711

Nature/Purpose of Business:              To own and operate a 38MW   To own and operate power    Currently is inactive.
                                         cogeneration facility in    production facilities.
                                         Monterey Co, CA

Ownership Interest(s):                   50% by Viejo Energy         50% by Balboa Energy        50% by Northern Sierra
                                         Company                     Company                     Energy Company

                                                                     50% by Kingspark Energy
                                                                     Company

Name of Entity:                          Sycamore Cogeneration       TM Star Fuel Company        Triple Cycle Partnership
                                         Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $135,992                    $1,343

  Revenues                               $173,295                    $12,239

  Net Income (Loss)                      $71,956                     ($174)

Nature/Purpose of Business:              To own and operate a        To own a 50% interest in    To own 25% interest in
                                         300MW cogeneration          a domestic oil and gas      partnership that has
                                         facility at Texaco's Kern   exploration and             rights to a proprietary
                                         River Oil Field near        production company.         technology.
                                         Bakersfield, CA.

Ownership Interest(s):                   50% by Western Sierra       50% by Southern Sierra      50% by Mission Triple
                                         Energy Co.                  Gas Company                 Cycle Systems Company

Edison Mission Energy [Tier 4]
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Watson Cogeneration         CPC Cogeneration LLC
                                         Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $173,996                    $3,041

  Revenues                               $222,305                    $32,079

  Net Income (Loss)                      $54,382                     $14,173

Nature/Purpose of Business:              To own and operate a        To act as an intermediary
                                         385MW cogeneration          between Watson
                                         facility at ARCO's LA       Cogeneration Company and
                                         Refinery in Carson, CA      Arco

Ownership Interest(s):                   49% by Camino Energy        49% by Camino Energy
                                         Company                     Company

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $28,618              $30,598
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        28,618               30,598
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $28,618              $30,598
============================================================= ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (Inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $100              $53,756
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                100               53,756
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $100              $53,756
============================================================= ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $113,072
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       113,072
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $113,072
============================================================= ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                            ($11,989)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                        645
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    (11,344)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  $2,291               13,440                   $5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,291               13,440                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                7,691               26,042                    1
Accumulated other comprehensive income (loss)
Retained earnings                                                        18,636                2,460                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        26,327               28,502                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $28,618              $30,598
============================================================= ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (Inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($562)                ($19)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (562)                 (19)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     563                   (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                563                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                       341              $54,957
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)                (220)              (1,201)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($1)                 121               53,756
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $100              $53,756
============================================================= ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($12,570)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   645
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (11,925)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  16,297
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             16,297
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               89,032
Accumulated other comprehensive income (loss)
Retained earnings                                                        19,668
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       108,700
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $113,072
============================================================= ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Fuel          Energy Oil and Gas   Energy Petroleum
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $87,699
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         87,699
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                   1,669
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,669
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         86,030
Interest and dividend income                                                                       (29)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           86,001
Income taxes (benefit)                                                                          23,911
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        62,090
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               62,090
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    ($15,743)             (35,329)                 ($6)
Dividends declared on common stock                                         34,379              (24,301)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $18,636               $2,460                  ($6)
=============================================================== ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Pocono Fuels         Southern Sierra      Consolidating
                                                                Company (Inactive)   Gas Company          Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $243
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            243
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            243
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              243
Income taxes (benefit)                                                                              94
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           149
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  149
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 (70)             $15,743
Dividends declared on common stock                                                                (299)             (16,944)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)               ($220)             ($1,201)
=============================================================== ==================== ==================== ====================

Edison Mission Energy Fuel and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission
                                                                Energy Fuel
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $87,942
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    87,942
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                              1,669
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,669
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    86,273
Interest and dividend income                                                  (29)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      86,244
Income taxes (benefit)                                                     24,005
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   62,239
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          62,239
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (35,406)
Dividends declared on common stock                                         (7,165)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $19,668
=============================================================== ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Chestnut Ridge       Homer City           Mission Energy
                                                              Energy Company       Property Holdings,   Westside, Inc.
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                       $389
Nuclear deco mmissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $90,462                                      $900
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        90,462                  389                  900
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $90,462                 $389                 $900
============================================================= ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Homer City       Edison Mission       Edison Mission
                                                              Generation LP [6]    Finance Co.          Holdings Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $38,501
Receivables - net                                                           236
Fuel inventory                                                           24,752
Materials and supplies, at average cost                                  22,726
Accumulated deferred income taxes - net
Trading and price risk management assets                                     14
Prepayments and other current assets                                     39,457
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    125,686
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             2,004,400
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $696,379
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     2,004,400                                   696,379
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  130,517
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  130,517
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,260,603                                  $696,379
============================================================= ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $38,501
Receivables - net                                                                                236
Fuel inventory                                                                                24,752
Materials and supplies, at average cost                                                       22,726
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          14
Prepayments and other current assets                                                          39,457
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         125,686
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                           ($1,588,210)             416,579
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (787,741)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (2,375,951)             416,579
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    7,375              137,892
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    7,375              137,892
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($2,368,576)            $680,157
============================================================= ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Chestnut Ridge       Homer City           Mission Energy
                                                              Energy Company       Property Holdings,   Westside, Inc.
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($540)                ($89)                ($75)
Accrued taxes                                                              (302)                                        2
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (842)                 (89)                 (73)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,642                                        27
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,642                                        27
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               63,897                  584                  805
Accumulated other comprehensive income (loss)
Retained earnings                                                        24,765                 (106)                 141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        88,662                  478                  946
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $90,462                 $389                 $900
============================================================= ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Homer City       Edison Mission       Edison Mission
                                                              Generation LP [6]    Finance Co.          Holdings Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $531,785            ($605,142)             ($1,154)
Accrued taxes                                                             4,898
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                28,312                                     1,178
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               564,995             (605,142)                  24
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,577,318
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   8,032               (1,151)                   3
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                              18,896
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             26,928               (1,151)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       1
Additional paid-in capital                                               62,801              603,728              626,539
Accumulated other comprehensive income (loss)
Retained earnings                                                        28,561                2,564               69,813
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        91,362             $606,293              696,352
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $2,260,603                                  $696,379
============================================================= ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                            ($75,215)
Accrued taxes                                                                                  4,598
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                               ($8,016)              21,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (8,016)             (49,143)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,577,318)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,097               11,650
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   18,896
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,097               30,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 (1)
Additional paid-in capital                                             (731,812)             626,542
Accumulated other comprehensive income (loss)
Retained earnings                                                       (53,526)              72,212
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (785,339)             698,754
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($2,368,576)            $680,157
============================================================= ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Chestnut Ridge       Homer City           Mission Energy
                                                                Energy Company       Property Holdings,   Westside, Inc.
                                                                                     Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                      $4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (4)
Interest and dividend income
Other nonoperating income                                                                            6
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                2
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             2
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($8,857)                (109)               ($206)
Dividends declared on common stock                                         33,622                    1                  347
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $24,765                ($106)                $141
=============================================================== ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Homer City       Edison Mission       Edison Mission
                                                                Generation LP [6]    Finance Co.          Holdings Co.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $494,098
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   494,098
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      168,814
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            83,218                  $70                 $114
Depreciation, decommissioning and amortization                             51,764
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  303,796                   70                  114
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   190,302                  (70)                (114)
Interest and dividend income                                             (137,523)              62,037               77,687
Other nonoperating income                                                   6,744                                       (45)
Interest expense - net of amounts capitalized                                 687                                   (77,687)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      60,210               61,967                 (159)
Income taxes (benefit)                                                     26,240               23,825                  (61)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   33,970               38,142                  (98)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          33,970               38,142                  (98)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (5,409)               9,604               28,523
Dividends declared on common stock                                                             (45,182)              41,388
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $28,561               $2,564              $69,813
=============================================================== ==================== ==================== ====================

Edison Mission Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        Edison Mission
                                                                Adjustments          Holdings Co.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $494,098
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        494,098
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           168,814
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            $6,625               90,027
Depreciation, decommissioning and amortization                             (3,108)              48,660
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,517              307,501
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (3,517)             186,597
Interest and dividend income                                                                     2,201
Other nonoperating income                                                   8,016               14,721
Interest expense - net of amounts capitalized                                                  (77,000)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,499              126,519
Income taxes (benefit)                                                      2,097               52,101
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,402               74,418
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,402               74,418
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,736               26,282
Dividends declared on common stock                                        (58,664)             (28,488)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($53,526)             $72,212
=============================================================== ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Bretton Woods        CP Power Sales       CP Power Sales
                                                              Funding I, L.L.C.    Five, L.L.C.         Thirteen, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Fourteen, L.L.C.     Fifteen, L.L.C.      Seventeen, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Eighteen, L.L.C.     Nineteen, L.L.C.     Twenty, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Sunapee Funding I,   EME CP Holdings Co.  Consolidating
                                                              L.L.C.                                    Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME CP Holdings
                                                              Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Bretton Woods        CP Power Sales       CP Power Sales
                                                              Funding I, L.L.C.    Five, L.L.C.         Thirteen, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Fourteen, L.L.C.     Fifteen, L.L.C.      Seventeen, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Eighteen, L.L.C.     Nineteen, L.L.C.     Twenty, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Sunapee Funding I,   EME CP Holdings Co.  Consolidating
                                                              L.L.C.                                    Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $947
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        947
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (44)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     (44)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                                               (903)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                              ($903)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME CP Holdings
                                                              Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $947
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   947
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (44)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (44)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                          (903)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($903)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Bretton Woods        CP Power Sales       CP Power Sales
                                                                Funding I, L.L.C.    Five, L.L.C.         Thirteen, L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                CP Power Sales       CP Power Sales       CP Power Sales
                                                                Fourteen, L.L.C.     Fifteen, L.L.C.      Seventeen, L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                CP Power Sales       CP Power Sales       CP Power Sales
                                                                Eighteen, L.L.C.     Nineteen, L.L.C.     Twenty, L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Sunapee Funding I,   EME CP Holdings Co.  Consolidating
                                                                L.L.C.                                    Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $2,348
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          2,348
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          2,348
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            2,348
Income taxes (benefit)                                                                             903
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         1,445
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                1,445
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock                                                              (2,348)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                  ($903)
=============================================================== ==================== ==================== ====================

EME CP Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME CP Holdings
                                                                Co. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $2,348
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     2,348
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,348
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,348
Income taxes (benefit)                                                        903
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,445
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,445
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock                                         (2,348)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($903)
=============================================================== ==================== ==================== ====================

EME Eastern Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $26
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              26
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              8,446
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              8,446
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $8,472
============================================================= ==================== ==================== ====================

EME Eastern Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $26
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $8,156                 $438               17,040
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         8,156                  438               17,040
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $8,156                 $438              $17,066
============================================================= ==================== ==================== ====================

EME Eastern Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $904
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        904
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (42)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     (42)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                     7,332
Accumulated other comprehensive income (loss)
Retained earnings                                                                                278
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                              7,610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $8,472
============================================================= ==================== ==================== ====================

EME Eastern Holdings Co. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($487)                                     $417
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (487)                                      417
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              100                                       100
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               (42)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          (42)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                6,697               $1,161               15,190
Accumulated other comprehensive income (loss)
Retained earnings                                                         1,846                 (723)               1,401
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         8,543                  438               16,591
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $8,156                 $438              $17,066
============================================================= ==================== ==================== ====================

EME Eastern Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Athens Funding,      Citizens Power       CP Power Sales
                                                                L.L.C.               Holdings One, LLC    Twelve, L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $2,276
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          2,276
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          2,276
Interest and dividend income
Other nonoperating income                                                                           (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            2,275
Income taxes (benefit)                                                                             875
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         1,400
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                1,400
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (42)
Dividends declared on common stock                                                              (1,080)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   $278
=============================================================== ==================== ==================== ====================

EME Eastern Holdings Co. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Eastern          Consolidating        EME Eastern
                                                                Holdings Co.         Adjustments          Holdings Co.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $2,276
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               2,276
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                               2,276
Interest and dividend income
Other nonoperating income                                                                                                (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                 2,275
Income taxes (benefit)                                                                                                  875
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              1,400
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     1,400
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        $445                  $42                  445
Dividends declared on common stock                                          1,401                 (765)                (444)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,846                ($723)              $1,401
=============================================================== ==================== ==================== ====================

Hanover Energy Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Chickahominy River   Hanover Energy       Consolidating
                                                              Energy Corp.         Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $35
Receivables - net                                                           133
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        168
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         7,332               $2,800              ($2,800)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         7,332                2,800               (2,800)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,500               $2,800              ($2,800)
============================================================= ==================== ==================== ====================

Hanover Energy Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Hanover Energy
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $35
Receivables - net                                                           133
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        168
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         7,332
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         7,332
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,500
============================================================= ==================== ==================== ====================

Hanover Energy Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Chickahominy River   Hanover Energy       Consolidating
                                                              Energy Corp.         Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $734
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   734
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,779
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,779
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                3,708               $3,207              ($3,517)
Accumulated other comprehensive income (loss)                            (1,813)
Retained earnings                                                          (908)                (407)                 717
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           987                2,800               (2,800)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,500               $2,800              ($2,800)
============================================================= ==================== ==================== ====================

Hanover Energy Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Hanover Energy
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $734
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   734
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,779
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,779
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                3,398
Accumulated other comprehensive income (loss)                            (1,813)
Retained earnings                                                          (598)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           987
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,500
============================================================= ==================== ==================== ====================

Hanover Energy Company and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Chickahominy River   Hanover Energy       Consolidating
                                                                Energy Corp.         Company              Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,989
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,989
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,487
Depreciation, decommissioning and amortization                                126
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,613
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       376
Interest and dividend income
Other nonoperating income                                                       2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         378
Income taxes (benefit)                                                        753
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (375)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (375)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         326               $1,310                ($999)
Dividends declared on common stock                                           (859)              (1,717)               1,716
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($908)               ($407)                $717
=============================================================== ==================== ==================== ====================

Hanover Energy Company and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Hanover Energy
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,989
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,989
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,487
Depreciation, decommissioning and amortization                                126
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,613
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       376
Interest and dividend income
Other nonoperating income                                                       2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         378
Income taxes (benefit)                                                        753
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (375)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (375)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         637
Dividends declared on common stock                                           (860)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($598)
=============================================================== ==================== ==================== ====================

Majestic Energy Limited and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Majestic Energy      EME Royale Limited   Edison Mission
                                                              Limited                                   Energy Taupo
                                                                                                        Limited [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $153
Receivables - net                                                                                                       1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  154
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $286,157             $106,540
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       286,157              106,540
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $286,157             $106,540                 $154
============================================================= ==================== ==================== ====================

Majestic Energy Limited and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Majestic Energy
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $153
Receivables - net                                                           ($1)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (1)                 153
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (392,697)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                      (392,697)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($392,698)                $153
============================================================= ==================== ==================== ====================

Majestic Energy Limited and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Majestic Energy      EME Royale Limited   Edison Mission
                                                              Limited                                   Energy Taupo
                                                                                                        Limited [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $122               $1,394                  $32
Accrued taxes                                                                                   (417)               2,473
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    62                    7                   38
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   184                  984                2,543
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            304,894              304,894              302,818
Additional paid-in capital
Accumulated other comprehensive income (loss)                             2,497                8,669                 (236)
Retained earnings                                                       (21,418)            (208,007)            (304,971)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       285,973              105,556               (2,389)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $286,157             $106,540                 $154
============================================================= ==================== ==================== ====================

Majestic Energy Limited and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Majestic Energy
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                              $1,548
Accrued taxes                                                                                  2,056
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                        107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      3,711
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          ($607,712)             304,894
Additional paid-in capital
Accumulated other comprehensive income (loss)                           (10,537)                 393
Retained earnings                                                       225,551             (308,845)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (392,698)              (3,558)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                            ($392,698)                $153
============================================================= ==================== ==================== ====================

Majestic Energy Limited and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Majestic Energy      EME Royale Limited   Edison Mission
                                                                Limited                                   Energy Taupo
                                                                                                          Limited [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    ($6,876)                 $82
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         (6,876)                  82
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $184                   13                   97
Depreciation, decommissioning and amortization                                                                         (476)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      184                   13                 (379)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (184)              (6,889)                 461
Interest and dividend income
Other nonoperating income                                                                          (43)                 842
Interest expense - net of amounts capitalized                                                                        (5,026)
Other nonoperating deductions                                                                                        (2,781)
Dividends on preferred securities                                                                                       (85)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (184)              (6,932)              (6,589)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (184)              (6,932)              (6,589)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (184)              (6,932)              (6,589)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          (24,868)            (298,382)
Dividends declared on common stock                                        (21,234)            (176,207)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,418)           ($208,007)           ($304,971)
=============================================================== ==================== ==================== ====================

Majestic Energy Limited and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        Majestic Energy
                                                                Adjustments          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $6,876                  $82
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     6,876                   82
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    294
Depreciation, decommissioning and amortization                                                    (476)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                          (182)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     6,876                  264
Interest and dividend income
Other nonoperating income                                                                          799
Interest expense - net of amounts capitalized                                                   (5,026)
Other nonoperating deductions                                                                   (2,781)
Dividends on preferred securities                                                                  (85)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       6,876               (6,829)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,876               (6,829)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,876               (6,829)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      42,696             (280,554)
Dividends declared on common stock                                        175,979              (21,462)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $225,551            ($308,845)
=============================================================== ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $96                                   $62,646
Receivables - net                                                           261                                        67
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         37
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        394                                    62,713
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 6,366
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,419,236                                 3,968,412
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     2,425,602                                 3,968,412
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                             16,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             16,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,425,996                                $4,047,952
============================================================= ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                              Services, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $4                 $167
Receivables - net                                                                                                     237
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  175
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               4                  579
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              20
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 54
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 54                   20
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction  work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $58                 $599
============================================================= ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Midwest Generation   Consolidating        Midwest Generation
                                                              LLC [6]              Adjustments          EME, LLC
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $52,635                                  $115,548
Receivables - net                                                        70,982                                    71,547
Fuel inventory                                                           80,042                                    80,042
Materials and supplies, at average cost                                  17,718                                    17,718
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      7,793                                     8,005
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    229,170                                   292,860
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             4,654,347            ($807,889)           3,852,844
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                         (6,387,702)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,654,347           (7,195,591)           3,852,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                             16,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             16,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,883,517          ($7,195,591)          $4,162,531
============================================================= ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($5,050)                  $3             ($97,352)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   138                                     4,760
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (4,912)                   3              (92,592)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  1,719,308
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     340                                     1,997
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                340                                     1,997
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                            2,456,512                                 2,425,000
Accumulated other comprehensive income (loss)
Retained earnings                                                       (25,944)                  (3)              (5,761)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     2,430,568                  $(3)           2,419,239
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $2,425,996                                $4,047,952
============================================================= ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                              Services, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                         ($3,500,052)                $478
Accrued taxes                                                                                                          35
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                                              31
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                 (3,500,052)                 544
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (4,770)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (4,770)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                 3,468,972                   66
Accumulated other comprehensive income (loss)
Retained earnings                                                                             35,908                  (11)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                          3,504,880                   55
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $58                 $599
============================================================= ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Midwest Generation   Consolidating        Midwest Generation
                                                              LLC [6]              Adjustments          EME, LLC
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                     $1,832,397                               ($1,769,576)
Accrued taxes                                                                                                          35
Regulatory liabilities - net
Trading and price risk management liabilities                             8,401                                     8,401
Other current liabilities                                               150,681             ($13,656)             141,954
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             1,991,479              (13,656)          (1,619,186)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,188,821             (860,000)           3,048,129
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,875               27,200               81,642
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             182,809                                   182,809
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            239,684               27,200              264,451
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              650,000           (6,544,038)           2,456,512
Accumulated other comprehensive income (loss)
Retained earnings                                                      (186,467)             194,903               12,625
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       463,533           (6,349,135)           2,469,137
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,883,517          ($7,195,591)          $4,162,531
============================================================= ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Midwest Generation   Collins Holdings     Edison Mission
                                                                EME, LLC             EME, LLC             Midwest Holdings
                                                                                                          Co.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           $15,906              $33,131                  $33
Depreciation, decommissioning and amortization                              1,873
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   17,779               33,131                   33
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (17,779)             (33,131)                 (33)
Interest and dividend income                                                 (576)                                      806
Other nonoperating income                                                                       33,126                 (201)
Interest expense - net of amounts capitalized                                                                      (108,121)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (18,355)                  (5)            (107,549)
Income taxes (benefit)                                                      7,056                   (2)             (41,350)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (11,299)                  (3)             (66,199)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (11,299)                  (3)             (66,199)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (17,025)                                  (11,378)
Dividends declared on common stock                                          2,380                                    71,816
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($25,944)                 ($3)             ($5,761)
=============================================================== ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                                Services, LLC [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                        $474
Depreciation, decommissioning and amortization                                                                           14
Property and other taxes                                                                                                  9
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                497
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                (497)
Interest and dividend income                                                                  $256,940                    2
Other nonoperating income                                                                                               525
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          256,940                   30
Income taxes (benefit)                                                                          98,787                   12
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       158,153                   18
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              158,153                   18
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          175,077                  (28)
Dividends declared on common stock                                                            (297,322)                  (1)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $35,908                 ($11)
=============================================================== ==================== ==================== ====================

Midwest Generation EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Midwest Generation   Consolidating        Midwest Generation
                                                                LLC [6]              Adjustments          EME, LLC
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $1,068,695                                $1,068,695
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 1,068,695                                 1,068,695
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      365,638                                   365,638
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           413,807               $2,606              465,957
Depreciation, decommissioning and amortization                            166,718              (25,462)             143,143
Property and other taxes                                                                                                  9
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  946,163              (22,856)             974,747
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   122,532               22,856               93,948
Interest and dividend income                                             (125,669)                                  131,503
Other nonoperating income                                                  (1,194)             (33,131)                (875)
Interest expense - net of amounts capitalized                            (131,419)              42,986             (196,554)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (135,750)              32,711               28,022
Income taxes (benefit)                                                     49,383               13,529               14,537
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (86,367)              19,182               13,485
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (86,367)              19,182               13,485
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (100,102)             (47,407)                (863)
Dividends declared on common stock                                              2              223,128                    3
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($186,467)            $194,903              $12,625
=============================================================== ==================== ==================== ====================

Mission Del Cielo, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Del Cielo    Mission Del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $360                 $197
Receivables - net                                                                                392
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             752                  197
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                          84,314
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $99,269              104,599
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        99,269              104,599               84,314
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $99,269             $105,351              $84,511
============================================================= ==================== ==================== ====================

Mission Del Cielo, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission De Las       Consolidating        Mission Del Cielo
                                                              Estrellas LLC [7]    Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $30                ($227)                $360
Receivables - net                                                                                                     392
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         30                 (227)                 752
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   (30)             (84,284)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           (263,769)             (59,901)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                          ($30)            (348,053)             (59,901)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                               ($348,280)            ($59,149)
============================================================= ==================== ==================== ====================

Mission Del Cielo, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Del Cielo    Mission Del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                              $5,019             ($79,989)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      5,019              (79,989)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        1,063
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   1,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $1                    1                    1
Additional paid-in capital                                               90,875               90,875              164,499
Accumulated other comprehensive income (loss)
Retained earnings                                                         8,393                8,393
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        99,269               99,269              164,500
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $99,269             $105,351              $84,511
============================================================= ==================== ==================== ====================

Mission Del Cielo, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission De Las       Consolidating        Mission Del Cielo,
                                                              Estrellas, LLC [7]   Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             $79,989               $5,019
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     79,989                5,019
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             1,063
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        1,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      (1)                   2
Additional paid-in capital                                                                  (419,875)             (73,626)
Accumulated other comprehensive income (loss)
Retained earnings                                                                             (8,393)               8,393
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (428,269)             (65,231)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                 ($348,280)            ($59,149)
============================================================= ==================== ==================== ====================

Mission Del Cielo, Inc. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Del Cielo    Mission Del Sol LLC  Sunrise Power
                                                                Inc.                                      Company, LLC [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $13,769
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         13,769
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                      46
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         13,723
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           13,723
Income taxes (benefit)                                                                           5,330
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         8,393
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                8,393
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock                                         $8,393
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $8,393               $8,393
=============================================================== ==================== ==================== ====================

Mission Del Cielo, Inc. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission De Las       Consolidating        Mission Del Cielo
                                                                Estrellas, LLC [7]   Adjustments          Inc. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $13,769
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              13,769
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                                           46
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              13,723
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                13,723
Income taxes (benefit)                                                                                                5,330
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              8,393
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     8,393
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock                                                             ($8,393)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($8,393)              $8,393
=============================================================== ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Investments,     EME Southwest        EME UK
                                                              LLC                  Power Corporation    International LLC
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $386,764             $348,366
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            386,764              348,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $386,764             $348,366
============================================================= ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                                                   International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $161,501
Receivables - net                                                       172,532
Fuel inventory                                                            5,331
Materials and supplies, at average cost                                  16,839
Accumulated deferred income taxes - net
Trading and price risk management assets                                 52,488
Prepayments and other current assets                                     13,798
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    422,489
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             3,237,542
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       757,571             $767,721          ($1,001,341)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     3,995,113              767,721           (1,001,341)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  682,141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  682,141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $5,099,743             $767,721          ($1,001,341)
============================================================= ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy
                                                              Holdings
                                                              International,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $161,501
Receivables - net                                                       172,532
Fuel inventory                                                            5,331
Materials and supplies, at average cost                                  16,839
Accumulated deferred income taxes - net
Trading and price risk management assets                                 52,488
Prepayments and other current assets                                     13,798
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    422,489
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             3,237,542
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,259,081
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,496,623
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  682,141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  682,141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $5,601,253
============================================================= ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Investments,     EME Southwest        EME UK
                                                              LLC                  Power Corporation    International LLC
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $809             ($95,023)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        809              (95,023)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (37)                  (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     (37)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                   384,756              443,344
Accumulated other comprehensive income (loss)
Retained earnings                                                                              1,236                   47
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            385,992              443,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $386,764             $348,366
============================================================= ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001 (In thousands)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                                                   International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $88,241
Long-term debt classified as due within one year                         45,835
Preferred stock to be redeemed within one year
Accounts payable                                                        413,769            ($175,556)
Accrued taxes                                                            (9,616)
Regulatory liabilities - net
Trading and price risk management liabilities                             7,532
Other current liabilities                                                82,654
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               628,415             (175,556)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,119,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 323,631                1,884
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             494,775
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            818,406                1,884
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       493,234
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             75,028                                   $58,103
Additional paid-in capital                                            1,775,745            1,709,312             (938,067)
Accumulated other comprehensive income (loss)                          (300,385)
Retained earnings                                                      (613,907)            (767,919)            (121,377)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       936,481              941,393           (1,001,341)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $5,099,743             $767,721          ($1,001,341)
============================================================= ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001 (In thousands)

                                                              Mission Energy
                                                              Holdings Intern'l,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $88,241
Long-term debt classified as due within one year                         45,835
Preferred stock to be redeemed within one year
Accounts payable                                                        143,999
Accrued taxes                                                            (9,616)
Regulatory liabilities - net
Trading and price risk management liabilities                             7,532
Other current liabilities                                                82,654
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               358,645
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,119,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 325,476
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             494,775
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            820,251
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       493,234
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            133,131
Additional paid-in capital                                            3,375,090
Accumulated other comprehensive income (loss)                          (300,385)
Retained earnings                                                    (1,501,920)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,705,916
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $5,601,253
============================================================= ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Investments,     EME Southwest        EME UK
                                                                LLC                  Power Corporation    International LLC
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                            $51
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    51
Income taxes (benefit)                                                                                                   20
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 31
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        31
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           $1,236                   16
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $1,236                  $47
=============================================================== ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC International    Mission Energy       Consolidating
                                                                B.V. Consolidated    Holdings             Adjustments
                                                                                     International, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $973,772
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   973,772
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      382,396
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           226,283
Depreciation, decommissioning and amortization                            104,041
Property and other taxes                                                      188
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  712,908
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   360,864
Interest and dividend income                                               12,655                 $107
Other nonoperating income                                                  26,011
Interest expense - net of amounts capitalized                            (217,919)
Other nonoperating deductions                                             (34,291)
Dividends on preferred securities                                          (8,014)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      39,306                  107
Income taxes (benefit)                                                    (29,052)              15,872
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (10,254)            (15,765)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                   (1,921,401)
Income taxes (benefit) on discontinued operations                        (745,086)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                      (1,166,061)             (15,765)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     552,155              413,876            ($415,128)
Dividends declared on common stock                                             (1)          (1,166,030)             293,751
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($613,907)           ($767,919)           ($121,377)
=============================================================== ==================== ==================== ====================

Mission Energy Holdings International, Inc. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy
                                                                Holdings
                                                                International,
                                                                Inc. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $973,772
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   973,772
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      382,306
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           226,283
Depreciation, decommissioning and amortization                            104,041
Property and other taxes                                                      188
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  712,908
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   260,864
Interest and dividend income                                               12,813
Other nonoperating income                                                  26,011
Interest expense - net of amounts capitalized                            (217,919)
Other nonoperating deductions                                             (34,291)
Dividends on preferred securities                                          (8,014)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (39,464)
Income taxes (benefit)                                                    (44,944)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (5,480)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                   (1,921,401)
Income taxes (benefit) on discontinued operations                         745,086
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                      (1,181,795)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     552,155
Dividends declared on common stock                                       (872,280)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,501,920)
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221                 $121
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421                  121
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (438,786)              16,978              $32,417
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,106,038               16,978               32,417
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076                1,750
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076                1,750
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,413,535              $18,849              $32,417
============================================================= ==================== ==================== ====================

Mission Energy Wales Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,342
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,542
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (389,391)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,155,433
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  282,826
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  282,826
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,464,801
============================================================= ==================== ==================== ====================

Mission Energy Wales Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)           ($347,133)
Accrued taxes                                                           (11,547)               5,084
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)            (342,049)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601                   26                 ($26)
Additional paid-in capital                                                                   224,698             (224,698)
Accumulated other comprehensive income (loss)                          (192,568)              35,381              (35,227)
Retained earnings                                                       (21,904)             100,793              292,368
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (871)             360,898               32,417
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,413,535              $18,849              $32,417
============================================================= ==================== ==================== ====================

Mission Energy Wales Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                       (404,715)
Accrued taxes                                                            (6,463)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (349,717)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (192,414)
Retained earnings                                                       371,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       392,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,464,801
============================================================= ==================== ==================== ====================

Mission Energy Wales Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                Mission Hydro        Mission Energy       Consolidating
                                                                Limited              Wales Company        Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319                 $406
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319                  406
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154                   51
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593                   51
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726                  355
Interest and dividend income                                              110,200               12,168
Other nonoperating income                                                      50                 (760)
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,585)              11,763
Income taxes (benefit)                                                     (9,015)                (147)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,430               11,910
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,430               11,910
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903               88,884             ($51,058)
Dividends declared on common stock                                       (797,237)                  (1)             343,426
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,904)            $100,793             $292,368
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                                Mission Energy
                                                                Wales Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,725
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,725
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,205
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    67,081
Interest and dividend income                                              122,368
Other nonoperating income                                                    (710)
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,178
Income taxes (benefit)                                                     (9,162)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   18,340
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          18,340
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     806,729
Dividends declared on common stock                                       (453,812)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $371,257
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company
Mission Hydro Limited Partnership and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (220,334)           ($218,452)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,324,490             (218,452)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

Mission Energy Wales Company
Mission Hydro Limited Partnership and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (438,786)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,106,038
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,413,535
============================================================= ==================== ==================== ====================

Mission Energy Wales Company
Mission Hydro Limited Partnership and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,049,407              ($5,861)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (165,022)             (27,546)
Retained earnings                                                       376,742             (398,646)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       211,720             (212,591)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

Mission Energy Wales Company
Mission Hydro Limited Partnership and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (192,568)
Retained earnings                                                       (21,904)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,413,535
============================================================= ==================== ==================== ====================

Mission Energy Wales Company
Mission Hydro Limited Partnership and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                                     ($28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,557)                 (28)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,458                  (28)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,458                  (28)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (398,619)            (398,618)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $376,742            ($398,646)
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company
Mission Hydro Limited Partnership and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,585)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,430
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,430
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (797,237)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,904)
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd [9]
                                                                                   Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $641,682
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd [9]
                                                              Generation Limited   Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $14,597
Receivables - net                                                         5,395
Fuel inventory
Materials and supplies, at average cost                                  11,503
Accumulated deferred income taxes - net
Trading and price risk management assets                                (81,024)
Prepayments and other current assets                                        754
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (48,775)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               642,008
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (38,348)            $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       603,660              641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $562,320             $641,682
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [9]          Venture [10]
                                                              Australia Pty Ltd.
                                                              [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $15,406                ($808)
Receivables - net                                                                              5,173                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,783                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (81,024)
Prepayments and other current assets                                                             600                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (56,062)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    446,657              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       ($5,113)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (5,113)             446,657              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd [8]  First Hydro
                                                              Partnership                               Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,623
Receivables - net                                                                                                  33,665
Fuel inventory
Materials and supplies, at average cost                                                                             1,587
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           27,379
Prepayments and other current assets                                                                                4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               75,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         902,816
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 902,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                            273,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            273,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                   $1,251,654
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [8]          Finance plc [8]      Company [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $3,214               $2,674               $3,214
Receivables - net                                                        33,101                  559               33,101
Fuel inventory
Materials and supplies, at average cost                                   1,587                                     1,587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,942                                     4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     42,844                3,233               42,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               664,444                  199              664,444
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              9,218
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       664,444                9,417              664,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        ($23,699)             $22,221
Receivables - net                                                                            (72,156)              39,060
Fuel inventory
Materials and supplies, at average cost                                                      (14,677)              13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      81,024              (53,645)
Prepayments and other current assets                                                         (10,637)               5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (40,145)              26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                 (2,734,409)           1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                         (1,469,455)            (220,334)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                         (4,203,864)           1,324,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                       (33,671)             281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       (33,671)             281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                             ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd [9]
                                                                                   Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                             $4              264,875             (277,511)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     4              284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                                (2)              (9,323)               9,093
Retained earnings                                                                           (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($2)            (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $641,682
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd [9]
                                                              Generation Limited   Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215               $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                        (72,150)             264,875             (277,511)
Accrued taxes                                                               209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                22,480               12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (46,246)             284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          283,778              597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  16,349                   (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 100
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            133,732                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,791)              (9,323)               9,093
Retained earnings                                                       329,847             (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       191,056             (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $562,320             $641,682
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [9]          Venture [10]
                                                              Australia Pty Ltd.
                                                              [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        ($5,182)             (56,478)              $1,495
Accrued taxes                                                                                    209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,396                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (5,182)             (49,658)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               283,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       16,351
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       32                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 133,666                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  33,235
Additional paid-in capital                                                                    (5,113)             768,427
Accumulated other comprehensive income (loss)                                (1)             (61,841)             (76,247)
Retained earnings                                                            70               63,963              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            69               30,244              958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd [8]  First Hydro
                                                              Partnership                               Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                       ($12,636)            (277,511)             $27,014
Accrued taxes                                                                                                     (11,756)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                12,641                                    22,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5             (284,339)              38,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                              (597,287)             765,628
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                  244,233
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  244,799
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 641,682              181,987
Additional paid-in capital
Accumulated other comprehensive income (loss)                              (228)               9,093              (26,047)
Retained earnings                                                           225              230,851               46,904
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($3)            $881,626              202,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                     $1,251,654
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [8]          Finance plc [8]      Company [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $22,456             ($23,408)             $22,456
Accrued taxes                                                           (11,717)                 (39)             (11,717)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                     1               22,422                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,740               (1,025)              10,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (6,954)              33,202               (6,954)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            605,585                   19              605,585
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,323)               7,029             (138,323)
Retained earnings                                                       235,703                 (398)             235,703
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       702,965                6,650              702,965
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613               $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                           $186              341,444              (57,582)
Accrued taxes                                                                                 23,264              (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                                    (57,384)              57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   186              310,937               (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               294,216            1,049,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (16,348)             260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (117,283)             117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   (1,231)                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                (134,862)             378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                              (3,351,457)
Additional paid-in capital                                                                  (763,314)
Accumulated other comprehensive income (loss)                                48              399,071             (165,022)
Retained earnings                                                          (234)          (1,032,271)             376,742
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($186)          (4,747,971)             211,720
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                               ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd [9]
                                                                                     Partnership [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $343              $50,541
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (50,432)              50,541
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Victoria         Energy Capital       Enerloy Pty Ltd [9]
                                                                Generation Limited   Partnership [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $57,941
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    57,941
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       26,101
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            35,771
Depreciation, decommissioning and amortization                             10,038
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   71,910
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (13,969)
Interest and dividend income                                               56,808                 $343              $50,541
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                             (75,275)             (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (32,386)             (50,432)              50,541
Income taxes (benefit)                                                      2,024
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (34,410)             (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (34,410)             (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     364,257             (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $329,847            ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Gippsland Power      Loy Yang B Joint
                                                                Development          Pty Ltd [9]          Venture [10]
                                                                Australia Pty Ltd.
                                                                [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $57,871                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         57,871                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,583               17,518
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,164               22,490
Depreciation, decommissioning and amortization                                                  10,038
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        31,785               40,008
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         26,086              (39,937)
Interest and dividend income                                                                     5,923
Other nonoperating income                                                     $70                  (16)                  (5)
Interest expense - net of amounts capitalized                                                  (24,471)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          70                7,522              (39,942)
Income taxes (benefit)                                                                           2,423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       70                5,099              (39,942)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              70                5,099              (39,942)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           58,864              305,869
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $70              $63,963             $265,927
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Energy Capital       Enerloy Pty Ltd [8]  First Hydro
                                                                Partnership                               Holdings Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $265,378
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             265,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                 87,807
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      75,664
Depreciation, decommissioning and amortization                                                                       21,116
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                            184,587
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              80,791
Interest and dividend income                                              $50,885              $50,541                2,508
Other nonoperating income
Interest expense - net of amounts capitalized                             (50,776)                                  (53,483)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         109               50,541               29,816
Income taxes (benefit)                                                                                              (11,039)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      109               50,541               40,855
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             109               50,541               40,855
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         116              180,310              404,668
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $225             $230,851              $46,904
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Company [8]          Finance plc [8]      Company [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $238,890                                  $238,890
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   238,890                                   238,890
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       87,772                                    87,772
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            75,371                  ($4)              75,371
Depreciation, decommissioning and amortization                             10,235                                    10,235
Property and other taxes
Net gain on sale of utility plant                                          17,063                                    17,063
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  190,441                   (4)             190,441
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    48,449                    4               48,449
Interest and dividend income                                                1,012                1,446                1,012
Other nonoperating income
Interest expense - net of amounts capitalized                                  (3)              (1,591)                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,458                 (141)              49,458
Income taxes (benefit)                                                    (15,097)                 (46)             (15,097)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   64,555                  (95)              64,555
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          64,555                  (95)              64,555
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     171,148                 (303)             171,148
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $235,703                ($398)            $235,703
=============================================================== ==================== ==================== ====================

Mission Energy Wales Company, Mission Hydro Limited Partnership
EME Generation Holdings Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Consolidating        EME Generation
                                                                Holdings Limited     Adjustments          Holdings Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                  ($535,722)            $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                       (535,722)             323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                          (201,646)             113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $97             (186,392)             111,532
Depreciation, decommissioning and amortization                                                 (30,508)              31,154
Property and other taxes
Net gain on sale of utility plant                                                              (34,126)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       97             (452,672)             256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (97)             (83,050)              66,726
Interest and dividend income                                                                  (161,703)             110,200
Other nonoperating income                                                                          (49)                  50
Interest expense - net of amounts capitalized                                                  127,619             (179,533)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (97)            (117,183)              (2,557)
Income taxes (benefit)                                                                          27,817               (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (97)            (145,000)               6,458
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (97)            (145,000)               6,458
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (137)            (887,271)             768,903
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($234)         ($1,032,271)            $376,742
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Adelaide   Ventures  Beheer-en            Vindoor
                                                              Ltd.                 BeleggingsmaatschappiInvestments
                                                                                   Jydeno B.V.          Mauritius Limited
                                                                                                        [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $10
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                 16
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 16
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $26
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Coaltrade Services   Edison Mission       Edison Mission LYB
                                                              International Pte    Advantage B.V.       PEDS Pty Ltd [7]
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $9
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               9
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $9
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia Pte      Energy               Energy Services
                                                              Ltd. Consolidated    International B.V.   B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,381                  $41                   $3
Receivables - net                                                        16,117                   33
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        610                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     21,108                   95                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   665                   65
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       338,576
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       339,241                   65
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    2,166                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    2,166                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $362,515                 $162                   $3
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Millennium B.V.      Operation and        Wind Power Italy
                                                              Consolidated         Maintenance          B.V.
                                                                                   Services B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $14                 $563
Receivables - net                                                                                168
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             136
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         14                  867
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         34
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        27,093                  103              $22,210
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        27,093                  137               22,210
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      (21)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (21)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $27,086               $1,007              $22,210
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Italian Vento        EME Atlantic         EME Tri Gen B.V.
                                                              Power Corporation    Holdings Limited
                                                              4 S.r.l. [7]         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $13,701                   $3
Receivables - net                                                                             42,377
Fuel inventory
Materials and supplies, at average cost                                                        5,340
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      29,112
Prepayments and other current assets                                                             872                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          91,402                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    871,952
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             27,488               21,861
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            899,440               21,861
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL                                                                                     371,635
Other deferred charges                                                                         4,526                  132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       376,161                  132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                              $1,367,003              $21,998
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria B.V.    First Hydro          First Hydro
                                                              [Inactive]           Renewables Limited   Renewables (COWL)
                                                                                                        Limited [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Global Generation    Hydro Energy B.V.    Iberian
                                                              B.V. Consolidated    Consolidated         Hy-Power Amsterdam
                                                                                                        B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,260               $9,264              $10,124
Receivables - net                                                                              7,928                7,971
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         73                  305                  304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,333               17,497               18,399
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                10,711               76,888              101,196
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              4,581
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        10,711               81,469              101,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         1,425                3,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,425                3,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                       153,610
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $165,654             $100,391             $123,151
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Power Pty.   Latrobe Valley B.V.  Valley Power Pty
                                                              Ltd. Consolidated                         Ltd. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $20,874
Receivables - net                                                        10,345
Fuel inventory
Materials and supplies, at average cost                                   7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                               (165,355)
Prepayments and other current assets                                      1,226
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                   (125,190)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               968,477
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       968,477
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $853,719
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loy Yang Holdings    MEC Esenyurt B.V.    MEC IES
                                                              Pty Ltd.             Consolidated         B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $746              $49,945                  $71
Receivables - net                                                           673               50,704
Fuel inventory                                                                                 5,331
Materials and supplies, at average cost                                                          661
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          88
Prepayments and other current assets                                         53                3,500
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,472              110,229                   71
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 6,859              135,937
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,705)              36,426                2,031
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,154              172,363                2,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       46               16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       46               16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,672             $298,774               $2,102
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              ISAB Energy          MEC India B.V.       Edison Mission
                                                              Services s.r.l. [7]                       Energy Power [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $10
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $10
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Indo Coal B.V.    MEC Indonesia B.V.    MEC International
                                                                                                          Holdings B.V.
                                                                                                          Consolidated
------------------------------------------------------------- --------------------- --------------------- --------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- --------------------

Cash and equivalents                                                       $340                                         $11
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- --------------------- --------------------- --------------------

Total current assets                                                        340                                          11
------------------------------------------------------------- --------------------- --------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        17,932              $100,150                 5,478
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- --------------------

Total investment and other assets                                        17,932               100,150                 5,478
------------------------------------------------------------- --------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- --------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                            892
------------------------------------------------------------- --------------------- --------------------- --------------------

Total deferred charges                                                                            892
------------------------------------------------------------- --------------------- --------------------- --------------------

Total assets                                                            $18,272              $101,042                $5,489
============================================================= ===================== ===================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Laguna Power     Gulf Power           MEC Perth B.V.
                                                              B.V.                 Generation Co.       Consolidated
                                                                                   Ltd. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $5,168
Receivables - net                                                                                                   1,458
Fuel inventory
Materials and supplies, at average cost                                                                             1,530
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           (4,091)
Prepayments and other current assets                                                                                  179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                4,244
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                          55,513
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  55,513
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      $43                                     1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       43                                     1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $43                                   $61,473
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Priolo B.V.      MEC San Pascual      MEC Sidi Krir B.V.
                                                                                   B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $8                                        $7
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          8                                         7
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        21,624
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        21,624
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      295                  $45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      295                   45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $21,927                  $45                   $7
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Sumatra B.V.     MEC Wales B.V.       Mission Energy
                                                                                   Consolidated         Company (UK)
                                                                                                        Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $5              $22,342              $23,560
Receivables - net                                                                             39,060                7,142
Fuel inventory
Materials and supplies, at average cost                                                       13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (53,645)
Prepayments and other current assets                                                           5,695                1,810
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          5               26,542               32,512
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  1,544,824              135,584
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           (389,391)              12,397
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                          1,155,433              147,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL                                                                                     247,435
Other deferred charges                                                                        35,391                6,457
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       282,826                6,457
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $5           $1,464,801             $186,950
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission NZ           Pride Hold Limited
                                                              Italia s.r.l.        Operations B.V.      Consolidated
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $160                                   $17,252
Receivables - net                                                           177                                     5,620
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         20                                       570
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        357                                    23,442
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   179                                   119,366
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           179                                   119,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       31                                     6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       31                                     6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $567                                  $148,993
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EcoElectrica         Southwestern         Traralgon Power
                                                              S.a.r.l.             Generation B.V.      Pty. Ltd.
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $380                   $5
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        380                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       241,946                                    $5,476
Investments in leveraged leases
Other investments                                                         1,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       243,003                                     5,476
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $243,718                   $5               $5,476
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC International      Consolidating          MEC International
                                                              B.V.                   Adjustments            B.V. Consolidated
------------------------------------------------------------- ---------------------- ---------------------- ---------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Cash and equivalents                                                    $12,399               ($31,155)              $161,501
Receivables - net                                                            21                (17,262)               172,532
Fuel inventory                                                                                                          5,331
Materials and supplies, at average cost                                                        (11,502)                16,839
Accumulated deferred income taxes - net
Trading and price risk management assets                                                       246,379                 52,488
Prepayments and other current assets                                                            (1,578)                13,798
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Total current assets                                                     12,420                184,882                422,489
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Nonutility property - net                                                 1,856               (792,564)             3,237,542
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,813,032             (1,549,753)               757,571
Investments in leveraged leases
Other investments                                                                               (1,057)
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Total investment and other assets                                     1,814,888             (2,343,374)             3,995,113
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Goodwill                                                                                                              619,070
Other deferred charges                                                                         (26,768)                63,071
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Total deferred charges                                                                         (26,768)               682,141
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Assets of discontinued operations                                                                                     153,610
------------------------------------------------------------- ---------------------- ---------------------- ---------------------
------------------------------------------------------------- ---------------------- ---------------------- ---------------------

Total assets                                                         $1,827,308            ($2,185,260)            $5,253,353
============================================================= ====================== ====================== =====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Adelaide Ventures    Beheer-en            Vindoor
                                                              Ltd.                 BeleggingsmaatschappiInvestments
                                                                                   Jydeno B.V.          (Mauritius)
                                                                                                        Limited [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes                                                                                    ($2)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      21
Additional paid-in capital                                                                        16
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 28
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $26
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Coaltrade Services   Edison Mission       Edison Mission LYB
                                                              International Pte    Advantage B.V.       PEDS Pty Ltd. [7]
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes                                                                                    ($3)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      17
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $9
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia Pte      Energy               Energy Services
                                                              Ltd Consolidated     International B.V.   B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($4,246)              $1,070                   $9
Accrued taxes                                                               261                  165                   (9)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   808                   93
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,177)               1,328                    0
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               41
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,056
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,056
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            15
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            335,641                   25                   19
Additional paid-in capital                                                2,985                  209
Accumulated other comprehensive income (loss)                            (2,358)
Retained earnings                                                        28,312               (1,400)                 (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       364,580               (1,166)                   3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $362,515                 $162                   $3
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Millennium B.V.      Operation and        Wind Power Italy
                                                              Consolidated         Maintenance          B.V.
                                                                                   Services B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $108                 $408              $19,526
Accrued taxes                                                               (39)                  39                  248
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    69                  447               19,774
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 17                   20                   27
Additional paid-in capital                                               30,587                  412
Accumulated other comprehensive income (loss)                            (3,347)                 (43)
Retained earnings                                                          (240)                 171                2,409
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        27,017                  560                2,436
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $27,086               $1,007              $22,210
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Italian Vento        EME Atlantic         EME Tri Gen B.V.
                                                              Power Corporation    Holdings Limited
                                                              4 S.r.l. [7]         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $64,529
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                            (105,977)                $192
Accrued taxes                                                                                 (2,445)                  (9)
Regulatory liabilities - net
Trading and price risk management liabilities                                                  2,406
Other current liabilities                                                                      3,009
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    (38,478)                 183
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               385,446
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       76,983
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                    6,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  83,253
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            326,994
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                                            103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 297,815                   17
Additional paid-in capital                                                                   275,752               23,291
Accumulated other comprehensive income (loss)                                                (76,090)              (3,168)
Retained earnings                                                                              8,361                1,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            505,838               21,815
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                $1,367,003              $21,998
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria B.V.    First Hydro          First Hydro
                                                              [Inactive]           Renewables Limited   Renewables (COWL)
                                                                                                        Limited [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Global Generation    Hydro Energy B.V.    Iberian
                                                              B.V. Consolidated    Consolidated         HyPower Amsterdam
                                                                                                        B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $7,957               $7,957
Preferred stock to be redeemed within one year
Accounts payable                                                       $672,217                2,544                3,352
Accrued taxes                                                            (3,527)                 728                  320
Regulatory liabilities - net
Trading and price risk management liabilities                                                  4,484                4,484
Other current liabilities                                                 2,677               11,503               11,527
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               671,367               27,216               27,639
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          251,594               95,292               82,288
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (1,850)              (2,065)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (1,850)              (2,065)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                   55,845
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                483                  483
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 40                2,112                 (500)
Additional paid-in capital                                              446,212                                     9,711
Accumulated other comprehensive income (loss)                             2,499              (40,034)              (8,361)
Retained earnings                                                    (1,261,903)              17,172               13,956
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (813,152)             (20,750)              14,806
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $165,654             $100,391             $123,151
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Power Pty.   Latrobe Valley B.V.  Valley Power Pty
                                                              Ltd. Consolidated                         Ltd. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $6,828
Preferred stock to be redeemed within one year
Accounts payable                                                        (84,941)
Accrued taxes                                                               427
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                19,634
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (58,052)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          602,400
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (9,152)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            369,274
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            360,189
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         4,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              110,293
Accumulated other comprehensive income (loss)                          (286,465)
Retained earnings                                                       121,323
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (54,849)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $853,719
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loy Yang Holdings    MEC Esenyurt B.V.    MEC IES B.V.
                                                              Pty Ltd.             Consolidated
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                  $12
Long-term debt classified as due within one year                            $41               11,281
Preferred stock to be redeemed within one year
Accounts payable                                                        (12,248)              47,171                 $427
Accrued taxes                                                               446                4,464                 (103)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 1,418                7,331
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,343)              70,259                  324
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              219               95,889
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      92               (9,041)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  59               42,471
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                151               33,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  43,593                   25
Additional paid-in capital                                                                    37,088                   93
Accumulated other comprehensive income (loss)                            (5,053)                  71
Retained earnings                                                        21,698               18,444                1,660
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        16,645               99,196                1,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $6,672             $298,774               $2,102
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              ISAB Energy          MEC India B.V.       Edison Mission
                                                              Services s.r.l. [7]                       Energy Power [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($2)
Accrued taxes                                                                                    (12)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                          2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        (12)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      23
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                     33
Retained earnings                                                                                (34)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 22
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $10
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC International
                                                                                                        Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($6)                  $5                 ($44)
Accrued taxes                                                               275                  (61)                 (23)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   269                  (56)                 (67)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 22                   21                   21
Additional paid-in capital                                               11,476              126,849                5,042
Accumulated other comprehensive income (loss)                                                (25,598)
Retained earnings                                                         6,506                 (173)                 493
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        18,004              101,099                5,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $18,272             $101,042               $5,489
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Laguna Power     Gulf Power           MEC Perth B.V.
                                                              B.V.                 Generation Co.       Consolidated
                                                                                   Ltd. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                                                   $1,328
Preferred stock to be redeemed within one year
Accounts payable                                                            $84                                   (14,875)
Accrued taxes                                                               (13)                                     (537)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                                           2,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    71                                   (11,146)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                     42,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            (3,793)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                                        9,070
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           115
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        5,392
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                   4,310
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 23                                        23
Additional paid-in capital                                                6,003
Accumulated other comprehensive income (loss)                                                                      (6,185)
Retained earnings                                                        (6,054)                                   26,302
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (28)                                   20,140
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $43                                   $61,473
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Priolo B.V.      MEC San Pascual      MEC Sidi Krir B.V.
                                                                                   B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $127                  $93                  $24
Accrued taxes                                                               117                  (16)                 (13)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   244                   77                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 21                   23                   25
Additional paid-in capital                                               31,323                4,745
Accumulated other comprehensive income (loss)                               187
Retained earnings                                                        (9,848)              (4,800)                 (29)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        21,683                  (32)                  (4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $21,927                  $45                   $7
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Sumatra B.V.     MEC Wales B.V.       Mission Energy
                                                                                   Consolidated         Company (UK)
                                                                                                        Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215              $17,926
Preferred stock to be redeemed within one year
Accounts payable                                                            $24             (404,715)              (8,481)
Accrued taxes                                                               (13)              (6,463)                 885
Regulatory liabilities - net
Trading and price risk management liabilities                                                    643
Other current liabilities                                                                     57,603                9,473
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    11             (349,717)              19,803
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                             1,043,546               62,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      260,579               31,178
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 378,528               31,178
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     870
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 25              213,601               22,751
Additional paid-in capital                                                                                         15,661
Accumulated other comprehensive income (loss)                                               (192,414)              (8,318)
Retained earnings                                                           (31)             371,257               42,568
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (6)             392,444               72,662
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $5           $1,464,801             $186,950
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission NZ           Pride Hold Limited
                                                              Italia s.r.l.        Operations B.V.      Consolidated
                                                                                   (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                                                  $17,926
Preferred stock to be redeemed within one year
Accounts payable                                                          ($112)                                      394
Accrued taxes                                                              (149)                                       12
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    26                                     7,554
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (235)                                   25,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                     62,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            31,230
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 343
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                343                                    31,230
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     553
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 12
Additional paid-in capital                                                                                            145
Accumulated other comprehensive income (loss)                               (12)                                    6,710
Retained earnings                                                           459                                    22,032
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           459                                    28,887
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $567                                  $148,993
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EcoElectrica         Southwestern         Traralgon Power
                                                              S.a.r.l.             Generation B.V.      Pty. Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,218)                  $4               $2,372
Accrued taxes                                                               132                   (7)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (751)                  (3)               2,372
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    133,068
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                              (434)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                         (434)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 14                   21
Additional paid-in capital                                              258,492                                   (24,644)
Accumulated other comprehensive income (loss)                           (13,978)                                  (98,248)
Retained earnings                                                           (59)                 (13)              (6,638)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       244,469                    8             (129,530)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $243,718                   $5               $5,476
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC International    Consolidating        MEC International
                                                              B.V.                 Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $23,700              $88,241
Long-term debt classified as due within one year                           $475             ($29,099)              45,835
Preferred stock to be redeemed within one year
Accounts payable                                                        198,222              102,261              413,769
Accrued taxes                                                           (15,899)              11,208               (9,616)
Regulatory liabilities - net                                                 (2)                   2
Trading and price risk management liabilities                                                 (4,485)               7,532
Other current liabilities                                                   838              (54,115)              82,654
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               183,634               49,472              628,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           47,452             (785,629)           2,119,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (55)             (51,097)             323,631
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (495,627)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  388,939              438,930
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (55)            (157,785)             762,561
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                             55,845
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            155,495              493,234
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                                                                 103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                        103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             75,028             (915,515)              75,028
Additional paid-in capital                                            1,499,993              942,379            1,929,355
Accumulated other comprehensive income (loss)                            44,741              415,056             (300,385)
Retained earnings                                                       (23,485)          (1,129,631)            (613,907)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,596,277                                 1,090,091
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,827,308          ($2,338,870)          $5,253,353
============================================================= ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Adelaide Ventures    Beheer-en            Vindoor
                                                                Ltd.                 BeleggingsmaatschappiInvestments
                                                                                     Jydeno B.V.          (Mauritius)
                                                                                                          Limited [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                                          ($6)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (6)
Income taxes (benefit)                                                                               2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (4)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (5)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($9)
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Coaltrade Services   Edison Mission       Edison Mission LYB
                                                                International Pte    Advantage B.V.       PEDS Pty Ltd [7]
                                                                Ltd [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                                          ($6)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (6)
Income taxes (benefit)                                                                               2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (4)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($5)
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Asia Pte      Energy               Energy Services
                                                                Ltd. Consolidated    International B.V.   B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $5,638
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,638
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             7,071                 $436
Depreciation, decommissioning and amortization                                443                   34
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,514                  470
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (1,876)                (470)
Interest and dividend income                                                   50                    4
Other nonoperating income                                                   6,106                  617                  ($5)
Interest expense - net of amounts capitalized                                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,277                  151                   (5)
Income taxes (benefit)                                                      1,338                  216                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,939                  (65)                  (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,939                  (65)                  (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      25,373               (1,335)                 (13)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $28,312              ($1,400)                ($16)
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                 Edison Mission       Edison Mission       Edison Mission
                                                                 Millennium B.V.      Operation and        Wind Power Italy
                                                                 Consolidated         Maintenance          B.V.
                                                                                      Services B.V.
                                                                                      Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $1,885               $3,109
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          1,885                3,109
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $147                1,536                   31
Depreciation, decommissioning and amortization                                                      10
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      147                1,546                   31
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (147)                 339                3,078
Interest and dividend income                                                   18                    7                  639
Other nonoperating income                                                     (35)                  30                   (6)
Interest expense - net of amounts capitalized                                                                        (1,323)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (164)                 376                2,388
Income taxes (benefit)                                                         (6)                 132                  221
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (158)                 244                2,167
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (158)                 244                2,167
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (82)                 (73)                 242
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($240)                $171               $2,409
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Italian Vento        EME Atlantic         EME Tri Gen B.V.
                                                                Power Corporation    Holdings Limited
                                                                4 S.r.l. [7]         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $300,361               $1,571
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        300,361                1,571
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           157,080
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 47,950                   48
Depreciation, decommissioning and amortization                                                  26,157
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       231,187                   48
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         69,174                1,523
Interest and dividend income                                                                     9,073
Other nonoperating income                                                                         (689)                  (5)
Interest expense - net of amounts capitalized                                                  (20,332)
Other nonoperating deductions                                                                  (18,853)
Dividends on preferred securities                                                               (8,811)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           29,562                1,518
Income taxes (benefit)                                                                          22,306                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         7,256                1,520
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                7,256                1,520
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           27,735                  155
Dividends declared on common stock                                                             (26,630)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $8,361               $1,675
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Victoria B.V.    First Hydro          First Hydro
                                                                (Inactive)           Renewables Limited   Renewables (COWL)
                                                                                                          Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Global Generation    Hydro Energy B.V.    Iberian
                                                                B.V. Consolidated    Consolidated         Hy-Power Amsterdam
                                                                                                          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $525,864              $18,123              $18,123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   525,864               18,123               18,123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      268,741
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           171,272                3,896                4,056
Depreciation, decommissioning and amortization                             74,717                3,269                3,327
Write-down of nonutility assets
Property and other taxes                                                   25,290                  105
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  540,020                7,270                7,383
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (14,156)              10,853               10,740
Interest and dividend income                                                7,023                  747                  753
Other nonoperating income                                                     (39)                (463)                (394)
Interest expense - net of amounts capitalized                            (114,921)              (7,350)              (7,494)
Other nonoperating deductions                                                                      (10)                 (10)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (122,093)               3,777                3,595
Income taxes (benefit)                                                    (24,961)               1,816                1,823
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (97,132)               1,961                1,772
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                   (1,921,401)
Income taxes (benefit) on discontinued operations                        (745,086)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                      (1,273,447)               1,961                1,772
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      11,544               16,156               21,626
Dividends declared on common stock                                                                (945)              (9,442)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,261,903)             $17,172              $13,956
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Latrobe Power Pty.   Latrobe Valley B.V.  Valley Power Pty
                                                                Ltd. Consolidated                         Ltd. [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $127,226
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   127,226
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       17,752
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            26,791
Depreciation, decommissioning and amortization                             22,535
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   67,078
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    60,148
Interest and dividend income                                                7,481
Other nonoperating income                                                     (22)
Interest expense - net of amounts capitalized                             (51,548)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      16,059
Income taxes (benefit)                                                      4,201
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   11,858
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          11,858
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     109,465
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $121,323
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Loy Yang Holdings    MEC Esenyurt B.V.    MEC IES B.V.
                                                                Pty. Ltd.            Consolidated
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,424             $118,105               $1,279
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,424              118,105                1,279
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            76,881
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            15,290               14,534                   40
Depreciation, decommissioning and amortization                                612                6,557
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   15,902               97,972                   40
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (6,478)              20,133                1,239
Interest and dividend income                                                  361                 (284)                   2
Other nonoperating income                                                   2,653                3,649                   10
Interest expense - net of amounts capitalized                                 (14)             (13,341)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (3,478)              10,157                1,251
Income taxes (benefit)                                                       (955)               3,079                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (2,523)               7,078                1,247
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (2,523)               7,078                1,247
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      24,221               11,366                  413
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $21,698              $18,444               $1,660
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                ISAB Energy          MEC India B.V.       Edison Mission
                                                                Services s.r.l. [7]                       Energy Power [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $8
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (8)
Interest and dividend income                                                                         1
Other nonoperating income                                                                            2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (5)
Income taxes (benefit)                                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (6)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (28)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($34)
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC International
                                                                                                          Holdings B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $446              ($1,309)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       446               (1,309)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               586                   42
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      586                   42
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (140)              (1,351)
Interest and dividend income                                                    6
Other nonoperating income                                                  (1,659)                  (6)                 ($8)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,793)              (1,357)                  (8)
Income taxes (benefit)                                                        102                    2                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,895)              (1,355)                  (6)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,895)              (1,355)                  (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       8,401                1,182                  499
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $6,506                 $173                 $493
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Laguna Power     Gulf Power           MEC Perth B.V.
                                                                B.V.                 Generation Co.       Consolidated
                                                                                     Ltd. [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $32,438
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              32,438
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                 16,284
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $10                                     2,624
Depreciation, decommissioning and amortization                                                                        2,481
Write-down of nonutility assets                                             6,019
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    6,029                                    21,389
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (6,029)                                   11,049
Interest and dividend income                                                   (4)                                    1,909
Other nonoperating income                                                                                               (65)
Interest expense - net of amounts capitalized                                                                        (4,841)
Other nonoperating deductions                                                                                        (1,549)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (6,033)                                    6,503
Income taxes (benefit)                                                          1                                     1,989
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (6,032)                                    4,514
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (6,032)                                    4,514
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          22                                    21,788
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($6,054)                                  $26,302
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Priolo B.V.      MEC San Pascual      MEC Sidi Krir B.V.
                                                                                     B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $6,845
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     6,845
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               353               $4,760
Depreciation, decommissioning and amortization                                616
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      969                4,760
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     5,876               (4,760)
Interest and dividend income                                                 (120)
Other nonoperating income                                                                           (4)                 ($5)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       5,756               (4,764)                  (5)
Income taxes (benefit)                                                        (47)                  (1)                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    5,803               (4,763)                  (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           5,803               (4,763)                  (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (15,651)                 (37)                 (26)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,848)             ($4,800)                ($29)
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Sumatra B.V.     MEC Wales B.V.       Mission Energy
                                                                                     Consolidated         Company (UK)
                                                                                                          Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $323,725              $87,862
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        323,725               87,862
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           113,907               33,272
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                111,532               39,672
Depreciation, decommissioning and amortization                                                  31,205               11,076
Write-down of nonutility assets
Property and other taxes                                                                                                187
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       256,644               84,207
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         67,081                3,655
Interest and dividend income                                                                   122,368                1,005
Other nonoperating income                                                     ($5)                (710)              25,953
Interest expense - net of amounts capitalized                                                 (179,533)              (5,243)
Other nonoperating deductions                                                                      (28)                (253)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (5)               9,178               25,117
Income taxes (benefit)                                                          2               (9,162)              (1,514)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)              18,340               26,631
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)              18,340               26,631
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (28)             806,729               87,955
Dividends declared on common stock                                                            (453,812)             (72,018)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($31)            $371,257              $42,568
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Mission NZ           Pride Hold Limited
                                                                Italia s.r.l.        Operations B.V.      Consolidated
                                                                                     (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,084                                   $82,757
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,084                                    82,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                 33,340
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,536                                    14,524
Depreciation, decommissioning and amortization                                 73                                     7,690
Write-down of nonutility assets
Property and other taxes                                                        2
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,611                                    55,554
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (527)                                   27,203
Interest and dividend income                                                    5                                   (10,798)
Other nonoperating income                                                   1,031
Interest expense - net of amounts capitalized                                                                        (5,243)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         509                                    11,162
Income taxes (benefit)                                                        188                                    (2,146)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      321                                    13,308
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             321                                    13,308
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         138                                     8,724
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $459                                   $22,032
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EcoElectrica         Southwestern         Traralgon Power
                                                                S.a.r.l.             Generation B.V.      Pty. Ltd.
                                                                Consolidated                              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $13,285                                    $4,293
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    13,285                                     4,293
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                76
Depreciation, decommissioning and amortization                              6,398
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    6,474
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     6,811                                     4,293
Interest and dividend income                                                   77                                        46
Other nonoperating income                                                      (5)                 ($5)                  60
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       6,883                   (5)               4,399
Income taxes (benefit)                                                          3                    2                1,139
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,880                   (3)               3,260
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,880                   (3)               3,260
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (6,939)                 (10)              (9,898)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($59)                ($13)             ($6,638)
=============================================================== ==================== ==================== ====================

MEC International B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC International    Consolidating        MEC International
                                                                B.V.                 Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                  ($708,362)            $973,772
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                       (708,362)             973,772
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                          (334,861)             382,396
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            $1,445             (243,983)             226,283
Depreciation, decommissioning and amortization                              1,776              (94,935)             104,041
Write-down of nonutility assets                                                                 (6,019)
Property and other taxes                                                                       (25,396)                 188
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,221                                   712,908
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (3,221)                                  260,864
Interest and dividend income                                               29,159             (156,873)              12,655
Other nonoperating income                                                   3,171                                   (26,011)
Interest expense - net of amounts capitalized                             (22,645)                                 (217,919)
Other nonoperating deductions                                                                  (13,588)             (34,291)
Dividends on preferred securities                                                                  797               (8,014)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       6,464                                   (39,306)
Income taxes (benefit)                                                       (294)                                  (29,052)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,758           (1,175,933)             (10,254)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                                             (1,921,401)
Income taxes (benefit) on discontinued operations                                                                   745,086
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,758                                (1,166,061)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (30,243)            (567,166)             552,155
Dividends declared on common stock                                                            $562,846                   (1)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($23,485)                                ($613,907)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation and
                                                              Pacific Pte Ltd.     Company Pte Ltd.     Maintenance
                                                                                                        Services Pte Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $1,246
Receivables - net                                                           $27                                    15,000
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         37                                    16,246
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     2
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $39                                   $16,246
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte      Adjustments
                                                              and Maintenance      Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- ----------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- ----------------------

Cash and equivalents                                                     $2,130                 $998                   $7
Receivables - net                                                           764                  326
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         57                  535                    8
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total current assets                                                      2,951                1,859                   15
------------------------------------------------------------- -------------------- -------------------- ----------------------

Nonutility property - net                                                                        647                   16
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            339,883               (1,307)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total investment and other assets                                                            340,530               (1,291)
------------------------------------------------------------- -------------------- -------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- ----------------------

Regulatory assets - net
Other deferred charges                                                                         2,166
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total deferred charges                                                                         2,166
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total assets                                                             $2,951             $344,555              ($1,276)
============================================================= ==================== ==================== ======================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Energy Asia Pte
                                                              Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,381
Receivables - net                                                        16,117
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     21,108
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       338,576
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       339,241
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    2,166
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    2,166
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $362,515
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation and
                                                              Pacific Pte Ltd.     Company Pte Ltd.     Maintenance
                                                                                                        Services Pte Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                  $14,858
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                  $148
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   148                                    14,858
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               374
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          374
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                                14                                         4
Retained earnings                                                          (123)                                    1,010
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (109)                                    1,014
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $39                                   $16,246
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte      Adjustments
                                                              and Maintenance      Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $559             ($20,474)                $811
Accrued taxes                                                               174                   85                    2
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    22                  639                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   755              (19,750)                 812
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                         41
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          682
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       41                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     723                  (41)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                      15
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 337,141               (1,500)
Additional paid-in capital                                                1,500                1,485
Accumulated other comprehensive income (loss)                                                    (29)              (2,347)
Retained earnings                                                           696               24,985                1,744
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,196              363,582               (2,103)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,951             $344,555              ($1,276)
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Energy Asia Pte
                                                              Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($4,246)
Accrued taxes                                                               261
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   808
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,177)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               41
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,056
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,056
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            15
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            335,641
Additional paid-in capital                                                2,985
Accumulated other comprehensive income (loss)                            (2,358)
Retained earnings                                                        28,312
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       364,580
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $362,515
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Asia          Energy Fuel          Operations and
                                                                Pacific Pte Ltd      Company Pte Ltd.     Maintenance
                                                                                                          Services Pte Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $266                                    $2,009
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      266                                     2,009
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (266)                                   (2,009)
Interest and dividend income                                                    4
Other nonoperating income                                                     182                                     3,001
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (80)                                      992
Income taxes (benefit)                                                          8                                       247
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (88)                                      745
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (88)                                      745
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (35)                                      265
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($123)                                   $1,010
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                P.T. Edison          Edison Mission       Consolidating
                                                                Mission Operation    Energy Asia Pte      Adjustments
                                                                and Maintenance      Ltd.
                                                                Indonesia
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $5,638
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,638
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             4,388               $2,158              ($1,750)
Depreciation, decommissioning and amortization                                  1                  422                   20
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    4,389                2,580               (1,730)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     1,249               (2,580)               1,730
Interest and dividend income                                                   34                   12
Other nonoperating income                                                     (26)               4,971               (2,022)
Interest expense - net of amounts capitalized                                                       (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,257                2,400                 (292)
Income taxes (benefit)                                                        443                  641                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      814                1,759                 (291)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             814                1,759                 (291)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (118)              23,226                2,035
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $696              $24,985               $1,744
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Energy Asia Pte Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission
                                                                Energy Asia Pte
                                                                Ltd. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $5,638
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,638
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             7,071
Depreciation, decommissioning and amortization                                443
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,514
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (1,876)
Interest and dividend income                                                   50
Other nonoperating income                                                   6,106
Interest expense - net of amounts capitalized                                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,277
Income taxes (benefit)                                                      1,338
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,939
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,939
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      25,373
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $28,312
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                   Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3                                        $2
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          3                                         2
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        26,789                                       304
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        26,789                                       304
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $26,771                                      $306
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              CBK Power Company      Edison Mission         Consolidating
                                                              Ltd. [8]               Millennium B.V.        Adjustments
------------------------------------------------------------- ---------------------- ---------------------- ----------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Cash and equivalents                                                                                $9
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total current assets                                                                                 9
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               30,587               ($30,587)
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total investment and other assets                                                               30,587                (30,587)
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total deferred charges
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total assets                                                                                   $30,596               ($30,587)
============================================================= ====================== ====================== ======================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Millennium B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $14
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         14
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        27,093
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        27,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $27,086
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                   Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $123                                      ($15)
Accrued taxes                                                                (8)                                      (28)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   115                                       (43)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 24                                        24
Additional paid-in capital                                               30,137                                       402
Accumulated other comprehensive income (loss)                            (3,347)
Retained earnings                                                          (158)                                      (77)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        26,656                                       349
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $26,771                                      $306
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 6]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              CBK Power Company    Edison Mission       Consolidating
                                                              Ltd. [8]             Millennium B.V.      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes                                                                                    ($3)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      17                 ($48)
Additional paid-in capital                                                                    30,587              (30,539)
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             30,599              (30,587)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $30,596             ($30,587)
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Millennium B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $108
Accrued taxes                                                               (39)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    69
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 17
Additional paid-in capital                                               30,587
Accumulated other comprehensive income (loss)                            (3,347)
Retained earnings                                                          (240)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        27,017
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $27,086
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                     Ltd. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $139                                        $8
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      139                                         8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (139)                                       (8)
Interest and dividend income                                                                                             18
Other nonoperating income                                                      (6)                                      (23)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (145)                                      (13)
Income taxes (benefit)                                                         (2)                                       (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (143)                                      (11)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (143)                                      (11)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (15)                                      (66)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($158)                                     ($77)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                CBK Power Company    Edison Mission       Consolidating
                                                                Ltd. [8]             Millennium B.V.      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                                          ($6)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (6)
Income taxes (benefit)                                                                              (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (4)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (4)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($5)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Millennium B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission
                                                                Millennium B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $147
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      147
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (147)
Interest and dividend income                                                   18
Other nonoperating income                                                     (35)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (164)
Income taxes (benefit)                                                         (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (158)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (158)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (82)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($240)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Operation and Maintenance Services, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       EME Philippines      Kalayaan Power
                                                              Operation and        Services             Management
                                                              Maintenance          Corporation          Corporation
                                                              (Thailand) Company
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $103                 $459
Receivables - net                                                                                168
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             136
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        103                  763
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         34
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 34
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                             3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $103                 $800
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Operation and Maintenance Services, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission        Consolidating         Edison Mission
                                                              Operation and         Adjustments           Operation and
                                                              Maintenance                                 Maintenance
                                                              Services, B.V.                              Services B.V.
                                                                                                          Consolidated
------------------------------------------------------------- --------------------- --------------------- --------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- --------------------

Cash and equivalents                                                         $1                                        $563
Receivables - net                                                                                                       168
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    136
------------------------------------------------------------- --------------------- --------------------- --------------------

Total current assets                                                          1                                         867
------------------------------------------------------------- --------------------- --------------------- --------------------

Nonutility property - net                                                                                                34
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           412                 ($309)                  103
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- --------------------

Total investment and other assets                                           412                  (309)                  137
------------------------------------------------------------- --------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- --------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                    3
------------------------------------------------------------- --------------------- --------------------- --------------------

Total deferred charges                                                                                                    3
------------------------------------------------------------- --------------------- --------------------- --------------------

Total assets                                                               $413                 ($309)               $1,007
============================================================= ===================== ===================== ====================

MEC International B.V.
Edison Mission Operation and Maintenance Services, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       EME Philippines      Kalayaan Power
                                                              Operation and        Services             Management
                                                              Maintenance          Corporation          Corporation
                                                              (Thailand) Company
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                 $398
Accrued taxes                                                                                     48
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                  446
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                103                  206
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                    (43)
Retained earnings                                                            (1)                 191
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           102                  354
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $103                 $800
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Operation and Maintenance Services, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Consolidating        Edison Mission
                                                              Operation and        Adjustments          Operation and
                                                              Maintenance                               Maintenance
                                                              Services, B.V.                            Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $9                                      $408
Accrued taxes                                                                (9)                                       39
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             447
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 19                ($309)                  19
Additional paid-in capital                                                  412                                       412
Accumulated other comprehensive income (loss)                                                                         (43)
Retained earnings                                                           (18)                                      172
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           413                 (309)                 560
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $413                ($309)              $1,007
============================================================= ==================== ==================== ====================

MEC International B.V.
Edison Mission Operation and Maintenance Services, B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       EME Philippines      Kalayaan Power
                                                                Operation and        Services             Management
                                                                Maintenance          Corporation          Corporation
                                                                (Thailand) Company
                                                                Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                $1,885
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          1,885
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  1,536
Depreciation, decommissioning and amortization                                                      10
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            339
Interest and dividend income                                                                         6
Other nonoperating income                                                                           36
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              381
Income taxes (benefit)                                                                             134
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           247
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  247
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 (56)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)                $191
=============================================================== ==================== ==================== ====================

MEC International B.V.
Edison Mission Operation and Maintenance Services, B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Consolidating        Edison Mission
                                                                Operation and        Adjustments          Operation and
                                                                Maintenance                               Maintenance
                                                                Services, B.V.                            Services B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                                     $1,885
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               1,885
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                       1,536
Depreciation, decommissioning and amortization                                                                           10
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                              1,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 339
Interest and dividend income                                                                                              6
Other nonoperating income                                                     ($5)                                       31
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (5)                                      376
Income taxes (benefit)                                                         (2)                                      132
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)                                      244
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)                                      244
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (15)                                      (72)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($18)                                     $172
=============================================================== ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                   Limited [8]          [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $664
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  664
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $297,622             $297,643              172,350
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       297,622              297,643              172,350
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                           (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           (21)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $297,622             $297,622             $173,014
============================================================= ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       EME Atlantic         Consolidating
                                                              Universal Holdings   Holdings Limited     Adjustments
                                                              Consolidated [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $13,036                                        $1
Receivables - net                                                        42,377
Fuel inventory
Materials and supplies, at average cost                                   5,340
Accumulated deferred income taxes - net
Trading and price risk management assets                                 29,112
Prepayments and other current assets                                        872
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     90,737                                         1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               871,952
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        27,488             $297,622           (1,065,237)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       899,440              297,622           (1,065,237)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                371,635
Other deferred charges                                                    4,547
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  376,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,366,359             $297,622          ($1,065,236)
============================================================= ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Atlantic
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $13,701
Receivables - net                                                        42,377
Fuel inventory
Materials and supplies, at average cost                                   5,340
Accumulated deferred income taxes - net
Trading and price risk management assets                                 29,112
Prepayments and other current assets                                        872
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     91,402
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               871,952
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        27,488
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       899,440
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL                                                                371,635
Other deferred charges                                                    4,526
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  376,161
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,367,003
============================================================= ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                   Limited [8]          [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $25                  $19            ($149,044)
Accrued taxes                                                                                                         278
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    15                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    40                   34             (148,766)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            297,622              297,622              297,643
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                                      18,202
Retained earnings                                                           (40)                 (34)               5,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       297,582              297,588              321,780
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $297,622             $297,622             $173,014
============================================================= ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       EME Atlantic         Consolidating
                                                              Universal Holdings   Holdings Limited     Adjustments
                                                              Consolidated [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $64,529
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         42,935                  $88
Accrued taxes                                                            (2,723)
Regulatory liabilities - net
Trading and price risk management liabilities                             2,406
Other current liabilities                                                 2,938                   40                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               110,085                  128                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          385,446
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  76,983
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             83,253
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       326,994
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            172,543              297,622           (1,065,237)
Additional paid-in capital                                              275,752
Accumulated other comprehensive income (loss)                           (94,292)
Retained earnings                                                         2,628                 (128)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       356,631              297,494           (1,065,237)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,366,359             $297,622          ($1,065,236)
============================================================= ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Atlantic
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $64,529
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       (105,977)
Accrued taxes                                                            (2,445)
Regulatory liabilities - net
Trading and price risk management liabilities                             2,406
Other current liabilities                                                 3,009
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (38,478)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          385,446
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  76,983
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             83,253
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       326,994
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            297,815
Additional paid-in capital                                              275,752
Accumulated other comprehensive income (loss)                           (76,090)
Retained earnings                                                         8,361
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       505,838
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,367,003
============================================================= ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                     Limited [8]          [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $40                  $34
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       40                   34
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (40)                 (34)              $6,918
Interest and dividend income                                                                                           (688)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (40)                 (34)               6,230
Income taxes (benefit)                                                                                                  279
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (40)                 (34)               5,951
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (40)                 (34)               5,951
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                   (16)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($40)                ($34)              $5,935
=============================================================== ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       EME Atlantic         Consolidating
                                                                Universal Holdings   Holdings Limited     Adjustments
                                                                Consolidated [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $300,361
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   300,361
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      157,080
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            47,747                 $128
Depreciation, decommissioning and amortization                             26,156
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  230,983                  128
--------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                  (128)
Operating income (loss)                                                    69,378
Interest and dividend income                                                2,155
Other nonoperating income                                                      (1)
Interest expense - net of amounts capitalized                             (20,332)
Other nonoperating deductions                                             (18,853)
Dividends on preferred securities                                          (8,811)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      23,536                 (128)
Income taxes (benefit)                                                     22,027
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,509                 (128)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,509                 (128)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      27,749
Dividends declared on common stock                                        (26,630)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,628                ($128)
=============================================================== ==================== ==================== ====================

MEC International B.V.
EME Atlantic Holdings Limited and Subsidiaries[Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Atlantic
                                                                Holdings Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $300,361
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   300,361
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      157,080
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            47,950
Depreciation, decommissioning and amortization                             26,157
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  231,187
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    69,174
Interest and dividend income                                                9,073
Other nonoperating income                                                    (689)
Interest expense - net of amounts capitalized                             (20,332)
Other nonoperating deductions                                             (18,853)
Dividends on preferred securities                                          (8,811)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      29,562
Income taxes (benefit)                                                     22,306
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    7,256
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           7,256
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      27,735
Dividends declared on common stock                                        (26,630)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $8,361
=============================================================== ==================== ==================== ====================

MEC International B.V., EME Atlantic Holdings Limited,
Mission Energy Universal Holdings and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Contact      Mission Energy       Mission Energy
                                                              Finance Limited      Five Star            Pacific Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $32                  $59               $8,979
Receivables - net                                                                                                  42,377
Fuel inventory
Materials and supplies, at average cost                                                                             5,340
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           29,112
Prepayments and other current assets                                                                                  872
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         32                   59               86,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         871,952
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       103,950                                    27,488
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       103,950                                   899,440
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                            376,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            376,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $103,982                  $59           $1,362,302
============================================================= ==================== ==================== ====================

MEC International B.V., EME Atlantic Holdings Limited,
Mission Energy Universal Holdings and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy         Consolidating          Mission Energy
                                                              Universal Holdings     Adjustments            Universal Holdings
                                                                                                            Consolidated
------------------------------------------------------------- ---------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Cash and equivalents                                                     $3,966                                       $13,036
Receivables - net                                                                                                      42,377
Fuel inventory
Materials and supplies, at average cost                                                                                 5,340
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               29,112
Prepayments and other current assets                                                                                      872
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total current assets                                                      3,966                                        90,737
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Nonutility property - net                                                                                             871,952
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       166,985              ($270,935)                27,488
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total investment and other assets                                       166,985               (270,935)               899,440
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                376,182
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total deferred charges                                                                                                376,182
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total assets                                                           $170,951              ($270,935)            $1,366,359
============================================================= ====================== ====================== ====================

MEC International B.V., EME Atlantic Holdings Limited,
Mission Energy Universal Holdings and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Contact      Mission Energy       Mission Energy
                                                              Finance Limited      Five Star            Pacific Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                   $64,529
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $31                 $639               53,137
Accrued taxes                                                                                                      (2,884)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                       2,405
Other current liabilities                                                                                           2,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    31                  639              120,125
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    385,446
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            76,983
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         6,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       83,253
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                 331,576
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       103,950                                   103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              103,950                                   103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   1,147              205,477
Additional paid-in capital                                                                                        218,356
Accumulated other comprehensive income (loss)                                                   (307)             (98,405)
Retained earnings                                                             1               (1,420)              12,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             1                 (580)             337,952
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $103,982                  $59           $1,362,302
============================================================= ==================== ==================== ====================

MEC International B.V., EME Atlantic Holdings Limited,
Mission Energy Universal Holdings and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Universal Holdings   Adjustments          Universal Holdings
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                   $64,529
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($10,872)                                   42,935
Accrued taxes                                                               132                  $29               (2,723)
Regulatory liabilities - net
Trading and price risk management liabilities                                                      1                2,406
Other current liabilities                                                                                           2,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,740)                  30              110,085
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    385,446
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            76,983
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         6,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       83,253
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             (4,582)             326,994
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                                           (103,950)             103,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                  (103,950)             103,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            229,939             (264,020)             172,543
Additional paid-in capital                                                                    57,396              275,752
Accumulated other comprehensive income (loss)                           (49,452)              53,872              (94,292)
Retained earnings                                                         1,204               (9,681)               2,628
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       181,691             (162,433)             356,631
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $170,951            ($270,935)          $1,366,359
============================================================= ==================== ==================== ====================

MEC International B.V., EME Atlantic Holdings Limited,
Mission Energy Universal Holdings and Subsidiaries[Tier 11, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Contact      Mission Energy       Mission Energy
                                                                Finance Limited      Five Star            Pacific Holdings
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $301,953
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             301,953
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                157,419
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 $1,505               45,638
Depreciation, decommissioning and amortization                                                                       26,176
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,505              229,233
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (1,505)              72,720
Interest and dividend income                                                   $1                  223                  991
Other nonoperating income                                                                                                (1)
Interest expense - net of amounts capitalized                                                      (88)             (23,841)
Other nonoperating deductions                                                                                       (21,283)
Dividends on preferred securities                                                                                    (8,811)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1               (1,370)              19,775
Income taxes (benefit)                                                                              50               23,115
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1               (1,420)              (3,340)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1               (1,420)              (3,340)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                42,300
Dividends declared on common stock                                                                                  (26,436)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $1              ($1,420)             $12,524
=============================================================== ==================== ==================== ====================

MEC International B.V., EME Atlantic Holdings Limited,
Mission Energy Universal Holdings and Subsidiaries[Tier 11, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Consolidating        Mission Energy
                                                                Universal Holdings   Adjustments          Universal Holdings
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $235              ($1,827)            $300,361
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       235               (1,827)             300,361
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                              (339)             157,080
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 6                  598               47,747
Depreciation, decommissioning and amortization                                                     (20)              26,156
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        6                  239              230,983
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       229               (2,066)              69,378
Interest and dividend income                                                2,059               (1,119)               2,155
Other nonoperating income                                                                                                (1)
Interest expense - net of amounts capitalized                                  (4)               3,601              (20,332)
Other nonoperating deductions                                                                    2,430              (18,853)
Dividends on preferred securities                                                                                    (8,811)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,284                2,846               23,536
Income taxes (benefit)                                                        490               (1,628)              22,027
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,794                4,474                1,509
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,794                4,474                1,509
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (396)             (14,155)              27,749
Dividends declared on common stock                                           (194)                                  (26,630)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,204              ($9,681)              $2,628
=============================================================== ==================== ==================== ====================

MEC International B.V.
Global Generation B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Caresale Services    Edison First Power   Redbill Contracts
                                                              Limited              Holdings II          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69               $1,060
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                              72
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         69                1,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     10,711
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             10,711
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of Discontinued Operations                                                            153,610
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       153,610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $69             $165,453
============================================================= ==================== ==================== ====================

MEC International B.V.
Global Generation B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Global Generation    Consolidating          Global Generation
                                                              B.V.                 Adjustments            B.V. Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                       $131                                      $1,260
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                              $1                     73
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                        131                    1                  1,333
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net                                                                                            10,711
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,046,456           (1,046,456)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets                                     1,046,456           (1,046,456)                10,711
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Assets of Discontinued Operations                                                                                   153,610
Other deferred charges
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                                              153,610
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets                                                         $1,046,587          ($1,046,455)              $165,654
============================================================= ==================== ====================== ====================

MEC International B.V.
Global Generation B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Caresale Services    Edison First Power   Redbill Contracts
                                                              Limited              Holdings II          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $2                 $934
Accrued taxes                                                                (3)                 653
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    17                2,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    16                4,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               251,594
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Liabilities of Discontinued Operations                                                        55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            523,034            1,046,456
Additional paid-in capital
Accumulated other comprehensive income (loss)                            (4,860)               2,347
Retained earnings                                                      (518,121)          (1,195,018)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            53             (146,215)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $69             $165,453
============================================================= ==================== ==================== ====================

MEC International B.V.
Global Generation B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Global Generation    Consolidating        Global Generation
                                                              B.V.                 Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $671,283                  ($2)            $672,217
Accrued taxes                                                            (4,250)                  73               (3,527)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    35                  (17)               2,677
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               667,068                   54              671,367
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    251,594
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Liabilities from Discontinued Operations                                                                           55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 40           (1,569,490)                  40
Additional paid-in capital                                              446,211                    1              446,212
Accumulated other comprehensive income (loss)                               152                4,860                2,499
Retained earnings                                                       (66,884)             518,120           (1,261,903)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       379,519           (1,046,509)            (813,152)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,046,587          ($1,046,455)            $165,654
============================================================= ==================== ==================== ====================

MEC International B.V.
Global Generation B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Caresale Services    Edison First Power   Redbill Contracts
                                                                Limited              Holdings II          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $525,864
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        525,864
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           268,741
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $37              171,096
Depreciation, decommissioning and amortization                                                  74,717
Write-down of nonutility assets
Property and other taxes                                                                        25,291
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       37              539,845
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (37)             (13,981)
Interest and dividend income                                                    3                6,074
Other nonoperating income
Interest expense - net of amounts capitalized                            (518,157)             (82,921)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (518,191)             (90,828)
Income taxes (benefit)                                                                         (24,858)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                 (518,191)             (65,970)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                        (1,921,401)
Income taxes (benefit) on discontinued operations                                             (745,086)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                        (518,191)          (1,242,285)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          70               47,267
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($518,121)         ($1,195,018)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Global Generation B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Global Generation    Consolidating        Global Generation
                                                                B.V.                 Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $525,864
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             525,864
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                268,741
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $176                 ($37)             171,272
Depreciation, decommissioning and amortization                                                                       74,717
Write-down of nonutility assets
Property and other taxes                                                                            (1)              25,290
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      176                  (38)             540,020
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (176)                  38              (14,156)
Interest and dividend income                                                  949                   (3)               7,023
Other nonoperating income                                                     (39)                                      (39)
Interest expense - net of amounts capitalized                             (32,000)             518,157             (114,921)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (31,266)             518,192             (122,093)
Income taxes (benefit)                                                       (104)                   1              (24,961)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (31,162)             518,191              (97,132)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                                             (1,921,401)
Income taxes (benefit) on discontinued operations                                                                  (745,086)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (31,162)             518,191           (1,273,447)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (35,722)                 (71)              11,544
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($66,884)            $518,120          ($1,261,903)
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II and Subsidiaries
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison First Power   Edison First Power   Consolidating
                                                              I Holdings           II Holdings          Adjustments
------------------------------------------------------------- -------------------- -------------------- ----------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- ----------------------

Cash and equivalents                                                    $63,170                                  ($62,110)
Receivables - net                                                        86,398                                   (86,398)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      1,546                                    (1,474)
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total current assets                                                    151,114                                  (149,982)
------------------------------------------------------------- -------------------- -------------------- ----------------------

Nonutility property - net                                                10,711
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $18                  (18)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total investment and other assets                                        10,711                   18                  (18)
------------------------------------------------------------- -------------------- -------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- ----------------------

Assets of Discontinued Operations                                         1,607                                   152,003
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total deferred charges                                                    1,607                                   152,003
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total assets                                                           $163,432                  $18               $2,003
============================================================= ==================== ==================== ======================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II and Subsidiaries
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison First Power
                                                              II Holdings
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,060
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         72
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                10,711
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        10,711
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of Discontinued Operations                                       153,610
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  153,610
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $165,453
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II and Subsidiaries
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison First Power   Edison First Power   Consolidating
                                                              I Holdings           II Holdings          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year                          $14,318                                  ($13,384)
Accounts payable                                                         (1,296)                                    1,949
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                45,084                                   (42,442)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                58,106                                   (53,877)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          491,901                                  (240,307)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Liabilities of Discontinued Operations                                                                             55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                         (2,650,004)            $724,470            2,971,990
Additional paid-in capital
Accumulated other comprehensive income (loss)                            13,962               (3,095)              (8,520)
Retained earnings                                                     2,249,467             (721,357)          (2,723,128)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (386,575)                  18              240,342
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $163,432                  $18               $2,003
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II and Subsidiaries
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison First Power
                                                              II Holdings
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $934
Accrued taxes                                                               653
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 2,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 4,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          251,594
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Liabilities of Discontinued Operations                                   55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             55,845
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          1,046,456
Additional paid-in capital
Accumulated other comprehensive income (loss)                             2,347
Retained earnings                                                    (1,195,018)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (146,215)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $165,453
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison First Power   Edison First Power   Consolidating
                                                                I Holdings           II Holdings          Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $515,849                                   $10,015
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   515,849                                    10,015
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      268,328                                       413
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           159,975                                    11,121
Depreciation, decommissioning and amortization                             51,746                                    22,971
Write-down of nonutility assets
Property and other taxes                                                   25,287                                         4
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  505,336                                    34,509
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    10,513                                   (24,494)
Interest and dividend income                                                6,071                                         3
Other nonoperating income                                                   3,219            ($721,357)             718,138
Interest expense - net of amounts capitalized                            (263,009)                                  180,088
Other nonoperating deductions                                           2,480,651                                (2,480,651)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                   2,237,445             (721,357)          (1,606,916)
Income taxes (benefit)                                                                                              (24,858)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                2,237,445             (721,357)          (1,582,058)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                                                             (1,921,401)
Income taxes (benefit) on discontinued operations                                                                  (745,086)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                       2,237,445             (721,357)          (2,758,373)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      12,022                                    35,245
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $2,249,467            ($721,357)         ($2,723,128)
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison First Power
                                                                II Holdings
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $525,864
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   525,864
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      268,741
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           171,096
Depreciation, decommissioning and amortization                             74,717
Write-down of nonutility assets
Property and other taxes                                                   25,291
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  539,845
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (13,981)
Interest and dividend income                                                6,074
Other nonoperating income
Interest expense - net of amounts capitalized                             (82,921)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (90,828)
Income taxes (benefit)                                                    (24,858)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (65,970)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)                   (1,921,401)
Income taxes (benefit) on discontinued operations                        (745,086)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                      (1,242,285)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      47,267
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,195,018)
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Caresale Services    Edison Mission       EME Finance UK
                                                              Limited              Marketing and        Limited
                                                                                   Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $69               $1,129
Receivables - net                                                                                 11
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                              72
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         69                1,212
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     10,712
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             10,712
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $69              $11,924
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              South Australian     Energy Generation    Maplekey Holdings
                                                              Holdings Ltd.        Finance PLC          Limited
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $62,039
Receivables - net                                                                                                  86,388
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                1,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                              149,901
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              1,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              1,607
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $151,508
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison First Power   Consolidating          Edison First Power
                                                              Holdings I           Adjustments            Holdings I
                                                                                                          Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                                            ($67)               $63,170
Receivables - net                                                                                                    86,398
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  1,546
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                                             (67)               151,114
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net                                                                          1                 10,711
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets                                                                                    10,711
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                1,607
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                                                1,607
------------------------------------------------------------- -------------------- ---------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    ($67)              $163,432
============================================================= ==================== ====================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Caresale Services    Edison Mission       EME Finance UK
                                                              Limited              Marketing and        Limited
                                                                                   Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $2              ($3,116)           ($251,594)
Accrued taxes                                                                (3)                 734
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    17                2,642                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    16                  260             (251,590)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                   (251,594)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            523,034
Additional paid-in capital                                                                    11,664                   18
Accumulated other comprehensive income (loss)                            (4,860)                (102)                 (47)
Retained earnings                                                      (518,121)                 102                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            53               11,664                  ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $69              $11,924
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              South Australian     Energy Generation    Maplekey Holdings
                                                              Holdings Ltd.        Finance PLC          Limited
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                 $268,937
Accrued taxes                                                                                                      (1,466)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                         $2               42,325
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          2              309,796
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      18              418,838
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                      1               (7,855)
Retained earnings                                                                                (22)            (569,272)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($3)            (158,289)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $151,507
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison First Power   Consolidating        Edison First Power
                                                              Holdings I           Adjustments          Holdings I
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $89              $14,318
Accrued taxes                                                                                   (561)              (1,296)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                         94               45,084
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                       (378)              58,106
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    491,901
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                              (3,591,894)          (2,650,004)
Additional paid-in capital                                                                   (11,682)
Accumulated other comprehensive income (loss)                                                 26,825               13,962
Retained earnings                                                                          3,336,755            2,249,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (239,996)            (386,575)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      ($66)            $163,432
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Caresale Services    Edison Mission       EME Finance UK
                                                                Limited              Marketing and        Limited
                                                                                     Services Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $37               $7,586
Depreciation, decommissioning and amortization                                                   3,300
Write-down of nonutility assets
Property and other taxes                                                                            49
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       37               10,935
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (37)             (10,935)
Interest and dividend income                                                    3                   18
Other nonoperating income                                                                       11,131               $5,444
Interest expense - net of amounts capitalized                            (518,157)
Other nonoperating deductions                                                                                        (5,416)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (518,191)                 214                   28
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                 (518,191)                 214                   28
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                        (518,191)                 214                   28
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          70                 (112)                  (3)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($518,121)                $102                  $25
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                South Australian     Energy Generation    Maplekey Holdings
                                                                Holdings Ltd.        Finance PLC          Limited
                                                                Consolidated                              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                                   $515,849
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             515,849
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                268,328
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $3              184,715
Depreciation, decommissioning and amortization                                                                       48,447
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             3              501,490
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (3)              14,359
Interest and dividend income                                                                                          5,498
Other nonoperating income
Interest expense - net of amounts capitalized                                                                      (200,739)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (3)            (180,882)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (3)            (180,882)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (3)            (180,882)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (19)            (371,387)
Dividends declared on common stock                                                                                  (17,003)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($22)           ($569,272)
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.,
Edison First Power Holdings II,
Edison First Power Holdings I and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison First Power   Consolidating        Edison First Power
                                                                Holdings I           Adjustments          Holdings I
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $515,849
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             515,849
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                268,328
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                               ($32,366)             159,975
Depreciation, decommissioning and amortization                                                      (1)              51,746
Write-down of nonutility assets
Property and other taxes                                                                        25,238               25,287
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        (7,129)             505,336
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          7,129               10,513
Interest and dividend income                                                                       552                6,071
Other nonoperating income                                                                      (13,356)               3,219
Interest expense - net of amounts capitalized                                                  455,887             (263,009)
Other nonoperating deductions                                                                2,486,067            2,480,651
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                        2,936,279            2,237,445
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                     2,936,279            2,237,445
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                            2,936,279            2,237,445
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          383,473               12,022
Ddends declared on common stock                                                                 17,003
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                             $3,336,755           $2,249,467
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       EME International
                                                              Retail Pty Ltd.      Utilities Pty. Ltd.  Dragon Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- ----------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- ----------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- ----------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- ----------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total assets
============================================================= ==================== ==================== ======================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              South Australian     Consolidating          South Australian
                                                              Holdings Ltd.        Adjustments            Holdings Ltd.
                                                                                                          Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets
============================================================= ==================== ====================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       EME International
                                                              Retail Pty Ltd.      Utilities Pty. Ltd.  Dragon Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              South Australian     Consolidating        South Australian
                                                              Holdings Ltd.        Adjustments          Holdings Ltd.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd. and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       EME International
                                                                Retail Pty Ltd.      Utilities Pty. Ltd.  Dragon Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd. and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                South Australian     Consolidating        South Australian
                                                                Holdings Ltd.        Adjustments          Holdings Ltd.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       EME Adelaide         EME Monet Ltd.
                                                              Ausone Pty Ltd.      Energy Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission        EME International     Consolidating
                                                              Vendesi Pty Ltd.      Dragon Limited        Adjustments
                                                              [11]
------------------------------------------------------------- --------------------- --------------------- ---------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- ---------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total current assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total investment and other assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- ---------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total deferred charges
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total assets
============================================================= ===================== ===================== =====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME International
                                                              Dragon Limited
                                                              Consolidated
------------------------------------------------------------- --------------------- --------------------- ---------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- ---------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total current assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total investment and other assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- ---------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total deferred charges
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total assets
============================================================= ===================== ===================== =====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       EME Adelaide         EME Monet Ltd.
                                                              Ausone Pty Ltd.      Energy Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       EME International    Consolidating
                                                              Vendesi Pty Ltd.     Dragon Limited       Adjustments
                                                              [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME International
                                                              Dragon Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       EME Adelaide         EME Monet Ltd.
                                                                Ausone Pty Ltd.      Energy Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       EME International    Consolidating
                                                                Vendesi Pty Ltd.     Dragon Limited       Adjustments
                                                                [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
South Australian Holdings Ltd.
EME International Dragon Limited and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME International
                                                                Dragon Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
Maplekey Holdings Limited and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [10]         Limited [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $62,039
Receivables - net                                                                                                  86,388
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                1,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                              149,901
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              1,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              1,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $151,508
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
Maplekey Holdings Limited and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Maplekey Holdings    Consolidating          Maplekey Holdings
                                                              Limited              Adjustments            Limited
                                                                                                          Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                                                                $62,039
Receivables - net                                                                                                    86,388
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  1,474
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                                                                149,901
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                1,607
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                                                1,607
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets                                                                                                       $151,508
============================================================= ==================== ====================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
Maplekey Holdings Limited and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [10]         Limited [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                 $268,938
Accrued taxes                                                                                                      (1,466)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    $5                   $5               42,311
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5                    5              309,783
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            418,838              418,838            1,182,180
Additional paid-in capital
Accumulated other comprehensive income (loss)                            (3,903)              (3,903)             (10,952)
Retained earnings                                                      (414,940)            (414,940)          (1,329,503)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($5)                 ($5)            (158,275)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $151,508
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
Maplekey Holdings Limited and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Maplekey Holdings    Consolidating        Maplekey Holdings
                                                              Limited              Adjustments          Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 ($1)            $268,937
Accrued taxes                                                                                                      (1,466)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    $5                   (1)              42,325
------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                                                                                       (26,630)
Total current liabilities                                                     5                   (2)             309,796
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                                          $2,628
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            418,837           (2,019,854)             418,839
Additional paid-in capital
Accumulated other comprehensive income (loss)                            (3,903)              14,806               (7,855)
Retained earnings                                                      (414,939)           2,005,050             (569,272)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($5)                  $2             (158,288)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $151,508
============================================================= ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
Maplekey Holdings Limited and Subsidiaries [Tier 9. et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Maplekey UK          Maplekey UK          Edison First Power
                                                                Finance Limited      Limited [10]         Limited [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $515,849
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             515,849
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                268,328
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                               ($17)                ($17)             184,767
Write-down of nonutility assets                                                                                      48,447
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (17)                 (17)             501,542
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        17                   17               14,307
Interest and dividend income                                                                                          5,498
Other nonoperating income
Interest expense - net of amounts capitalized                                                                      (203,739)
Other nonoperating deductions                                            (414,933)            (414,933)          (1,069,064)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (414,916)            (414,916)          (1,252,998)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                 (414,916)            (414,916)          (1,252,998)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                        (414,916)            (414,916)          (1,252,998)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (24)                 (24)             (76,505)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($414,940)           ($414,940)         ($1,329,503)
=============================================================== ==================== ==================== ====================

MEC International B.V., Global Generation B.V.
Edison First Power Holdings II, Edison First Power Holdings I
Maplekey Holdings Limited and Subsidiaries [Tier 9. et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Maplekey Holdings    Consolidating        Maplekey Holdings
                                                                Limited              Adjustments          Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $515,849
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             515,849
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                268,328
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              ($17)                 ($1)             184,715
Depreciation, decommissioning and amortization                                                                       48,447
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      (17)                  (1)             501,490
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        17                    1               14,359
Interest and dividend income                                                                                          5,498
Other nonoperating income
Interest expense - net of amounts capitalized                                                                      (203,739)
Other nonoperating deductions                                            (414,933)           1,945,476             (368,387)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (414,916)           1,945,477             (552,269)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                 (414,916)           1,945,477             (552,269)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                        (414,916)           1,945,477             (552,269)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (24)              59,574              (17,003)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($414,939)          $2,005,050            ($569,272)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Iberica de           Electro              Monasterio de
                                                              Energias S.L.        Metalurgica del      Rueda, S.L. [9]
                                                                                   Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $9,163                 $101
Receivables - net                                                         4,553                3,375
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        163                  142
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     13,879                3,618
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                40,913                7,192
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         7,660                    1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        48,573                7,193
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    3,558               35,967
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,558               35,967
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $66,010              $46,778
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V.and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Hydro Energy B.V     Consolidating          Hydro Energy B.V.
                                                                                   Adjustments            Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                                                                 $9,264
Receivables - net                                                                                                     7,928
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    305
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                                                                 17,497
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net                                                                    $28,783                 76,888
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $24,871              (27,951)                 4,581
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets                                        24,871                  832                 81,469
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                       (38,100)                 1,425
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                       (38,100)                 1,425
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets                                                            $24,871             ($37,268)              $100,391
============================================================= ==================== ====================== ====================

MEC International B.V.
Hydro Energy B.V.and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Iberica de           Electro              Monasterio de
                                                              Energias S.L.        Metalurgica del      Rueda, S.L. [9]
                                                                                   Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $2,905               $4,805
Preferred stock to be redeemed within one year
Accounts payable                                                            325                  897
Accrued taxes                                                               670                   72
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   254               11,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 4,154               16,933
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           27,594               24,313
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             17,721                   83
Additional paid-in capital                                               10,878                  168
Accumulated other comprehensive income (loss)                               658                  471
Retained earnings                                                         5,005                4,810
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        34,262                5,532
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $66,010              $46,778
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Hydro Energy B.V     Consolidating        Hydro Energy B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                           $535                ($288)              $7,957
Preferred stock to be redeemed within one year
Accounts payable                                                          1,779                 (457)               2,544
Accrued taxes                                                               (18)                   4                  728
Regulatory liabilities - net
Trading and price risk management liabilities                                                  4,484                4,484
Other current liabilities                                                                         90               11,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,296                3,833               27,216
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           26,060               17,325               95,292
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (1,850)              (1,850)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (1,850)              (1,850)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                483                  483
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 25              (15,717)               2,112
Additional paid-in capital                                                                   (11,046)
Accumulated other comprehensive income (loss)                             6,234              (47,397)             (40,034)
Retained earnings                                                        (9,744)              17,101               17,172
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (3,485)             (57,059)             (20,750)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $24,871             ($37,268)            $100,391
============================================================= ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Iberica de           Electro              Monasterio de
                                                                Energias S.L.        Metalurgica del      Rueda, S.L. [9]
                                                                                     Ebro, S.L. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $10,739               $7,101
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    10,739                7,101
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             2,503                1,380
Depreciation, decommissioning and amortization                              1,430                2,317
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,933                3,697
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     6,806                3,404
Interest and dividend income                                                  769                   95
Other nonoperating income                                                     491                 (220)
Interest expense - net of amounts capitalized                              (2,444)              (3,169)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       5,622                  110
Income taxes (benefit)                                                      1,985                   13
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,637                   97
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,637                   97
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,368                4,713
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $5,005               $4,810
=============================================================== ==================== ==================== ====================

MEC International B.V.
Hydro Energy B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Hydro Energy B.V     Consolidating        Hydro Energy B.V.
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $283              $18,123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            283               18,123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     13                3,896
Depreciation, decommissioning and amortization                                                    (478)               3,269
Write-down of nonutility assets
Property and other taxes                                                                           105                  105
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                          (360)               7,270
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            643               10,853
Interest and dividend income                                                ($115)                  (2)                 747
Other nonoperating income                                                     161                 (895)                (463)
Interest expense - net of amounts capitalized                                                   (1,737)              (7,350)
Other nonoperating deductions                                                                      (10)                 (10)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          46               (2,001)               3,777
Income taxes (benefit)                                                         16                 (198)               1,816
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       30               (1,803)               1,961
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              30               (1,803)               1,961
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (331)              10,406               16,156
Dividends declared on common stock                                         (9,443)               8,498                 (945)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,744)             $17,101              $17,172
=============================================================== ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Desarrello       Hydro Energy B.V.    Iberica de
                                                              Espana S.L.                               Energias S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $619               $9,264               $9,163
Receivables - net                                                            43                7,928                4,553
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             305                  163
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        662               17,497               13,879
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     76,888               40,913
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              4,582                7,660
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             81,469               48,573
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    2,131                1,425                3,558
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    2,131                1,425                3,558
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,793             $100,391              $66,010
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Electro              Monasterio de        Iberica de
                                                              Metalurgica del      Rueda, S.L. [10]     Energias S.L.
                                                              Ebro, S.L. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $101                                    $9,264
Receivables - net                                                         3,375                                     7,928
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        142                                       305
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      3,618                                    17,497
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,192                                    76,888
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             1                                     4,581
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         7,193                                    81,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   35,967                                     1,425
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   35,967                                     1,425
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $46,778                                  $100,391
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Electro              Monasterio de        Saltos del Porma,
                                                              Metalurgica del      Rueda, S.L. [9]      S.A.
                                                              Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $101
Receivables - net                                                         3,375
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        142
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      3,618
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,192
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                             1
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         7,193
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   35,967
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   35,967
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $46,778
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Iberian              Consolidating        Iberian
                                                              Hy-Power Amsterdam   Adjustments          Hy-Power Amsterdam
                                                              B.V.                                      B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $240             ($18,628)             $10,124
Receivables - net                                                                            (19,231)               7,971
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                            (753)                 304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        240              (38,612)              18,399
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 1,529             (109,406)             101,196
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         4,118              (20,942)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,647             (130,348)             101,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                       (76,917)               3,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       (76,917)               3,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,887            ($245,877)            $123,151
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Desarrello       Hydro Energy B.V.    Iberica de
                                                              Espana S.L.                               Energias S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $7,957               $2,905
Preferred stock to be redeemed within one year
Accounts payable                                                           $422                2,544                  325
Accrued taxes                                                                                    728                  670
Regulatory liabilities - net
Trading and price risk management liabilities                                                  4,484
Other current liabilities                                                     5               11,503                  254
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   427               27,216                4,154
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                95,292               27,594
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (214)              (1,850)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (214)              (1,850)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                483
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   2,112               17,721
Additional paid-in capital                                                                                         10,878
Accumulated other comprehensive income (loss)                             3,063              (40,034)                 658
Retained earnings                                                          (483)              17,172                5,005
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,580              (20,750)              34,262
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,793             $100,391              $66,010
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Electro              Monasterio de        Iberica de
                                                              Metalurgica del      Rueda, S.L. [10]     Energias S.L.
                                                              Ebro, S.L. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $4,805                                    $7,421
Preferred stock to be redeemed within one year
Accounts payable                                                            897                                       765
Accrued taxes                                                                72                                       746
Regulatory liabilities - net
Trading and price risk management liabilities                                                                       4,484
Other current liabilities                                                11,159                                    11,503
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                16,933                                    24,919
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           24,313                                    51,145
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            (1,850)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       (1,850)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     483
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 83                                    25,474
Additional paid-in capital                                                  168
Accumulated other comprehensive income (loss)                               471                                   (17,254)
Retained earnings                                                         4,810                                    17,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         5,532                                    25,694
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $46,778                                  $100,391
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Electro              Monasterio de        Saltos del Porma,
                                                              Metalurgica del      Rueda, S.L. [9]      S.A.
                                                              Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $4,805
Preferred stock to be redeemed within one year
Accounts payable                                                            897
Accrued taxes                                                                72
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                11,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                16,933
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           24,313
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 83
Additional paid-in capital                                                  168
Accumulated other comprehensive income (loss)                               471
Retained earnings                                                         4,810
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         5,532
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $46,778
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Iberian              Consolidating        Iberian
                                                              Hy-Power Amsterdam   Adjustments          Hy-Power Amsterdam
                                                              B.V.                                      B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                            ($19,936)              $7,957
Preferred stock to be redeemed within one year
Accounts payable                                                         $4,419               (6,917)               3,352
Accrued taxes                                                              (409)              (1,559)                 320
Regulatory liabilities - net
Trading and price risk management liabilities                                                 (4,484)               4,484
Other current liabilities                                                    18              (34,075)              11,526
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 4,028              (66,971)              27,638
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            7,136             (147,505)              82,288
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        1,849               (2,065)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   1,849               (2,065)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                               (483)                 483
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,186              (47,159)                (500)
Additional paid-in capital                                                  965               (2,468)               9,711
Accumulated other comprehensive income (loss)                                19               44,245               (8,360)
Retained earnings                                                        (7,447)             (27,385)              13,956
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (5,277)             (32,767)              14,806
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,887            ($245,877)            $123,151
============================================================= ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Desarrello       Hydro Energy B.V.    Iberica de
                                                                Espana S.L.                               Energias S.L. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $18,123              $10,739
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         18,123               10,739
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $55                3,896                2,503
Depreciation, decommissioning and amortization                                                   3,269                1,430
Write-down of nonutility assets
Property and other taxes                                                                           105
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      $55                7,270                3,933
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (55)              10,853                6,806
Interest and dividend income                                                                       747                  769
Other nonoperating income                                                      52                 (463)                 491
Interest expense - net of amounts capitalized                                                   (7,350)              (2,444)
Other nonoperating deductions                                                                      (10)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)               3,777                5,622
Income taxes (benefit)                                                         (1)               1,816                1,985
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)               1,961                3,637
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)               1,961                3,637
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (481)              16,156                1,368
Dividends declared on common stock                                                                (945)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($483)             $17,172               $5,005
=============================================================== ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Electro              Monasterio de        Iberica de
                                                                Metalurgica del      Rueda, S.L. [10]     Energias S.L.
                                                                Ebro, S.L. [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $7,101                                   $18,123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     7,101                                    18,123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,380                                     3,896
Depreciation, decommissioning and amortization                              2,317                                     3,269
Write-down of nonutility assets
Property and other taxes                                                                                                105
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,697                                     7,270
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     3,404                                    10,853
Interest and dividend income                                                   95                                       862
Other nonoperating income                                                    (220)                                     (624)
Interest expense - net of amounts capitalized                              (3,169)                                   (7,350)
Other nonoperating deductions                                                                                           (10)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         110                                     3,731
Income taxes (benefit)                                                         13                                     1,800
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       97                                     1,931
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              97                                     1,930
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,713                                     7,045
Dividends declared on common stock                                                                                    8,498
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,810                                   $17,474
=============================================================== ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Electro              Monasterio de        Saltos del Porma,
                                                                Metalurgica del      Rueda, S.L. [9]      S.A.
                                                                Ebro, S.L. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $7,101
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     7,101
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,380
Depreciation, decommissioning and amortization                              2,317
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,697
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     3,404
Interest and dividend income                                                   95
Other nonoperating income                                                    (220)
Interest expense - net of amounts capitalized                              (3,169)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         110
Income taxes (benefit)                                                         13
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       97
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              97
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,713
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,810
=============================================================== ==================== ==================== ====================

MEC International B.V.
Iberian Hy-Power Amsterdam B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Iberian              Consolidating        Iberian
                                                                Hy-Power Amsterdam   Adjustments          Hy-Power Amsterdam
                                                                B.V.                                      B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   ($43,064)             $18,123
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        (43,064)              18,123
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 (9,054)               4,056
Depreciation, decommissioning and amortization                                $58               (9,333)               3,327
Write-down of nonutility assets
Property and other taxes                                                                          (210)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       58              (18,597)               7,383
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (58)             (24,467)              10,740
Interest and dividend income                                                    7               (1,822)                 753
Other nonoperating income                                                      17                  573                 (394)
Interest expense - net of amounts capitalized                                (144)              16,133               (7,494)
Other nonoperating deductions                                                                       10                  (10)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (179)              (9,573)               3,595
Income taxes (benefit)                                                          8               (3,811)               1,823
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (187)              (5,762)               1,772
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (187)              (5,762)               1,772
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,238              (13,126)              21,626
Dividends declared on common stock                                         (8,498)              (8,497)              (9,442)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($7,447)            ($27,385)             $13,956
=============================================================== ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $48               $5,420                ($808)
Receivables - net                                                                              5,172                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,937                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (84,331)
Prepayments and other current assets                                                             625                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         48              (69,177)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    555,055              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        13,161
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        13,161              555,055              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $16,214              $20,874
Receivables - net                                                                              4,951               10,345
Fuel inventory
Materials and supplies, at average cost                                                       (3,937)               7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (81,024)            (165,355)
Prepayments and other current assets                                                             449                1,226
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (63,347)            (125,190)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                   (545,243)             968,477
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $6,136              (19,297)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         6,136             (564,540)             968,477
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         7,434               10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         7,434               10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,136            ($620,453)            $853,719
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,466              (16,233)              $1,495
Accrued taxes                                                                                    218
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,322                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,466               (9,080)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               318,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (7)             (25,290)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 251,991
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       34                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (7)             226,735                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (77,105)              (5,958)             768,427
Accumulated other comprehensive income (loss)                            74,771              (51,432)             (76,247)
Retained earnings                                                        14,084                9,989              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        11,750              (47,401)             958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215               $6,828
Preferred stock to be redeemed within one year
Accounts payable                                                         $4,171              (75,840)             (84,941)
Accrued taxes                                                                                    209                  427
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     10,030               19,634
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 4,171              (62,386)             (58,052)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               283,778              602,400
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (203)              16,348               (9,152)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283              369,274
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      (34)                  67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (203)             133,597              360,189
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                              4,031                4,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (27,610)            (547,461)             110,293
Accumulated other comprehensive income (loss)                            39,445             (273,002)            (286,465)
Retained earnings                                                        (9,667)            (159,010)             121,323
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,168             (979,473)             (54,849)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $6,136            ($620,453)            $853,719
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [8]      Venture [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,194              $69,543                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,194               69,543                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,934               17,517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,689               22,490
Depreciation, decommissioning and amortization                                                  12,457
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        35,080               40,007
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     9,194               34,463              (39,936)
Interest and dividend income                                                    2                1,290
Other nonoperating income                                                                           (8)                  (5)
Interest expense - net of amounts capitalized                                                  (27,049)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,196                8,696              (39,941)
Income taxes (benefit)                                                                            (238)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    9,196                8,934              (39,941)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           9,196                8,934              (39,941)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,888                1,055              305,868
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $14,084               $9,989             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V.
Latrobe Power Pty Ltd and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                                Ltd                  Adjustments          Ltd Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $4,810              $43,608             $127,226
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,810               43,608              127,226
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            (8,699)              17,752
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                  (9,388)              26,791
Write-down of nonutility assets                                                                 10,078               22,535
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        (8,009)              67,078
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,810               51,617               60,148
Interest and dividend income                                                                     6,189                7,481
Other nonoperating income                                                      89                  (98)                 (22)
Interest expense - net of amounts capitalized                                                  (24,499)             (51,548)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,899               33,209               16,059
Income taxes (benefit)                                                      1,274                3,165                4,201
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,625               30,044               11,858
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,625               30,044               11,858
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (13,292)             189,054              109,465
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,667)           ($159,010)            $121,323
=============================================================== ==================== ==================== ====================

MEC International B.V.
Latrobe Valley B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Valley B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Valley B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Valley B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V.
Latrobe Valley B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                                Ltd.                                      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V.
Latrobe Valley B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Latrobe Valley
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Latrobe Power Pty    Mission Energy
                                                              Energy Holdings      Ltd Consolidated     Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $746              $20,874
Receivables - net                                                           673               10,345
Fuel inventory
Materials and supplies, at average cost                                                        7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                    (165,355)
Prepayments and other current assets                                         53                1,226
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,472             (125,190)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 6,859              968,477
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,300)                                     $117
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,559              968,477                  117
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       46               10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       46               10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,077             $853,719                 $117
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty Ltd              Pty Ltd              Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                             ($20,874)
Receivables - net                                                                                                 (10,345)
Fuel inventory
Materials and supplies, at average cost                                                                            (7,720)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                          165,355
Prepayments and other current assets                                                                               (1,226)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                              125,190
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                        (968,477)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $5,476              ($1,050)              (4,948)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,476              ($1,050)            (973,425)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                            (10,432)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            (10,432)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,476              ($1,050)           ($858,667)
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loy Yang Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $746
Receivables - net                                                           673
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         53
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,472
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 6,859
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,705)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,154
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       46
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       46
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,672
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Latrobe Power Pty    Mission Energy
                                                              Energy Holdings      Ltd Consolidated     Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                            $41               $6,828
Preferred stock to be redeemed within one year
Accounts payable                                                        (12,328)             (84,941)                 $80
Accrued taxes                                                               505                  427                  (59)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 1,418               19,634
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,364)             (58,052)                  21
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              160              602,400                   39
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     106               (9,152)                 (13)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 369,274
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  59                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                165              360,189                  (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                              4,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                   110,293                 (528)
Accumulated other comprehensive income (loss)                            (5,639)            (286,465)                  (7)
Retained earnings                                                        13,229              121,323                  605
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         7,590              (54,849)                  70
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,077             $853,719                 $117
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty Ltd              Pty Ltd              Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                                                  ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,372                                    82,569
Accrued taxes                                                                                                        (427)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                                         (19,634)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,372                                    55,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          133,068                                  (735,448)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (434)                                    9,585
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                                     (369,274)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           (67)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (434)                                 (359,756)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                  (4,031)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (24,644)             ($1,050)             (84,071)
Accumulated other comprehensive income (loss)                           (98,248)                                  385,306
Retained earnings                                                        (6,638)                                 (106,821)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (129,530)              (1,050)             194,414
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,476              ($1,050)           ($858,567)
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loy Yang Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                            $41
Preferred stock to be redeemed within one year
Accounts payable                                                        (12,248)
Accrued taxes                                                               446
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 1,418
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,343)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              219
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      92
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  59
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                151
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                            (5,053)
Retained earnings                                                        21,698
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        16,645
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $6,672
============================================================= ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Latrobe Power Pty    Mission Energy
                                                                Energy Holdings      Ltd Consolidated     Ventures Australia
                                                                Pty Ltd                                   Pty Ltd
                                                                Consolidated                              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $92                                       $92
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        92                                        92
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           $17,752
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            15,307               26,791
Depreciation, decommissioning and amortization                                592               22,535
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  (15,899)              67,078
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (15,807)             (67,078)                  92
Interest and dividend income                                                  359                7,481                    2
Other nonoperating income                                                   2,569                  (22)
Interest expense - net of amounts capitalized                                 (14)             (51,548)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (12,893)            (111,167)                  94
Income taxes (benefit)                                                                           4,201
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (12,893)            (115,368)                  94
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (12,893)            (115,368)                  94
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      26,122              236,691                  511
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $13,229             $121,323                 $605
=============================================================== ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Traralgon Power      Loy Yang Holdings    Consolidating
                                                                Pty Ltd              Pty Ltd              Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $4,293                                    $4,947
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,293                                     4,947
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                (17,752)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                     (26,808)
Depreciation, decommissioning and amortization                                                                      (22,515)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                            (67,075)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,293                                    72,022
Interest and dividend income                                                   46                                    (7,527)
Other nonoperating income                                                      60                                        47
Interest expense - net of amounts capitalized                                                                        51,548
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,399                                   116,089
Income taxes (benefit)                                                      1,139                                    (6,295)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,260                                   122,384
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,260                                   122,384)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (9,896)                                 (229,207)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($6,638)                                ($106,821)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Loy Yang Holdings
                                                                Pty Ltd
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,424
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,424
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            15,290
Depreciation, decommissioning and amortization                                612
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   15,902
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (6,478)
Interest and dividend income                                                  361
Other nonoperating income                                                   2,653
Interest expense - net of amounts capitalized                                 (14)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (3,478)
Income taxes (benefit)                                                       (955)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (2,523)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (2,523)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      24,221
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $21,698
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $19               $5,420                ($808)
Receivables - net                                                            10                5,172                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,937                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (84,331)
Prepayments and other current assets                                                             625                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         29              (69,177)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    555,055              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,582)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,582)             555,055              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($1,553)            $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty    Maintenance          Maintenance Loy
                                                              Ltd.                 Kwinana Pty Ltd      Yang Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty Ltd    Partnership [9]
                                                              Superannuation
                                                              Fund Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                                      $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $282               19,888
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                282               19,888
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $282              $19,889
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $5,168                 $727              ($9,780)
Receivables - net                                                         1,458                  662               (6,852)
Fuel inventory
Materials and supplies, at average cost                                   1,530                                   (13,187)
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (4,091)                                   88,422
Prepayments and other current assets                                        178                   54                 (956)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,243                1,443               57,647)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                71,164                1,396           (1,579,421)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 (19,888)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        71,164                1,396           (1,599,309)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    1,716                   46               (4,714)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,716                   46               (4,714)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $77,123               $2,885          ($1,546,376)
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $746
Receivables - net                                                           673
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         53
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,472
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 6,859
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,300)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,559
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       46
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       46
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $7,077
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613
Preferred stock to be redeemed within one year
Accounts payable                                                       ($15,027)             (16,233)              $1,495
Accrued taxes                                                                                    218
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,322                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (15,027)              (9,080)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               318,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     229              (25,290)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 251,991
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       34                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                229              226,735                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                    (5,958)             768,427
Accumulated other comprehensive income (loss)                            (3,204)             (51,432)             (76,247)
Retained earnings                                                        16,449                9,989              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        13,245              (47,401)             958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,553)            $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty    Maintenance          Maintenance Loy
                                                              Ltd.                 Kwinana Pty Ltd      Yang Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($1,384)             ($3,109)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (1,384)              (3,109)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                   (294)              (1,556)
Retained earnings                                                                              1,678                4,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             $1,384               $3,109
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty Ltd    Partnership [9]
                                                              Superannuation
                                                              Fund Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $82             ($23,469)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         82              (23,469)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            6
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                                        5,747
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       6                5,747
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                    (47)              (6,733)
Retained earnings                                                                                241               44,344
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                194               37,611
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $282              $19,889
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $1,328                  $41              ($4,941)
Preferred stock to be redeemed within one year
Accounts payable                                                            234                7,110               37,973
Accrued taxes                                                              (537)                 505                  319
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 2,938                1,418              (12,542)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 3,963                9,074               20,809
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           42,777                  161             (361,400)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,227)              (1,768)              28,156
Accumulated deferred investment tax credits
Customer advances and other deferred credits                              3,323                                  (261,061)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 115                   59                 (216)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,211               (1,709)            (233,121)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                               34,873                                  (797,342)
Accumulated other comprehensive income (loss)                            (9,132)               3,890              139,116
Retained earnings                                                         2,431               (8,531)            (314,438)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        28,172               (4,641)            (972,664)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $77,123               $2,885          ($1,546,376)
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                            $41
Preferred stock to be redeemed within one year
Accounts payable                                                        (12,328)
Accrued taxes                                                               505
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 1,418
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,364)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              160
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     106
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  59
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                165
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                            (5,639)
Retained earnings                                                        22,755
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        17,116
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $7,077
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Latrobe Power        Loy Yang B Joint
                                                                Energy Australia     Partnership [9]      Venture [10]
                                                                Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $93              $69,543                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        93               69,543                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,934               17,517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               733               13,689               22,490
Depreciation, decommissioning and amortization                                                  12,457
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      733               35,080               40,007
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (640)              34,463              (39,936)
Interest and dividend income                                                   74                1,290
Other nonoperating income                                                     733                   (8)                  (5)
Interest expense - net of amounts capitalized                                                  (27,049)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         167                8,696              (39,941)
Income taxes (benefit)                                                         44                 (238)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      123                8,934              (39,941)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             123                8,934              (39,941)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      16,326                1,055              305,868
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $16,449               $9,989             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Australia     Operation and        Operation and
                                                                Pilbara Power Pty    Maintenance          Maintenance Loy
                                                                Ltd.                 Kwinana Pty Ltd      Yang Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $1,447               $8,035
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          1,447                8,035
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  1,134                8,017
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,134                8,017
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            313                   18
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              313                   18
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           313                   18
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  313                   18
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                            1,365                4,647
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $1,678               $4,665
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Mission Energy       Kwinana Power
                                                                Holdings             (Kwinana) Pty Ltd    Partnership [9]
                                                                Superannuation
                                                                Fund Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $3,299
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               3,299
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      (1,000)
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                             (1,000)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                               4,299
Interest and dividend income                                                                                          1,659
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                 5,958
Income taxes (benefit)                                                                             $18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (18)               5,958
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (18)               5,958
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              259               41,505
Dividends declared on common stock                                                                                   (3,119)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   $241              $44,344
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Preth Power          Edison Mission       Consolidating
                                                                Partnership [10]     Energy Holdings      Adjustments
                                                                                     Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $32,438                                 ($114,834)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    32,438                                  (114,834)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       16,274                                   (42,725)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             3,635               $5,423              (38,814)
Depreciation, decommissioning and amortization                              3,121                  471              (15,457)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   23,030                5,894              (96,996)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     9,408               (5,894)             (17,838)
Interest and dividend income                                                  202                  284                 (846)
Other nonoperating income                                                     (62)               1,930               (2,602)
Interest expense - net of amounts capitalized                              (4,841)                 (14)              31,904
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,707               (3,694)              10,618
Income taxes (benefit)                                                                          (1,004)               1,180
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,707               (2,690)               9,438
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,707               (2,690)               9,438
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,180               (5,841)            (331,451)
Dividends declared on common stock                                         (4,456)                                    7,575
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,431              ($8,531)           ($314,438)
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Edison Mission Energy Holdings Pty Ltd and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission
                                                                Energy Holdings
                                                                Pty Ltd
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $92
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        92
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                             15,307
Write-down of nonutility assets                                               592
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   15,899
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (15,807)
Interest and dividend income                                                2,663
Other nonoperating income                                                     (14)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (13,158)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (13,158)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (13,158)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      35,913
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $22,755
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $48               $5,420                ($808)
Receivables - net                                                                              5,172                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,937                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (84,331)
Prepayments and other current assets                                                             625                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         48              (69,177)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    555,055              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        13,161
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        13,161              555,055              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd.                 Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $16,214              $20,874
Receivables - net                                                                              4,951               10,345
Fuel inventory
Materials and supplies, at average cost                                                       (3,937)               7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (81,024)            (165,355)
Prepayments and other current assets                                                             449                1,226
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (63,347)            (125,190)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                   (545,243)             968,477
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $6,136              (19,297)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         6,136             (564,540)             968,477
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         7,434               10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         7,434               10,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,136            ($620,453)            $853,719
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,466              (16,233)              $1,495
Accrued taxes                                                                                    218
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,322                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,466               (9,080)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               318,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (7)             (25,290)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 251,991
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       34                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (7)             226,735                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (77,105)              (5,958)             768,427
Accumulated other comprehensive income (loss)                            74,771              (51,432)             (76,247)
Retained earnings                                                        14,084                9,989              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        11,750              (47,401)             958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd.                 Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215               $6,828
Preferred stock to be redeemed within one year
Accounts payable                                                         $4,171              (75,840)             (84,941)
Accrued taxes                                                                                    209                  427
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     10,030               19,634
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 4,171              (62,386)             (58,052)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               283,778              602,400
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (203)              16,348               (9,152)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283              369,274
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      (34)                  67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (203)             133,597              360,189
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                              4,031                4,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (27,610)            (547,461)             110,293
Accumulated other comprehensive income (loss)                            39,445             (273,002)            (286,465)
Retained earnings                                                        (9,667)            (159,010)             121,323
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,168             (979,473)             (54,849)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $6,136            ($620,453)            $853,719
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,194              $69,543                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,194               69,543                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,934               17,517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,689               22,490
Depreciation, decommissioning and amortization                                                  12,457
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        35,080               40,007
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     9,194               34,463              (39,936)
Interest and dividend income                                                    2                1,290
Other nonoperating income                                                                           (8)                  (5)
Interest expense - net of amounts capitalized                                                  (27,049)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,196                8,696              (39,941)
Income taxes (benefit)                                                                            (238)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    9,196                8,934              (39,941)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           9,196                8,934              (39,941)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,888                1,055              305,868
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $14,084               $9,989             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Latrobe Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                                Ltd.                 Adjustments          Ltd Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $4,810             ($83,618)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,810              (83,618)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            (8,699)             $17,752
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 (9,388)              26,791
Depreciation, decommissioning and amortization                                                  10,078               22,535
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        (8,009)              67,078
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,810              (75,609)             (67,078)
Interest and dividend income                                                                     6,189                7,481
Other nonoperating income                                                                           (9)                 (22)
Interest expense - net of amounts capitalized                                  89              (24,588)             (51,548)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,899              (94,017)            (111,167)
Income taxes (benefit)                                                      1,274                3,165                4,201
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,625              (97,182)            (115,368)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,625              (97,182)            (115,368)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (13,292)             (61,828)             236,691
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,667)           ($159,010)            $121,323
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $48               $5,420                ($808)
Receivables - net                                                                              5,172                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,937                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (84,331)
Prepayments and other current assets                                                             625                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         48              (69,177)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    555,055              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        13,161
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        13,161              555,055              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         ($4,660)
Receivables - net                                                                             (5,394)
Fuel inventory
Materials and supplies, at average cost                                                      (11,657)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      84,331
Prepayments and other current assets                                                            (777)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          61,843
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                 (1,513,720)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $117              (13,161)                $117
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           117           (1,526,881)                 117
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        (2,998)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        (2,998)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $117          ($1,468,036)                $117
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,466              (16,233)              $1,495
Accrued taxes                                                                                    218
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,322                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,466               (9,080)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               318,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (7)             (25,290)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 251,991
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       34                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (7)             226,735                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (77,105)              (5,958)             768,427
Accumulated other comprehensive income (loss)                            74,771              (51,432)             (76,247)
Retained earnings                                                        14,084                9,989              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        11,750              (47,401)             958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             ($3,613)
Preferred stock to be redeemed within one year
Accounts payable                                                            $80               13,272                  $80
Accrued taxes                                                               (59)                (218)                 (59)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     (9,604)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    21                 (163)                  21
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                               39             (318,622)                  39
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (13)              25,297                  (13)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (251,991)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                     (101)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (13)            (226,795)                 (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                 (528)            (685,364)                (528)
Accumulated other comprehensive income (loss)                                (7)              52,908                   (7)
Retained earnings                                                           605             (290,000)                 605
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            70             (922,456)                  70
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $117          ($1,468,036)                $117
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,194              $69,543                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,194               69,543                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,934               17,517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,689               22,490
Depreciation, decommissioning and amortization                                                  12,457
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        35,080               40,007
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     9,194               34,463              (39,936)
Interest and dividend income                                                    2                1,290
Other nonoperating income                                                                           (8)
Interest expense - net of amounts capitalized                                                  (27,049)                  (5)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,196                8,696              (39,941)
Income taxes (benefit)                                                                            (238)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    9,196                8,934              (39,941)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           9,196                8,934              (39,941)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,888                1,055              305,868
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $14,084               $9,989             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Mission Energy Ventures Australia Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Consolidating        Mission Energy
                                                                Ventures Australia   Adjustments          Ventures Australia
                                                                Pty Ltd                                   Pty Ltd
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $92             ($78,808)                 $92
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        92               78,808                   92
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           (26,451)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                (36,179)
Depreciation, decommissioning and amortization                                                 (12,457)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       (75,087)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        92               (3,721)                  92
Interest and dividend income                                                    2               (1,292)                   2
Other nonoperating income                                                                            8
Interest expense - net of amounts capitalized                                                   27,054
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          94              (22,049)                  94
Income taxes (benefit)                                                                             238
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       94               21,811                   94
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              94               21,811                   94
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         511             (311,811)                 511
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $605            ($290,000)                $605
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $48               $5,420                ($808)
Receivables - net                                                                              5,172                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,937                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (84,331)
Prepayments and other current assets                                                             625                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         48              (69,177)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    555,055              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        13,161
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        13,161              555,055              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         ($4,660)
Receivables - net                                                                             (5,394)
Fuel inventory
Materials and supplies, at average cost                                                      (11,657)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      84,331
Prepayments and other current assets                                                            (777)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          61,843
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                 (1,513,720)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $5,476              (13,161)              $5,476
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,476           (1,526,881)               5,476
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        (2,998)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        (2,998)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,476          ($1,468,036)              $5,476
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,466              (16,232)              $1,495
Accrued taxes                                                                                    218
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,322                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,466               (9,080)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               318,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (7)             (25,290)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 251,991
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       34                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (7)             226,735                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (77,105)              (5,958)             768,427
Accumulated other comprehensive income (loss)                            74,771              (51,432)             (76,247)
Retained earnings                                                        14,084                9,989              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        11,750              (47,401)             958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             ($3,613)
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,372               13,272               $2,372
Accrued taxes                                                                                   (218)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     (9,604)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,372                 (163)               2,372
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          133,068             (318,622)             133,068
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (433)              25,297                 (433)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (251,991)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                     (101)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (433)            (226,795)                (433)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (24,644)            (685,364)             (24,644)
Accumulated other comprehensive income (loss)                           (98,248)              52,908              (98,248)
Retained earnings                                                        (6,638)            (290,000)              (6,638)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (129,530)            (922,456)            (129,530)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,477          ($1,468,036)              $5,477
============================================================= ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,194              $69,543                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,194               69,543                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,934               17,517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,689               22,490
Depreciation, decommissioning and amortization                                                  12,457
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        35,080               40,007
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     9,194               34,463              (39,936)
Interest and dividend income                                                    2                1,290
Other nonoperating income                                                                           (8)                  (5)
Interest expense - net of amounts capitalized                                                  (27,049)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,196                8,696              (39,941)
Income taxes (benefit)                                                                            (238)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    9,196                8,934              (39,941)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           9,196                8,934              (39,941)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,888                1,055              305,868
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $14,084               $9,989             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V., Loy Yang Holdings Pty Ltd
Traralgon Power Pty Ltd and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Traralgon Power      Consolidating        Traralgon Power
                                                                Pty Ltd              Adjustments          Pty Ltd
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $4,293             ($78,808)              $4,293
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,293              (78,808)               4,293
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           (26,451)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                (36,179)
Depreciation, decommissioning and amortization                                                 (12,457)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       (75,087)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,293               (3,721)               4,293
Interest and dividend income                                                   46               (1,292)                  46
Other nonoperating income                                                      60                   13                   60
Interest expense - net of amounts capitalized                                                   27,049
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,399               22,049                4,399
Income taxes (benefit)                                                      1,139                  238                1,139
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,260               21,811                3,260
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,260               21,811                3,260
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (9,898)            (311,811)              (9,898)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($6,638)           ($290,000)             ($6,638)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $49,272                 $643                  $10
Receivables - net                                                        54,042                  118                1,191
Fuel inventory                                                            6,828
Materials and supplies, at average cost                                     660
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      5,293                   77                   80
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    116,095                  838                1,281
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                27,896                   64                   25
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        27,896                   64                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  145,464                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  145,464                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $289,455                 $902               $1,312
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $20                                   $49,945
Receivables - net                                                             1              ($4,648)              50,704
Fuel inventory                                                                                (1,497)               5,331
Materials and supplies, at average cost                                                            1                  661
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          88                   88
Prepayments and other current assets                                                          (1,950)               3,500
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         21               (8,006)             110,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 8,054               99,898              135,937
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        36,426                                    36,426
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        44,480               99,898              172,363
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      370             (129,658)              16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      370             (129,658)              16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $44,871             ($37,766)            $298,774
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $12
Long-term debt classified as due within one year                         (4,909)
Preferred stock to be redeemed within one year
Accounts payable                                                         41,916                   $2                 $149
Accrued taxes                                                             2,737                    1                   33
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 3,608                  594                1,305
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                43,364                  597                1,487
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          112,148
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  19                    2                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 19                    2                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             40,446                   59                   60
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                        93,478                  244                 (287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       133,924                  303                 (227)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $289,455                 $902               $1,312
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                       $12
Long-term debt classified as due within one year                                             $16,190               11,281
Preferred stock to be redeemed within one year
Accounts payable                                                         $9,066               (3,962)              47,171
Accrued taxes                                                               256                1,437                4,464
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      1,824                7,331
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 9,322               15,489               70,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               (16,259)              95,889
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (9,041)              (9,041)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 668               41,730               42,471
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                668               32,689               33,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 30                2,998               43,593
Additional paid-in capital                                               37,088                                    37,088
Accumulated other comprehensive income (loss)                                                     71                   71
Retained earnings                                                        (2,237)             (72,754)              18,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        34,881              (69,685)              99,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $44,871             ($37,766)            $298,774
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                                Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                                L.S.                 Ticaret L.S.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $135,905                 $434
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   135,905                  434
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       76,819                  434
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            10,604                   54               $1,155
Depreciation, decommissioning and amortization                              3,159                    9                    1
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   90,582                  497                1,156
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    45,323                  (63)              (1,156)
Interest and dividend income                                                3,049                   48
Other nonoperating income                                                   3,986                  319                1,405
Interest expense - net of amounts capitalized                             (12,591)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      39,767                  304                  249
Income taxes (benefit)                                                      2,242                                        48
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   37,525                  304                  201
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          37,525                  304                  201
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      55,953                  (60)                (488)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $93,478                 $244                ($287)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   ($18,234)            $118,105
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        (18,234)             118,105
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                              (372)              76,881
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $933                1,788               14,534
Depreciation, decommissioning and amortization                                 19                3,369                6,557
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      952                4,785               97,972
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (952)             (23,019)              20,133
Interest and dividend income                                                 (404)              (2,977)                (284)
Other nonoperating income                                                      30               (2,091)               3,649
Interest expense - net of amounts capitalized                                                     (750)             (13,341)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,326)             (28,837)              10,157
Income taxes (benefit)                                                       (135)                 924                3,079
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,191)             (29,761)               7,078
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,191)             (29,761)               7,078
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,046)             (42,993)              11,366
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($2,237)            ($72,754)             $18,444
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                              Energy               Consolidated
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $7              $49,945                  $71
Receivables - net                                                                             50,704
Fuel inventory                                                                                 5,332
Materials and supplies, at average cost                                                          661
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          88
Prepayments and other current assets                                                           3,499
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          7              110,229                   71
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    135,937
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             36,426                2,031
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            172,363                2,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $7             $298,774               $2,102
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              ISAB Energy          MEC India B.V.       Edison Mission
                                                              Services s.r.l. [8]                       Energy Power [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $8
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC Laguna Power
                                                                                                        B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $340                  ($1)
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        340                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        17,932              100,150
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        17,932              100,150
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                           893                  $43
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           893                   43
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $18,272             $101,042                  $43
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                              Generation Co.       Consolidated
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $5,168                   $8
Receivables - net                                                                              1,458
Fuel inventory
Materials and supplies, at average cost                                                        1,530
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      (4,091)
Prepayments and other current assets                                                             179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           4,244                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     55,513
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  21,624
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             55,513               21,624
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         1,716                  295
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,716                  295
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $61,473              $21,927
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $7                   $5
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               7                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      $45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $45                   $7                   $5
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Wales B.V.       Mission Energy       P.T. Edison
                                                              Consolidated         Italia s.r.l.        Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $155                 $160               $2,130
Receivables - net                                                                                176                  764
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                              20                   57
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        155                  356                2,951
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        179
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (155,784)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                      (155,784)                 179
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    1,801                   31
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,801                   31
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($153,828)                $566               $2,951
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $11             ($58,003)                 $11
Receivables - net                                                                            (53,102)
Fuel inventory                                                                                (5,332)
Materials and supplies, at average cost                                                       (2,191)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                       4,003
Prepayments and other current assets                                                          (3,755)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         11             (118,380)                  11
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                   (191,629)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         5,478              (22,379)               5,478
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,478             (214,008)               5,478
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                       (21,006)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       (21,006)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,489            ($353,394)              $5,489
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                              Energy               Consolidated
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                  $12
Long-term debt classified as due within one year                                              11,281
Preferred stock to be redeemed within one year
Accounts payable                                                           ($73)              47,171                 $427
Accrued taxes                                                               295                4,464                 (103)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      7,331
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   222               70,259                  324
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                95,889
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (9,041)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   42,471
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  33,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  43,593                   25
Additional paid-in capital                                                                    37,088                   93
Accumulated other comprehensive income (loss)                                                     71
Retained earnings                                                          (215)              18,444                1,660
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (215)              99,196                1,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $7             $298,774               $2,102
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              ISAB Energy          MEC India B.V.       Edison Mission
                                                              Services s.r.l. [8]                       Energy Power [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $32
Accrued taxes                                                                                    (15)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         17
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      22
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                                                (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $8
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC Laguna Power
                                                                                                        B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($6)                  $5                  $84
Accrued taxes                                                               274                  (62)                 (13)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   268                  (57)                  71
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 22                   21                   22
Additional paid-in capital                                               11,476              126,849                6,003
Accumulated other comprehensive income (loss)                                                (25,598)
Retained earnings                                                         6,506                 (173)              (6,053)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        18,004              101,099                  (28)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $18,272             $101,042                  $43
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                              Generation Co.       Consolidated
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $1,328
Preferred stock to be redeemed within one year
Accounts payable                                                                             (14,875)                $128
Accrued taxes                                                                                   (537)                 116
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      2,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    (11,146)                 244
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                42,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (3,793)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                   9,070
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      115
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   5,392
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                              4,310
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      23                   21
Additional paid-in capital                                                                                         31,323
Accumulated other comprehensive income (loss)                                                 (6,186)                 187
Retained earnings                                                                             26,302               (9,848)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             20,139               21,683
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $61,473              $21,927
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $93                  $24                  $24
Accrued taxes                                                               (16)                 (13)                 (13)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    77                   11                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 23                   26                   25
Additional paid-in capital                                                4,745
Accumulated other comprehensive income (loss)
Retained earnings                                                        (4,800)                 (30)                 (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (32)                  (4)                  (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $45                   $7                   $5
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Wales B.V.       Mission Energy       P.T. Edison
                                                              Consolidated         Italia s.r.l.        Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($306,559)               ($112)                $559
Accrued taxes                                                              (885)                (149)                 174
Regulatory liabilities - net                                            (29,154)
Trading and price risk management liabilities
Other current liabilities                                                                         26                   22
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (336,598)                (235)                 755
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      342
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     342
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            135,247                   12                1,500
Additional paid-in capital
Accumulated other comprehensive income (loss)                               126                  (12)
Retained earnings                                                        47,397                  459                  696
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       182,770                  459                2,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                            ($153,828)                $566               $2,951
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                 ($12)
Long-term debt classified as due within one year                                             (12,609)
Preferred stock to be redeemed within one year
Accounts payable                                                           ($43)             273,078                 ($43)
Accrued taxes                                                               (23)              (3,517)                 (23)
Regulatory liabilities - net                                                                  29,154
Trading and price risk management liabilities
Other current liabilities                                                                    (10,317)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (67)             275,777                  (67)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                              (138,667)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       12,834
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                  (9,070)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  (42,928)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 (39,164)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             (4,310)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 21             (180,582)                  21
Additional paid-in capital                                                5,042             (217,577)               5,042
Accumulated other comprehensive income (loss)                                                 31,412
Retained earnings                                                           493              (80,283)                 493
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         5,556             (447,030)               5,556
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,489            ($353,394)              $5,489
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                                Energy               Consolidated
                                                                International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $118,105
Financial services and other                                                                                         $1,279
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        118,105                1,279
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            76,881
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 14,534                   39
Depreciation, decommissioning and amortization                                                   6,557
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        97,972                   39
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         20,133                1,240
Interest and dividend income                                                                      (284)                   1
Other nonoperating income                                                     ($5)               3,649                   10
Interest expense - net of amounts capitalized                                                  (13,341)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (5)              10,157                1,251
Income taxes (benefit)                                                        210                3,079                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (215)               7,078                1,247
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (215)               7,078                1,247
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           11,366                  413
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($215)             $18,444               $1,660
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                ISAB Energy          MEC India B.V.       Edison Mission
                                                                Services s.r.l. [8]                       Energy Power [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                        $1
Other nonoperating income                                                                           (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (4)
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (28)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($31)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC Laguna Power
                                                                                                          B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                 $446              ($1,309)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       446               (1,309)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                586                   42                  $10
Write-down of nonutility assets
Property and other taxes                                                                                              6,019
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      586                   42                6,029
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (140)              (1,351)              (6,029)
Interest and dividend income                                                    6
Other nonoperating income                                                  (1,659)                  (6)                  (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,793)              (1,357)              (6,033)
Income taxes (benefit)                                                        102                   (2)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,895)              (1,355)              (6,031)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,895)              (1,355)              (6,031)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       8,401                1,182                  (22)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $6,506                ($173)             ($6,053)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                                Generation Co.       Consolidated
                                                                Ltd. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $32,438
Financial services and other                                                                                         $6,845
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         32,438                6,845
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            16,284
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  2,624                  353
Depreciation, decommissioning and amortization                                                   2,481                  616
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        21,389                  969
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         11,049                5,876
Interest and dividend income                                                                     1,909
Other nonoperating income                                                                          (65)                (120)
Interest expense - net of amounts capitalized                                                   (4,841)
Other nonoperating deductions                                                                   (1,549)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            6,503                5,756
Income taxes (benefit)                                                                           1,989                  (47)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         4,514                5,803
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                4,514                5,803
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           21,788              (15,651)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $26,302              ($9,848)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            $4,760
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    4,760
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (4,760)
Interest and dividend income
Other nonoperating income                                                      (4)                 ($4)                 ($5)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (4,764)                  (4)                  (5)
Income taxes (benefit)                                                         (1)                  (2)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (4,763)                  (2)                  (3)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (4,763)                  (2)                  (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (37)                 (26)                 (28)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($4,800)                ($30)                ($31)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Wales B.V.       Mission Energy       P.T. Edison
                                                                Consolidated         Italia s.r.l.        Mission Operation
                                                                                                          and Maintenance
                                                                                                          Indonesia
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                    $1,084               $5,638
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          1,084                5,638
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  1,536                4,388
Depreciation, decommissioning and amortization                                $51                   73
Write-down of nonutility assets                                                51
Property and other taxes                                                                             2
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      102                1,611                4,388
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (102)                (527)               1,250
Interest and dividend income                                                   93                    4                   34
Other nonoperating income                                                                        1,031                  (27)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (9)                 508                1,257
Income taxes (benefit)                                                         35                  188                  442
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (44)                 320                  815
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (44)                 320                  815
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     111,608                  139                 (119)
Dividends declared on common stock                                        (58,961)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($47,397)                $459                 $696
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC International    Consolidating        MEC International
                                                                Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                  ($150,543)
Financial services and other                                                                   (13,983)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                       (164,526)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           (93,165)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                (28,234)
Depreciation, decommissioning and amortization                                                 (10,416)
Write-down of nonutility assets                                                                    (51)
Property and other taxes                                                                        (6,021)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                      (137,887)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         26,639
Interest and dividend income                                                                    (1,764)
Other nonoperating income                                                     ($8)              (2,786)                 ($8)
Interest expense - net of amounts capitalized                                                   18,182
Other nonoperating deductions                                                                    1,549
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (8)              11,458                   (8)
Income taxes (benefit)                                                         (2)              (5,992)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (6)               5,465                   (6)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (6)              (5,465)                  (6)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         499             (138,986)                 499
Dividends declared on common stock                                                             158,961
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $493             ($14,510)                $493
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $49,272                 $643                  $10
Receivables - net                                                        54,042                  118                1,191
Fuel inventory                                                            6,828
Materials and supplies, at average cost                                     660
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      5,293                   77                   80
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    116,095                  838                1,281
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                27,896                   64                   25
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        27,896                   64                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  145,464                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  145,464                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $289,455                 $902               $1,312
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $20                                   $49,945
Receivables - net                                                             1              ($4,648)              50,704
Fuel inventory                                                                                (1,497)               5,331
Materials and supplies, at average cost                                                            1                  661
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          88                   88
Prepayments and other current assets                                                          (1,950)               3,500
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         21               (8,006)             110,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 8,054               99,898              135,937
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        36,426                                    36,426
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        44,480               99,898              172,363
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      370             (129,658)              16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      370             (129,658)              16,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $44,871             ($37,766)            $298,774
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                              L.S.                 Ticaret L.S.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                             $12
Long-term debt classified as due within one year                         (4,909)
Preferred stock to be redeemed within one year
Accounts payable                                                         41,916                   $2                 $149
Accrued taxes                                                             2,737                    1                   33
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 3,608                  594                1,305
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                43,364                  597                1,487
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          112,148
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  19                    2                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 19                    2                   52
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             40,446                   59                   60
Additional paid-in capital
Accumulated other comprehensive income (loss)
Retained earnings                                                        93,478                  244                 (287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       133,924                  303                 (227)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $289,455                 $902               $1,312
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                       $12
Long-term debt classified as due within one year                                             $16,190               11,281
Preferred stock to be redeemed within one year
Accounts payable                                                         $9,066               (3,962)              47,171
Accrued taxes                                                               256                1,437                4,464
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      1,824                7,331
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 9,322               15,489               70,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               (16,259)              95,889
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (9,041)              (9,041)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 668               41,730               42,471
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                668               32,689               33,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 30                2,998               43,593
Additional paid-in capital                                               37,088                                    37,088
Accumulated other comprehensive income (loss)                                                     71                   71
Retained earnings                                                        (2,237)             (72,754)              18,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        34,881              (69,685)              99,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $44,871             ($37,766)            $298,774
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                                Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret L.S.
                                                                L.S.                 Ticaret L.S.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $135,905                 $434
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   135,905                  434
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       76,819                  434
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            10,604                   54               $1,155
Depreciation, decommissioning and amortization                              3,159                    9                    1
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   90,582                  497                1,156
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    45,323                  (63)              (1,156)
Interest and dividend income                                                3,049                   48
Other nonoperating income                                                   3,986                  319                1,405
Interest expense - net of amounts capitalized                             (12,591)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      39,767                  304                  249
Income taxes (benefit)                                                      2,242                                        48
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   37,525                  304                  201
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          37,525                  304                  201
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      55,953                  (60)                (488)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $93,478                 $244                ($287)
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Esenyurt B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   ($18,234)            $118,105
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        (18,234)             118,105
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                              (372)              76,881
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $933                1,788               14,534
Depreciation, decommissioning and amortization                                 19                3,369                6,557
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      952                4,785               97,972
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (952)             (23,019)              20,133
Interest and dividend income                                                 (404)              (2,977)                (284)
Other nonoperating income                                                      30               (2,091)               3,649
Interest expense - net of amounts capitalized                                                     (750)             (13,341)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,326)             (28,837)              10,157
Income taxes (benefit)                                                       (135)                 924                3,079
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,191)             (29,761)               7,078
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,191)             (29,761)               7,078
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,046)             (42,993)              11,366
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($2,237)            ($72,754)             $18,444
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Perth B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $5,168               $5,168
Receivables - net                                                         1,458                1,457
Fuel inventory
Materials and supplies, at average cost                                   1,530                1,530
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (4,091)              (4,091)
Prepayments and other current assets                                        179                  179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,244                4,243
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                55,511               71,164                   $2
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  27,936
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        55,511               71,164               27,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    1,716                1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,716                1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,471              $77,123              $27,938
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Perth B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    ($5,168)              $5,168
Receivables - net                                                        (1,457)               1,458
Fuel inventory
Materials and supplies, at average cost                                  (1,530)               1,530
Accumulated deferred income taxes - net
Trading and price risk management assets                                  4,091               (4,091)
Prepayments and other current assets                                       (179)                 179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (4,243)               4,244
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               (71,164)              55,513
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (27,936)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       (99,100)              55,513
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   (1,716)               1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   (1,716)               1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($105,059)             $61,473
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Perth B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $1,328               $1,328
Preferred stock to be redeemed within one year
Accounts payable                                                        (23,236)                 234               $8,361
Accrued taxes                                                              (537)                (537)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 2,938                2,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (19,507)               3,963                8,361
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           42,778               42,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,227)              (1,227)                 636
Accumulated deferred investment tax credits
Customer advances and other deferred credits                              9,070                3,323
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 115                  115
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              7,958                2,211                  636
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         4,028
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                    34,872
Accumulated other comprehensive income (loss)                            (7,976)              (9,132)              (3,698)
Retained earnings                                                        34,190                2,431               22,639
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        26,214               28,171               18,941
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $61,471              $77,123              $27,938
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Perth B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                        ($1,328)              $1,328
Preferred stock to be redeemed within one year
Accounts payable                                                           (234)             (14,875)
Accrued taxes                                                               537                 (537)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                (2,938)               2,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,963)             (11,146)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          (42,778)              42,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,975)              (3,793)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                             (3,323)               9,070
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                (115)                 115
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (5,413)               5,392
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           282                4,310
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 23                   23
Additional paid-in capital                                              (34,872)
Accumulated other comprehensive income (loss)                            14,620               (6,186)
Retained earnings                                                       (32,958)              26,302
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (53,187)              20,139
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                            ($105,059)             $61,473
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Perth B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Kwinana Power        Perth Power          MEC Perth B.V.
                                                                Partnership          Partnership [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $32,438              $32,438              ($4,977)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    32,438               32,438               (4,977)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       16,274               16,274
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,993                3,635                    3
Depreciation, decommissioning and amortization                              3,121                3,121                    1
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   21,388               23,030                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    11,050                9,408               (4,981)
Interest and dividend income                                                1,861                  202                   48
Other nonoperating income                                                     (62)                 (62)
Interest expense - net of amounts capitalized                              (4,842)              (4,841)
Other nonoperating deductions                                              (1,607)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       6,400                4,707               (4,933)
Income taxes (benefit)                                                                                                1,796
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,400                4,707               (6,729)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,400                4,707               (6,729)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      30,910                2,181               29,368
Dividends declared on common stock                                         (3,120)              (4,457)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $34,190               $2,431              $22,639
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC Perth B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        MEC Perth B.V.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              ($27,461)             $32,438
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   (27,461)              32,438
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      (16,264)              16,284
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            (3,007)               2,624
Depreciation, decommissioning and amortization                             (3,762)               2,481
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  (23,033)              21,389
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (4,428)              11,049
Interest and dividend income                                                 (202)               1,909
Other nonoperating income                                                      59                  (65)
Interest expense - net of amounts capitalized                               4,842               (4,841)
Other nonoperating deductions                                                  58               (1,549)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         329                6,503
Income taxes (benefit)                                                        193                1,989
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      136                4,514
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             136                4,514
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (40,671)              21,788
Dividends declared on common stock                                          7,577
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($32,958)             $26,302
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                $45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $45
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                           $45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $45
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $93
Accrued taxes                                                                                                         (16)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              77
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           23
Additional paid-in capital                                                                                          4,745
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                  (4,800)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $45
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $93
Accrued taxes                                                                                    (16)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         77
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      23
Additional paid-in capital                                                                     4,745
Accumulated other comprehensive income (loss)
Retained earnings                                                                             (4,800)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $45
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                San Pascual          Morningstar          MEC San Pascual
                                                                Cogeneration         Holdings B.V.        B.V.
                                                                Company
                                                                International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      $4,760
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                              4,760
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              (4,760)
Interest and dividend income
Other nonoperating income                                                                                                (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                (4,764)
Income taxes (benefit)                                                                                                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                             (4,763)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                    (4,763)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                   (37)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                     ($4,800)
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        MEC San Pascual
                                                                Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 $4,760
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         4,760
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (4,760)
Interest and dividend income
Other nonoperating income                                                                           (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           (4,764)
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        (4,763)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               (4,763)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (37)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($4,800)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221                 $121
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421                  121
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (438,786)              16,978              $32,417
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,106,038               16,978               32,417
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076                1,750
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076                1,750
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,413,535              $18,849              $32,417
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,342
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,542
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (389,391)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,155,433
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  282,826
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  282,826
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,464,801
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)           ($347,133)
Accrued taxes                                                           (11,547)               5,084
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)            (342,049)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601                   26                 ($26)
Additional paid-in capital                                                                   224,698             (224,698)
Accumulated other comprehensive income (loss)                          (192,568)              35,381              (35,227)
Retained earnings                                                       (21,904)             100,793              292,368
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (871)             360,898               32,417
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,413,535              $18,849              $32,417
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                       (404,715)
Accrued taxes                                                            (6,463)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (349,717)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (192,414)
Retained earnings                                                       371,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       392,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,464,801
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Hydro        MEC Wales B.V.       Consolidating
                                                                Limited                                   Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319                 $406
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319                  406
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154                   51
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593                   51
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726                  355
Interest and dividend income                                              110,200               12,168
Other nonoperating income                                                      50                 (760)
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,585)              11,763
Income taxes (benefit)                                                     (9,015)                (147)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,430               11,910
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,430               11,910
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903               88,884             ($51,058)
Dividends declared on common stock                                       (797,237)                  (1)             343,426
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,904)            $100,793             $292,368
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V.
MEC Wales B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Wales B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,725
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,725
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,205
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    67,081
Interest and dividend income                                              122,368
Other nonoperating income                                                    (710)
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,178
Income taxes (benefit)                                                     (9,162)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   18,340
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          18,340
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     806,729
Dividends declared on common stock                                       (453,812)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $371,257
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V., MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (220,334)           ($218,452)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,324,490            ($218,452)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V., MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (438,786)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,106,038
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,413,535
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V., MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,049,407              ($5,861)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (165,022)             (27,546)
Retained earnings                                                       376,742             (398,646)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       211,720             (212,591)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V., MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (192,568)
Retained earnings                                                       (21,904)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,413,535
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V., MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                                     ($28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,557)                 (28)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,458                  (28)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,458                  (28)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (398,619)            (398,618)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $376,742            ($398,646)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC International Holdings B.V., MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,585)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,430
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,430
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (797,237)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,904)
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                              Generation Limited   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $14,597
Receivables - net                                                         5,395
Fuel inventory
Materials and supplies, at average cost                                  11,503
Accumulated deferred income taxes - net
Trading and price risk management assets                                (81,024)
Prepayments and other current assets                                        754
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (48,775)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               642,008
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (38,348)            $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       603,660              641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $562,320             $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [11]         Venture [12]
                                                              Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $15,406                ($808)
Receivables - net                                                                              5,173                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,783                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (81,024)
Prepayments and other current assets                                                             600                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (56,062)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    446,657              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       ($5,113)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (5,113)             446,657              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd      First Hydro
                                                              Partnership          [11]                 Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,623
Receivables - net                                                                                                  33,665
Fuel inventory
Materials and supplies, at average cost                                                                             1,587
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           27,379
Prepayments and other current assets                                                                                4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               75,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         902,816
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 902,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                            273,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            273,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                   $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [11]         Finance plc [11]     Company [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $3,214               $2,674               $3,214
Receivables - net                                                        33,101                  559               33,101
Fuel inventory
Materials and supplies, at average cost                                   1,587                                     1,587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,942                                     4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     42,844                3,233               42,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               664,444                  199              664,444
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              9,218
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       664,444                9,417              664,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        ($23,699)             $22,221
Receivables - net                                                                            (72,156)              39,060
Fuel inventory
Materials and supplies, at average cost                                                      (14,677)              13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      81,024              (53,645)
Prepayments and other current assets                                                         (10,637)               5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (40,145)              26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                 (2,734,409)           1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                         (1,469,455)            (220,334)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                         (4,203,864)           1,324,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                       (33,671)             281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       (33,671)             281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                             ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                             $4              264,875             (277,511)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     4              284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                                (2)              (9,323)               9,093
Retained earnings                                                                           (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($2)            (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                              Generation Limited   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215               $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                        (72,150)             264,875             (277,511)
Accrued taxes                                                               209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                22,480               12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (46,246)             284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          283,778              597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  16,349                   (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 100
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            133,732                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,791)              (9,323)               9,093
Retained earnings                                                       329,847             (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       191,056             (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $562,320             $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [11]         Venture [12]
                                                              Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        ($5,182)             (56,478)              $1,495
Accrued taxes                                                                                    209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,396                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (5,182)             (49,658)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               283,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       16,351
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       32                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 133,666                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  33,235
Additional paid-in capital                                                                    (5,113)             768,427
Accumulated other comprehensive income (loss)                                (1)             (61,841)             (76,247)
Retained earnings                                                            70               63,963              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            69               30,244              958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd      First Hydro
                                                              Partnership          [11]                 Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                       ($12,636)            (277,511)             $27,014
Accrued taxes                                                                                                     (11,756)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                12,641                                    22,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5             (284,339)              38,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                              (597,287)             765,628
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                  244,233
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  244,799
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 641,682              181,987
Additional paid-in capital
Accumulated other comprehensive income (loss)                              (228)               9,093              (26,047)
Retained earnings                                                           225              230,851               46,904
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($3)            $881,626              202,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                     $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [11]         Finance plc [11]     Company [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $22,456             ($23,408)             $22,456
Accrued taxes                                                           (11,717)                 (39)             (11,717)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                     1               22,422                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,740               (1,025)              10,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (6,954)              33,202               (6,954)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            605,585                   19              605,585
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,323)               7,029             (138,323)
Retained earnings                                                       235,703                 (398)             235,703
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       702,965                6,650              702,965
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613               $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                           $186              341,444              (57,582)
Accrued taxes                                                                                 23,264              (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                                    (57,384)              57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   186              310,937               (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               294,216            1,049,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (16,348)             260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (117,283)             117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   (1,231)                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                (134,862)             378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                              (3,351,457)
Additional paid-in capital                                                                  (763,314)
Accumulated other comprehensive income (loss)                                48              399,071             (165,022)
Retained earnings                                                          (234)          (1,032,271)             376,742
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($186)          (4,747,971)             211,720
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                               ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                     Partnership [11]     [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $343              $50,541
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (50,432)              50,541
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                                Generation Limited   Partnership [11]     [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $57,941
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    57,941
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       26,101
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            35,771
Depreciation, decommissioning and amortization                             10,038
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   71,910
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (13,969)
Interest and dividend income                                               56,808                 $343              $50,541
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                             (75,275)             (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (32,386)             (50,432)              50,541
Income taxes (benefit)                                                      2,024
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (34,410)             (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (34,410)             (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     364,257             (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $329,847            ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Gippsland Power      Loy Yang B Joint
                                                                Development          Pty Ltd [11]         Venture [12]
                                                                Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $57,871                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         57,871                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,583               17,518
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,164               22,490
Depreciation, decommissioning and amortization                                                  10,038
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        31,785               40,008
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         26,086              (39,937)
Interest and dividend income                                                                     5,923
Other nonoperating income                                                     $70                  (16)                  (5)
Interest expense - net of amounts capitalized                                                  (24,471)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          70                7,522              (39,942)
Income taxes (benefit)                                                                           2,423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       70                5,099              (39,942)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              70                5,099              (39,942)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           58,864              305,869
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $70              $63,963             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Energy Capital       Enerloy Pty Ltd      First Hydro
                                                                Partnership          [11]                 Holdings Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $265,378
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             265,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                 87,807
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      75,664
Depreciation, decommissioning and amortization                                                                       21,116
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                            184,587
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              80,791
Interest and dividend income                                              $50,885              $50,541                2,508
Other nonoperating income
Interest expense - net of amounts capitalized                             (50,776)                                  (53,483)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         109               50,541               29,816
Income taxes (benefit)                                                                                              (11,039)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      109               50,541               40,855
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             109               50,541               40,855
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         116              180,310              404,668
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $225             $230,851              $46,904
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Company [11]         Finance plc [11]     Company [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $238,890                                  $238,890
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   238,890                                   238,890
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       87,772                                    87,772
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            75,371                  ($4)              75,371
Depreciation, decommissioning and amortization                             10,235                                    10,235
Write-down of nonutility assets
Property and other taxes                                                   17,063                                    17,063
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  190,441                   (4)             190,441
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    48,449                    4               48,449
Interest and dividend income                                                1,012                1,446                1,012
Other nonoperating income
Interest expense - net of amounts capitalized                                  (3)              (1,591)                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,458                 (141)              49,458
Income taxes (benefit)                                                    (15,097)                 (46)             (15,097)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   64,555                  (95)              64,555
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          64,555                  (95)              64,555
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     171,148                 (303)             171,148
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $235,703                ($398)            $235,703
=============================================================== ==================== ==================== ====================

MEC International B.V., MEC International Holdings B.V.,
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Consolidating        EME Generation
                                                                Holdings Limited     Adjustments          Holdings Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                  ($535,722)            $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                       (535,722)             323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                          (201,646)             113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $97             (186,392)             111,532
Depreciation, decommissioning and amortization                                                 (30,508)              31,154
Write-down of nonutility assets
Property and other taxes                                                                       (34,126)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       97             (452,672)             256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (97)             (83,050)              66,726
Interest and dividend income                                                                  (161,703)             110,200
Other nonoperating income                                                                          (49)                  50
Interest expense - net of amounts capitalized                                                  127,619             (179,533)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (97)            (117,183)              (2,557)
Income taxes (benefit)                                                                          27,817               (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (97)            (145,000)               6,458
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (97)            (145,000)               6,458
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (137)            (887,271)             768,903
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($234)         ($1,032,271)            $376,742
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Perth B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $5,168               $5,168
Receivables - net                                                         1,458                1,457
Fuel inventory
Materials and supplies, at average cost                                   1,530                1,530
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (4,091)              (4,091)
Prepayments and other current assets                                        179                  179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,244                4,243
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                55,511               71,164                   $2
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  27,936
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        55,511               71,164               27,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    1,716                1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,716                1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $61,471              $77,123              $27,938
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Perth B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    ($5,168)              $5,168
Receivables - net                                                        (1,457)               1,458
Fuel inventory
Materials and supplies, at average cost                                  (1,530)               1,530
Accumulated deferred income taxes - net
Trading and price risk management assets                                  4,091               (4,091)
Prepayments and other current assets                                       (179)                 179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (4,243)               4,244
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               (71,164)              55,513
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (27,936)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       (99,100)              55,513
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   (1,716)               1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   (1,716)               1,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($105,059)             $61,473
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Perth B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $1,328               $1,328
Preferred stock to be redeemed within one year
Accounts payable                                                        (23,236)                 234               $8,361
Accrued taxes                                                              (537)                (537)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 2,938                2,937
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (19,507)               3,962                8,361
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           42,778               42,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,227)              (1,227)                 636
Accumulated deferred investment tax credits
Customer advances and other deferred credits                              9,070                3,323
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 115                  115
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              7,958                2,211                  636
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         4,028
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                    34,872
Accumulated other comprehensive income (loss)                            (7,976)              (9,131)              (3,698)
Retained earnings                                                        34,190                2,431               22,639
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        26,214               28,172               18,941
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $61,471              $77,123              $27,938
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Perth B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                        ($1,328)              $1,328
Preferred stock to be redeemed within one year
Accounts payable                                                           (234)             (14,875)
Accrued taxes                                                               537                 (537)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                (2,937)               2,938
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,962)             (11,146)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          (42,778)              42,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,975)              (3,793)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                             (3,323)               9,070
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                (115)                 115
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (5,413)               5,392
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           282                4,310
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 23                   23
Additional paid-in capital                                              (34,872)
Accumulated other comprehensive income (loss)                            14,619               (6,186)
Retained earnings                                                       (32,957)              26,302
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (53,187)              20,139
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                            ($105,059)             $61,473
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Perth B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Kwinana Power        Perth Power          MEC Perth B.V.
                                                                Partnership          Partnership [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $32,438              $32,438              ($4,977)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    32,438               32,438               (4,977)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       16,274               16,274
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,993                3,635                    3
Depreciation, decommissioning and amortization                              3,121                3,121                    1
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   21,388               23,030                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    11,050                9,408               (4,981)
Interest and dividend income                                                1,861                  202                   48
Other nonoperating income                                                     (62)                 (62)
Interest expense - net of amounts capitalized                              (4,842)              (4,841)
Other nonoperating deductions                                              (1,607)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       6,400                4,707               (4,933)
Income taxes (benefit)                                                                                                1,796
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,400                4,707               (6,729)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,400                4,707               (6,729)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      30,910                2,181               29,368
Dividends declared on common stock                                         (3,120)              (4,457)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $34,190               $2,431              $22,639
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Perth B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        MEC Perth B.V.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              ($27,461)             $32,438
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   (27,461)              32,438
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      (16,264)              16,284
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            (3,007)               2,624
Depreciation, decommissioning and amortization                             (3,762)               2,481
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  (23,033)              21,389
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (4,428)              11,049
Interest and dividend income                                                 (202)               1,909
Other nonoperating income                                                      59                  (65)
Interest expense - net of amounts capitalized                               4,842               (4,841)
Other nonoperating deductions                                                  58               (1,549)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         329                6,503
Income taxes (benefit)                                                        193                1,989
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      136                4,514
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             136                4,514
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (40,671)              21,788
Dividends declared on common stock                                          7,577
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($32,958)             $26,302
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                $45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                          $45
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                           $45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            45
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $45
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $93
Accrued taxes                                                                                                         (16)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              77
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           23
Additional paid-in capital                                                                                          4,745
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                  (4,800)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                            $45
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $93
Accrued taxes                                                                                    (16)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         77
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      23
Additional paid-in capital                                                                     4,745
Accumulated other comprehensive income (loss)
Retained earnings                                                                             (4,800)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $45
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                San Pascual          Morningstar          MEC San Pascual
                                                                Cogeneration         Holdings B.V.        B.V.
                                                                Company
                                                                International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      $4,760
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                              4,760
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              (4,760)
Interest and dividend income
Other nonoperating income                                                                                                (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                (4,764)
Income taxes (benefit)                                                                                                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                             (4,763)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                    (4,763)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                   (37)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                     ($4,800)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC San Pascual B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        MEC San Pascual
                                                                Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 $4,760
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         4,760
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (4,760)
Interest and dividend income
Other nonoperating income                                                                           (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           (4,764)
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        (4,763)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               (4,763)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (37)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($4,800)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221                 $121
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421                  121
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (438,786)              16,978              $32,417
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,106,038               16,979               32,417
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                247,435
Regulatory assets - net
Other deferred charges                                                   33,641                1,750
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076                1,750
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,413,535              $18,849              $32,417
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,342
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,542
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (389,391)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,155,433
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                247,435
Regulatory assets - net
Other deferred charges                                                   35,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  282,826
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,464,801
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)           ($347,133)
Accrued taxes                                                           (11,547)               5,084
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)            (342,049)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601                   26                 ($26)
Additional paid-in capital                                                                   224,698             (224,698)
Accumulated other comprehensive income (loss)                          (192,568)              35,381              (35,227)
Retained earnings                                                       (21,904)             100,793              292,368
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (871)             360,898               32,417
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,413,535              $18,849              $32,417
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                       (404,715)
Accrued taxes                                                            (6,463)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (349,717)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (192,414)
Retained earnings                                                       371,257
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       392,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,464,801
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Hydro        MEC Wales B.V.       Consolidating
                                                                Limited                                   Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319                 $406
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319                  406
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154                   51
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593                   51
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726                  355
Interest and dividend income                                              110,200               12,168
Other nonoperating income                                                      50                 (760)
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,585)              11,763
Income taxes (benefit)                                                     (9,015)                (147)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,430               11,910
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,430               11,910
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903               88,884              (51,058)
Dividends declared on common stock                                       (797,237)                  (1)             343,426
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,904)            $100,793             $292,368
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                MEC Wales B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,725
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,725
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,205
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    67,081
Interest and dividend income                                              122,368
Other nonoperating income                                                    (710)
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,178
Income taxes (benefit)                                                     (9,162)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   18,340
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          18,340
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     806,729
Dividends declared on common stock                                       (453,812)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $371,257
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (220,334)           ($218,452)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,324,490             (218,452)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (438,786)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,106,038
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,413,535
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,049,407              ($5,861)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (165,022)             (27,546)
Retained earnings                                                       376,742             (398,646)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       211,720             (212,591)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,601
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (192,568)
Retained earnings                                                       (21,904)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (871)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,413,535
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                                     ($28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,557)                 (28)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,458                  (28)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,458                  (28)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (398,619)            (398,618)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $376,742            ($398,646)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V.
Mission Hydro Limited Partnership and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,585)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,430
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,430
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (797,237)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,904)
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                   Partnership [10]     [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $641,682
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                              Generation Limited   Partnership [10]     [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $14,597
Receivables - net                                                         5,395
Fuel inventory
Materials and supplies, at average cost                                  11,503
Accumulated deferred income taxes - net
Trading and price risk management assets                                (81,024)
Prepayments and other current assets                                        754
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (48,775)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               642,008
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (38,348)            $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       603,660              641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $562,320             $641,682
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [11]         Venture [12]
                                                              Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $15,406                ($808)
Receivables - net                                                                              5,173                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,783                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (81,024)
Prepayments and other current assets                                                             600                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (56,062)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    446,657              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       ($5,113)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (5,113)             446,657              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd      First Hydro
                                                              Partnership          [10]                 Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,623
Receivables - net                                                                                                  33,665
Fuel inventory
Materials and supplies, at average cost                                                                             1,587
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           27,379
Prepayments and other current assets                                                                                4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               75,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         902,816
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 902,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                            273,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            273,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                   $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [10]         Finance plc [10]     Company [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $3,214               $2,674               $3,214
Receivables - net                                                        33,101                  559               33,101
Fuel inventory
Materials and supplies, at average cost                                   1,587                                     1,587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,942                                     4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     42,844                3,233               42,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               664,444                  199              664,444
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              9,218
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       664,444                9,417              664,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        ($23,699)             $22,221
Receivables - net                                                                            (72,156)              39,060
Fuel inventory
Materials and supplies, at average cost                                                      (14,677)              13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      81,024              (53,645)
Prepayments and other current assets                                                         (10,637)               5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (40,145)              26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                 (2,734,409)           1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                         (1,469,455)            (220,334)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                         (4,203,864)           1,324,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                       (33,671)             281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       (33,671)             281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                             ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                   Partnership [10]     [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                             $4              264,875             (277,511)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     4              284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                                (2)              (9,323)               9,093
Retained earnings                                                                           (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($2)            (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $641,682
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                              Generation Limited   Partnership [10]     [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215               $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                        (72,150)             264,875             (277,511)
Accrued taxes                                                               209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                22,480               12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (46,246)             284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          283,778              597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  16,349                   (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 100
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            133,732                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,791)              (9,323)               9,093
Retained earnings                                                       329,847             (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       191,056             (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $562,320             $641,682
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [11]         Venture [12]
                                                              Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        ($5,182)             (56,478)              $1,495
Accrued taxes                                                                                    209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,396                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (5,182)             (49,658)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               283,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       16,351
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       32                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 133,666                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  33,235
Additional paid-in capital                                                                    (5,113)             768,427
Accumulated other comprehensive income (loss)                                (1)             (61,841)             (76,247)
Retained earnings                                                            70               63,963              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            69               30,244              958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd      First Hydro
                                                              Partnership          [10]                 Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                       ($12,636)            (277,511)             $27,014
Accrued taxes                                                                                                     (11,756)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                12,641                                    22,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5             (284,339)              38,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                              (597,287)             765,628
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                  244,233
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  244,799
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 641,682              181,987
Additional paid-in capital
Accumulated other comprehensive income (loss)                              (228)               9,093              (26,047)
Retained earnings                                                           225              230,851               46,904
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($3)            $881,626              202,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                     $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [10]         Finance plc [10]     Company [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $22,456             ($23,408)             $22,456
Accrued taxes                                                           (11,717)                 (39)             (11,717)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                     1               22,422                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,740               (1,025)              10,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (6,954)              33,202               (6,954)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            605,585                   19              605,585
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,323)               7,029             (138,323)
Retained earnings                                                       235,703                 (398)             235,703
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       702,965                6,650              702,965
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613               $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                           $186              341,444              (57,582)
Accrued taxes                                                                                 23,264              (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                                    (57,384)              57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   186              310,937               (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               294,216            1,049,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (16,348)             260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (117,283)             117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   (1,231)                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                (134,862)             378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                              (3,351,457)
Additional paid-in capital                                                                  (763,314)
Accumulated other comprehensive income (loss)                                48              399,071             (165,022)
Retained earnings                                                          (234)          (1,032,271)             376,742
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($186)          (4,747,971)             211,720
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                               ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                     Partnership [10]     [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $343              $50,541
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (50,432)              50,541
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                                Generation Limited   Partnership [10]     [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $57,941
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    57,941
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       26,101
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            35,771
Depreciation, decommissioning and amortization                             10,038
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   71,910
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (13,967)
Interest and dividend income                                               56,808                 $343              $50,541
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                             (75,275)             (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (32,386)             (50,432)              50,541
Income taxes (benefit)                                                      2,024
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (34,410)             (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (34,410)             (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     364,257             (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $329,847            ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Gippsland Power      Loy Yang B Joint
                                                                Development          Pty Ltd [11]         Venture [12]
                                                                Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $57,871                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         57,871                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,583               17,518
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,164               22,490
Depreciation, decommissioning and amortization                                                  10,038
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        31,785               40,008
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         26,085              (39,937)
Interest and dividend income                                                                     5,923
Other nonoperating income                                                     $70                  (16)                  (5)
Interest expense - net of amounts capitalized                                                  (24,471)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          70                7,522              (39,942)
Income taxes (benefit)                                                                           2,423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       70                5,099              (39,942)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              70                5,099              (39,942)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           58,864              305,869
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $70              $63,963             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Energy Capital       Enerloy Pty Ltd      First Hydro
                                                                Partnership          [10]                 Holdings Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $265,378
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             265,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                 87,807
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      75,664
Depreciation, decommissioning and amortization                                                                       21,116
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                            184,587
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              80,791
Interest and dividend income                                              $50,885              $50,541                2,508
Other nonoperating income
Interest expense - net of amounts capitalized                             (50,776)                                  (53,483)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         109               50,541               29,816
Income taxes (benefit)                                                                                              (11,039)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      109               50,541               40,855
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             109               50,541               40,855
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         116              180,310              404,668
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $225             $230,851              $46,904
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Company [10]         Finance plc [10]     Company [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $238,890                                  $238,890
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   238,890                                   238,890
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       87,772                                    87,772
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            75,371                  ($4)              75,371
Depreciation, decommissioning and amortization                             10,235                                    10,235
Write-down of nonutility assets
Property and other taxes                                                   17,063                                    17,063
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  190,441                   (4)             190,441
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    48,449                    4               48,449
Interest and dividend income                                                1,012                1,446                1,012
Other nonoperating income
Interest expense - net of amounts capitalized                                  (3)              (1,591)                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,458                 (141)              49,458
Income taxes (benefit)                                                    (15,097)                 (46)             (15,097)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   64,555                  (95)              64,555
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          64,555                  (95)              64,555
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     171,148                 (303)             171,148
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $235,703                ($398)            $235,703
=============================================================== ==================== ==================== ====================

MEC International B.V.
MEC Wales B.V., Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Consolidating        EME Generation
                                                                Holdings Limited     Adjustments          Holdings Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                  ($535,722)            $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                       (535,722)             323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                          (201,646)             113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $97             (186,392)             111,532
Depreciation, decommissioning and amortization                                                 (30,508)              31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant                                                              (34,126)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       97             (452,672)             256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (97)             (83,050)              66,726
Interest and dividend income                                                                  (161,703)             110,200
Other nonoperating income                                                                          (49)                  50
Interest expense - net of amounts capitalized                                                  127,619             (179,533)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (97)            (117,183)              (2,557)
Income taxes (benefit)                                                                          27,817               (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (97)            (145,000)               6,458
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (97)            (145,000)               6,458
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (137)            (887,271)             768,903
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($234)         ($1,032,271)            $376,742
=============================================================== ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Celtic Offshore      Edison Mission       Edison Mission
                                                              Wind Limited         Energy Limited       Operation and
                                                                                                        Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,346                  $41
Receivables - net                                                                              1,194
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           1,239
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           6,779                   41
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      2,772
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              2,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $9,551                  $41
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                              Services Limited     Limited              Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,326                 $415              $17,252
Receivables - net                                                           273                                     5,620
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                          1                                       570
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,600                  415               23,442
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         119,366
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              7,562
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              7,562              119,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $1,600               $7,977             $148,993
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Rapid Energy         Mission Energy       Consolidating
                                                              Limited              Company (UK)         Adjustments
                                                                                   Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $12                 $168
Receivables - net                                                                                                      55
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              12                  223
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                          13,446
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              8,323               (3,488)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              8,323                9,958
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        20,513              (20,241)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        20,513              (20,241)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $28,848             ($10,060)
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy
                                                              Company (UK)
                                                              Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $23,560
Receivables - net                                                         7,142
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      1,810
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     32,512
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               135,584
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        12,397
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       147,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    6,457
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    6,457
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $186,950
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Celtic Offshore      Edison Mission       Edison Mission
                                                              Wind Limited         Energy Limited       Operation and
                                                                                                        Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                              $1,057
Accrued taxes                                                                                    656                  $16
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      1,717                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      3,430                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital
Accumulated other comprehensive income (loss)                                                   (958)                (580)
Retained earnings                                                                              7,079                  596
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                              6,121                   16
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $9,551                  $41
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                              Services Limited     Limited              Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                                                  $17,926
Preferred stock to be redeemed within one year
Accounts payable                                                           $166              ($8,011)                  94
Accrued taxes                                                               185                   11                   12
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    37                   15                7,854
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   388               (7,985)              25,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                     62,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            31,230
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       31,230
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     553
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                                                     8,035                  145
Accumulated other comprehensive income (loss)                            (1,228)              (1,021)               6,711
Retained earnings                                                         2,440                6,906               22,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,212               15,962               28,887
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $1,600               $7,977             $148,993
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Rapid Energy         Mission Energy       Consolidating
                                                              Limited              Company (UK)         Adjustments
                                                                                   Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($2,115)                $328
Accrued taxes                                                                                      5
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                         53                 (212)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (2,057)                 116
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               (52)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          (52)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     317
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  21,646                1,105
Additional paid-in capital                                                                    14,576               (9,608)
Accumulated other comprehensive income (loss)                                                  3,917              (14,687)
Retained earnings                                                                             (9,234)              12,750
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             30,905              (10,440)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $28,848             ($10,060)
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy
                                                              Company (UK)
                                                              Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                        $17,926
Preferred stock to be redeemed within one year
Accounts payable                                                         (8,481)
Accrued taxes                                                               885
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                 9,473
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                19,803
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           62,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  31,178
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             31,178
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           870
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             22,751
Additional paid-in capital                                               15,661
Accumulated other comprehensive income (loss)                            (8,318)
Retained earnings                                                        42,568
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        72,662
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $186,950
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Celtic Offshore      Edison Mission       Edison Mission
                                                                Wind Limited         Energy Limited       Operation and
                                                                                                          Maintenance Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $376
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            376
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 22,389                  $19
Depreciation, decommissioning and amortization                                                   1,910
Write-down of nonutility assets
Property and other taxes                                                                           186
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        24,485                   19
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        (24,109)                 (19)
Interest and dividend income                                                                    26,144
Other nonoperating income                                                                           74
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            2,109                  (19)
Income taxes (benefit)                                                                             433                   (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         1,676                  (16)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                1,676                  (16)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                            5,403                  610
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $7,079                 $596
=============================================================== ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Edison Mission       Mission Hydro (UK)   Pride Hold Limited
                                                                Services Limited     Limited              Consolidated
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $2,951                                   $82,757
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     2,951                                    82,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                 33,340
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             2,577                  $18               14,523
Depreciation, decommissioning and amortization                                                                        7,691
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    2,577                   18               55,554
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       374                  (18)              27,203
Interest and dividend income                                                   18                   45              (10,798)
Other nonoperating income
Interest expense - net of amounts capitalized                                                                        (5,243)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         392                   27               11,162
Income taxes (benefit)                                                        285                                    (2,145)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      107                   27               13,307
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             107                   27               13,307
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,333                5,816                8,724
Dividends declared on common stock                                                               1,063
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,440               $6,906              $22,031
=============================================================== ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Rapid Energy         Mission Energy       Consolidating
                                                                Limited              Company (UK)         Adjustments
                                                                                     Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $1,778
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               1,778
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    (68)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   $235                  (89)
Depreciation, decommissioning and amortization                                                   1,190                  285
Write-down of nonutility assets
Property and other taxes                                                                                                  1
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,425                  129
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (1,425)               1,649
Interest and dividend income                                                                   (47,357)              32,953
Other nonoperating income                                                                            3               25,876
Interest expense - net of amounts capitalized
Other nonoperating deductions                                                                                          (253)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (48,779)              60,225
Income taxes (benefit)                                                                             (19)                 (65)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (48,760)              60,290
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (48,760)              60,290
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           39,526               25,543
Dividends declared on common stock                                                                                  (73,079)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($9,234)             $12,750
=============================================================== ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy
                                                                Company (UK)
                                                                Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $87,862
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    87,862
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       33,272
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            39,672
Depreciation, decommissioning and amortization                             11,076
Write-down of nonutility assets
Property and other taxes                                                      187
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   84,207
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     3,655
Interest and dividend income                                                1,005
Other nonoperating income                                                  25,953
Interest expense - net of amounts capitalized                              (5,243)
Other nonoperating deductions                                                (253)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      25,117
Income taxes (benefit)                                                     (1,514)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   26,631
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          26,631
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      87,955
Dividends declared on common stock                                        (72,018)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $42,568
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          Mission Hydro        Mission Hydro (UK)
                                                              Holdings Company     Limited              Limited
                                                              Consolidated         Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $7,623              $22,221                 $415
Receivables - net                                                        33,665               39,060
Fuel inventory
Materials and supplies, at average cost                                   1,587               13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                 27,379              (53,645)
Prepayments and other current assets                                      4,943                5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     75,197               26,421                  415
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               902,816            1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           (438,786)               7,562
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       902,816            1,106,038                7,562
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     247,435
Regulatory assets - net
Other deferred charges                                                  273,641               33,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  273,641              281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,251,654           $1,413,535               $7,977
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   ($29,844)                $415
Receivables - net                                                       (72,725)
Fuel inventory
Materials and supplies, at average cost                                 (14,677)
Accumulated deferred income taxes - net
Trading and price risk management assets                                 26,266
Prepayments and other current assets                                    (10,638)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                   (101,618)                 415
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                            (2,447,640)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       438,786                7,562
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (2,008,854)               7,562
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                 (554,717)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                 (554,717)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($2,665,189)              $7,977
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          Mission Hydro        Mission Hydro (UK)
                                                              Holdings Company     Limited              Limited
                                                              Consolidated         Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        $27,014              (57,582)             ($8,011)
Accrued taxes                                                           (11,756)             (11,547)                  11
Regulatory liabilities - net
Trading and price risk management liabilities                               643                  643
Other current liabilities                                                22,482               57,603                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                38,383               (7,668)              (7,985)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          765,628            1,043,546
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 244,233              260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 566                  666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            244,799              378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,987              213,601
Additional paid-in capital                                                                                          8,035
Accumulated other comprehensive income (loss)                           (26,047)            (192,568)               1,021
Retained earnings                                                        46,904              (21,904)               6,906
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       202,844                 (871)              15,962
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,251,654           $1,413,535               $7,977
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 8, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                        ($3,215)
Preferred stock to be redeemed within one year
Accounts payable                                                         30,568              ($8,011)
Accrued taxes                                                            23,303                   11
Regulatory liabilities - net
Trading and price risk management liabilities                            (1,286)
Other current liabilities                                               (80,085)                  15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (30,715)              (7,985)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,809,174)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                (504,812)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                           (117,283)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                              (1,232)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                           (623,327)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                           (395,588)
Additional paid-in capital                                                                     8,035
Accumulated other comprehensive income (loss)                           218,615                1,021
Retained earnings                                                       (25,000)               6,906
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (201,973)              15,962
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($2,665,189)              $7,977
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                First Hydro          Mission Hydro        Mission Hydro (UK)
                                                                Holdings Company     Limited              Limited
                                                                Consolidated         Partnership
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $265,378             $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   265,378              323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       87,807              113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            75,664              111,532                  $18
Depreciation, decommissioning and amortization                             21,115               31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  184,586              256,593                   18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    80,792               66,726                  (18)
Interest and dividend income                                                2,508              110,200                   45
Other nonoperating income                                                                           50
Interest expense - net of amounts capitalized                             (53,484)            (179,533)
Other nonoperating deductions                                                                      (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      29,816               (2,585)                  27
Income taxes (benefit)                                                    (11,039)              (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   40,855                6,430                   27
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          40,855                6,430                   27
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     404,668              768,903                5,816
Dividends declared on common stock                                       (398,619)            (797,237)               1,063
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $46,904             ($21,904)              $6,906
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited and Subsidiaries [Tier 8, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        Mission Hydro (UK)
                                                                Adjustments          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                             ($588,697)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  (588,697)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                     (201,714)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                          (187,196)                 $18
Depreciation, decommissioning and amortization                            (52,269)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                 (441,179)                  18
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                  (147,518)                 (18)
Interest and dividend income                                             (112,708)                  45
Other nonoperating income                                                     (50)
Interest expense - net of amounts capitalized                             233,017
Other nonoperating deductions                                                  28
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (27,231)                  27
Income taxes (benefit)                                                     20,054
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (47,285)                  27
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (47,285)                  27
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (1,173,571)               5,816
Dividends declared on common stock                                      1,195,856                1,063
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($25,000)              $6,906
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro Company  First Hydro          First Hydro
                                                                                   Finance plc          Company [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $3,214               $2,674               $3,214
Receivables - net                                                        33,101                  559               33,101
Fuel inventory
Materials and supplies, at average cost                                   1,587                                     1,587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,942                                     4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     42,844                3,233               42,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               664,444                  199              664,444
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              9,218
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       664,444                9,417              664,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          Consolidating        First Hydro
                                                              Holdings Company     Adjustments          Holdings Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,735              ($3,214)              $7,623
Receivables - net                                                             5              (33,101)              33,665
Fuel inventory
Materials and supplies, at average cost                                                       (1,587)               1,587
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      27,379               27,379
Prepayments and other current assets                                                          (4,941)               4,943
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,740              (15,464)              75,197
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                19,669             (445,940)             902,816
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       912,589             (921,807)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       932,258           (1,367,747)             902,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                       247,406              273,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       247,406              273,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $933,998          ($1,135,805)          $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro Company  First Hydro          First Hydro
                                                                                   Finance plc          Company [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $22,456             ($23,409)             $22,456
Accrued taxes                                                           (11,717)                 (39)             (11,717)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                     1               22,423                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,740               (1,025)              10,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (6,954)              33,202               (6,954)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            605,585                   19              605,585
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,323)               7,029             (138,323)
Retained earnings                                                       235,703                 (398)             235,703
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       702,965                6,650              702,965
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 9, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          Consolidating        First Hydro
                                                              Holdings Company     Adjustments          Holdings Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $34,920             ($29,409)             $27,014
Accrued taxes                                                                                 11,717              (11,756)
Regulatory liabilities - net
Trading and price risk management liabilities                                                    643                  643
Other current liabilities                                                    59                   (2)              22,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                34,979              (17,051)              38,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          727,010               19,324              765,628
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      244,233              244,233
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                     (566)                 566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 243,667              244,799
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,986           (1,211,188)             181,987
Additional paid-in capital
Accumulated other comprehensive income (loss)                            96,978              146,592              (26,047)
Retained earnings                                                      (106,955)            (317,149)              46,904
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       172,009           (1,381,745)             202,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $933,998          ($1,135,805)          $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                First Hydro Company  First Hydro          First Hydro
                                                                                     Finance plc          Company [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $238,890                                  $238,890
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   238,890                                   238,890
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       87,772                                    87,772
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            75,371                  ($4)              75,371
Depreciation, decommissioning and amortization                             10,235                                    10,235
Write-down of nonutility assets
Property and other taxes                                                   17,063                                    17,063
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  190,441                   (4)             190,441
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    48,449                    4               48,449
Interest and dividend income                                                1,012                1,446                1,012
Other nonoperating income
Interest expense - net of amounts capitalized                                  (3)              (1,591)                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,458                 (141)              49,458
Income taxes (benefit)                                                    (15,097)                 (46)             (15,097)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   64,555                  (95)              64,555
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          64,555                  (95)              64,555
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     171,148                 (303)             171,148
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $235,703                ($398)            $235,703
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
First Hydro Holdings Company and Subsidiaries [Tier 9, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                First Hydro          Consolidating        First Hydro
                                                                Holdings Company     Adjustments          Holdings Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                             ($212,402)            $265,378
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                       (212,402)             265,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           (87,737)              87,807
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $324              (75,398)              75,664
Depreciation, decommissioning and amortization                                                     645               21,115
Write-down of nonutility assets
Property and other taxes                                                                       (34,176)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      324             (196,616)             184,586
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (324)             (15,786)              80,792
Interest and dividend income                                                   49               (1,011)               2,508
Other nonoperating income
Interest expense - net of amounts capitalized                             (51,889)                   2              (53,484)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (52,164)             (16,795)              29,816
Income taxes (benefit)                                                                          19,201              (11,039)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (52,164)             (35,996)              40,855
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (52,164)             (35,996)              40,855
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (54,791)             117,466              404,668
Dividends declared on common stock                                                            (398,619)            (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($106,955)           ($317,149)             $46,904
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (220,334)           ($218,452)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,324,490             (218,452)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                247,435
Regulatory assets - net
Other deferred charges                                                   33,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $22,221
Receivables - net                                                        39,060
Fuel inventory
Materials and supplies, at average cost                                  13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                (53,645)
Prepayments and other current assets                                      5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (438,786)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,106,038
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                247,435
Regulatory assets - net
Other deferred charges                                                   33,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,413,535
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,049,407              ($5,860)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 213,600
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (165,022)             (27,546)
Retained earnings                                                       376,742             (398,646)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       211,720             (212,592)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,631,987            ($218,452)
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        (57,582)
Accrued taxes                                                           (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                               643
Other current liabilities                                                57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,043,547
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            213,600
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (192,568)
Retained earnings                                                       (21,904)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (872)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,413,535
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                                     ($28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,557)                 (28)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,458                  (28)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,458                  (28)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (398,619)            (398,618)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $376,742            ($398,646)
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited
Mission Hydro (UK) Limited
Mission Hydro Limited Partnership and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           111,532
Depreciation, decommissioning and amortization                             31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    66,726
Interest and dividend income                                              110,200
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                            (179,533)
Other nonoperating deductions                                                 (28)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,585)
Income taxes (benefit)                                                     (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,430
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,430
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     768,903
Dividends declared on common stock                                       (797,237)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,904)
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                              Generation Limited   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $14,597
Receivables - net                                                         5,395
Fuel inventory
Materials and supplies, at average cost                                  11,503
Accumulated deferred income taxes - net
Trading and price risk management assets                                (81,024)
Prepayments and other current assets                                        754
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (48,775)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               642,008
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (38,348)            $641,682
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       603,660              641,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $562,320             $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [11]         Venture [12]
                                                              Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $15,406                ($808)
Receivables - net                                                                              5,173                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,783                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (81,024)
Prepayments and other current assets                                                             600                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (56,062)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    446,657              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       ($5,113)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (5,113)             446,657              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         7,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd      First Hydro
                                                              Partnership          [11]                 Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,623
Receivables - net                                                                                                  33,665
Fuel inventory
Materials and supplies, at average cost                                                                             1,587
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           27,379
Prepayments and other current assets                                                                                4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               75,196
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         902,816
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 902,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                          247,435
Regulatory assets - net
Other deferred charges                                                                                             26,207
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            273,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                   $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [11]         Finance plc [11]     Company [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $3,214               $2,674               $3,214
Receivables - net                                                        33,101                  559               33,101
Fuel inventory
Materials and supplies, at average cost                                   1,587                                     1,587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,942                                     4,942
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     42,844                3,233               42,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               664,444                  199              664,444
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              9,218
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       664,444                9,417              664,444
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       29               26,177                   29
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        ($23,699)             $22,221
Receivables - net                                                                            (72,156)              39,060
Fuel inventory
Materials and supplies, at average cost                                                      (14,677)              13,090
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      81,024              (53,645)
Prepayments and other current assets                                                         (10,637)               5,695
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (40,145)              26,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                 (2,734,409)           1,544,824
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                         (1,469,455)            (220,334)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                         (4,203,864)           1,324,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                                          247,435
Regulatory assets - net
Other deferred charges                                                                       (33,671)              33,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       (33,671)             281,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                             ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                             $4              264,875             (277,511)
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     4              284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                                (2)              (9,323)               9,093
Retained earnings                                                                           (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($2)            (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                              Generation Limited   Partnership [11]     [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                         $3,215               $6,828              ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                        (72,150)             264,875             (277,511)
Accrued taxes                                                               209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                22,480               12,641
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (46,246)             284,344             (284,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          283,778              597,287             (597,287)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  16,349                   (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 100
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            133,732                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      641,682
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,791)              (9,323)               9,093
Retained earnings                                                       329,847             (230,625)             230,851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       191,056             (239,948)            $881,626
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $562,320             $641,682
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Energy       Gippsland Power      Loy Yang B Joint
                                                              Development          Pty Ltd [11]         Venture [12]
                                                              Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                        ($5,182)             (56,478)              $1,495
Accrued taxes                                                                                    209
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,396                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (5,182)             (49,658)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               283,778
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       16,351
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       32                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 133,666                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  33,235
Additional paid-in capital                                                                    (5,113)             768,427
Accumulated other comprehensive income (loss)                                (1)             (61,841)             (76,247)
Retained earnings                                                            70               63,963              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            69               30,244              958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($5,113)            $398,030             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Energy Capital       Enerloy Pty Ltd      First Hydro
                                                              Partnership          [11]                 Holdings Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             ($6,828)
Preferred stock to be redeemed within one year
Accounts payable                                                       ($12,636)            (277,511)             $27,014
Accrued taxes                                                                                                     (11,756)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                12,641                                    22,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5             (284,339)              38,383
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                              (597,287)             765,628
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                  244,233
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  244,799
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 641,682              181,987
Additional paid-in capital
Accumulated other comprehensive income (loss)                              (228)               9,093              (26,047)
Retained earnings                                                           225              230,851               46,904
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($3)            $881,626              202,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                     $1,251,654
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Company [11]         Finance plc [11]     Company [12]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $22,456             ($23,408)             $22,456
Accrued taxes                                                           (11,717)                 (39)             (11,717)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                     1               22,422                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,740               (1,025)              10,740
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (6,954)              33,202               (6,954)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                566                                       566
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            605,585                   19              605,585
Additional paid-in capital
Accumulated other comprehensive income (loss)                          (138,323)               7,029             (138,323)
Retained earnings                                                       235,703                 (398)             235,703
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       702,965                6,650              702,965
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $707,317              $38,827             $707,317
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME Generation       Consolidating        EME Generation
                                                              Holdings Limited     Adjustments          Holdings Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613               $3,215
Preferred stock to be redeemed within one year
Accounts payable                                                           $186              341,444              (57,582)
Accrued taxes                                                                                 23,264              (11,547)
Regulatory liabilities - net
Trading and price risk management liabilities                                                                         643
Other current liabilities                                                                    (57,384)              57,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   186              310,937               (7,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               294,216            1,049,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (16,348)             260,579
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (117,283)             117,283
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   (1,231)                 666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                (134,862)             378,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                              (3,351,457)
Additional paid-in capital                                                                  (763,314)
Accumulated other comprehensive income (loss)                                48              399,071             (165,022)
Retained earnings                                                          (234)          (1,032,271)             376,742
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($186)          (4,747,971)             211,720
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                               ($4,277,680)          $1,631,987
============================================================= ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Loyvic Pty Ltd       Energy Capital       Enerloy Pty Ltd
                                                                                     Partnership [11]     [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $343              $50,541
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (50,432)              50,541
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Victoria         Energy Capital       Enerloy Pty Ltd
                                                                Generation Limited   Partnership [11]     [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $57,941
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    57,941
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       26,101
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            35,771
Depreciation, decommissioning and amortization                             10,038
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   71,910
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (13,969)
Interest and dividend income                                               56,808                 $343              $50,541
Other nonoperating income                                                      50
Interest expense - net of amounts capitalized                             (75,275)             (50,775)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (32,386)             (50,432)              50,541
Income taxes (benefit)                                                      2,024
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (34,410)             (50,432)              50,541
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (34,410)             (50,432)              50,541
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     364,257             (180,193)             180,310
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $329,847            ($230,625)            $230,851
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Energy       Gippsland Power      Loy Yang B Joint
                                                                Development          Pty Ltd [11]         Venture [12]
                                                                Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $57,871                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         57,871                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,583               17,518
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,164               22,490
Depreciation, decommissioning and amortization                                                  10,038
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        31,785               40,008
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         26,086              (39,937)
Interest and dividend income                                                                     5,923
Other nonoperating income                                                     $70                  (16)                  (5)
Interest expense - net of amounts capitalized                                                  (24,471)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          70                7,522              (39,942)
Income taxes (benefit)                                                                           2,423
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       70                5,099              (39,942)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              70                5,099              (39,942)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           58,864              305,869
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $70              $63,963             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Energy Capital       Enerloy Pty Ltd      First Hydro
                                                                Partnership          [11]                 Holdings Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $265,378
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             265,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                 87,807
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      75,664
Depreciation, decommissioning and amortization                                                                       21,116
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                            184,587
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              80,791
Interest and dividend income                                              $50,885              $50,541                2,508
Other nonoperating income
Interest expense - net of amounts capitalized                             (50,776)                                  (53,483)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         109               50,541               29,816
Income taxes (benefit)                                                                                              (11,039)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      109               50,541               40,855
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             109               50,541               40,855
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         116              180,310              404,668
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $225             $230,851              $46,904
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Company [11]         Finance plc [11]     Company [12]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $238,890                                  $238,890
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   238,890                                   238,890
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       87,772                                    87,772
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            75,371                  ($4)              75,371
Depreciation, decommissioning and amortization                             10,235                                    10,235
Write-down of nonutility assets
Property and other taxes                                                   17,063                                    17,063
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  190,441                   (4)             190,441
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    48,449                    4               48,449
Interest and dividend income                                                1,012                1,446                1,012
Other nonoperating income
Interest expense - net of amounts capitalized                                  (3)              (1,591)                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,458                 (141)              49,458
Income taxes (benefit)                                                    (15,097)                 (46)             (15,097)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   64,555                  (95)              64,555
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          64,555                  (95)              64,555
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     171,148                 (303)             171,148
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $235,703                ($398)            $235,703
=============================================================== ==================== ==================== ====================

MEC International B.V., Mission Energy Company (UK) Limited,
Mission Hydro (UK) Limited, Mission Hydro Limited Partnership,
EME Generation Holdings Limited and Subsidiaries [Tier 10, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME Generation       Consolidating        EME Generation
                                                                Holdings Limited     Adjustments          Holdings Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                  ($535,722)            $323,319
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                       (535,722)             323,319
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                          (201,646)             113,907
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $97             (186,392)             111,532
Depreciation, decommissioning and amortization                                                 (30,508)              31,154
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant                                                              (34,126)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       97             (452,672)             256,593
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (97)             (83,050)              66,726
Interest and dividend income                                                                  (161,703)             110,200
Other nonoperating income                                                                          (49)                  50
Interest expense - net of amounts capitalized                                                  127,619             (179,533)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (97)            (117,183)              (2,557)
Income taxes (benefit)                                                                          27,817               (9,015)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (97)            (145,000)               6,458
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (97)            (145,000)               6,458
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (137)            (887,271)             768,903
Dividends declared on common stock                                                                                 (398,619)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($234)         ($1,032,271)            $376,742
=============================================================== ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2              $17,231                  $20
Receivables - net                                                                             18,708                    1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             570
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          2               36,509                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    106,565
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  14,063
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            106,565               14,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2             $149,259              $14,084
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        ($1)             $17,252
Receivables - net                                                       (13,089)               5,620
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             570
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (13,090)              23,442
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                12,801              119,366
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (14,063)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,262)             119,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($14,352)            $148,993
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $17,926
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($163)                 397              $13,249
Accrued taxes                                                                                     12
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      7,538                   17
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (163)              25,873               13,266
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                62,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       30,201
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  30,201
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       1
Additional paid-in capital                                                                                            145
Accumulated other comprehensive income (loss)                               (24)             (45,528)              45,821
Retained earnings                                                           189               76,275              (45,148)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           165               30,748                  818
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $2             $149,259              $14,084
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             $17,926
Preferred stock to be redeemed within one year
Accounts payable                                                       ($13,089)                 394
Accrued taxes                                                                                     12
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    (1)               7,554
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,090)              25,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                62,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,029               31,230
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,029               31,230
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           553                  553
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 (1)
Additional paid-in capital                                                                       145
Accumulated other comprehensive income (loss)                             6,441                6,710
Retained earnings                                                        (9,284)              22,032
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (2,844)              28,887
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             ($14,352)            $148,993
============================================================= ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                                Development Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $82,757
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         82,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            33,340
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 14,510              $13,665
Depreciation, decommissioning and amortization                                                   7,056
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        54,906               13,665
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         27,851              (13,665)
Interest and dividend income                                                                       745                2,110
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (5,243)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           23,353              (11,555)
Income taxes (benefit)                                                                          (2,145)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        25,498              (11,555)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               25,498              (11,555)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        $189               50,777              (33,593)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $189              $76,275             ($45,148)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Mission Energy Company (UK) Limited
Pride Hold Limited and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        Pride Hold Limited
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $82,757
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         82,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            33,340
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                          ($13,651)              14,524
Depreciation, decommissioning and amortization                                634                7,690
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  (13,017)              55,554
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (13,017))             27,203
Interest and dividend income                                              (13,653)             (10,798)
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (5,243)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (636)              11,162
Income taxes (benefit)                                                         (1)              (2,146)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (635)              13,308
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (635)              13,308
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (8,649)               8,724
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,284)             $22,032
=============================================================== ==================== ==================== ====================

MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2              $17,231                  $20
Receivables - net                                                                             18,708                    1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             570
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          2               36,509                   21
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    106,565
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  14,063
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            106,565               14,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2             $149,259              $14,084
============================================================= ==================== ==================== ====================

MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        ($1)             $17,252
Receivables - net                                                       (13,089)               5,620
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             570
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (13,090)              23,442
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                12,801              119,366
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (14,063)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,262)             119,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         6,185
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($14,352)            $148,993
============================================================= ==================== ==================== ====================

MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $17,926
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year                            ($163)                 397              $13,249
Accounts payable                                                                                  12
Accrued taxes
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (163)              25,873               13,266
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       30,201
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  30,201
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       1
Additional paid-in capital                                                                                            145
Accumulated other comprehensive income (loss)                               (24)             (45,528)              45,821
Retained earnings                                                           189               76,275              (45,148)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           165               30,748                  818
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $2             $149,259              $14,084
============================================================= ==================== ==================== ====================

MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             $17,926
Preferred stock to be redeemed within one year
Accounts payable                                                       ($13,089)                 394
Accrued taxes                                                                                     12
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                    (1)               7,554
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,090)              25,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                62,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,029               31,230
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,029               31,230
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           553                  553
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 (1)
Additional paid-in capital                                                                       145
Accumulated other comprehensive income (loss)                             6,441                6,710
Retained earnings                                                        (9,284)              22,032
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (2,844)              28,887
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             ($14,352)            $148,993
============================================================= ==================== ==================== ====================

MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                                Development Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                               $82,757
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         82,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            33,340
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 14,510              $13,665
Depreciation, decommissioning and amortization                                                   7,056
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        54,906               13,665
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         27,851              (13,665)
Interest and dividend income                                                                       745                2,110
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (5,243)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           23,353              (11,555)
Income taxes (benefit)                                                                          (2,145)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        25,498              (11,555)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               25,498              (11,555)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        $189               50,777              (33,593)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $189              $76,275             ($45,148)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Pride Hold Limited and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Consolidating        Pride Hold Limited
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                               $82,757
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         82,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            33,340
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                          ($13,651)              14,524
Depreciation, decommissioning and amortization                                634                7,690
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  (13,017)              55,554
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    13,017               27,203
Interest and dividend income                                              (13,653)             (10,798)
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (5,243)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (636)              11,162
Income taxes (benefit)                                                         (1)              (2,146)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (635)              13,308
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (635)              13,308
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (8,649)               8,724
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,824)             $22,032
=============================================================== ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $369
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        369
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       256,457             $241,947
Investments in leveraged leases
Other investments                                                           610                  447
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       257,067              242,394
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $257,771             $242,394
============================================================= ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $11
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              11
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            224,992            ($481,450)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            224,992             (481,450)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $225,003            ($481,450)
============================================================= ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $380
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        380
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       241,946
Investments in leveraged leases
Other investments                                                         1,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       243,003
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $243,718
============================================================= ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,299)                 $46
Accrued taxes                                                                20                  119
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (944)                 165
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 42
Additional paid-in capital                                              258,450              256,457
Accumulated other comprehensive income (loss)                                                (13,978)
Retained earnings                                                           223                 (250)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       258,715              242,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $257,771             $242,394
============================================================= ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $35
Accrued taxes                                                                                     (7)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         28
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      15                 ($43)
Additional paid-in capital                                                                   224,992             (481,407)
Accumulated other comprehensive income (loss)
Retained earnings                                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            224,975             (481,450)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $225,003            ($481,450)
============================================================= ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,218)
Accrued taxes                                                               132
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                   335
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (751)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 14
Additional paid-in capital                                              258,492
Accumulated other comprehensive income (loss)                           (13,978)
Retained earnings                                                           (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       224,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $243,718
============================================================= ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                                Holding GmbH                              Holdings, Ltd. [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $13,285
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         13,285
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $35                   22
Depreciation, decommissioning and amortization                                 30                6,368
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       65                6,390
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (65)               6,895
Interest and dividend income                                                   77
Other nonoperating income                                                      (4)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           8                6,895
Income taxes (benefit)                                                          3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        5                6,895
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               5                6,895
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         218               (7,145)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $223                ($250)
=============================================================== ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                                [10]                 S.a.r.l.             Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $19
Depreciation, decommissioning and amortization
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            19
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (19)
Interest and dividend income
Other nonoperating income                                                                           (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (20)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (20)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (20)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (12)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($32)
=============================================================== ==================== ==================== ====================

MEC International B.V.
EcoElectrica S.a.r.l. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                EcoElectrica
                                                                S.a.r.l.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $13,285
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    13,285
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                76
Depreciation, decommissioning and amortization                              6,398
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    6,474
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     6,811
Interest and dividend income                                                   77
Other nonoperating income                                                      (5)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       6,883
Income taxes (benefit)                                                          3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    6,880
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           6,880
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (6,939)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($59)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $48               $5,420                ($808)
Receivables - net                                                                              5,172                  222
Fuel inventory
Materials and supplies, at average cost                                                        3,937                7,720
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     (84,331)
Prepayments and other current assets                                                             625                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         48              (69,177)               7,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    555,055              958,665
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        13,161
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        13,161              555,055              958,665
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         2,998
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         ($4,660)
Receivables - net                                                                             (5,394)
Fuel inventory
Materials and supplies, at average cost                                                      (11,657)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      84,331
Prepayments and other current assets                                                            (777)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          61,843
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                 (1,513,720)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $5,477              (13,161)              $5,477
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,477           (1,526,881)               5,477
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        (2,998)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        (2,998)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,477          ($1,468,036)              $5,477
============================================================= ==================== ==================== ====================

MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                              $3,613
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,466              (16,233)              $1,495
Accrued taxes                                                                                    218
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                      3,322                6,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,466               (9,080)               7,777
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               318,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (7)             (25,290)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 251,991
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       34                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (7)             226,735                   67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (77,105)              (5,958)             768,427
Accumulated other comprehensive income (loss)                            74,771              (51,432)             (76,247)
Retained earnings                                                        14,084                9,989              265,927
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        11,750              (47,401)             958,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $13,209             $488,876             $965,951
============================================================= ==================== ==================== ====================

MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2001
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt classified as due within one year                                             ($3,613)
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,372               13,272               $2,372
Accrued taxes                                                                                   (218)
Regulatory liabilities - net
Trading and price risk management liabilities
Other current liabilities                                                                     (9,604)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,372                 (163)               2,372
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          133,068             (318,622)             133,068
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (433)              25,297                 (433)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (251,991)
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                     (101)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (433)            (226,795)                (433)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Additional paid-in capital                                              (24,644)            (685,364)             (24,644)
Accumulated other comprehensive income (loss)                           (98,248)              52,908              (98,248)
Retained earnings                                                        (6,638)            (290,000)              (6,638)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (129,530)            (922,456)            (129,530)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,477          ($1,468,036)              $5,477
============================================================= ==================== ==================== ====================

MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [8]      Venture [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,194              $69,543                  $71
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,194               69,543                   71
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             8,934               17,517
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 13,689               22,490
Depreciation, decommissioning and amortization                                                  12,457
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        35,080               40,007
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     9,194               34,463              (39,936)
Interest and dividend income                                                    2                1,290
Other nonoperating income                                                                           (8)                  (5)
Interest expense - net of amounts capitalized                                                  (27,049)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       9,196                8,696              (39,941)
Income taxes (benefit)                                                                            (238)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    9,196                8,934              (39,941)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           9,196                8,934              (39,941)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       4,888                1,055              305,868
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $14,084               $9,989             $265,927
=============================================================== ==================== ==================== ====================

MEC International B.V.
Traralgon Power Pty Ltd and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2001
(In thousands)

                                                                Traralgon Power      Consolidating        Traralgon Power
                                                                Pty Ltd              Adjustments          Pty Ltd
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $4,293             ($78,808)              $4,293
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,293              (78,808)               4,293
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           (26,451)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                (36,179)
Depreciation, decommissioning and amortization                                                 (12,457)
Write-down of nonutility assets
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       (75,087)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,293               (3,721)               4,293
Interest and dividend income                                                   46               (1,292)                  46
Other nonoperating income                                                      60                   13                   60
Interest expense - net of amounts capitalized                                                   27,049
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,399              (22,049)               4,399
Income taxes (benefit)                                                      1,139                  238                1,139
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,260               21,811                3,260
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,260               21,811                3,260
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (9,898)            (311,811)              (9,898)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($6,638)           ($290,000)             ($6,638)
=============================================================== ==================== ==================== ====================

MEC International B.V.
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          Contact Energy Limited      Derwent Cogeneration        EcoElectrica, L.P.
                                                                     Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $59,520                     $404,681

  Revenues                                                           $29,199                     $118,511

  Net Income (Loss)                                                  $1,972                      $15,261

Nature/Purpose of Business:                                          To own and operate a 214    To own and operate a 540
                                                                     MW gas-fired, combined      MW gas-fired, combined
                                                                     cycle cogeneration          cycle cogeneration
                                                                     facility in the United      facility in Puerto Rico
                                                                     Kingdom.

Ownership Interest(s)                                                33% by Mission Energy       99.0% of 50% by
                                                                     Company (UK) Limited        EcoElectrica Holdings,
                                                                                                 Ltd.

                                                                                                 1.0% of 50% by
                                                                                                 EcoElectrica Ltd., which
                                                                                                 is owned by EcoElectrica
                                                                                                 Holdings, Ltd.

Name of Entity:                          ISAB Energy s.r.l.          P.T. Adaro Indonesia        P.T. Paiton Energy
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $413,261                    $20,000                     $1,188,741

  Revenues                               $170,823                    $38,579                     $108,465

  Net Income (Loss)                      $20,929                     $939                        ($26,746)

Nature/Purpose of Business:              To own and operate a 512    Fuel supplier for P.T.      To own and operate a
                                         MW cogeneration facility    Paiton Energy Company       1,230 MW cogeneration
                                         located in Sicily, Italy    located in Indonesia        facility located in
                                                                                                 Indonesia.

Ownership Interest(s)                    49% by MEC Priolo B.V.      8.17% MEC Indo Coal B.V.    40% by MEC Indonesia B.V.

MEC International B.V.
Equity Investments
December 31, 2001
(In thousands)

Name of Entity:                          San Pascual Cogeneration    Tri Energy Company Limited  I.V.P.C. 4 S.r.1
                                         Company (Philippines) Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $93,029                     $159,926

  Revenues                                                           $45,305                     $22,865

  Net Income (Loss)                                                  $3,958                      $4,639

Nature/Purpose of Business:                                          To own and operate a 700    To own and operate
                                                                     MW combined cycle           facilites which use wind
                                                                     cogeneration facility       to generate electricity.
                                                                     located in Thailand.

Ownership Interest(s)                                                25% by EME Tri Gen B.V.     50% by Edison Mission
                                                                                                 Wind Power Italy B.V.